Exhibit 10.1

EXECUTION VERSION

CREDIT AGREEMENT

dated as of July 27, 2016

among

ADIENT GLOBAL HOLDINGS LTD,
as the Initial Borrower,

THE LENDERS PARTY HERETO,

JPMORGAN CHASE BANK, N.A.,
as Administrative Agent and Collateral Agent,

BANK OF AMERICA, N.A.,
as Syndication Agent,

BARCLAYS BANK PLC, CITIBANK, N.A., CREDIT AGRICOLE CORPORATE AND INVESTMENT BANK, WELLS FARGO BANK, NATIONAL ASSOCIATION, THE BANK OF TOKYO-MITSUBISHI UFJ, LTD., U.S. BANK NATIONAL ASSOCIATION, COMMERZBANK AG, ING CAPITAL LLC, UNICREDIT BANK AG, INTESA SANPAOLO S.P.A., GOLDMAN SACHS BANK USA AND THE TORONTO-DOMINION BANK,
as Documentation Agents,

JPMORGAN CHASE BANK, N.A.. MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED, BARCLAYS BANK PLC, CITIGROUP GLOBAL MARKETS INC. AND CREDIT AGRICOLE CORPORATE AND INVESTMENT BANK,
as Joint Lead Arrangers and Joint Bookrunners,

i

Exhibits and Schedules

Exhibit A	Form of Assignment and Acceptance
Exhibit B	[Reserved]
Exhibit C	Form of Solvency Certificate
Exhibit D-1	Form of Borrowing Request
Exhibit D-2	[Reserved]
Exhibit D-3	Form of Letter of Credit Request
Exhibit E	Form of Interest Election Request
Exhibit F	[Reserved]
Exhibit G	[Reserved]
Exhibit H	Form of Promissory Note
Exhibit I	Form of Perfection Certificate
Exhibit J-1	U.S. Tax Certificate (For Non-U.S. Lenders that are not Partnerships for U.S. Federal Income Tax Purposes)
Exhibit J-2	U.S. Tax Certificate (For Non-U.S. Lenders that are Partnerships for U.S. Federal Income Tax Purposes)
Exhibit J-3	U.S. Tax Certificate (For Non-U.S. Participants that are not Partnerships for U.S. Federal Income Tax Purposes)
Exhibit J-4	U.S. Tax Certificate (For Non-U.S. Participants that are Partnerships for U.S. Federal Income Tax Purposes)
Exhibit K	[Reserved]
Exhibit L	Form of U.S. Collateral Agreement
Exhibit M	Form of Guarantee Agreement
Exhibit N	Form of Joinder Agreement
Exhibit O	Form of Borrower Assumption Agreement
Exhibit P	Form of QPP Certificate

Pricing Schedule
Predecessor JCI Pricing Schedule
Successor JCI Pricing Schedule

Schedule 1.01(B)	Mortgaged Property
Schedule 2.01	Commitments
Schedule 2.05(a)	Existing Letters of Credit
Schedule 3.04	Governmental Approvals
Schedule 3.05	Financial Statements
Schedule 3.08(a)	Subsidiaries
Schedule 3.08(b)	Subscriptions
Schedule 3.16	Environmental Matters
Schedule 3.20	Insurance
Schedule 3.21	Intellectual Property
Schedule 5.12	Post-Closing Items
Schedule 6.01	Indebtedness

Page

Schedule 6.02(a)	Liens
Schedule 6.04	Investments
Schedule 6.07	Transactions with Affiliates
Schedule 9.01	Notice Information

v

CREDIT AGREEMENT dated as of July 27, 2016 (this “Agreement”), among Adient Global Holdings Ltd (as defined below), JPMorgan Chase Bank, N.A., as Administrative Agent (in such capacity, the “Administrative Agent”) and Collateral Agent, and each Issuing Bank and Lender (each as defined below) party hereto from time to time.

WHEREAS, the Borrowers (as defined below) have requested that the Lenders and the Issuing Banks extend credit as set forth herein;

NOW, THEREFORE, the Lenders and the Issuing Banks are willing to extend such credit to the Borrowers on the terms and subject to the conditions set forth herein.

Accordingly, the parties hereto agree as follows:

ARTICLE I

Definitions

Section 1.01                             Defined Terms.  As used in this Agreement, the following terms shall have the meanings specified below:

“ABR” shall mean, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the NYFRB Rate in effect on such day plus ½ of 1% and (c) the Adjusted LIBO Rate for a one month Interest Period on such day (or if such day is not a Business Day, the immediately preceding Business Day) plus 1%, provided that for the purpose of this definition, the Adjusted LIBO Rate for any day shall be determined as if the relevant ABR Borrowing were a Eurocurrency Borrowing based on the LIBO Screen Rate (or if the LIBO Screen Rate is not available for such one month Interest Period, the Interpolated Rate) at approximately 11:00 a.m. London time on such day.  Any change in the ABR due to a change in the Prime Rate, the NYFRB Rate or the Adjusted LIBO Rate shall be effective from and including the effective date of such change in the Prime Rate, the NYFRB Rate or the Adjusted LIBO Rate, respectively. Notwithstanding the foregoing, in no event shall ABR be less than 1.00% per annum.

“ABR Borrowing” shall mean a Borrowing comprised of ABR Loans.

“ABR Loan” shall mean any ABR Term Loan or ABR Revolving Loan.

“ABR Revolving Facility Borrowing” shall mean a Borrowing comprised of ABR Revolving Loans.

“ABR Revolving Loan” shall mean any Revolving Facility Loan bearing interest at a rate determined by reference to the ABR in accordance with the provisions of Article II.

“ABR Term Loan” shall mean any Term Loan bearing interest at a rate determined by reference to the ABR in accordance with the provisions of Article II.

“Accepting Term Lender” shall have the meaning assigned that term in Section 2.10(d).

“Adient Global Holdings Ltd” shall mean Adient Global Holdings Ltd, a public company organized under the Companies (Jersey) Law 1991 with registered number 121385 (together with its permitted successors), which, prior to the Borrower Transfer Date, is the “Initial Borrower” under this Agreement.

“Additional Borrower” shall mean a company which becomes a Borrower hereunder pursuant to Section 2.25, Section 6.05 or Section 9.04, and, from and after the Spinoff Date, the Subsidiary Borrower.

“Additional Mortgage” shall have the meaning assigned that term in Section 5.10(c).

“Adjusted Consolidated EBITDA” shall mean, with respect to Parent and the Subsidiaries on a consolidated basis for any period, the Consolidated Net Income of Parent and the Subsidiaries for such period plus

(a)                                 the sum of, without duplication, in each case, to the extent deducted in or otherwise reducing Consolidated Net Income for such period:

(i)                                     provision for Taxes based on income, profits or capital of Parent and the Subsidiaries for such period, without duplication, including, without limitation, state franchise and similar Taxes, and foreign withholding Taxes (including penalties and interest related to Taxes or arising from tax examinations); plus

(ii)                                  (x) Interest Expense of Parent and the Subsidiaries for such period and (y) all cash dividend payments (excluding items eliminated in consolidation) on any series of preferred stock of any Subsidiary of Parent or any Disqualified Stock of Parent and the Subsidiaries; plus

(iii)                               depreciation, amortization (including amortization of intangibles, deferred financing fees and actuarial gains and losses related to pensions and other post-employment benefits, but excluding amortization of prepaid cash expenses that were paid in a prior period) and other non-cash expenses (excluding any such non-cash charges or expenses to the extent that it represents an accrual of or reserve for cash expenses in any future period or amortization of a prepaid cash expense that was paid in a prior period) of Parent and the Subsidiaries for such period; plus

(iv)                              any costs or expenses incurred pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement or any stock subscription or shareholder agreement, to the extent that such costs or expenses are funded with cash proceeds contributed to the capital of Parent or net cash proceeds of an issuance of Equity Interests of Parent (other than Disqualified Stock) solely to the extent that such net cash proceeds are excluded from the calculation of the Available Amount; plus

(v)                                 any non-cash losses related to non-operational hedging, including, without limitation, resulting from hedging transactions for interest rate or currency exchange risks associated with this Agreement; minus

(b)                                 the sum of, without duplication, in each case, to the extent added back in or otherwise increasing Consolidated Net Income for such period:

(i)                                     non-cash items increasing such Consolidated Net Income for such period (excluding the recognition of deferred revenue or any non-cash items which represent the reversal of any accrual of, or reserve for, anticipated cash charges in any prior period that reduced Adjusted Consolidated EBITDA in an earlier period and any items for which cash was received in any prior period); plus

(ii)                                  any non-cash gains related to non-operational hedging, including, without limitation, resulting from hedging transactions for interest rate or currency exchange risks associated with this Agreement;

in each case, on a consolidated basis and determined in accordance with GAAP.

Notwithstanding the preceding, the provision for Taxes based on the income or profits of, the Interest Expense of, the depreciation and amortization and other non-cash expenses or non-cash items of and the restructuring charges or expenses of, a Subsidiary (other than any Wholly Owned Subsidiary) of Parent will be added to (or subtracted from, in the case of non-cash items described in clause (b) above) Consolidated Net Income to compute Adjusted Consolidated EBITDA, (A) in the same proportion that the Net Income of such Subsidiary was added to compute such Consolidated Net Income of Parent, and (B) only to the extent that a corresponding amount of the Net Income of such Subsidiary would be permitted at the date of determination to be dividended or distributed to Parent by such Subsidiary without prior governmental approval (that has not been obtained), and without direct or indirect restriction pursuant to the terms of its charter and all agreements, instruments, judgments, decrees, orders, statutes, rules and governmental regulations applicable to that Subsidiary or its stockholders or shareholders.

“Adjusted LIBO Rate” shall mean, with respect to any Eurocurrency Borrowing in any currency for any Interest Period, an interest rate per annum (rounded, if necessary, to the nearest 1/16 of 1%) equal to the LIBO Rate for such currency in effect for such Interest Period.

“Administrative Agent” shall have the meaning assigned to such term in the introductory paragraph of this Agreement, together with its successors and assigns.

“Administrative Agent Fee Letter” shall mean that certain Administrative Agent Fee Letter, dated as of June 28, 2016 by and among JCI and the Administrative Agent.

“Administrative Agent Fees” shall have the meaning assigned to such term in Section 2.12(c).

“Administrative Questionnaire” shall mean an Administrative Questionnaire substantially in the form supplied by the Administrative Agent.

“Affiliate” shall mean, when used with respect to a specified person, another person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the person specified.

“Agents” shall mean the Administrative Agent and the Collateral Agent.

“Agreement” shall have the meaning assigned to such term in the introductory paragraph of this Agreement, as may be amended, restated, amended and restated, supplemented or otherwise modified from time to time.

“Agreement Currency” shall have the meaning assigned to such term in Section 9.23.

“Alternative Currency” shall mean each of the following currencies:  Euro and Sterling, together with each other currency (other than Dollars) that is approved in accordance with Section 1.10.

“Alternative Currency Equivalent” shall mean, at any time, with respect to any amount denominated in Dollars, the equivalent amount thereof in the applicable Alternative Currency as determined by the Administrative Agent or the applicable Issuing Bank, as the case may be, at such time on the basis of the Spot Rate (determined in respect of the most recent Revaluation Date) for the purchase of such Alternative Currency with Dollars.

“Anti-Corruption Laws” shall mean all laws, rules, and regulations of any jurisdiction applicable to Parent or any of its Subsidiaries from time to time concerning or relating to bribery or corruption.

“Applicable Commitment Fee” shall mean for any day (i) prior to the Spinoff Date, with respect to (a) any Initial Term A Loan Commitments and (b) any Revolving Facility Commitments relating to Initial Revolving Loans, 0.25% per annum; (ii) from and after the Spinoff Date, with respect to any Revolving Facility Commitments relating to Initial Revolving Loans, the Applicable Commitment Fee determined in accordance with the Pricing Schedule; and (iii) with respect to any Other Revolving Facility Commitments, the “Applicable Commitment Fee” set forth in the applicable Extension Amendment or Refinancing Amendment (as applicable).

“Applicable Date” shall have the meaning assigned to such term in Section 9.08(f).

“Applicable Margin” shall mean for any day (i) prior to the earlier of the Spinoff Date and the Successor JCI Credit Agreement Effectiveness Date, the Applicable Margin determined in accordance with the Predecessor JCI Pricing Schedule, (ii) from and after the Successor JCI Credit Agreement Effectiveness Date but prior to the

Spinoff Date, the Applicable Margin determined in accordance with the Successor JCI Pricing Schedule, (iii) from and after the Spinoff Date, the Applicable Margin determined in accordance with the Pricing Schedule and (iv) with respect to any Other Term Loan or Other Revolving Loan, the “Applicable Margin” set forth in the Incremental Assumption Agreement, Extension Amendment or Refinancing Amendment (as applicable) relating thereto.

“Applicable Time” shall mean, with respect to any Borrowings and payments (i) in Euro or Sterling, 2 p.m. London time and (ii) in any other Alternative Currency, the local time in the place of settlement for such Alternative Currency as shall be reasonably determined by the Administrative Agent or the applicable Issuing Bank, as the case may be, to be necessary for timely settlement on the relevant date in accordance with normal banking procedures in the place of payment.  In advance of the initial borrowing of a Revolving Facility Loan or issuance of a Letter of Credit, in each case, in any Alternative Currency, the Administrative Agent or the applicable Issuing Bank, as applicable, shall provide the Borrowers and Lenders with written notice of the Applicable Time for any borrowings and payments in such Alternative Currency.  In the event no such notice is delivered by the Administrative Agent, the applicable Borrower and any Lender shall be required to make any borrowings and payments in accordance with the times specified herein for borrowings and payments in Dollars.

“Approved Fund” shall have the meaning assigned to such term in Section 9.04(b)(ii).

“Arrangers” shall mean the Joint Lead Arrangers.

“Asset Sale” shall mean (x) any Disposition (including any sale and lease-back of assets and any mortgage or lease of Real Property) to any person of, any asset or assets of Parent or any Subsidiary and (y) any sale of any Equity Interests by any Subsidiary to a person other than Parent or a Subsidiary.

“Assignee” shall have the meaning assigned to such term in Section 9.04(b)(i).

“Assignment and Acceptance” shall mean an assignment and acceptance entered into by a Lender and an Assignee, and accepted by the Administrative Agent and the Borrower Representative (if required by Section 9.04), substantially in the form of Exhibit A or such other form as shall be approved by the Administrative Agent and reasonably satisfactory to the Borrower Representative.

“Attributable Receivables Indebtedness” shall mean the principal amount of Indebtedness (other than any Indebtedness subordinated in right of payment owing by a Receivables Entity to a Receivables Seller or a Receivables Seller to another Receivables Seller in connection with the transfer, sale and/or pledge of Permitted Receivables Facility Assets) which (i) if a Qualified Receivables Facility is structured as a secured lending agreement or other similar agreement, constitutes the principal amount of such Indebtedness or (ii) if a Qualified Receivables Facility is structured as a purchase agreement or other similar agreement, would be outstanding at such time under such Qualified Receivables Facility if the same were structured as a secured lending agreement rather than a purchase agreement or such other similar agreement.

“Auto Renewal Letter of Credit” shall have the meaning assigned that term in Section 2.05(c).

“Availability Period” shall mean, (i) with respect to any Class of Revolving Facility Commitments, the period from and including the Closing Date (or, if later, the effective date for such Class of Revolving Facility Commitments) to but excluding the earlier of the Revolving Facility Maturity Date for such Class and, in the case of each of the Revolving Facility Loans, Revolving Facility Borrowings and Letters of Credit, the date of termination of the Revolving Facility Commitments of such Class and (ii) with respect to the Initial Term A Loan Commitments, the period from and including the Closing Date to and including the earlier of the Initial Term A Facility Outside Date and the Spinoff Date.

“Available Amount” shall mean, as at any time of determination, an amount, not less than zero in the aggregate, determined on a cumulative basis, equal to, without duplication:

(a)                                 $150,000,000, plus

(b)                                 50% of cumulative Consolidated Net Income of Parent since the Spinoff Date, plus

(c)                                  the cumulative amounts of all mandatory prepayments declined by Term Lenders, plus

(d)                                 the Cumulative Qualified Equity Proceeds Amount on such date of determination, minus

(e)                                  the cumulative amount of Investments made with the Available Amount from and after the Spinoff Date and on or prior to such time (net of any return on such Investments not otherwise included in the Cumulative Qualified Equity Proceeds Amount), minus

(f)                                   the cumulative amount of Restricted Payments made with the Available Amount from and after the Spinoff Date and on or prior to such time.

“Available Unused Commitment” shall mean, with respect to (i) a Term Lender holding Initial Term A Loan Commitments at any time, an amount equal to the undrawn portion of the Initial Term A Loan Commitment of such Term Lender at such time and (ii) a Revolving Facility Lender under any Class of Revolving Facility Commitments at any time, an amount equal to the amount by which (a) the applicable Revolving Facility Commitment of such Revolving Facility Lender at such time exceeds (b) the applicable Revolving Facility Credit Exposure of such Revolving Facility Lender at such time.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

“Bail-In Legislation” means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.

“Bankruptcy Code” shall mean Title 11 of the United States Code entitled “Bankruptcy,” as now or hereafter in effect, and any successor thereto.

“Board” shall mean the Board of Governors of the Federal Reserve System of the United States of America.

“Board of Directors” shall mean, as to any person, the board of directors, the board of managers, the sole manager or other governing body of such person.

“Borrower Assumption Agreement” shall mean the Borrower Assumption Agreement substantially in the form of Exhibit O, dated as of the Borrower Transfer Date.

“Borrower DTTP Filing” shall mean an HM Revenue & Customs’ Form DTTP2 duly completed and filed with HM Revenue & Customs by the relevant Borrower, which:

(a)                                 where it relates to a Treaty Lender that is an Original Lender, contains the scheme reference number and jurisdiction of tax residence stated opposite that Lender’s name in Schedule 2.01,and

(i)                                     where the Borrower is the Initial Borrower, is filed with HM Revenue & Customs within thirty (30) days of the date of this Agreement; or

(ii)                                  where the Borrower is an Additional Borrower, is filed with HM Revenue & Customs within thirty (30) days of the date on which that Borrower becomes an Additional Borrower; or

(b)                                 where it relates to a Treaty Lender that is a New Lender, contains the scheme reference number and jurisdiction of tax residence stated in respect of that Lender in the relevant Incremental Assumption Agreement or Assignment and Acceptance, and

(i)                                     where the Borrower is a Borrower at the effective date of the relevant Incremental Assumption Agreement or Assignment and Acceptance (as applicable), is filed with HM Revenue & Customs within thirty (30) days of that effective date; or

(ii)                                  where the Borrower is not a Borrower at the effective date of the relevant Incremental Assumption Agreement or Assignment and Acceptance (as applicable), is filed with HM Revenue & Customs within thirty (30) days of the date on which that Borrower becomes an Additional Borrower.

“Borrower Materials” shall have the meaning assigned to such term in Section 9.17.

“Borrower Representative” shall mean (i) prior to the Borrower Transfer Date, the Initial Borrower and (ii) from and after the Borrower Transfer Date (if any), the person who becomes the Initial Borrower in accordance with Section 2.25.

“Borrowers” shall mean (i) prior to the Spinoff Date, the Initial Borrower, (ii) from and after the Spinoff Date and prior to the Borrower Transfer Date, Initial Borrower and the Subsidiary Borrower and (iii) from and after the Borrower Transfer Date (if any), the person who becomes the Initial Borrower in accordance with Section 2.25 and the Subsidiary Borrower.

“Borrowing” shall mean a group of Loans of a single Type and currency under a single Facility, and made on a single date and, in the case of Eurocurrency Loans, as to which a single Interest Period is in effect.

“Borrowing Minimum” shall mean (a) in the case of Eurocurrency Loans, $1,000,000 (or the Alternative Currency Equivalent thereof in the applicable Alternative Currency) and (b) in the case of ABR Loans, $1,000,000.

“Borrowing Multiple” shall mean (a) in the case of Eurocurrency Loans, $500,000 (or the Alternative Currency Equivalent thereof in the applicable Alternative Currency) and (b) in the case of ABR Loans, $250,000.

“Borrowing Request” shall mean a request by the Borrower Representative in accordance with the terms of Section 2.03 and substantially in the form of Exhibit D-1 or another form approved by the Administrative Agent.

“Borrower Transfer Date” shall have the meaning assigned to such term in Section 2.25.

“Budget” shall have the meaning assigned to such term in Section 5.04(e).

“Business Day” shall mean any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed; provided that, when used in connection with a Eurocurrency Loan, the term “Business Day” shall also exclude any day on which banks are not open for dealings in deposits in Dollars or the applicable Alternative Currency in the London interbank market.

“Cancelled Certificate” means any QPP Certificate in respect of which HM Revenue & Customs has given a notification under regulation 7(5) of the QPP Regulations so that such QPP Certificate is a cancelled certificate for the purposes of the QPP Regulations.

“Capitalized Lease Obligations” shall mean, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at such time be required to be capitalized and reflected as a liability on the balance sheet (excluding the footnotes thereto) in accordance with GAAP; provided, that all obligations of any person that are or would be characterized as operating lease obligations in accordance with GAAP on August 6, 2013 (whether or not such operating lease obligations were in effect on such date) shall continue to be accounted for as operating lease obligations (and not as Capitalized Lease Obligations) for purposes of this Agreement regardless of any change in GAAP following such date that would otherwise require such obligations to be recharacterized (on a prospective or retroactive basis or otherwise) as Capitalized Lease Obligations.

“Cash Collateralize” shall mean to pledge and deposit with or deliver to the Collateral Agent, for the benefit of one or more of the Issuing Banks or Lenders, as collateral for Revolving L/C Exposure or obligations of the Lenders to fund participations in respect of Revolving L/C Exposure, cash or deposit account balances in the applicable currencies or, if the Collateral Agent and each Issuing Bank shall agree in their sole discretion, other credit support, in each case pursuant to documentation in form and substance reasonably satisfactory to the Collateral Agent and each applicable Issuing Bank.  “Cash Collateral” and “Cash Collateralization” shall have a meaning correlative to the foregoing and shall include the proceeds of such cash collateral and other credit support.

“Cash Management Agreement” shall mean (i) any agreement to provide to Parent or any Subsidiary cash management services for collections, treasury management services (including controlled disbursement, overdraft, automated clearing house fund transfer services, return items and interstate depository network services), any demand deposit, payroll, trust or operating account relationships, commercial credit cards, merchant card, purchase or debit cards, non-card e-payables services, and other cash management services, including electronic funds transfer services, lockbox services, stop payment services and wire transfer services and (ii) any arrangements relating to bilateral letters of credit (including standby and documentary letters of credit) and bank guarantees.

“Cash Management Bank” shall mean any person that is an Agent, an Arranger, a Lender or an Affiliate of any such person(a) at the time that it enters into a Cash Management Agreement, or (b)  with respect to Cash Management Agreements existing on the Spinoff Date, on the Spinoff Date.

“CFC” shall mean a “controlled foreign corporation” within the meaning of section 957(a) of the Code (or any successor provision thereto).

“Change in Law” shall mean (a) the adoption of any law, rule or regulation after the Signing Date, (b) any change in law, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the Signing Date or (c) compliance by any Lender (or, for purposes of Section 2.15(b), by any Lending Office of such Lender or by such Lender’s holding company, if any) with any written request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the Signing Date; provided, however, that notwithstanding anything herein to the contrary, (x) all requests, rules, guidelines or directives under or issued in connection with the Dodd-Frank Wall Street Reform and Consumer Protection Act, all interpretations and applications thereof and any compliance by a Lender with any request or directive relating thereto and (y) all requests, rules, guidelines or directives promulgated under or in connection with, all interpretations and applications of, and any compliance by a Lender with any request or directive relating to International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States of America or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case under clauses (x) and (y) be deemed to be a “Change in Law” regardless of when adopted, enacted or issued but, for purposes of Section 2.15, only to the extent it is the general policy of a Lender to impose applicable increased costs or costs in connection with capital adequacy requirements similar to those described in clauses (a) and (b) of Section 2.15 generally on other similarly situated borrowers under similar circumstances under agreements permitting such impositions.

“Change of Control” shall mean (a) the acquisition of ownership, directly or indirectly, beneficially or of record, by any person or group (within the meaning of the Securities Exchange Act of 1934 and the rules of the Securities and Exchange Commission thereunder as in effect on the Signing Date) of Equity Interests representing more than 40% of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests of Parent; (b) the occupation of a majority of the seats (other than vacant seats) on the Board of Directors of Parent by persons who (i) were not members of the Board of Directors of Parent on the Spinoff Date and (ii) whose election to the Board of Directors of Parent or whose nomination for election by the stockholders or shareholders of Parent was not approved by a majority of the members of the Board of Directors of Parent then still in office who were either members of the Board of Directors on the Spinoff Date or whose election or nomination for election was previously so approved; (c) Parent shall cease, directly or indirectly, to own and control legally and beneficially all of the Equity Interests in the Initial Borrower; or (d) Parent shall cease, directly or indirectly, to own and control legally and beneficially all of the Equity Interests in the Subsidiary Borrower.

“Charges” shall have the meaning assigned to such term in Section 9.09.

“Class” shall mean, (a) when used in respect of any Loan or Borrowing, whether such Loan or the Loans comprising such Borrowing are Initial Term A Loans, Other Term Loans, Initial Revolving Loans or Other Revolving Loans; and (b) when used in respect of any Commitment, whether such Commitment is in respect of a commitment to make Initial Term A Loans, Other Term Loans, Initial Revolving Loans or Other Revolving Loans.  Other Term Loans or Other Revolving Loans that have different terms and conditions (together with the Commitments in respect thereof) from the Initial Term A Loans or the Initial Revolving Loans, respectively, or from other Other Term Loans or other Other Revolving Loans, as applicable, shall be construed to be in separate and distinct Classes.

“Class Loans” shall have the meaning assigned to such term in Section 9.08(f).

“Closing Date” shall mean the first date on which the conditions set forth in Section 4.02 are satisfied (or waived in accordance with Section 9.08).

“Code” shall mean the U.S. Internal Revenue Code of 1986, as amended.

“Collateral” shall mean all the “Collateral” as defined in any Security Document and shall also include the Mortgaged Properties and all other property that is subject to any Lien in favor of the Administrative Agent, the Collateral Agent or any Subagent for the benefit of the Secured Parties pursuant to any Security Document; provided, that notwithstanding anything to the contrary herein or in any Security Document or other Loan Document, in no case shall the Collateral include any Excluded Property.

“Collateral Agent” shall mean the Administrative Agent acting as collateral agent for the Secured Parties, together with its successors and permitted assigns in such capacity.

“Collateral and Guarantee Requirement” shall mean the requirement that (in each case, subject to the last three paragraphs of Section 5.10, and subject to Schedule 5.12 (as may be updated pursuant to Section 9.08(b) of this Agreement) (which, for the avoidance of doubt, shall override the applicable clauses of this definition of “Collateral and Guarantee Requirement”)):

(a)                                 on the Spinoff Date, the Collateral Agent shall have received:

(i)                                     from (A) each U.S. Loan Party and (B) each other Loan Party that owns Equity Interests of a person incorporated or organized under the law of the United States, any state thereof, or the District of Columbia (other than Excluded Securities) (provided that the grant by any such other Loan Party under the U.S. Collateral Agreement shall be solely with respect to such Equity Interests and related rights and assets as expressly set forth in the U.S. Collateral Agreement), a counterpart of the U.S. Collateral Agreement,

(ii)                                  from (A) each English Loan Party and (B) each other Loan Party that owns Equity Interests of a person incorporated or organized under the laws of England and Wales (other than Excluded Securities) (provided that the grant by any such other Loan Party under the English Law Debenture shall be solely with respect to such Equity Interests and related rights and assets as expressly set forth in the English Law Debenture), a counterpart of the English Law Debenture,

(iii)                               from Parent, a counterpart of the Irish Law Debenture duly executed as a deed by it,

(iv)                              assuming the Borrower Transfer has not occurred on or prior to such date, from each of Parent and the Initial Borrower, a counterpart of the Jersey Law All Assets Pledge Agreement,

(v)                                 SIR Checklists signed by Parent and Initial Borrower with respect to the Collateral pledged pursuant to the Jersey Law All Assets Pledge Agreement (provided that the grant by Parent under the Jersey Law All Assets Pledge Agreement shall be solely with respect to the Equity Interests held by Parent in Adient Global Holdings Ltd and related rights and assets as expressly set forth in the Jersey Law All Assets Pledge Agreement), and

(vi)                              from Parent, the Subsidiary Borrower, the Initial Borrower (and assuming the Borrower Transfer Date has occurred prior to such date, Adient Global Holdings Ltd to the extent Adient Global Holdings Ltd has not liquidated, dissolved or transferred all its assets to Loan Parties or otherwise wound up in a transaction otherwise permitted by this Agreement on or prior to such date) and the other Guarantors, a supplement in substantially the form of Exhibit A to the Guarantee Agreement, in each case duly executed and delivered on behalf of such person,

(b)                                 on the Spinoff Date, (i)(x) all outstanding Equity Interests directly owned by the Loan Parties, other than Excluded Securities, and (y) all Indebtedness owing to any Loan Party, other than Excluded Securities, shall have been pledged or assigned for security purposes pursuant to the Security Documents, (ii) the Collateral Agent shall have received certificates, updated share registers (where necessary under the laws of any applicable jurisdiction in order to create a perfected security interest in such Equity Interests, including the PSC Register) or other instruments (if any) representing such Equity Interests and any notes or other instruments required to be delivered pursuant to the applicable Security Documents, together with stock powers, note powers or other instruments of transfer with respect thereto (as applicable) endorsed in blank and (iii) the Collateral Agent shall have received with respect to each Mortgaged Property located in the United States of America or any State thereof as of the Spinoff Date, the Flood Documentation; provided that to the extent any such Flood Documentation cannot be delivered on or prior to the Spinoff Date after the Borrowers’ use of commercially reasonable efforts to do so and without undue burden and expense, then the provision of such Flood Documentation may be delivered within 90 days after the Spinoff Date (or such longer period as agreed to by the Administrative Agent in its sole discretion) but in any event, prior to the delivery of the related Mortgage for such Real Property;

(c)                                  in the case of any person that becomes a Borrower or a Guarantor after the Spinoff Date, the Collateral Agent shall have received (i) a supplement to the Guarantee Agreement, (ii) a supplement to the applicable Security Document referred to in clause (a) above and any other Security Documents, if applicable, in the form specified therefor or otherwise reasonably acceptable to the Administrative Agent, in each case, duly executed and delivered on behalf of such Borrower or Guarantor and (iii) if requested by the Collateral Agent, such documents, certificates and opinions of the type described in clauses (d), (e) and (n) of the definition of “Spinoff Date”;

(d)                                 after the Spinoff Date (x) all outstanding Equity Interests of any person that becomes a Borrower or Guarantor after the Spinoff Date and that are held by a Loan Party and (y) all Equity Interests directly acquired by a Loan Party, and Indebtedness owing to a Loan Party after the Spinoff Date, in each case other than Excluded Securities, shall have been pledged pursuant to the Security Documents, together with stock powers or other instruments of transfer with respect thereto (as applicable) endorsed in blank;

(e)                                  as of the Spinoff Date, except as otherwise contemplated by this Agreement or any Security Document, all documents and instruments, including Uniform Commercial Code financing statements, and filings with the United States Copyright Office, the United States Patent and Trademark Office, registration of financing statement on the SIR in respect of the Jersey Law All Assets Pledge Agreement, and all other actions reasonably requested by the Collateral Agent (including those required by applicable Requirements of Law) to be delivered, filed, registered or recorded to create the Liens intended to be created by the Security Documents (in each case, including any supplements thereto) and perfect such Liens to the extent required by the Security Documents, shall have been delivered, filed, registered or recorded or delivered to the Collateral Agent for filing, registration or the recording substantially concurrently with, or promptly following, the execution and delivery of each such Security Document;

(f)                                   as of the Spinoff Date, evidence of the insurance (if any) required by the terms of Section 5.02 hereof shall have been received by the Collateral Agent;

(g)                                  after the Spinoff Date, the Collateral Agent shall have received, (i) such other Security Documents as may be required to be delivered pursuant to Section 5.10 or the Security Documents, and (ii)

upon reasonable request by the Collateral Agent, evidence of compliance with any other requirements of Section 5.10;

(h)                                 (x) (i) within 90 days after the Spinoff Date with respect to each Spinoff Date Mortgaged Property set forth on Schedule 1.01(B) (as may be updated pursuant to Section 9.08(b) of this Agreement) located in the United States and (ii) within 20 Business Days after the Spinoff Date with respect to each Spinoff Date Mortgaged Property set forth on Schedule 1.01(B) located in England and Wales (in each case, or on such later date as the Administrative Agent may agree in its reasonable discretion) and (y) the time periods set forth in Section 5.10 with respect to Mortgaged Properties encumbered pursuant to such Section 5.10, the Collateral Agent shall have received:

(A) with respect to all such Mortgaged Properties in England and Wales:

(I) all title documents relating to the relevant owner’s interests in each Mortgaged Property or a solicitor’s undertaking from a firm of solicitors regulated by the Law Society of England and Wales and approved for this purpose by the Collateral Agent in a form and substance reasonably satisfactory to the Collateral Agent to hold the same to the order of the Collateral Agent (an “Acceptable Undertaking”),

(II) in respect of unregistered land, a clear Land Charges Registry search against the relevant owner or, in the case of registered land, a clear Land Registry official priority search in favor of the Collateral Agent, against all of the land or registered titles (as appropriate) comprising the relevant owner’s interests in each Mortgaged Property and giving not less than 20 Business Days’ priority (in the case of registered land) and 10 days’ priority (in the case of unregistered land) beyond the Spinoff Date or the date of the acquisition of the Mortgaged Property (as applicable), and

(III) an Acceptable Undertaking from the relevant owner’s solicitors to submit to the Land Registry all necessary Land Registry application forms in relation to the transfer of each Mortgaged Property to the relevant Borrower (if any) and the charging of each Mortgaged Property in favor of the Collateral Agent (including a form to note the obligation to make further advances and a form to register the restriction contained in the Mortgage) within the applicable priority period, duly completed and accompanied by payment of the applicable Land Registry fees,

(B) counterparts of each Mortgage to be entered into with respect to each such Mortgaged Property duly executed and delivered by the record owner (with respect to Mortgaged Properties located in the United States) or owner (with respect to Mortgaged Properties located in England and Wales), as applicable, of such Mortgaged Property and suitable for recording, registering or filing (together with, with respect to Mortgaged Properties located in the United States, any other forms or undertakings that are required or customary to effect such recording, registration or filing) in all filing, registration or recording offices that the Collateral Agent may reasonably deem necessary or desirable (and as provided for in the Acceptable Undertaking with respect to Mortgaged Properties located in England and Wales) in order to create a valid and enforceable Lien subject to no other Liens except Permitted Liens, at the time of filing, registration or recordation thereof,

(C) with respect to the Mortgage encumbering each such Mortgaged Property, opinions of local counsel regarding the due authorization, execution and delivery, the enforceability, and perfection of the Mortgages and such other matters customarily covered in real estate mortgage counsel opinions as the Collateral Agent may reasonably request, if and to the extent, and in such form, as local counsel customarily provides such opinions as to such other matters, and

(D) such other documents as the Collateral Agent may reasonably request that are available to the Borrowers without material expense with respect to any such Mortgage or Mortgaged Property; and

(i)                                     within (x) 90 days after the Spinoff Date with respect to each Spinoff Date Mortgaged Property set forth on Schedule 1.01(B) (as may be updated pursuant to Section 9.08(b) of this Agreement) located in the United States (in each case, or on such later date as the Collateral Agent may agree in its reasonable discretion) and (y) the time periods set forth in Section 5.10 with respect to Mortgaged Properties located in the United States and encumbered pursuant to said Section 5.10, the Collateral Agent shall have received:

(i) a policy or policies or marked up unconditional binder of title insurance with respect to properties located in the United States, or a date-down and modification endorsement, if available, paid for by the Borrowers, in the amount of the Fair Market Value of the respective Mortgaged Property, issued by a nationally recognized title insurance company (“Title Insurer”) insuring the Lien of each Mortgage as a valid Lien on the Mortgaged Property described therein, free of any other Liens except Permitted Liens, together with such customary endorsements, coinsurance and reinsurance as the Collateral Agent may reasonably request and which are available at commercially reasonable rates in the jurisdiction where the applicable Mortgaged Property is located (provided, however, that in lieu of a zoning endorsement, Collateral Agent shall accept a zoning report from a nationally recognized zoning report provider), and

(ii) a survey of each Mortgaged Property (including all improvements, easements and other customary matters thereon reasonably required by the Collateral Agent), as applicable, for which all necessary fees (where applicable) have been paid with respect to properties located in the United States, which (A) complies in all material respects with the minimum detail requirements of the American Land Title Association and American Congress of Surveying and Mapping as such requirements are in effect on the date of preparation of such survey and (B) is sufficient for such Title Insurer to remove all standard survey exceptions from the title insurance policy relating to such Mortgaged Property or otherwise reasonably acceptable to the Collateral Agent; provided, however, that so long as the Title Insurer shall accept the same to eliminate the standard survey exceptions from such policy or policies, in lieu of a new or revised survey Borrowers may provide a “no material change” affidavit with respect to any prior survey for the respective Mortgaged Property (which prior survey otherwise substantially complies with the foregoing survey requirements).

Notwithstanding anything to the contrary in this Agreement or in the other Loan Documents, it is understood that to the extent any Collateral (other than Collateral with respect to which a lien may be perfected by (A) the filing of a Uniform Commercial Code financing statement or the registration of a financing statement on the SIR, (B) delivery and taking possession of stock or share certificates of the Subsidiaries of Parent or, (C) the filing of a short form security agreement with the United States Patent and Trademark Office or the United States Copyright Office) is not or cannot be provided or the security interest of the Collateral Agent therein is not or cannot be perfected on the Spinoff Date after the use of commercially reasonable efforts by the Borrowers to do so and without undue burden and expense, then the provision and/or perfection of the security interest in such Collateral shall not constitute a condition precedent to the Spinoff Date or any Credit Event on or within the time periods specified in clauses (U)-(Z) below, and shall instead be required to be delivered and perfected within the time periods specified in clauses (U)-(Z) below (in each case, subject to extension by the Administrative Agent in its sole discretion):

(U) registration at UK Companies House under Section 859A of the UK Companies Act 2006, on or prior to the date which is 21 days after the date of creation of the applicable security interest,

(V) registration at the Companies Registration Office of Ireland pursuant to Part 7 of the Companies Act 2014 of Ireland and/or the Revenue Commissioners of Ireland pursuant to Section 1001 of the Taxes

Consolidation Act, 1997 (as amended) of Ireland (provided that Parent has received an Irish tax registration number as of such time) on or prior to the date which is 21 days after the date of the applicable charge’s creation,

(W) filings with the United Kingdom Intellectual Property Office, the European Patent Office and/or the European Union Intellectual Property Office on or prior to the date which is 90 days after the date of creation of the applicable security interest,

(X) registration at the England and Wales Land Registry by (I) in the case of registered land, the third from last day of the priority search (such search to be made in favor of the Collateral Agent on the appropriate forms against all of the registered titles comprising the relevant owner’s interests in each Mortgaged Property and giving not less than 20 Business Days’ priority) and (II) in the case of unregistered land, within two months’ of the Spinoff Date or the date of the Additional Mortgage (as applicable) (following the completion of a Land Charges Registry search, giving not less than 10 days’ priority),

(Y) filing of a copy of all Intellectual Property registrations relating to Parent (if any) with the Patent Office of Ireland on or prior to the date which is 21 days after execution of the relevant security document, or

(Z) with respect to actions not specified in clauses (U) through (Y) above, on or prior to the date which is 90 days after the Spinoff Date.

“Commitment Fee” shall have the meaning assigned to such term in Section 2.12(a).

“Commitments” shall mean with respect to any Lender, such Lender’s Revolving Facility Commitment and Term Facility Commitment.

“Commodity Exchange Act” shall mean the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“Conduit Lender” shall mean any special purpose corporation organized and administered by any Lender for the purpose of making Loans otherwise required to be made by such Lender and designated by such Lender in a written instrument; provided, that the designation by any Lender of a Conduit Lender shall not relieve the designating Lender of any of its obligations to fund a Loan under this Agreement if, for any reason, its Conduit Lender fails to fund any such Loan, and the designating Lender (and not the Conduit Lender) shall have the sole right and responsibility to deliver all consents and waivers required or requested under this Agreement with respect to its Conduit Lender; provided, further, that no Conduit Lender shall (a) be entitled to receive any greater amount pursuant to Sections 2.15, 2.16, 2.17 or 9.05 than the designating Lender would have been entitled to receive in respect of the extensions of credit made by such Conduit Lender unless the designation of such Conduit Lender is made with the prior written consent of Parent (not to be unreasonably withheld or delayed), which consent shall specify that it is being made pursuant to the proviso in the definition of Conduit Lender and provided that the designating Lender provides such information as Parent reasonably requests in order for Parent to determine whether to provide its consent or (b) be deemed to have any Commitment.

“Consolidated Debt” shall mean, as of any date of determination, the sum of (without duplication) the principal amount of all Indebtedness of the type set forth in clauses (a), (b), (e) (to the extent related to any Indebtedness that would otherwise constitute Consolidated Debt), (f), (h) (other than letters of credit, to the extent undrawn), (i), (j), (k) (to the extent related to any Indebtedness that would otherwise constitute Consolidated Debt) and (l) of the definition of “Indebtedness” of Parent and the Subsidiaries determined on a consolidated basis on such date; provided, that the amount of any Indebtedness with respect to which the applicable obligors have entered into currency hedging arrangements shall be calculated giving effect to such currency hedging arrangements.

“Consolidated Net Income” shall mean, with respect to any person for any period, the aggregate Net Income of such person and its Subsidiaries for such period, on a consolidated basis, in accordance with GAAP; provided, however, that, without duplication:

(a)                                 any net after-Tax extraordinary, restructuring, nonrecurring or unusual gains or losses (less all fees and expenses relating thereto) or expenses or charges, shall be excluded; provided that the aggregate cash amount added back in determining Consolidated Net Income pursuant to this clause (a) which relate to restructuring expenses or charges shall not, when aggregated with the Non-S-X Adjustment Amount, exceed 20% of Adjusted Consolidated EBITDA for such period prior to giving effect to such cash amounts included in Consolidated Net Income and the Non-S-X Adjustment Amount for such period;

(b)                                 effects of purchase accounting adjustments (including the effects of such adjustments pushed down to such person and such Subsidiaries) in amounts required or permitted by GAAP, resulting from the application of purchase accounting in relation to any consummated acquisition or the amortization or write-off of any amounts thereof, net of Taxes, shall be excluded;

(c)                                  the cumulative effect of a change in accounting principles (which shall in no case include any change in the comprehensive basis of accounting) during such period shall be excluded;

(d)                                 (i) any net after-Tax income or loss from disposed, abandoned, transferred, closed or discontinued operations, (ii) any net after-Tax gain or loss on disposal of disposed, abandoned, transferred, closed or discontinued operations and (iii) any net after-Tax gains or losses (less all fees and expenses or charges relating thereto) attributable to business dispositions or asset dispositions other than in the ordinary course of business (as determined in good faith by the Borrower Representative) shall be excluded;

(e)                                  any net after-Tax gains or losses, or any subsequent charges or expenses (less all fees and expenses or charges relating thereto), attributable to the early extinguishment of Indebtedness, hedging obligations or other derivative instruments shall be excluded;

(f)                                   the Net Income for such period of any person that is not a Subsidiary of such person, or is an Unrestricted Subsidiary, or that is accounted for by the equity method of accounting (other than a Guarantor), shall be included only to the extent of the amount of dividends or distributions or other payments actually paid in cash or cash equivalents (or to the extent converted into cash or cash equivalents) to the referent person or a Subsidiary thereof in respect of such period;

(g)                                  solely for purposes of calculating the Available Amount, the Net Income for such period of any Subsidiary of such person shall be excluded to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary of its Net Income is not at the date of determination permitted without any prior governmental approval (which has not been obtained) or, directly or indirectly, by the operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to such Subsidiary or its equityholders, unless such restrictions with respect to the payment of dividends or similar distributions have been legally waived; provided that the Consolidated Net Income of such person shall be increased by the amount of dividends or other distributions or other payments actually paid in cash (or converted into cash) by any such Subsidiary to such person or a Subsidiary of such person (subject to the provisions of this clause (g)), to the extent not already included therein;

(h)                                 any impairment charge or asset write-off with respect to long-term assets and amortization of intangibles, in each case pursuant to GAAP, shall be excluded;

(i)                                     (i) any non-cash expense realized or resulting from stock option plans, employee benefit plans or post-employment benefit plans, or grants or sales to employees, officers or directors of stock, stock appreciation or similar rights, stock options, restricted stock, preferred stock or other rights shall be excluded, and (ii) the effects of any mark-to-market adjustments of liabilities in respect of pension plans will be excluded;

(j)                                    any (i) non-cash compensation charges or (ii) non-cash costs or expenses realized in connection with or resulting from stock appreciation or similar rights, stock options or other rights existing on the Spinoff Date of officers, directors and employees, in each case of such person or any of its Subsidiaries, shall be excluded;

(k)                                 accruals and reserves that are established or adjusted within 12 months after the Spinoff Date (excluding any such accruals or reserves to the extent that they represent an accrual of or reserve for cash expenses in any future period or amortization of a prepaid cash expense that was paid in a prior period) and that are so required to be established or adjusted in accordance with GAAP or as a result of adoption or modification of accounting policies shall be excluded;

(l)                                     the Net Income of any person and its Subsidiaries shall be calculated by deducting the income attributable to, or adding the losses attributable to, the minority Equity Interests of third parties in any non-Wholly Owned Subsidiary;

(m)                             [reserved];

(n)                                 to the extent covered by insurance and actually reimbursed, or, so long as such person has made a determination that there exists reasonable evidence that such amount will in fact be reimbursed by the insurer and only to the extent that such amount is (i) not denied by the applicable carrier in writing within 180 days and (ii) in fact reimbursed within 365 days of the date of such evidence (with a deduction for any amount so added back to the extent not so reimbursed within 365 days), expenses with respect to liability or casualty events or business interruption shall be excluded; and

(o)                                 non-cash charges for deferred Tax asset valuation allowances shall be excluded (except to the extent reversing a previously recognized increase to Consolidated Net Income).

Consolidated Net Income presented in a currency other than Dollars will be converted to Dollars based on the average exchange rate for such currency during, and applied to, each fiscal quarter in the period for which Consolidated Net Income is being calculated.

“Consolidated Secured Net Debt” shall mean, as of any date of determination, (i) Consolidated Debt to the extent secured by Liens on all or any portion of the assets of Parent or any of its Subsidiaries on such date (including, for the avoidance of doubt, all Attributable Receivables Indebtedness with respect to Qualified Receivables Facilities and Capitalized Lease Obligations) less (ii) the Unrestricted Cash Amount on such date.  Notwithstanding anything to the contrary contained above, all Indebtedness incurred pursuant to this Agreement (including any such Indebtedness incurred pursuant to any Incremental Loan) pursuant or Sections 6.01(b) and (v), and any Permitted Refinancing Indebtedness or Refinancing Notes (or successive Permitted Refinancing Indebtedness or Refinancing Notes) incurred under Section 6.01(b) or (v) (whether or not secured) shall be included as if secured by Liens as a component of Consolidated Debt pursuant to clause (i) of the immediately preceding sentence; provided that any such Permitted Refinancing Indebtedness (x) if unsecured, shall not constitute a component of Consolidated Secured Net Debt if, when incurred, such Indebtedness is independently permitted to be incurred under Section 6.01(p) and (y) if secured by the Collateral by a Junior Lien, shall cease to constitute a component of Consolidated Secured Net Debt for purposes of the First Lien Secured Net Leverage Ratio only, if, when incurred, such Indebtedness is independently permitted to be incurred under Section 6.01(p), and permitted to be secured under Section 6.02(gg) (or is subsequently permitted to be outstanding and secured under said Sections).

“Consolidated Total Assets” shall mean, as of any date of determination, the total assets of Parent and the Subsidiaries, determined on a consolidated basis in accordance with GAAP but excluding amounts attributable to Investments in Unrestricted Subsidiaries, as set forth on the consolidated balance sheet of Parent as of the last day of the Test Period ending immediately prior to such date for which financial statements of Parent have been delivered (or were required to be delivered) pursuant to Section 5.04(a) or 5.04(b), as applicable.  Consolidated Total Assets shall be determined on a Pro Forma Basis.

“Consolidated Total Net Debt” shall mean, as of any date of determination, (i) Consolidated Debt on such date less (ii) the Unrestricted Cash Amount on such date.

“Continuing Letter of Credit” shall have the meaning assigned to such term in Section 2.05(k).

“Control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a person, whether through the ownership of voting securities, by contract or otherwise, and “Controls,” “Controlled” and “Controlling” shall have meanings correlative thereto.

“Credit Event” shall mean (i) any Borrowing of Loans or (ii) any issuance, amendment, extension or renewal of a Letter of Credit.

“CTA” shall mean the UK Corporation Tax Act 2009.

“Cumulative Qualified Equity Proceeds Amount” shall mean at any date of determination, an amount equal to, without duplication:

(a)                                 100% of the aggregate net proceeds (which shall be calculated net of all fees (including investment banking fees), commissions, costs and other expenses, in each case incurred in connection with the applicable issuance or sale), including cash and the Fair Market Value of assets other than cash, received by Parent after the Spinoff Date from the issue or sale of its Qualified Equity Interests, including Qualified Equity Interests of Parent issued upon conversion of Indebtedness or Disqualified Stock to the extent Parent or its Wholly Owned Subsidiaries had received the Net Proceeds of such Indebtedness or Disqualified Stock; plus

(b)                                 100% of the aggregate amount received by Parent or its Wholly Owned Subsidiaries in cash and the Fair Market Value of assets other than cash received by Parent or its Wholly Owned Subsidiaries after the Spinoff Date from (without duplication):

(i)                                     the sale or other disposition (other than to Parent or any Subsidiary) of any Investment made by Parent and its Subsidiaries and repurchases and redemptions of such Investment from Parent and its Subsidiaries by any person (other than Parent and its Subsidiaries) to the extent that (x) such Investment was justified as using a portion of the Available Amount pursuant to clause (Y) of Section 6.04(j) and (y) the Net Proceeds thereof are not required to be applied pursuant to Section 2.11(b);

(ii)                                  the sale (other than to Parent or a Subsidiary) of the Equity Interests of an Unrestricted Subsidiary to the extent that (x) the designation of such Unrestricted Subsidiary was justified as using a portion of the Available Amount pursuant to clause (Y) of Section 6.04(j) and (y) the Net Proceeds thereof are not required to be applied pursuant to Section 2.11(b); or

(iii)                               to the extent not included in the calculation of Consolidated Net Income for the relevant period, a distribution, dividend or other payment from an Unrestricted Subsidiary to the extent relating to any portion of the Investment therein made pursuant to clause (Y) of Section 6.04(j).

“Debtor Relief Laws” shall mean the Bankruptcy Code and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States of America or other applicable jurisdictions (including also, in the case of Ireland, examinership laws) from time to time in effect.

“Declined Prepayment Amount” shall have the meaning assigned to such term in Section 2.10(d).

“Declining Term Lender” shall have the meaning assigned to such term in Section 2.10(d).

“Default” shall mean any event or condition that upon notice, lapse of time or both would constitute an Event of Default.

“Defaulting Lender” shall mean, subject to Section 2.24, any Revolving Facility Lender that (a) has failed to (i) fund all or any portion of its Revolving Facility Loans within two (2) Business Days of the date such Loans were required to be funded hereunder or (ii) pay to the Administrative Agent, any Issuing Bank or any other Lender any other amount required to be paid by it hereunder (including in respect of its participation in Letters of Credit) within two (2) Business Days of the date when due, (b) has notified a Borrower, Administrative Agent or any Issuing Bank in writing that it does not intend or expect to comply with its funding obligations hereunder or generally under other agreements in which it commits to extend credit, or has made a public statement to that effect, (c) has failed, within three (3) Business Days after written request by the Administrative Agent or Parent, to confirm in writing to the Administrative Agent and Parent that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and Parent) or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity or (iii) become the subject of a Bail-In Action; provided, that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any Equity Interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest) does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States of America or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender.  Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.24) upon delivery of written notice of such determination to the Borrower Representative, each Issuing Bank and each Lender.

“Designated Jurisdiction” shall mean any country, region or territory to the extent that such country or territory itself is the subject of any Sanctions (on the date of this Agreement, the Crimea region of the Ukraine, Cuba, Iran, North Korea, Sudan and Syria).

“Designated Non-Cash Consideration” shall mean the Fair Market Value of non-cash consideration received by Parent or one of its Subsidiaries in connection with an Asset Sale that is so designated as Designated Non-Cash Consideration pursuant to a certificate of a Responsible Officer of Parent, setting forth such valuation, less the amount of cash or cash equivalents received in connection with a subsequent disposition of such Designated Non-Cash Consideration.

“Disinterested Director” shall mean, with respect to any person and transaction, a member of the Board of Directors of such person who does not have any material direct or indirect financial interest in or with respect to such transaction.

“Dispose” or “Disposed of” shall mean to convey, sell, lease, sell and lease-back, assign, farm-out, transfer or otherwise dispose of any property, business or asset.  The term “Disposition” shall have a correlative meaning to the foregoing.

“Disqualified Institutions” means, collectively, (a) those entities identified by the Borrower Representative in an e-mail sent to JPMDQ_Contact@jpmorgan.com, from time to time on 3 Business Days’ prior notice, as competitors of Parent and its Subsidiaries, (b) those banks, financial institutions and other institutional lenders separately identified in writing by the Borrower Representative to the Lenders and the Administrative Agent prior to the Signing Date, and (c) any Affiliates clearly identifiable solely by similarity of name to the entities described in the preceding clauses (a) and (b) other than bona fide debt funds; provided that in no event shall any update to the list of Disqualified Institutions apply retroactively to disqualify any persons that have previously acquired an assignment or participation interest under this Agreement.

“Disqualified Stock” shall mean, with respect to any person, any Equity Interests of such person that, by its terms (or by the terms of any security or other Equity Interests into which it is convertible or for which it is exchangeable), or upon the happening of any event or condition (a) matures or is mandatorily redeemable (other than solely for Qualified Equity Interests of Parent), pursuant to a sinking fund obligation or otherwise, (b) is redeemable at the option of the holder thereof (other than solely for Qualified Equity Interests of Parent), in whole or in part, (c) provides for the scheduled, mandatory payments of dividends in cash, or (d) is or becomes convertible into or exchangeable for Indebtedness or any other Equity Interests that would constitute Disqualified Stock, in the case of each of the foregoing clauses (a), (b), (c) and (d), prior to the date that is ninety-one (91) days after the Latest Maturity Date in effect at the time of issuance thereof and except as a result of a change of control or asset sale so long as any rights of the holders thereof upon the occurrence of a change of control or asset sale event shall be subject to the prior repayment in full of the Loans and all other Loan Obligations that are accrued and payable and the termination of the Commitments (provided, that only the portion of the Equity Interests that so mature or are mandatorily redeemable, are so convertible or exchangeable or are so redeemable at the option of the holder thereof prior to such date shall be deemed to be Disqualified Stock).  Notwithstanding the foregoing:  (i) any Equity Interests issued to any employee or to any plan for the benefit of employees of Parent or the Subsidiaries or by any such plan to such employees shall not constitute Disqualified Stock solely because they may be required to be repurchased by Parent in order to satisfy applicable statutory or regulatory obligations or as a result of such employee’s termination, death or disability and (ii) any class of Equity Interests of such person that by its terms authorizes such person to satisfy its obligations thereunder by delivery of Equity Interests that are not Disqualified Stock shall not be deemed to be Disqualified Stock.

“Dollars” or “$” shall mean lawful money of the United States of America.

“Dollar Equivalent” means, at any time, (a) with respect to any amount denominated in Dollars, such amount, and (b) with respect to any amount denominated in any Alternative Currency, the equivalent amount thereof in Dollars as determined by the Administrative Agent or the applicable Issuing Bank, as the case may be, at such time on the basis of the Spot Rate (determined in respect of the most recent Revaluation Date) for the purchase of Dollars with such Alternative Currency.

“DQ List” shall have the meaning assigned to such term in Section 9.04(i).

“EEA Financial Institution” means (a) any institution established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“English Law Debenture” shall mean an English law debenture based on the U.S. Collateral Agreement (including as to the granting clause, excluded assets, definitions, representations and warranties and covenants) with customary modifications based on English law and as otherwise agreed by the Administrative Agent and Borrower Representative, and otherwise in form and substance reasonably acceptable to the Administrative Agent and the Borrower Representative, dated as of the Spinoff Date, among the English Loan Parties, each Loan Party that owns Equity Interests of a person incorporated or organized under the laws of England and Wales (other than Excluded Securities) or Material Real Property located in England and Wales (provided that the grant by any such other Loan Party shall be solely with respect to such Equity Interests or Material Real Property and related rights and assets as expressly set forth in the English Law Debenture) and the Collateral Agent, as may be amended, restated, amended and restated, supplemented or otherwise modified from time to time.

“English Loan Parties” shall mean, collectively, each Loan Party that is incorporated under the laws of England and Wales.

“English Subsidiary” shall mean any Foreign Subsidiary that is incorporated under the laws of England and Wales.

“Environment” shall mean ambient and indoor air, surface water and groundwater (including potable water, navigable water and wetlands), the land surface or subsurface strata, natural resources such as flora and fauna, the workplace or as otherwise defined in any Environmental Law.

“Environmental Laws” shall mean all applicable laws (including common law), rules, regulations, codes, ordinances, orders, binding agreements, decrees or judgments, promulgated or entered into by or with any Governmental Authority, relating in any way to the Environment, preservation or reclamation of natural resources, any Hazardous Materials or to public or employee health and safety matters (to the extent relating to the Environment or Hazardous Materials).

“Environmental Permits” shall have the meaning assigned to such term in Section 3.16.

“Equity Interests” of any person shall mean any and all shares, interests, rights to purchase or otherwise acquire, warrants, options, participations or other equivalents of or interests in (however designated) equity or ownership of such person, including any preferred stock (including any preferred equity certificates (and any other similar instruments)), any limited or general partnership interest and any limited liability company membership interest, and any securities or other rights or interests convertible into or exchangeable for any of the foregoing.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as the same may be amended from time to time and any final regulations promulgated and the rulings issued thereunder.

“ERISA Affiliate” shall mean any trade or business (whether or not incorporated) that, together with Parent, any Borrower or any Subsidiary, is treated as a single employer under Section 414(b) or (c) of the Code, or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

“ERISA Event” shall mean (a) any Reportable Event or the requirements of Section 4043(b) of ERISA apply with respect to a Plan; (b) with respect to any Plan, the failure to satisfy the minimum funding standard under Section 412 of the Code or Section 302 of ERISA, whether or not waived; (c) a determination that any Plan is, or is expected to be, in “at-risk” status (as defined in Section 303(i)(4) of ERISA or Section 430(i)(4) of the Code); (d) the filing pursuant to Section 412(c) of the Code or Section 302(c) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan, the failure to make by its due date a required installment under Section 430(j) of the Code with respect to any Plan or the failure to make by its due date any required contribution to a Multiemployer Plan; (e) the incurrence by Parent, a Borrower, a Subsidiary or any ERISA Affiliate of any liability under Title IV of ERISA with respect to the termination of any Plan or Multiemployer Plan; (f) the receipt by Parent, a Borrower, a Subsidiary or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or to appoint a trustee to administer any Plan; (g) the incurrence by Parent, a Borrower, a Subsidiary or any ERISA Affiliate of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan; (h) the receipt by Parent, a Borrower, a Subsidiary or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from Parent, any Borrower, any Subsidiary or any ERISA Affiliate of any notice, concerning the impending imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA, or in “endangered” or “critical” status, within the meaning of Section 432 of the Code or Section 305 of ERISA; (i) the conditions for imposition of a lien under Section 303(k) of ERISA shall have been met with respect to any Plan; or (j) the withdrawal of any of Parent, a Borrower, a Subsidiary or any ERISA Affiliate from a Plan subject to Section 4063 of ERISA during a plan year in which such entity was a “substantial employer” as defined in Section 4001(a)(2) of ERISA or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA.

“EU Bail-In Legislation Schedule” shall mean the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Euro” and “€” shall mean the single currency of the European Union as constituted by the Treaty of Rome which established the European Community, as such treaty may be amended from time to time and as referred to in the European Monetary Union legislation.

“Eurocurrency” shall mean, when used in reference to any Loan or Borrowing, that such Loan, or the Loans comprising such Borrowing, bears interest at a rate determined by reference to the Adjusted LIBO Rate.

“Eurocurrency Borrowing” shall mean a Borrowing comprised of Eurocurrency Loans.

“Eurocurrency Loan” shall mean any Eurocurrency Term Loan or Eurocurrency Revolving Loan.  All Loans denominated in an Alternative Currency must be Eurocurrency Loans.

“Eurocurrency Revolving Facility Borrowing” shall mean a Borrowing comprised of Eurocurrency Revolving Loans.

“Eurocurrency Revolving Loan” shall mean any Revolving Facility Loan bearing interest at a rate determined by reference to the Adjusted LIBO Rate in accordance with the provisions of Article II.  Eurocurrency Revolving Loans may be denominated in Dollars or in an Alternative Currency.

“Eurocurrency Term Loan” shall mean any Term Loan bearing interest at a rate determined by reference to the Adjusted LIBO Rate in accordance with the provisions of Article II.

“Event of Default” shall have the meaning assigned to such term in Section 7.01.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Excluded Indebtedness” shall mean all Indebtedness not incurred in violation of Section 6.01.

“Excluded Property” shall have the meaning assigned to such term in Section 5.10.

“Excluded Securities” shall mean any of the following:

(a)                                 any Equity Interests or Indebtedness with respect to which the Collateral Agent and Parent reasonably agree that the cost or other consequences of pledging such Equity Interests or Indebtedness in favor of the Secured Parties under the Security Documents (including Tax consequences) are likely to be excessive in relation to the value to be afforded thereby;

(b)                                 any Equity Interests or Indebtedness to the extent, and for so long as, the pledge thereof is prohibited by any Requirement of Law(in each case, except to the extent such prohibition is unenforceable after giving effect to applicable provisions of the Uniform Commercial Code, the Specified Foreign Laws and other applicable law);

(c)                                  any Equity Interests of any person that is not a Wholly Owned Subsidiary to the extent (A) that a pledge thereof to secure the Obligations is prohibited by (i) any applicable organizational documents, constitutional documents, joint venture agreement, shareholder agreement, or similar agreement or (ii) any other contractual obligation (not created in contemplation of the consummation of the Transactions) with an unaffiliated third party not in violation of Section 6.09 that was existing on the Spinoff Date or at the time of the acquisition of such subsidiary and was not created in contemplation of such acquisition, (B) any organizational documents, constitutional documents, joint venture agreement, shareholder agreement, or similar agreement (or other contractual obligation referred to in subclause (A)(ii) above) prohibits such a pledge without the consent of any other party; provided, that this clause (B) shall not apply if (1) such other party is a Loan Party or a Wholly Owned Subsidiary or (2) consent has been obtained to consummate such pledge (it being understood that the foregoing shall not be deemed to obligate Parent or any Subsidiary to obtain any such consent) and for so long as such organizational documents, constitutional documents, joint venture agreement, shareholder agreement or similar agreement (or other contractual obligation referred to in subclause (A)(ii) above) or replacement or renewal thereof is in effect, or (C) a pledge thereof to secure the Obligations would give any other party (other than a Loan Party or a Wholly Owned Subsidiary) to any organizational documents, constitutional documents, joint venture agreement, shareholder agreement or similar agreement governing such Equity Interests the right to terminate its obligations thereunder;

(d)                                 any Equity Interests of any (A) Unrestricted Subsidiary or (B) any Receivables Entity (to the extent they are restricted from being pledged by the applicable Qualified Receivables Facility);

(e)                                  [reserved];

(f)                                   any Margin Stock; and

(g)                                  voting Equity Interests (and any other interests constituting “stock entitled to vote” within the meaning of U.S. Treasury Regulation Section 1.956-2(c)(2)) in excess of 65% of all such voting Equity Interests in (A) any Foreign Subsidiary that is a CFC, (B) any FSHCO or (C) any Subsidiary that is disregarded for U.S. federal income tax purposes and owns Equity Interests in a CFC or FSHCO.

“Excluded Subsidiary” shall mean any of the following:

(a)                                 each Immaterial Subsidiary,

(b)                                 each U.S. Subsidiary and English Subsidiary that is not a Wholly Owned Subsidiary (for so long as such Subsidiary remains a non-Wholly Owned Subsidiary),

(c)                                  each U.S. Subsidiary and English Subsidiary that is prohibited from Guaranteeing or granting Liens to secure the Obligations by any Requirement of Law or that would require consent, approval, license or authorization of a Governmental Authority to Guarantee or grant Liens to secure the Obligations (unless such consent, approval, license or authorization has been received),

(d)                                 each U.S. Subsidiary and English Subsidiary that is prohibited by any applicable contractual requirement (not created in contemplation of the consummation of the Transactions) from Guaranteeing or granting Liens to secure the Obligations on the Spinoff Date or at the time such Subsidiary becomes a Subsidiary not in violation of Section 6.09 (and for so long as such restriction or any replacement or renewal thereof is in effect),

(e)                                  any Receivables Entity,

(f)                                   any Foreign Subsidiary (other than any English Subsidiary that is not a CFC or a FSHCO),

(g)                                  any U.S. Subsidiary (i) that is a FSHCO or (ii) that is a Subsidiary of a Foreign Subsidiary that is a CFC,

(h)                                 any other U.S. Subsidiary or English Subsidiary with respect to which the Administrative Agent and Parent reasonably agree that the cost or other consequences (including, without limitation, Tax consequences) of providing a Guarantee of or granting Liens to secure the Obligations are likely to be excessive in relation to the value to be afforded thereby,

(i)                                     any other Subsidiary if in the reasonable good faith determination of Parent in consultation with the Administrative Agent, a guarantee by such Subsidiary would result in materially adverse tax consequences to Parent or any of its Subsidiaries,

(j)                                    each Unrestricted Subsidiary, and

(k)                                 each Insurance Subsidiary.

“Excluded Swap Obligation” shall mean, with respect to any Guarantor, any Swap Obligation if, and to the extent that, all or a portion of the Guarantee of such Guarantor of, or the grant by such Guarantor of a security interest to secure, such Swap Obligation (or any Guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of (a) such Guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder or (b) in the case of a Swap Obligation subject to a clearing requirement pursuant to Section 2(h) of the Commodity Exchange Act (or any successor provision thereto), because such Guarantor is a “financial entity,” as defined in Section 2(h)(7)(C)(i) of the Commodity Exchange Act (or any successor provision thereto), in each case at the time the Guarantee of such Guarantor or the grant of such security interest becomes effective with respect to such Swap Obligation, unless otherwise agreed between the Administrative Agent and Parent.  If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such Guarantee or security interest is or becomes illegal.

“Excluded Taxes” shall mean, with respect to the Administrative Agent, any Lender or any other recipient of any payment to be made by or on account of any obligation of any Loan Party hereunder or under any other Loan Document (a “Recipient”), (i) Taxes imposed on or measured by its overall net income (however denominated, and including, for the avoidance of doubt, franchise and similar Taxes imposed on it in lieu of net income Taxes) and branch profits Taxes, in each case, imposed by a jurisdiction (including any political subdivision thereof) as a result of such recipient being organized in, having its principal office in, being engaged in a trade or business in, or in the case of any Lender, having its applicable lending office in, such jurisdiction, or as a result of any other present or former connection with such jurisdiction (other than any such connection arising solely from any Loan Document or any transactions pursuant to any Loan Document), (ii) U.S. federal withholding Tax imposed on any payment by or on account of any obligation of any Loan Party hereunder or under any other Loan Document to a Lender (other than to the extent such Lender is an assignee pursuant to a request by a Borrower under Section 2.19(b) or 2.19(c)) pursuant to laws in force at the time such Lender becomes a party hereto (or designates a new lending office), except to the extent that such Lender (or its assignor, if any) was entitled, immediately prior to the designation of a new lending office (or assignment), to receive additional amounts or indemnification payments from any Loan Party with respect to such withholding Tax pursuant to Section 2.17, (iii) any withholding Tax imposed on any payment by or on account of any obligation of any Loan Party hereunder that is attributable to the Administrative Agent’s, any Lender’s or any other recipient’s failure to comply with Section 2.17(f) or Section 2.17(i), (iv) any Tax imposed under FATCA, or (v) any amounts determined by a Finance Party (acting reasonably) to represent any recoverable input Tax.

“Existing Class Loans” shall have the meaning assigned to such term in Section 9.08(f).

“Existing Letter of Credit” shall have the meaning assigned to such term in Section 2.05(a).

“Extended Revolving Facility Commitment” shall have the meaning assigned to such term in Section 2.22(a).

“Extended Revolving Loan” shall have the meaning assigned to such term in Section 2.22(a).

“Extended Term Loan” shall have the meaning assigned to such term in Section 2.22(a).

“Extending Lender” shall have the meaning assigned to such term in Section 2.22(a).

“Extension” shall have the meaning assigned to such term in Section 2.22(a).

“Extension Amendment” shall have the meaning assigned to that term in Section 2.22(b).

“Facility” shall mean the respective facility and commitments utilized in making Loans and credit extensions hereunder, it being understood that, as of the Signing Date there are two Facilities (i.e., the Initial Term A

Facility and the Revolving Facility) and thereafter, the term “Facility” may include any other Class of Commitments and the extensions of credit thereunder.

“Fair Market Value” shall mean, with respect to any asset or property, the price that could be negotiated in an arms’-length transaction between a willing seller and a willing buyer, neither of whom is under undue pressure or compulsion to complete the transaction (as determined in good faith by the management of Borrower Representative), including reliance on the most recent real property tax bill or assessment in the case of Real Property.

“FATCA” shall mean Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), or any current or future United States Treasury Regulations promulgated thereunder or official administrative interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Code, such Code section as of the date of this Agreement (or any amended or successor version described above) or any legislation, rules or official practices adopted pursuant to any intergovernmental agreement entered into in connection with the implementation of such Sections of the Code.

“FATCA Deduction” shall mean a deduction or withholding from a payment under a Loan Document required by FATCA.

“FATCA Exempt Party” shall mean a Recipient that is entitled to receive payments free from any FATCA Deduction.

“Federal Funds Effective Rate” shall mean, for any day, the rate calculated by the NYFRB based on such day’s federal funds transactions by depositary institutions, as determined in such manner as the NYFRB shall set forth on its public website from time to time, and published on the next succeeding Business Day by the NYFRB as the federal funds effective rate.

“Fee Letter” shall mean that certain Fee Letter, dated as of June 28, 2016 by and among JCI and the Arrangers.

“Fees” shall mean the Commitment Fees, the L/C Participation Fees, the Issuing Bank Fees and the Administrative Agent Fees.

“Finance Party” shall mean the Administrative Agent, a Lender or any other Recipient.

“Financial Covenant” shall mean the covenant set forth in Section 6.12.

“Financial Officer” of any person shall mean the Chief Financial Officer, principal accounting officer, Treasurer, Assistant Treasurer, Controller or other executive responsible for the financial affairs of such person.

“First Lien Secured Net Leverage Ratio” shall mean, as of any date of determination, the ratio of (a) the remainder of (x) Consolidated Secured Net Debt as of such date minus (y) amounts included in clause (i) of the definition of Consolidated Secured Net Debt (and not described in the last sentence of the definition of Consolidated Secured Net Debt, unless excluded by the proviso thereto) which are secured only by Liens on the Collateral securing the Obligations on a junior and subordinated (as to Liens and related rights and remedies only) basis and which are subject to an intercreditor agreement entered into with the Administrative Agent for the benefit of the holders of the Obligations which is in form and substance reasonably satisfactory to the Administrative Agent, to (b) Adjusted Consolidated EBITDA for the most recently ended Test Period for which financial statements of Parent have been delivered as required by this Agreement, all determined on a consolidated basis in accordance with GAAP; provided that Adjusted Consolidated EBITDA shall be determined for the relevant Test Period on a Pro Forma Basis. All Indebtedness described in the last sentence of the definition of Consolidated Secured Net Debt (and not excluded by the proviso thereto) shall also be deemed to constitute Indebtedness included pursuant to preceding clause (a)(x) and which is not deducted pursuant to preceding clause (a)(y).

“Flood Documentation” shall mean with respect to each Mortgaged Property located in the United States of America or any territory thereof, (i) a completed “life-of-loan” Federal Emergency Management Agency standard flood hazard determination (to the extent a Mortgaged Property is located in a Special Flood Hazard Area, together with a notice about Special Flood Hazard Area status and flood disaster assistance duly executed by the applicable Loan Party relating thereto) and (ii) a copy of, or a certificate as to coverage under, and a declaration page relating to, the insurance policies, along with a copy of the underlying policies (if requested by the Administrative Agent) required by Section 5.02(c) hereof and the applicable provisions of the Security Documents, each of which shall (A) be endorsed or otherwise amended to include a “standard” or “New York” lender’s loss payable or mortgagee endorsement (as applicable), (B) name the Collateral Agent, on behalf of the Secured Parties, as additional insured and loss payee/mortgagee, (C) identify the address of each property located in a Special Flood Hazard Area, the applicable flood zone designation and the flood insurance coverage and deductible relating thereto and (D) be otherwise in form and substance reasonably satisfactory to the Collateral Agent and each of the Lenders, subject to the provisions of Sections 5.02(a), 5.02(b) and 5.02(c).

“Flood Insurance Laws” shall mean, collectively, (i) the National Flood Insurance Act of 1968 as now or hereafter in effect or any successor statute thereto, (ii) the Flood Disaster Protection Act of 1973 as now or hereafter in effect or any successor statute thereto, (iii) the National Flood Insurance Reform Act of 1994 as now or hereafter in effect or any successor statute thereto, (iv) the Flood Insurance Reform Act of 2004 as now or hereafter in effect or any successor statute thereto and (v) the Biggert-Waters Flood Insurance Reform Act of 2012 as now or hereafter in effect or any successor statute thereto.

“Foreign Lender” shall mean a Lender that is not a U.S. Person.

“Foreign Subsidiary” shall mean any Subsidiary that is incorporated or organized under the laws of any jurisdiction other than the United States of America, any state thereof or the District of Columbia.

“Form 10” shall have the meaning assigned to such term in the definition of “Transactions.”

“Fronting Exposure” shall mean, at any time there is a Defaulting Lender, with respect to any Issuing Bank, such Defaulting Lender’s Revolving Facility Percentage of Revolving L/C Exposure with respect to Letters of Credit issued by such Issuing Bank other than such Revolving L/C Exposure as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof.

“FSHCO” shall mean any U.S. Subsidiary that owns no material assets (directly or through subsidiaries) other than the Equity Interests of one or more Foreign Subsidiaries that are CFCs.

“GAAP” shall mean generally accepted accounting principles in effect from time to time in the United States of America, applied on a consistent basis, subject to the provisions of Section 1.02.

“Governmental Authority” shall mean any federal, state, local or foreign court or governmental agency, authority, instrumentality or regulatory or legislative body (including any applicable supranational bodies, such as the European Union or the European Central Bank).

“Guarantee” of or by any person (the “guarantor”) shall mean (a) any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other monetary obligation payable or performable by another person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (iv) entered into for the purpose of assuring in any other manner the holders of such Indebtedness or other obligation of the payment thereof or to protect such holders against loss in respect thereof (in whole or in part), or (b) any Lien on any assets of the guarantor securing any Indebtedness or other obligation (or any existing right, contingent or otherwise, of the holder of Indebtedness or other obligation to be secured by such a Lien) of any other person, whether or not such Indebtedness or other obligation is assumed by the guarantor (other than Liens on Equity Interests of Unrestricted Subsidiaries securing Indebtedness of such Unrestricted Subsidiaries); provided, however, that the term “Guarantee” shall not include endorsements of instruments for deposit or collection in the ordinary course of business or customary and reasonable indemnity obligations in effect on the Signing Date or entered into in connection with any acquisition or Disposition of assets permitted by this Agreement (other than such obligations with respect to Indebtedness).  The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the Indebtedness or other obligation in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by such person in good faith. The amount of the Indebtedness or other obligation subject to any Guarantee provided by any person for purposes of clause (b) above shall (unless the applicable Indebtedness has been assumed by such person or is otherwise recourse to such person) be deemed to be equal to the lesser of (A) the aggregate unpaid amount of such Indebtedness or other obligation and (B) the Fair Market Value of the property encumbered thereby.

“Guarantee Agreement” shall mean the Guarantee Agreement substantially in the form of Exhibit M dated as of the Signing Date as may be amended, restated, supplemented or otherwise modified from time to time, between each applicable Guarantor and the Collateral Agent.

“guarantor” shall have the meaning assigned to such term in the definition of the term “Guarantee.”

“Guarantors” shall mean each of:

(i) each Subsidiary of Parent (other than the Borrowers) that is or becomes a Loan Party on the Spinoff Date or pursuant to Section 5.10(d), whether existing on the Spinoff Date or established, created or acquired after the Spinoff Date, unless and until such time as such Subsidiary is released from its obligations under the Guarantee Agreement in accordance with the terms and provisions hereof or thereof,

(ii) from and after the Spinoff Date, Parent with respect to the Obligations (other than Obligations of Parent),

(iii) from and after the Spinoff Date, Initial Borrower with respect to the Obligations (other than Obligations of the Initial Borrower),

(iv) from and after the Spinoff Date, Subsidiary Borrower with respect to the Obligations (other than Obligations of the Subsidiary Borrower), and

(v) prior to the Spinoff Date, (a) JCI and (b) upon the Successor JCI Credit Agreement Effectiveness Date, New JCI.

“Hazardous Materials” shall mean all pollutants, contaminants, wastes, chemicals, materials, substances and constituents, including, without limitation, explosive or radioactive substances or petroleum by products or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas or pesticides, fungicides, fertilizers or other agricultural chemicals, of any nature subject to regulation or which can give rise to liability under any Environmental Law.

“Hedge Bank” shall mean any person that is an Agent, an Arranger, a Lender or an Affiliate of any such person (a) at the time that it enters into a Hedging Agreement, or (b) with respect to Hedging Agreements existing on the Spinoff Date, on the Spinoff Date, in each case, in its capacity as a party to such Hedging Agreement.

“Hedging Agreement” shall mean any agreement with respect to any swap, forward, future or derivative transaction, or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value, or credit spread transaction, repurchase transaction, reserve repurchase transaction, securities lending transaction, weather index transaction, spot contracts, fixed price physical delivery contracts, or any similar transaction or any combination of these transactions, in each case of the foregoing, whether or not exchange traded; provided, that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of Parent or any of the Subsidiaries shall be a Hedging Agreement.

“Immaterial Subsidiary” shall mean any Subsidiary that (a) did not, as of the last day of the fiscal quarter of Parent most recently ended for which financial statements have been (or were required to be) delivered pursuant to Section 5.04(a) or 5.04(b), have assets with a value in excess of 2.5% of the Consolidated Total Assets or revenues representing in excess of 2.5% of total revenues of Parent and the Subsidiaries on a consolidated basis as of such date, and (b) taken together with all such Subsidiaries as of such date, did not have assets with a value in excess of 5.0% of Consolidated Total Assets or revenues representing in excess of 5.0% of total revenues of Parent and the Subsidiaries on a consolidated basis as of such date.

“Impacted Interest Period” shall have the meaning assigned to such term in the definition of “LIBO Rate.”

“Increased Amount” of any Indebtedness shall mean any increase in the amount of such Indebtedness in connection with any accrual of interest, the accretion of accreted value, the amortization of original issue discount, the payment of interest in the form of additional Indebtedness or in the form of common stock of Parent, the accretion of original issue discount or liquidation preference and increases in the amount of Indebtedness outstanding solely as a result of fluctuations in the exchange rate of currencies.

“Incremental Amount” shall mean, at any time, the greater of:

(a)                                 the excess (if any) of (i) $750,000,000 over (ii) the sum of (x) the aggregate amount of all Incremental Term Loan Commitments and Incremental Revolving Facility Commitments, in each case, established after the Spinoff Date and prior to such time and outstanding pursuant to Section 2.21 and (y) the aggregate principal amount of Indebtedness outstanding pursuant to Section 6.01(v) at such time; and

(b)                                 any amounts so long as immediately after giving effect to the establishment of the commitments in respect thereof (and assuming any such Incremental Revolving Facility Commitments are fully drawn) and the use of proceeds of the loans thereunder, the First Lien Secured Net Leverage Ratio is not greater than 0.75 to 1.00 tested on a Pro Forma Basis (which, for the avoidance of doubt, will give effect to any Permitted Acquisition consummated concurrently therewith) only on the date of the initial incurrence of the applicable Incremental Facility (except as set forth in clause (C) of the third paragraph under Section 6.01); provided that, in calculating the First Lien Secured Net Leverage Ratio for purposes of this clause (b), the net cash proceeds of any Indebtedness incurred in reliance on this clause (b) at such time shall not be considered Unrestricted Cash, in each case, plus the aggregate amount of Revolving Facility Commitments of any Revolving Facility Lender that is a Defaulting Lender that have been terminated.

“Incremental Assumption Agreement” shall mean an Incremental Assumption Agreement in form and substance reasonably satisfactory to the Administrative Agent, among the Borrowers, the Administrative Agent and, if applicable, one or more Incremental Term Lenders and/or Incremental Revolving Facility Lenders.

“Incremental Commitment” shall mean an Incremental Term Loan Commitment or an Incremental Revolving Facility Commitment.

“Incremental Facility” shall mean the Incremental Commitments and the Incremental Loans made thereunder.

“Incremental Loan” shall mean an Incremental Term Loan or an Incremental Revolving Loan.

“Incremental Revolving Facility Commitment” shall mean the commitment of any Lender, established pursuant to Section 2.21, to make Incremental Revolving Loans to the Borrowers.

“Incremental Revolving Facility Lender” shall mean a Lender with an Incremental Revolving Facility Commitment or an outstanding Incremental Revolving Loan.

“Incremental Revolving Loan” shall mean Revolving Facility Loans made by one or more Revolving Facility Lenders to the Borrowers pursuant to an Incremental Revolving Facility Commitment to make additional Initial Revolving Loans.

“Incremental Term Lender” shall mean a Lender with an Incremental Term Loan Commitment or an outstanding Incremental Term Loan.

“Incremental Term Loan Commitment” shall mean the commitment of any Lender, established pursuant to Section 2.21, to make Incremental Term Loans to the applicable Borrower.

“Incremental Term Loans” shall mean (i) Term Loans made by one or more Lenders to the applicable Borrower pursuant to Section 2.01(c) consisting of additional Initial Term A Loans and (ii) to the extent permitted by Section 2.21 and provided for in the relevant Incremental Assumption Agreement, Other Incremental Term Loans.

“Indebtedness” of any person shall mean, without duplication,

(a)                                 all obligations of such person for borrowed money,

(b)                                 all obligations of such person evidenced by bonds, debentures, notes or similar instruments (except any such obligation issued in the ordinary course of business with a maturity date of no more than six months in a transaction intended to extend payment terms of trade payables or similar obligations to trade creditors incurred in the ordinary course of business),

(c)                                  all obligations of such person under conditional sale or other title retention agreements relating to property or assets purchased by such person (except any such obligation that constitutes a trade payable or similar obligation to a trade creditor incurred in the ordinary course of business),

(d)                                 all obligations of such person issued or assumed as the deferred purchase price of property or services (except any such balance that (i) constitutes a trade payable or similar obligation to a trade creditor incurred in the ordinary course of business, (ii) any earn-out obligations until such obligation becomes a liability on the balance sheet of such person in accordance with GAAP and (iii) liabilities accrued in the ordinary course of business; it being understood that, for the avoidance of doubt, obligations owed to banks and other financial institutions in connection with any Supply Chain Financing or similar arrangement whereby a bank or other institution purchases payables described in clause (i) above owed by Parent or its Subsidiaries shall not constitute Indebtedness) which purchase price is due more than six months after the date of placing the property in service or taking delivery and title thereto,

(e)                                  all Guarantees by such person of Indebtedness of others,

(f)                                   all Capitalized Lease Obligations of such person,

(g)                                  obligations under any Hedging Agreements, to the extent the foregoing would appear on a balance sheet of such person as a liability,

(h)                                 the principal component of all obligations, contingent or otherwise, of such person as an account party in respect of letters of credit,

(i)                                     the principal component of all obligations of such person in respect of bankers’ acceptances,

(j)                                    the amount of all obligations of such person with respect to the redemption, repayment or other repurchase of any Disqualified Stock (excluding accrued dividends that have not increased the liquidation preference of such Disqualified Stock),

(k)                                 all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such person (other than Liens on Equity Interests of Unrestricted Subsidiaries securing Indebtedness of such Unrestricted Subsidiaries), whether or not the Indebtedness secured thereby has been assumed and

(l)                                     all Attributable Receivables Indebtedness with respect to Qualified Receivables Facilities.

The amount of Indebtedness of any person for purposes of clause (k) above shall (unless such Indebtedness has been assumed by such person) be deemed to be equal to the lesser of (A) the aggregate unpaid amount of such Indebtedness and (B) the Fair Market Value of the property encumbered thereby.  Notwithstanding anything in this Agreement to the contrary, Indebtedness shall not include, and shall be calculated without giving effect to, the effects of Financial Accounting Standards Board Accounting Standards Codification 825 and related interpretations to the extent such effects would otherwise increase or decrease an amount of Indebtedness for any purpose under this Agreement as a result of accounting for any embedded derivatives created by the terms of such Indebtedness and any such amounts that would have constituted Indebtedness under this Agreement but for the application of this sentence shall not be deemed an incurrence of Indebtedness under this Agreement.

“Indemnified Taxes” shall mean all Taxes imposed on or with respect to any payment by or on account of any obligation of any Loan Party hereunder or under any other Loan Document other than (a) Excluded Taxes and (b) Other Taxes.

“Indemnified Persons” shall have the meaning assigned to such term in Section 9.05(b).

“Information” shall have the meaning assigned to such term in Section 3.14(a).

“Information Memorandum” shall mean the Confidential Information Memorandum dated June 29, 2016, as modified or supplemented prior to the Signing Date.

“Initial Borrower” shall mean (a) initially, Adient Global Holdings Ltd and (b) from and after the Borrower Transfer Date (if any), the person who becomes the Initial Borrower in accordance with Section 2.25 (together, in each case, with its permitted successors).

“Initial Revolving Loan” shall mean a Revolving Facility Loan made (i) pursuant to the Revolving Facility Commitments or (ii) pursuant to any Incremental Revolving Facility Commitment made on the same terms as (and forming a single Class with) the Revolving Facility Commitments referred to in clause (i) of this definition.

“Initial Term A Borrowing” shall mean any Borrowing comprised of Initial Term A Loans.

“Initial Term A Facility” shall mean the Initial Term A Loan Commitments and the Initial Term A Loans made hereunder.

“Initial Term A Facility Maturity Date” shall mean the fifth anniversary of the Closing Date.

“Initial Term A Facility Outside Date” shall mean January 31, 2017.

“Initial Term A Loan Commitment” shall mean, with respect to each Term Lender, the commitment of such Term Lender to make Initial Term A Loans hereunder.  The amount of each Term Lender’s Initial Term A Loan Commitment as of the Signing Date is set forth on Schedule 2.01.  The aggregate amount of the Initial Term A Loan Commitments as of the Signing Date is $1,500,000,000.

“Initial Term A Loan Installment Date” shall have the meaning assigned to such term in Section 2.10(a)(i).

“Initial Term A Loans” shall mean (a) the term loans made by the Term Lenders to the Initial Borrower pursuant to Section 2.01(a) and (b) any Incremental Term Loans in the form of additional Initial Term A Loans made by the Incremental Term Lenders to the Borrower Representative pursuant to Section 2.01(c).

“Insurance Subsidiary” shall have the meaning assigned to such term in Section 6.04(y).

“Intellectual Property” shall mean the following intellectual property rights, both statutory and common law rights, if applicable:  (a) copyrights, registrations and applications for registration thereof, (b) trademarks, service marks, trade names, slogans, domain names, logos, trade dress, get-up in England and Wales and Ireland, and registrations and applications of registrations thereof, (c) patents, together with any registered or unregistered rights in designs in the United Kingdom, as well as any reissued and reexamined patents and extensions corresponding to the patents and any patent applications, as well as any related continuation, continuation in part and divisional applications and patents issuing therefrom and (d) trade secrets and confidential information, including ideas, designs, concepts, compilations of information, methods, techniques, procedures, processes and other know-how, whether or not patentable.

“Intercreditor Agreement” shall have the meaning assigned to such term in Section 8.11.

“Interest Election Request” shall mean a request by a Borrower to convert or continue a Borrowing in accordance with Section 2.07 and substantially in the form of Exhibit E or another form approved by the Administrative Agent.

“Interest Expense” shall mean, with respect to any person for any period, the sum of, without duplication,

(a)                                 net interest expense of such person for such period on a consolidated basis, including

(i)                                     the amortization of debt discounts,

(ii)                                  the amortization of all fees (including fees with respect to Hedging Agreements) payable in connection with the incurrence of Indebtedness to the extent included in interest expense,

(iii)                               the portion of any payments or accruals with respect to Capitalized Lease Obligations allocable to interest expense and

(iv)                              net payments and receipts (if any) pursuant to interest rate hedging obligations, and excluding unrealized mark-to-market gains and losses attributable to such hedging obligations, amortization of deferred financing fees and expensing of any bridge or other financing fees,

(b)                                 capitalized interest of such person, whether paid or accrued, and

(c)                                  commissions, discounts, yield and other fees and charges incurred for such period, including any losses on sales of receivables and related assets, in connection with any receivables financing of such person or any of its Subsidiaries that are payable to persons other than Parent and the Subsidiaries.

“Interest Payment Date” shall mean, (a) with respect to any Eurocurrency Loan, (i) the last day of the Interest Period applicable to the Borrowing of which such Loan is a part, (ii) in the case of a Eurocurrency Borrowing with an Interest Period of more than three months’ duration, each day that would have been an Interest Payment Date had successive Interest Periods of three months’ duration been applicable to such Borrowing and (iii) in addition, the date of any refinancing or conversion of such Borrowing with or to a Borrowing of a different Type and (b) with respect to any ABR Loan, the last Business Day of each calendar quarter.

“Interest Period” shall mean, as to any Eurocurrency Borrowing, the period commencing on the date of such Borrowing or on the last day of the immediately preceding Interest Period applicable to such Borrowing, as applicable, and ending on the numerically corresponding day (or, if there is no numerically corresponding day, on the last day) in the calendar month that is 1, 2, 3 or 6 months thereafter (or, to the extent agreed to by all Lenders with commitments or Loans under the applicable Facility, 12 months or periods shorter than 1 month as are satisfactory to the Administrative Agent), as the Borrower Representative may elect; provided, however, that if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day.  Interest shall accrue from and including the first day of an Interest Period to but excluding the last day of such Interest Period.

“Interpolated Rate” shall mean, at any time, for any Interest Period, the rate per annum (rounded to the same number of decimal places as the LIBO Screen Rate) determined by the Administrative Agent (which determination shall be conclusive and binding absent manifest error) to be equal to the rate that results from interpolating on a linear basis between:  (a) the LIBO Screen Rate for the longest period for which the LIBO Screen Rate is available) that is shorter than the Impacted Interest Period; and (b) the LIBO Screen Rate for the shortest period (for which that LIBO Screen Rate is available) that exceeds the Impacted Interest Period, in each case, at such time.

“Investment” shall have the meaning assigned to such term in Section 6.04.

“Irish Law Debenture” shall mean an Irish law debenture based on the U.S. Collateral Agreement (including as to the charging clause, excluded assets, definitions, representations and warranties and covenants) with customary modifications based on Irish law and as otherwise agreed by the Administrative Agent and the Borrower Representative, and otherwise in form and substance reasonably acceptable to the Administrative Agent and the Borrower Representative, dated as of the Spinoff Date, between Parent and the Collateral Agent, as may be amended, restated, amended and restated, supplemented or otherwise modified from time to time.

“IRS” means the U.S. Internal Revenue Service.

“Issuing Bank” shall mean (i) JPMorgan Chase Bank, N.A., Bank of America, N.A., Barclays Bank PLC, Credit Agricole Corporate and Investment Bank and Citibank, N.A., (ii) solely with respect to any Existing Letter of Credit, to the extent such person is not already an Issuing Bank, the Lender or Affiliate of a Lender that issued such Existing Letter of Credit and (iii) each other Issuing Bank designated pursuant to Section 2.05(l), in each case in its capacity as an issuer of Letters of Credit hereunder, and its successors in such capacity.  An Issuing Bank may, in its discretion, arrange for one or more Letters of Credit to be issued by Affiliates of such Issuing Bank, in which case the term “Issuing Bank” shall include any such Affiliate with respect to Letters of Credit issued by such Affiliate.

“Issuing Bank Fees” shall have the meaning assigned to such term in Section 2.12(b).

“ITA” shall mean the UK Income Tax Act 2007.

“JCI” shall mean Johnson Controls, Inc., a Wisconsin corporation (together with its successors).

“Jersey Law All Assets Pledge Agreement” shall mean a Jersey law governed security interest agreement based on the U.S. Collateral Agreement (including as to the granting clause, excluded assets, definitions, representations and warranties and covenants) with customary modifications based on Jersey law and as otherwise agreed by the Administrative Agent and the Borrower Representative, and otherwise in form and substance reasonably acceptable to the Administrative Agent and the Borrower Representative, dated as of the Spinoff Date, among Parent, Adient Global Holdings Ltd and the Collateral Agent (provided that the grant by Parent under the Jersey Law All Assets Pledge Agreement shall be solely with respect to the Equity Interests held by Parent in Adient Global Holdings Ltd and related rights and assets as expressly set forth in the Jersey Law All Assets Pledge Agreement), as may be amended, restated, amended and restated, supplemented or otherwise modified from time to time.

“Joinder Agreement” shall have the meaning assigned to such term in the definition of “Spinoff Date.”

“Joint Bookrunners” shall mean, collectively, JPMorgan Chase Bank, N.A. and Merrill Lynch, Pierce, Fenner & Smith Incorporated, Barclays Bank PLC, Citigroup Global Markets Inc. and Credit Agricole Corporate and Investment Bank.

“Joint Lead Arrangers” shall mean JPMorgan Chase Bank, N.A. and Merrill Lynch, Pierce, Fenner & Smith Incorporated, Barclays Bank PLC, Citigroup Global Markets Inc. and Credit Agricole Corporate and Investment Bank.

“Judgment Currency” shall have the meaning assigned to such term in Section 9.23.

“Junior Debt Restricted Payment” shall mean, any payment or other distribution (whether in cash, securities or other property), directly or indirectly made by Parent or any if its Subsidiaries, of or in respect of principal of or interest on any Senior Notes (or any Indebtedness incurred as Permitted Refinancing Indebtedness in respect thereof) or Indebtedness that is by its terms subordinated in right or payment to the Loan Obligations and is incurred pursuant to Section 6.01(k) or Section 6.01(p) (each of the foregoing, a “Junior Financing”); provided, that the following shall not constitute a Junior Debt Restricted Payment:

(a)                                 Refinancings with any Permitted Refinancing Indebtedness permitted to be incurred under Section 6.01;

(b)                                 payments of regularly-scheduled interest and fees due thereunder, other non-principal payments thereunder, any mandatory prepayments of principal, interest and fees thereunder, scheduled payments thereon necessary to avoid the Junior Financing from constituting “applicable high yield discount obligations” within the meaning of Section 163(i)(l) of the Code, and, to the extent this Agreement is then in effect, principal on the scheduled maturity date of any Junior Financing;

(c)                                  payments or distributions in respect of all or any portion of the Junior Financing with the proceeds from the issuance, sale or exchange by Parent of Qualified Equity Interests within eighteen months prior thereto; provided, that such proceeds are not included in any determination of the Available Amount; or

(d)                                 the conversion of any Junior Financing to Qualified Equity Interests of Parent.

“Junior Financing” shall have the meaning assigned to such term in the definition of the term “Junior Debt Restricted Payment.”

“Junior Liens” shall mean Liens on the Collateral that are junior to the Liens thereon securing the Loan Obligations pursuant to a Permitted Junior Intercreditor Agreement (it being understood that Junior Liens are not required to rank equally and ratably with other Junior Liens, and that Indebtedness secured by Junior Liens may be secured by Liens that are senior in priority to, or rank equally and ratably with, or junior in priority to, other Liens constituting Junior Liens), which Permitted Junior Intercreditor Agreement (together with such amendments to the Security Documents and any other Intercreditor Agreements, if any, as are reasonably necessary or advisable (and reasonably acceptable to the Collateral Agent) to give effect to such Liens) shall be entered into in connection with a permitted incurrence of any such Liens (unless a Permitted Junior Intercreditor Agreement and/or Security Documents (as applicable) covering such Liens are already in effect).

“Latest Maturity Date” shall mean, at any date of determination, the latest of the latest Revolving Facility Maturity Date and the latest Term Facility Maturity Date, in each case then in effect on such date of determination.

“L/C Disbursement” shall mean a payment or disbursement made by an Issuing Bank pursuant to a Letter of Credit.

“L/C Participation Fee” shall have the meaning assigned to such term in Section 2.12(b).

“Lender” shall mean each financial institution listed on Schedule 2.01 (other than any such person that has ceased to be a party hereto pursuant to an Assignment and Acceptance in accordance with Section 9.04), as well as any person that becomes a “Lender” hereunder pursuant to Section 9.04, Section 2.21, Section 2.22 or Section 2.23.

“Lending Office” shall mean, as to any Lender, the applicable branch, office or Affiliate of such Lender designated by such Lender to make Loans.

“Letter of Credit” shall have the meaning assigned to such term in Section 2.05(a).

“Letter of Credit Commitment” shall mean, as to any Issuing Bank, on and after the Spinoff Date, (a) the amount set forth opposite such Issuing Bank’s name on Schedule 2.01 under the caption “Letter of Credit Commitment” or (b) if such Issuing Bank has entered into one or more Assignment and Acceptances, the amount set forth for such Issuing Bank in the Register as such Issuing Bank’s “Letter of Credit Commitment,” as such amount may be reduced at or prior to such time pursuant to Section 2.08.

“Letter of Credit Sublimit” shall mean an amount equal to the lesser of (a) $200,000,000 and (b) the aggregate amount of the Issuing Banks’ Letter of Credit Commitments at such time, as such amount may be reduced pursuant to Section 2.08.  The Letter of Credit Sublimit is part of, and not in addition to, the Revolving Facility.

“LIBO Rate” with respect to any Eurocurrency Borrowing for any applicable currency and for any Interest Period, the LIBO Screen Rate at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period; provided that if the LIBO Screen Rate shall not be available at such time for such Interest Period (an “Impacted Interest Period”) with respect to the applicable currency then the LIBO Rate shall be the Interpolated Rate; provided that if the LIBO Rate shall be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement.

“LIBO Screen Rate” shall mean, for any day and time, with respect to any Eurocurrency Borrowing for any applicable currency and for any Interest Period, the London interbank offered rate as administered by ICE Benchmark Administration (or any other person that takes over the administration of such rate for the relevant currency for a period equal in length to such Interest Period as displayed on such day and time on pages LIBOR01 or LIBOR02 of the Reuters screen that displays such rate (or, in the event such rate does not appear on a Reuters page or screen, on any successor or substitute page on such screen that displays such rate, or on the appropriate page of such other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion)).

“Lien” shall mean, with respect to any asset, (a) any mortgage, deed of trust, lien, hypothecation, pledge, charge, security interest or similar monetary encumbrance in or on such asset and (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset; provided, that in no event shall an operating lease or an agreement to sell be deemed to constitute a Lien.

“Limited Condition Acquisition” shall mean any acquisition, including by means of a merger, amalgamation or consolidation, by Parent or one or more of its subsidiaries, the consummation of which is not conditioned upon the availability of, or on obtaining, third party financing or in connection with which any fee or expense would be payable by Parent or its subsidiaries to the seller or target in the event financing to consummate the acquisition is not obtained as contemplated by the definitive acquisition agreement.

“Loan Documents” shall mean (i) this Agreement, (ii) the Guarantee Agreement, (iii) the Security Documents, (iv) each Incremental Assumption Agreement, (v) each Extension Amendment, (vi) each Refinancing Amendment, (vii) any Intercreditor Agreement, (viii) any Note issued under Section 2.09(e), (ix) the Letters of Credit and (x) the Specified Foreign Loan Documents.

“Loan Obligations” shall mean (a) the due and punctual payment by the Borrowers of (i) the unpaid principal of and interest, fees and expenses (including interest, fees and expenses accruing during the pendency of any bankruptcy, insolvency, receivership, Irish examinership or other similar proceeding, regardless of whether allowed or allowable in such proceeding) on the Loans made to the Borrowers under this Agreement, when and as due, whether at maturity, by acceleration, upon one or more dates set for prepayment or otherwise, (ii) each payment required to be made by the Borrowers under this Agreement in respect of any Letter of Credit, when and as due, including payments in respect of reimbursement of disbursements, interest, fees and expenses thereon (including interest, fees and expenses accruing during the pendency of any bankruptcy, insolvency, receivership, Irish examinership or other similar proceeding, regardless of whether allowed or allowable in such proceeding) and obligations to provide Cash Collateral and (iii) all other monetary obligations of the Borrowers owed under or pursuant to this Agreement and each other Loan Document, including obligations to pay fees, expense reimbursement obligations and indemnification obligations, whether primary, secondary, direct, contingent, fixed or otherwise (including monetary obligations incurred during the pendency of any bankruptcy, insolvency, receivership, Irish examinership or other similar proceeding, regardless of whether allowed or allowable in such proceeding), and (b) the due and punctual payment of all obligations of each other Loan Party under or pursuant to each of the Loan Documents (including monetary obligations incurred during the pendency of any bankruptcy, insolvency, receivership, Irish examinership or other similar proceeding, regardless of whether allowed or allowable in such proceeding).

“Loan Parties” shall mean the Borrowers and the Guarantors.

“Loans” shall mean the Term Loans and the Revolving Facility Loans.

“Local Time” shall mean (a) local time in London, England, with respect to the time for the receipt and sending of notices by and to the Administrative Agent or any Lender with respect to Loans denominated in Euro or Sterling; (b) local time in London, England, with respect to the disbursement by or payment to the Administrative Agent or any Lender with respect to Loans denominated in Euro; and (c) in all other circumstances, New York City time (daylight or standard, as applicable).

“Majority Lenders” of any Facility shall mean, at any time, Lenders under such Facility having Loans and unused Commitments representing more than 50% of the sum of all Loans outstanding under such Facility and unused Commitments under such Facility at such time (subject to the last paragraph of Section 9.08(b)).

“Margin Stock” shall have the meaning assigned to such term in Regulation U.

“Material Adverse Effect” shall mean a material adverse effect on the business, property, operations or financial condition of Parent and its Subsidiaries, taken as a whole, the validity or enforceability of any of the Loan Documents or the rights and remedies of the Administrative Agent and the Lenders thereunder.

“Material Indebtedness” shall mean Indebtedness (other than Loans and Letters of Credit) of any one or more of Parent or any Subsidiary in an aggregate principal amount exceeding $75,000,000; provided that in no event shall any Qualified Receivables Facility be considered Material Indebtedness.

“Material Real Property” shall mean any parcel of Real Property located in the United States, or England and Wales and having a Fair Market Value (on a per-property basis) greater than or equal to $10,000,000 (or the Alternative Currency Equivalent thereof) as of (x) the Spinoff Date, for Real Property then owned or (y) the date of acquisition, for Real Property acquired after the Spinoff Date, in each case as determined by Parent in good faith; provided, that “Material Real Property” shall exclude all leasehold interests in Real Property).

“Material Subsidiary” shall mean any Subsidiary, other than an Immaterial Subsidiary.

“Maximum Rate” shall have the meaning assigned to such term in Section 9.09.

“Merger Sub” shall have the meaning assigned to such term in the definition of “Successor JCI Credit Agreement Effectiveness Date.”

“Minimum L/C Collateral Amount” shall mean, at any time, in connection with any Letter of Credit, (i) with respect to Cash Collateral consisting of cash or deposit account balances, an amount equal to 102% of the

Revolving L/C Exposure with respect to such Letter of Credit at such time and (ii) otherwise, an amount sufficient to provide credit support with respect to such Revolving L/C Exposure as determined by the Administrative Agent and the Issuing Banks in their sole discretion.

“Moody’s” shall mean Moody’s Investors Service, Inc.

“Mortgaged Properties” shall mean the Material Real Properties that are identified as such on Schedule 1.01(B) (as may be updated pursuant to Section 9.08(b) of this Agreement) (the “Spinoff Date Mortgaged Properties”) and each additional Material Real Property encumbered by a Mortgage pursuant to Section 5.10.

“Mortgages” shall mean, collectively, the mortgages, trust deeds, deeds of trust, deeds to secure debt, assignments of leases and rents, debentures, and other security documents (including amendments to any of the foregoing) executed and delivered with respect to Mortgaged Properties (either as stand-alone documents or forming part of other Security Documents), each in form and substance reasonably satisfactory to the Collateral Agent and the Borrower Representative, in each case, as amended, supplemented or otherwise modified from time to time.

“Multiemployer Plan” shall mean a multiemployer plan as defined in Section 4001(a)(3) of ERISA to which Parent or any Subsidiary or any ERISA Affiliate (other than one considered an ERISA Affiliate only pursuant to subsection (m) or (o) of Code Section 414) is making or accruing an obligation to make contributions, or has within any of the preceding six plan years made or accrued an obligation to make contributions.

“Net Income” shall mean, with respect to any person, the net income (loss) of such person, determined in accordance with GAAP and before any reduction in respect of preferred stock dividends.

“Net Proceeds” shall mean:

(a)                                 100% of the cash proceeds actually received by Parent or any Subsidiary (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or purchase price adjustment receivable or otherwise, but only as and when received) from any Asset Sale under Section 6.05(g), net of:

(i) attorneys’ fees, accountants’ fees, investment banking fees, survey costs, title insurance premiums, and related search and recording charges, transfer Taxes, deed or mortgage recording Taxes, other customary expenses and brokerage, consultant and other customary fees actually incurred in connection therewith,

(ii) required payments of Indebtedness (other than Indebtedness incurred under the Loan Documents or Other First Lien Debt) and required payments of other obligations relating to the applicable asset to the extent such Indebtedness or other obligations are secured by a Lien permitted hereunder (other than pursuant to the Loan Documents, Other First Lien Debt and other than obligations secured by a Junior Lien),

(iii) repayments of Other First Lien Debt (limited to its proportionate share of such prepayment, based on the amount of such then outstanding debt as a percentage of all then outstanding Indebtedness incurred under the Loan Documents (other than Other Incremental Term Loans and Refinancing Term Loans that rank junior in right of security with the Initial Term A Loans) and Other First Lien Debt),

(iv) Taxes paid or payable (in the good faith determination of Parent) as a result thereof, and

(v) the amount of any reasonable reserve established in accordance with GAAP against any adjustment to the sale price or any liabilities (other than any Taxes deducted pursuant to clause (i) or (iv) above) (x) related to any of the applicable assets and (y) retained by Parent or any of the Subsidiaries including, without limitation, pension and other post-employment benefit liabilities and liabilities related to environmental matters or against any indemnification obligations (provided that (1) the amount of any reduction of such reserve (other than in connection with a payment in respect of any such liability), prior to the date occurring 18 months after the date of the respective Asset Sale, shall be deemed to be cash proceeds of such Asset Sale occurring on the date of such reduction and (2) the amount of any such reserve that is maintained as of the date occurring 18 months after the date of the applicable Asset Sale shall be deemed to be Net Proceeds from such Asset Sale as of such date);

provided, that, if Parent shall deliver a certificate of a Responsible Officer of Parent to the Administrative Agent promptly following receipt of any such proceeds setting forth any Loan Party’s intention to use any portion of such proceeds, within 12 months of such receipt, to acquire, maintain, develop, construct, improve, upgrade or repair assets useful in the business of Parent and the Subsidiaries or to make Permitted Acquisitions and other Investments permitted hereunder (excluding Permitted Investments or intercompany Investments in Subsidiaries) or to reimburse the cost of any of the foregoing incurred on or after the date on which the Asset Sale giving rise to such proceeds was contractually committed (other than inventory), such portion of such proceeds shall not constitute Net Proceeds except to the extent not, within 365 days of such receipt, so used or contractually committed to be so used (it being understood that if any portion of such proceeds are not so used within such 365 day period but within such 365 day period are contractually committed to be used, then such remaining portion if not so used within 180 days following the end of such 365 day period shall constitute Net Proceeds as of such date without giving effect to this proviso); provided, further, that no net cash proceeds calculated in accordance with the foregoing realized in a single transaction or series of related transactions shall constitute Net Proceeds unless such net cash proceeds shall exceed (i) $50,000,000 individually and (ii) $75,000,000 in the aggregate in any fiscal year (and thereafter only net cash proceeds in excess of such amount shall constitute Net Proceeds);

(b)                                 100% of the cash proceeds actually received by Parent or any Subsidiary (including casualty insurance settlements and condemnation awards, but only as and when received) from any Recovery Event, net of:

(i) attorneys’ fees, accountants’ fees, transfer Taxes, deed or mortgage recording Taxes on such asset, other customary expenses and brokerage, consultant and other customary fees actually incurred in connection therewith,

(ii) required payments of Indebtedness (other than Indebtedness incurred under the Loan Documents or Other First Lien Debt) and required payments of other obligations relating to the applicable asset to the extent such Indebtedness or other obligations are secured by a Lien permitted hereunder (other than pursuant to the Loan Documents, and Other First Lien Debt and other than obligations secured by a Junior Lien),

(iii) repayments of Other First Lien Debt (limited to its proportionate share of such prepayment, based on the amount of such then outstanding debt as a percentage of all then outstanding Indebtedness incurred under the Loan Documents (other than Other Incremental Term Loans and Refinancing Term Loans that rank junior in right of security with the Initial Term A Loans)) and Other First Lien Debt,

(iv) Taxes paid or payable (in the good faith determination of Parent) as a result thereof,

(v) the amount of any reasonable reserve established in accordance with GAAP against any liabilities (other than any Taxes deducted pursuant to clause (i) or (iv) above) (x) related to any of the applicable assets and (y) retained by Parent or any of the Subsidiaries including, without limitation, pension and other post-employment benefit liabilities and liabilities related to environmental matters (provided that (1) the amount of any reduction of such reserve (other than in connection with a payment in respect of any such liability), prior to the date occurring 18 months after the date of the respective Recovery Event, shall be deemed to be cash proceeds of such Recovery Event occurring on the date of such reduction and (2) the amount of any such reserve that is maintained as of the date occurring 18 months after the date of the applicable Recovery Event shall be deemed to be Net Proceeds from such Recovery Event as of such date;

provided, that, if Parent shall deliver a certificate of a Responsible Officer of Parent to the Administrative Agent promptly following receipt of any such proceeds setting forth any Loan Party’s intention to use any portion of such proceeds, within 365 days of such receipt, to acquire, maintain, develop, construct, improve, upgrade or repair assets useful in the business of Parent and the Subsidiaries or to make Permitted Acquisitions and other Investments permitted hereunder (excluding Permitted Investments or intercompany Investments in Subsidiaries) or to reimburse the cost of any of the foregoing incurred on or after the date on which the Recovery Event giving rise to such proceeds was contractually committed (other than inventory, except to the extent the proceeds of such Recovery Event are received in respect of inventory), such portion of such proceeds shall not constitute Net Proceeds except to the extent not, within 365 days of such receipt, so used or contractually committed to be so used (it being understood that if any portion of such proceeds are not so used within such 365 day period but within such 365 day period are contractually committed to be used, then such remaining portion if not so used within 180 days following the end of such 365 day period shall constitute Net Proceeds as of such date without giving effect to this proviso); provided, further, that no net cash proceeds calculated in accordance with the foregoing realized in a single transaction or series of related transactions shall constitute Net Proceeds unless such net cash proceeds shall exceed (i) $50,000,000 individually and (ii) $75,000,000 in the aggregate in any fiscal year (and thereafter only net cash proceeds in excess of such amount shall constitute Net Proceeds); and

(c)                                  100% of the cash proceeds from the incurrence, issuance or sale by Parent or any Subsidiary of any Indebtedness (other than Excluded Indebtedness, except for Refinancing Notes and Refinancing Term Loans), net of all fees (including investment banking fees), commissions, costs, Taxes and other expenses, in each case incurred in connection with such issuance or sale.

“New Class Loans” shall have the meaning assigned to such term in Section 9.08(f).

“New JCI” shall mean Tyco International plc, with company number 543654, a public limited company incorporated under the laws of Ireland (which entity intends to change its name to Johnson Controls International plc upon or shortly after the Successor JCI Credit Agreement Effectiveness Date), and its successors.

“New Lender” shall mean any person that becomes a Lender hereunder pursuant to Section 9.04, Section 2.19, Section 2.21, Section 2.22, Section 2.23 or any other provision of this Agreement.

“Non-Consenting Lender” shall have the meaning assigned to such term in Section 2.19(c).

“Non-Defaulting Lender” shall mean, at any time, each Lender that is not a Defaulting Lender at such time.

“Non-S-X Adjustment Amount” shall have the meaning assigned to such term in the definition of “Pro Forma Basis.”

“Note” shall have the meaning assigned to such term in Section 2.09(e).

“NYFRB” shall mean the Federal Reserve Bank of New York.

“NYFRB Rate” shall mean, for any day, the greater of (a) the Federal Funds Effective Rate in effect on such day and (b) the Overnight Bank Funding Rate in effect on such day (or for any day that is not a Business Day, for the immediately preceding Business Day); provided that if none of such rates are published for any day that is a Business Day, the term “NYFRB Rate” means the rate for a federal funds transaction quoted at 11:00 a.m. New York City time on such day received to the Administrative Agent from a federal funds broker of recognized standing selected by it; provided, further, that if any of the aforesaid rates shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“Obligations” shall mean, collectively, (a) the Loan Obligations, (b) obligations of Parent and its Subsidiaries including non-Wholly Owned Subsidiaries, if applicable, in respect of any Secured Cash Management Agreement, (c) obligations of Parent and its Subsidiaries including non-Wholly Owned Subsidiaries, if applicable, in respect of any Secured Supply Chain Financing, and (d) obligations of Parent and its Subsidiaries including non-Wholly Owned Subsidiaries, if applicable in respect of any Secured Hedge Agreement (including, in each case, monetary obligations incurred during the pendency of any bankruptcy, insolvency, receivership, Irish examinership or other similar proceeding, regardless of whether allowed or allowable in such proceeding).

“Original Lender” shall mean each financial institution listed on Schedule 2.01.

“Other First Lien Debt” shall mean obligations secured by Other First Liens.

“Other First Liens” shall mean Liens on the Collateral that are equal and ratable with the Liens thereon securing the Loan Obligations pursuant to a Permitted First Lien Intercreditor Agreement, which Permitted First Lien Intercreditor Agreement (together with such amendments to the Security Documents and any other Intercreditor Agreements, if any, as are reasonably necessary or advisable (and reasonably acceptable to the Collateral Agent) to give effect to such Liens) shall be entered into in connection with a permitted incurrence of any such Liens (unless a Permitted First Lien Intercreditor Agreement and/or Security Documents (as applicable) covering such Liens are already in effect).

“Other Incremental Term Loans” shall have the meaning assigned to such term in Section 2.21(a).

“Other Revolving Facility Commitments” shall mean, collectively, (a) Extended Revolving Facility Commitments to make Extended Revolving Loans and (b) Replacement Revolving Facility Commitments.

“Other Revolving Loans” shall mean, collectively (a) Extended Revolving Loans and (b) Replacement Revolving Loans.

“Other Taxes” shall mean any and all present or future stamp or documentary Taxes or any other excise, transfer, sales, property, intangible, mortgage recording or similar Taxes arising from any payment made hereunder or under any other Loan Document or from the execution, registration, delivery or enforcement of, consummation or administration of, from the receipt or perfection of security interest under, or otherwise with respect to, the Loan Documents, except any such Taxes that are imposed with respect to an assignment (other than an assignment made pursuant to Section 2.19) as a result of any present or former connection between the Recipient and the jurisdiction imposing such Tax (other than any such connection arising solely from any Loan Document or any transactions pursuant to any Loan Document).

“Other Term Facilities” shall mean the Other Term Loan Commitments and the Other Term Loans made thereunder.

“Other Term Loan Commitments” shall mean, collectively, (a) Incremental Term Loan Commitments and (b) commitments to make Refinancing Term Loans.

“Other Term Loan Installment Date” shall have, with respect to any Class of Other Term Loans established pursuant to an Incremental Assumption Agreement, an Extension Amendment or a Refinancing Amendment, the meaning assigned to such term in Section 2.10(a)(ii).

“Other Term Loans” shall mean, collectively, (a) Other Incremental Term Loans, (b) Extended Term Loans and (c) Refinancing Term Loans.

“Overnight Bank Funding Rate” shall mean, for any day, with respect to any amount denominated in Dollars, the rate comprised of both overnight federal funds and overnight eurocurrency borrowings by U.S.-managed banking offices of depository institutions, as such composite rate shall be determined by the NYFRB as set forth on its public website from time to time, and published on the next succeeding Business Day by the NYFRB as an overnight bank funding rate (from and after such date as the NYFRB shall commence to publish such composite rate).

“Parent” shall mean, Adient plc, a public limited company incorporated under the laws of Ireland and any permitted successor thereof.

“Participant” shall have the meaning assigned to such term in Section 9.04(c)(i).

“Participant Register” shall have the meaning assigned to such term in Section 9.04(c)(ii).

“PBGC” shall mean the Pension Benefit Guaranty Corporation referred to and defined in ERISA.

“Perfection Certificate” shall mean the Perfection Certificate with respect to the Borrowers and the other Loan Parties substantially in the form attached hereto as Exhibit I, or such other form as is reasonably satisfactory to the Administrative Agent, as the same may be supplemented from time to time to the extent required by Section 5.04(f).

“Permitted Acquisition” shall mean any acquisition by Parent or a Subsidiary of all or substantially all the assets or business of, or all or substantially all the Equity Interests (other than directors’ qualifying shares) not previously held by Parent and its Subsidiaries in, or merger, consolidation or amalgamation with, a person or business unit or division or line of business of a person (or any subsequent investment made in a person or business unit or division or line of business previously acquired in a Permitted Acquisition), if:

i.                  no Event of Default shall have occurred and be continuing immediately after giving effect thereto or would result therefrom, provided, however, that with respect to a proposed Limited Condition Acquisition pursuant to an executed acquisition agreement, at the option of Parent, the determination of whether such an Event of Default shall exist shall be made solely at the time of the execution of the acquisition agreement related to such Permitted Acquisition;

ii.               [reserved];

iii.            Parent shall be in Pro Forma Compliance with the Financial Covenant immediately after giving effect to such acquisition or investment and any related transactions;

iv.           any acquired or newly formed Subsidiary shall not be liable for any Indebtedness except for Indebtedness permitted by Section 6.01;

v.              to the extent required by Section 5.10, any person acquired in such acquisition shall be merged into a Loan Party or become upon consummation of such acquisition a Guarantor; and

vi.           the aggregate cash consideration in respect of all such acquisitions and investments in assets that are not owned by the Loan Parties or in Equity Interests in persons that are not Guarantors or do not become Guarantors, in each case upon consummation of such acquisition, shall not exceed the sum of (X) the greater of $500,000,000 and 5.0% of Consolidated Total Assets when made, plus (Y) (A) an amount equal to any returns (in the form of dividends or other distributions or net sale proceeds) received by any Loan Party in respect of any assets not owned directly by Loan Parties or Equity Interests in persons that are not Guarantors or do not become Guarantors that were acquired in such Permitted Acquisitions in reliance on the basket in clause (X) above (excluding any such returns in excess of the amount originally invested) and (B) any amounts in excess thereof that can be, and are, permitted as Investments (and treated as Investments) made under a clause of Section 6.04 (other than clause (k) thereof).

“Permitted Debt” shall mean Indebtedness for borrowed money incurred by any Loan Party, provided that (i) any such Permitted Debt, if guaranteed, shall not be guaranteed by any Subsidiary other than a Guarantor and, if secured (as permitted by Sections 6.01 and 6.02), shall be secured solely by all or some portion of the Collateral pursuant to security documents no more favorable to the secured party or party, taken as a whole (as determined by Parent in good faith), than the Security Documents, (ii) any such Permitted Debt, if secured, shall be subject to an Intercreditor Agreement reasonably satisfactory to the Administrative Agent and (iii) such Permitted Debt shall not mature prior to the date that is the latest final maturity date of the Loans and Revolving Facility Commitments existing at the time of such incurrence (or in the case of Junior Financing, until the date that is 91 days thereafter), and the Weighted Average Life to Maturity of any such Permitted Debt shall be no shorter than the remaining Weighted Average Life to Maturity of the Loans with the latest final maturity at the time of such incurrence.

“Permitted First Lien Intercreditor Agreement” shall mean, with respect to any Liens on Collateral that are intended to be equal and ratable with the Liens securing the Loan Obligations, one or more customary intercreditor agreements, each of which shall be in form and substance reasonably satisfactory to the Administrative Agent.

“Permitted Investments” shall mean:

(a)                                 direct obligations of the United States of America, Switzerland, the United Kingdom (and any nation thereof) or any member of the European Union or any agency thereof or obligations guaranteed by the United States of America, Switzerland, the United Kingdom (and any nation thereof) or any member of the European Union or any agency thereof, in each case with maturities not exceeding two years from the date of acquisition thereof;

(b)                                 time deposit accounts, certificates of deposit, money market deposits, banker’s acceptances and other bank deposits maturing within 180 days of the date of acquisition thereof issued by a bank or trust company having capital, surplus and undivided profits in excess of $250,000,000 and whose long-term debt, or whose parent holding company’s long-term debt, is rated at least A by S&P or A2 by Moody’s (or such similar equivalent rating or higher by at least one nationally recognized statistical rating organization (as defined in Rule 436 under the Securities Act));

(c)                                  repurchase obligations with a term of not more than 180 days for underlying securities of the types described in clause (a) above entered into with a bank meeting the qualifications described in clause (b) above;

(d)                                 commercial paper, maturing not more than one year after the date of acquisition, issued by a corporation (other than an Affiliate of Parent) with a rating at the time as of which any investment therein is made of P-1 (or higher) according to Moody’s, or A-1 (or higher) according to S&P (or such similar equivalent rating or higher by at least one nationally recognized statistical rating organization (as defined in Rule 436 under the Securities Act));

(e)                                  securities with maturities of two years or less from the date of acquisition, issued or fully guaranteed by any State of the United States of America, or by any political subdivision or taxing authority thereof, and rated at least A by S&P or A by Moody’s (or such similar equivalent rating or higher by at least one nationally recognized statistical rating organization (as defined in Rule 436 under the Securities Act));

(f)                                   shares of mutual funds whose investment guidelines restrict 95% of such funds’ investments to those satisfying the provisions of clauses (a) through (e);

(g)                                  money market funds that (i) comply with the criteria set forth in Rule 2a-7 under the Investment Company Act of 1940, (ii) are rated AAA by S&P or Aaa by Moody’s and (iii) have portfolio assets of at least $1,000,000,000;

(h)                                 time deposit accounts, certificates of deposit, money market deposits, banker’s acceptances and other bank deposits in an aggregate face amount not in excess of 0.5% of the total assets of Parent and the Subsidiaries, on a consolidated basis, as of the end of Parent’s most recently completed fiscal year; and

(i)                                     instruments equivalent to those referred to in clauses (a) through (h) above denominated in any foreign currency comparable in credit quality and tenor to those referred to above and commonly used by corporations for cash management purposes in any jurisdiction outside the United States of America to the extent reasonably required in connection with any business conducted by Parent or any Subsidiary organized/incorporated in such jurisdiction.

“Permitted Junior Intercreditor Agreement” shall mean, with respect to any Liens on Collateral that are intended to be junior to any Liens securing the Loan Obligations, one or more customary intercreditor agreements, each of which shall be in form and substance reasonably satisfactory to the Administrative Agent.

“Permitted Liens” shall have the meaning assigned to such term in Section 6.02.

“Permitted Receivables Facility Assets” shall mean (i) Receivables Assets (whether now existing or arising in the future) of Parent and any Subsidiary which are transferred, sold and/or pledged to a Receivables Entity or a bank, other financial institution or a commercial paper conduit or other conduit facility established and maintained by a bank or other financial institution, pursuant to a Qualified Receivables Facility and any related Permitted Receivables Related Assets which are also so transferred, sold and/or pledged to such Receivables Entity, bank, other financial institution or commercial paper conduit or other conduit facility, and all proceeds thereof and (ii) loans to Parent or any of its Subsidiaries secured by Receivables Assets (whether now existing or arising in the future) and any Permitted Receivables Related Assets of Parent and any Subsidiary which are made pursuant to a Qualified Receivables Facility.

“Permitted Receivables Facility Documents” shall mean each of the documents and agreements entered into in connection with any Qualified Receivables Facility, including all documents and agreements relating to the issuance, funding and/or purchase of certificates and purchased interests or the incurrence of loans, as applicable, in each case as such documents and agreements may be amended, modified, supplemented, refinanced or replaced from time to time so long as the relevant Qualified Receivables Facility would still meet the requirements of the definition thereof after giving effect to such amendment, modification, supplement, refinancing or replacement.

“Permitted Receivables Related Assets” shall mean any other assets that are customarily transferred, sold and/or pledged or in respect of which security interests are customarily granted in connection with asset securitization transactions involving receivables similar to Receivables Assets and any collections or proceeds of any of the foregoing (including, without limitation, lock-boxes, deposit accounts, records in respect of Receivables Assets and collections in respect of Receivables Assets).

“Permitted Refinancing Indebtedness” shall mean any Indebtedness issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund (collectively, to “Refinance”), the Indebtedness being Refinanced (or previous refinancings thereof constituting Permitted Refinancing Indebtedness); provided, that:

(a) the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness so Refinanced (plus unpaid accrued interest and premium (including tender premiums) thereon and underwriting discounts, defeasance costs, fees, commissions and expenses),

(b) except with respect to Section 6.01(i), (i) the final maturity date of such Permitted Refinancing Indebtedness is on or after the earlier of (x) the final maturity date of the Indebtedness being Refinanced and (y) the 91st day following the Latest Maturity Date in effect at the time of incurrence thereof and (ii) the Weighted Average Life to Maturity of such Permitted Refinancing Indebtedness is greater than or equal to the lesser of (x) the Weighted Average Life to Maturity of the Indebtedness being Refinanced and (y) 91 days after the Weighted Average Life to Maturity of the Class of Term Loans then outstanding with the greatest remaining Weighted Average Life to Maturity,

(c) if the Indebtedness being Refinanced is by its terms subordinated in right of payment to any Loan Obligations, such Permitted Refinancing Indebtedness shall be subordinated in right of payment to such Loan Obligations on terms in the aggregate not materially less favorable to the Lenders than those contained in the documentation governing the Indebtedness being Refinanced (as determined by Parent in good faith),

(d) no Permitted Refinancing Indebtedness shall have obligors that are not (or would not have been required to become) obligors with respect to the Indebtedness being so Refinanced (except that (i) one or more Loan Parties may be added as additional guarantors and (ii) to the extent the Indebtedness being so Refinanced was Indebtedness of a Subsidiary which was not a Borrower or a Guarantor, Refinancing Indebtedness incurred in respect thereof may be incurred or guaranteed by any Subsidiary which is not a Borrower or a Guarantor),

(e) if the Indebtedness being Refinanced is Indebtedness of a Loan Party and is secured (and permitted to be secured), such Permitted Refinancing Indebtedness may be secured by Liens on the same (or any subset of the) assets as secured (or would have been required to secure) the Indebtedness being Refinanced, on terms in the aggregate that are no less favorable to the Secured Parties than, the Indebtedness being refinanced or on terms otherwise permitted by Section 6.02 (as determined by Parent in good faith), and

(f) if the Indebtedness being Refinanced was subject to a Permitted First Lien Intercreditor Agreement or a Permitted Junior Intercreditor Agreement, and if the respective Permitted Refinancing Indebtedness is to be secured by the Collateral, the Permitted Refinancing Indebtedness shall likewise be subject to a Permitted First Lien Intercreditor Agreement or a Permitted Junior Intercreditor Agreement, as applicable.

“person” shall mean any natural person, corporation, business trust, joint venture, association, company, partnership, limited liability company or government, individual or family trusts, or any agency or political subdivision thereof.

“Plan” shall mean any employee pension benefit plan (other than a Multiemployer Plan) that is (i) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, (ii) sponsored or maintained (at the time of determination or at any time within the five years prior thereto) by Parent, any Borrower, any Subsidiary or any ERISA Affiliate, and (iii) in respect of which Parent, any Borrower, any Subsidiary or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Platform” shall have the meaning assigned to such term in Section 9.17.

“Pledged Collateral” shall have the meaning assigned to such term in the U.S. Collateral Agreement.

“Predecessor JCI Credit Agreement” shall mean that certain Credit Agreement, dated as of August 6, 2013, among JCI, as borrower and JPMorgan Chase Bank, N.A., as administrative agent and the other parties thereto.

“Predecessor JCI Credit Agreement Affirmative Covenants” shall mean the covenants set forth in Sections 5.01, 5.02, 5.03, 5.04, 5.05 and 5.06 and the second sentence of Section 5.10 of the Predecessor JCI Credit Agreement as in effect on the Signing Date and without giving effect to any amendment or waiver thereof thereafter that has not been consented to by the Required Lenders under this Agreement, assuming for such purposes that:

a.              each reference to “Agreement,” “Default,” “Loans” or “Loan Documents” therein (including any such reference contained in a defined term used in any such section)  was a reference to this Agreement or any Default, Loans or Loan Documents under this Agreement, respectively;

b.              each reference to “Administrative Agent” or a “Lender” therein was a reference to the Administrative Agent or a Lender under this Agreement, respectively;

c.               the reference to “Section 5.07” contained in Section 5.01(c) thereof referred to Section 5.07 of such Agreement as in effect on the Signing Date and without giving effect to any amendment or waiver thereunder thereafter that has not been consented to by the Required Lenders under this Agreement;

d.              the second sentence of Section 5.10 of the Predecessor JCI Credit Agreement applied to the proceeds of the Loans under this Agreement by the Borrowers rather than the use of proceeds of “Loans” under the Predecessor JCI Credit Agreement by the “Borrowers” thereunder; and

e.               the references to “Material Adverse Effect” contained therein were modified by deleting clauses (b) and (c) of such definition and replacing them with the following clause (b): “(b) the ability of JCI or the Initial Borrower to perform any of its material obligations under the Loan Documents or the rights and remedies of the Administrative Agent and the Lenders thereunder”, with each capitalized term being used as defined in this Agreement.

“Predecessor JCI Credit Agreement Events of Default” shall mean the occurrence of any event set forth in clauses (a) through (l) of Section 6.01 of the Predecessor JCI Credit Agreement as in effect on the Signing Date and without giving effect to any amendment or waiver thereof thereafter that has not been consented to by the Required Lenders under this Agreement, assuming for this purpose that:

(i) the reference to “any Loan or any Reimbursement Obligation” in Section 6.01(a) of the Predecessor JCI Credit Agreement was a reference to “any Loan or LC Disbursement” under this Agreement,

(ii) Section 6.01(b) of the Predecessor JCI Credit Agreement referred to the Predecessor JCI Credit Agreement Negative Covenants instead of “Section 5.07 to 5.10, inclusive”

(iii) Section 6.01(c) of the Predecessor JCI Credit Agreement referred to any Loan Document instead of “this Agreement”

(iv) Section 6.01(d) of the Predecessor JCI Credit Agreement referred to the Guarantee provided by JCI under the Guarantee Agreement instead of “the guaranty provided by the Company under Section 10.01 of this Agreement”

(v) Section 6.01(e) of the Predecessor JCI Credit Agreement referred to any representation, warranty, certification or statement made by any Loan Party in any Loan Document or in any certificate, financial statement or other document delivered pursuant to this Agreement rather than “any representation, warranty, certification or statement made by any Borrower in this Agreement or in any certificate, financial statement or other document delivered pursuant to this Agreement”

(vi) each reference to the term “Material Debt” as used therein applies to the loans under the Predecessor JCI Credit Agreement in an aggregate principal amount exceeding $200,000,000, but excludes Indebtedness under this Agreement

(vii) each reference to clauses (h) and (i) of Section 6.01 also applied to any such event occurring with respect to the Initial Borrower in addition to “the Company or any Significant Subsidiary”,

(viii) the reference to “Material Adverse Effect” contained in clause (j) of Section 6.01 was modified by replacing clauses (b) and (c) of such definition with the following clause (b): “(b) the ability of JCI or the Initial Borrower to perform any of its material obligations under the Loan Documents or the rights and remedies of the Administrative Agent and the Lenders thereunder”, with each capitalized term being used as defined in this Agreement,

(ix) the reference to “hereunder” contained in clause (a) meant under this Agreement,

(x) the references to “Administrative Agent” and “Lender” contained in clause (c) referred to the Administrative Agent and any Lender, respectively, under this Agreement, and

(xi) clause (l) thereof contained an additional Event of Default in the event that JCI ceased to directly or indirectly own 100% of the Equity Interests of the Initial Borrower prior to the Spinoff Date.

“Predecessor JCI Credit Agreement Negative Covenants” shall mean the covenants set forth in Sections 5.07, 5.08 and 5.09 of the Predecessor JCI Credit Agreement as in effect on the Signing Date and without giving effect to any amendment or waiver thereof thereafter that has not been consented to by the Required Lenders under this Agreement, assuming for such purposes that:

(i) each reference to a “Administrative Agent”  in such Section 5.09 was a reference to the Administrative Agent under this Agreement, and

(ii) such Section 5.09 (x) required, that as a condition to any merger of JCI in which JCI was not the surviving corporation, that the surviving corporation assume all of JCI’s obligations under the Guarantee Agreement pursuant to a supplement thereto reasonably satisfactory to the Administrative Agent and (y) prohibited any merger or consolidation of the Initial Borrower prior to the Spinoff Date.

“Predecessor JCI Credit Agreement Reps and Warranties” shall mean the representations and warranties made pursuant to Article 4 of the Predecessor JCI Credit Agreement as in effect on the Signing Date and without giving effect to any amendment or waiver thereof thereafter that has not been consented to by the Required Lenders, assuming for such purposes that:

a)             each reference to “Agreement,” “Notes,” “Loans” or a “Loan Document” therein (including in the defined terms used in such section) was a reference to this Agreement or the Notes, Loans or a Loan Document under this Agreement, respectively,

b)             each reference to “Administrative Agent”, “Arranger”, “Agent” or a “Lender” therein was a reference to the Administrative Agent, an Arranger, an Agent or a Lender under this Agreement, respectively,

c)              each reference in Section 4.02 to “the Company” was a reference to “each of JCI and the Initial Borrower” (as defined under this Agreement), and the reference to “Agreement” was a reference to “this Agreement and the Guarantee Agreement” (as defined under this Agreement),

d)             Section 4.03 was restated to read “Each of this Agreement and the Guarantee Agreement constitute a valid and binding agreement of each of JCI and the Initial Borrower, and the Notes, if and when executed and deliver in accordance with this Agreement, will constitute a valid and binding obligation of the Initial Borrower”, with each term as defined in this Agreement, in each case subject to applicable bankruptcy, insolvency, moratorium, reorganization and other similar laws of general application affecting creditors’ rights and general principles of equity, regardless of whether considered in a proceeding in equity or at law,

e)              the references in Section 4.04(a) of the Predecessor JCI Credit Agreement to the financial statements for the fiscal year ended September 30, 2012 and the 2012 form 10-K were references to the financial statements for the fiscal year ended September 30, 2015 and JCI’s 2015 form 10-K, respectively,

f)               the references in Section 4.04(b) of the Predecessor JCI Credit Agreement to the financial statements for the fiscal quarter ended March 31, 2013 and the form 10-Q for such quarter were references to the financial statements for the fiscal quarter ended March 31, 2016 (and the corresponding interim period) and JCI’s form 10-Q for such fiscal quarter, respectively,

g)              the reference in Section 4.04(c) of the Predecessor JCI Credit Agreement to “September 30, 2012” was to September 30, 2015,

h)             each reference to delivery of a copy of a Form 10-K, 8-K or 10-Q to the Lenders in Section 4.04 was deleted, and the reference to delivery of such filings in Section 4.05 was deleted,

i)                 each reference to the “Effective Date” therein was a reference to the Closing Date under this Agreement, and

j)                the representation and warranty contained in Section 4.08 thereof was also made with respect to the Initial Borrower.

“Predecessor JCI Pricing Schedule” shall mean the schedule attached hereto identified as such.

“Pricing Schedule” shall mean the schedule attached hereto identified as such.

“primary obligor” shall have the meaning assigned to such term in the definition of the term “Guarantee.”

“Prime Rate” shall mean the rate of interest per annum publicly announced from time to time by JPMorgan Chase Bank, N.A. as its prime rate in effect at its office located at 270 Park Avenue, New York, New York; each change in the Prime Rate shall be effective from and including the date such change is publicly announced as being effective.

“Pro Forma Basis” shall mean, as to any person, for any events as described below that occur subsequent to the commencement of a period for which the financial effect of such events is being calculated, and giving effect to the events for which such calculation is being made, such calculation as will give pro forma effect to such events as if such events occurred on the first day of the most recent Test Period ended on or before the occurrence of such event (the “Reference Period”):

(i)                                     the Transactions, any Asset Sale, any asset acquisition or Investment (or series of related Investments), in each case, in excess of $25,000,000, merger, amalgamation, consolidation (or any similar transaction or transactions), any dividend, distribution or other similar payment,

(ii)                                  any operational changes or restructurings of the business of Parent or any of its Subsidiaries that Parent or any of its Subsidiaries has determined to make and/or made during or subsequent to the Reference Period (including in connection with an Asset Sale or asset acquisition described in clause (i)) and which are expected to have a continuing impact and are factually supportable, which would include cost savings resulting from head count reduction, closure of facilities and other operational changes and other cost savings in connection therewith,

(iii)                               the designation of any Subsidiary as an Unrestricted Subsidiary or of any Unrestricted Subsidiary as a Subsidiary, and

(iv)                              any incurrence, repayment, repurchase or redemption of Indebtedness (or any issuance, repurchase or redemption of Disqualified Stock or preferred stock), other than fluctuations in revolving borrowings in the ordinary course of business (and not resulting from a transaction as described in clause (i) above).

Pro forma calculations made pursuant to this definition shall be determined in good faith by a Responsible Officer of the Borrower Representative.  Any such pro forma calculation may include adjustments appropriate, in the reasonable good faith determination of Parent and set forth in a certificate of a Responsible Officer, to reflect operating expense reductions, other operating improvements, synergies or such operational changes or restructurings described in clause (ii) of the immediately preceding paragraph reasonably expected to result from the applicable pro forma event in the twelve (12) month period following the consummation of such pro forma event; provided that the aggregate amount of adjustments in respect of pro forma operating improvements or synergies that do not comply with Article 11 of Regulation S-X for any four quarter period (the “Non-S-X Adjustment Amount”) shall not, when aggregated with the amount of any increase to Consolidated Net Income pursuant to the addback of cash costs and expenses related to restructurings pursuant to clause (a) thereof for such period, exceed 20% of Adjusted

Consolidated EBITDA for such period prior to giving effect to such increase to Consolidated Net Income and the Non-S-X Adjustment Amount for such period.  Parent shall deliver to the Administrative Agent a certificate of a Responsible Officer of Parent setting forth such demonstrable or additional operating expense reductions and other operating improvements or synergies and information and calculations supporting them in reasonable detail.

If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest on such Indebtedness shall be calculated as if the rate in effect on the date on which the relevant calculation is being made had been the applicable rate for the entire period (taking into account any hedging obligations applicable to such Indebtedness if such hedging obligation has a remaining term in excess of 12 months). Interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by a Financial Officer of Parent to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP. For purposes of making the computation referred to above, interest on any Indebtedness under a revolving credit facility computed on a pro forma basis shall be computed based upon the average daily balance of such Indebtedness during the applicable period, except to the extent the outstandings thereunder are reasonably expected to increase as a result of any transactions described in clause (i) of the first paragraph of this definition of “Pro Forma Basis” which occurred during the respective period or thereafter and on or prior to the date of determination. Interest on Indebtedness that may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rate, shall be deemed to have been based upon the rate actually chosen, or, if none, then based upon such applicable optional rate as Parent may designate.

In the event that any financial ratio is being calculated for purposes of determining whether Indebtedness or any lien relating thereto may be incurred, Parent may elect, pursuant to a certificate of a Responsible Officer delivered to the Administrative Agent, to treat all or any portion of the commitment relating thereto as being incurred at the time of such commitment (consistently applied for all purposes under this Agreement), in which case Indebtedness in an amount equal to such commitment shall be deemed to be outstanding for all financial calculations until such commitment is terminated, but any subsequent incurrence of Indebtedness under such commitment shall not be deemed, for purposes of this calculation, to be an incurrence at such subsequent time.

“Pro Forma Compliance” shall mean, at any date of determination, that Parent and the Subsidiaries shall be in compliance, on a Pro Forma Basis after giving effect on a Pro Forma Basis to the relevant transactions (including the assumption, the issuance, incurrence and permanent repayment of Indebtedness), with the Financial Covenant recomputed as at the last day of the most recently ended fiscal quarter of Parent for which the financial statements and certificates required pursuant to Section 5.04 have been delivered.

“Pro Rata Extension Offers” shall have the meaning assigned to such term in Section 2.22(a).

“Pro Rata Share” shall have the meaning assigned to such term in Section 9.08(f).

“Proceeding” shall have the meaning assigned to such term in Section 9.05(b).

“Process Agent” shall have the meaning assigned to such term in Section 9.15(d).

“Projections” shall mean the projections of Parent and the Subsidiaries included in the Information Memorandum and any other projections and any forward-looking statements (including statements with respect to booked business) of such entities furnished to the Lenders or the Administrative Agent by or on behalf of Parent or any of the Subsidiaries prior to the Signing Date.

“PSC Register” shall mean the “PSC register” within the meaning of section 790C(1) of the UK Companies Act 2006.

“Public Lender” shall have the meaning assigned to such term in Section 9.17.

“QPP Certificate” shall mean a creditor certificate for the purposes of the QPP Regulations, given in the form set out in Exhibit P which, in the case of a New Lender, shall be delivered together with the relevant Incremental Assumption Agreement or Assignment and Acceptance.

“QPP Lender” shall mean a Lender which has delivered a QPP Certificate to the Borrower, provided that such QPP Certificate is not a Withdrawn Certificate or Cancelled Certificate.

“QPP Regulations” shall mean the Qualifying Private Placements Regulations 2015 (2015 No. 2002).

“Qualified Equity Interests” shall mean any Equity Interest other than Disqualified Stock.

“Qualified Receivables Facility” shall mean a receivables or factoring facility or facilities created under the Permitted Receivables Facility Documents and which is designated as a “Qualified Receivables Facility” (as provided below), providing for the transfer, sale and/or pledge Parent, any Subsidiary and/or one or more other Receivables Sellers of Permitted Receivables Facility Assets (thereby providing financing to Parent, such Subsidiary and/or the Receivables Sellers) to (i) a Receivables Entity (either directly or through another Receivables Seller), which in turn shall transfer, sell and/or pledge interests in the respective Permitted Receivables Facility Assets to third-party lenders or investors pursuant to the Permitted Receivables Facility Documents in return for the cash used by such Receivables Entity to acquire the Permitted Receivables Facility Assets from Parent, such Subsidiary and/or the respective Receivables Sellers or (ii) a bank or other financial institution, which in turn shall finance the acquisition of the Permitted Receivables Facility Assets through a commercial paper conduit or other conduit facility, or directly to a commercial paper conduit or other conduit facility established and maintained by a bank or other financial institution that will finance the acquisition of the Permitted Receivables Facility Assets through the commercial paper conduit or other conduit facility, in each case, either directly or through another Receivables Seller, so long as, in the case of each of clause (i) and clause (ii), no portion of the Indebtedness or any other obligations (contingent or otherwise) under such receivables facility or facilities (x) is guaranteed by Parent or any Subsidiary (excluding guarantees of obligations pursuant to Standard Securitization Undertakings), (y) is recourse to or obligates Parent or any Subsidiary in any way (other than pursuant to Standard Securitization Undertakings) or (z) subjects any property or asset (other than Permitted Receivables Facility Assets, Permitted Receivables Related Assets or the Equity Interests of any Receivables Entity) of Parent or any Subsidiary (other than a Receivables Entity), directly or indirectly, contingently or otherwise, to the satisfaction thereof (other than pursuant to Standard Securitization Undertakings).  Any such designation shall be evidenced to the Administrative Agent by filing with the Administrative Agent a certificate signed by a Financial Officer of Parent certifying that, to the best of such officer’s knowledge and belief after consultation with counsel, such designation complied with the foregoing conditions.

“Qualifying Lender” shall mean:

(a)                                 a Lender which is beneficially entitled to interest payable to that Lender in respect of an advance under a Loan Document and is:

(i)                                     a Lender;

(1)                                 which is a bank (as defined for the purpose of section 879 of the ITA) making an advance under a Loan Document and is within the charge to United Kingdom corporation tax as respects any payments of interest made in respect of that advance or would be within such charge as respects such payments apart from section 18A of the CTA; or

(2)                                 in respect of an advance made under a Loan Document by a person that was a bank (as defined for the purpose of section 879 of the ITA) at the time that that advance was made and within the charge to United Kingdom corporation tax as respects any payments of interest made in respect of that advance; or

(ii)                                  a Lender which is:

(1)                                 a company resident in the United Kingdom for United Kingdom tax purposes;

(2)                                 a partnership each member of which is:

(A)                               a company so resident in the United Kingdom; or

(B)                               a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account in computing its chargeable profits (within the meaning of section 19 of the CTA) the whole of any share of interest payable in respect of that advance that falls to it by reason of Part 17 of the CTA; or

(3)                                 a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account interest payable in respect of that advance in computing the chargeable profits (within the meaning of section 19 of the CTA) of that company; or

(iii)                               a Treaty Lender;

(iv)                              a QPP Lender; or

(b)                                 a Lender which is a building society (as defined for the purpose of section 880 of the ITA) making an advance under a Loan Document.

“Rate” shall have the meaning assigned to such term in the definition of the term “Type.”

“Real Property” shall mean, collectively, all right, title and interest (including any leasehold estate) in and to any and all parcels of or interests in real property owned in fee simple or leased by any Loan Party, whether by lease, license or other means, together with, in each case, all easements, hereditaments and appurtenances relating thereto, all improvements and appurtenant fixtures and equipment, incidental to the ownership, lease or operation thereof.

“Receivables Assets” shall mean any right to payment created by or arising from sales of goods, lease of goods or the rendition of services rendered no matter how evidenced whether or not earned by performance (whether constituting accounts, general intangibles, chattel paper or otherwise).

“Receivables Entity” shall mean any direct or indirect wholly owned Subsidiary of Parent which engages in no activities other than in connection with the financing of accounts receivable of the Receivables Sellers and which is designated (as provided below) as a “Receivables Entity” (a) with which neither Parent nor any of its Subsidiaries has any contract, agreement, arrangement or understanding (other than pursuant to the Permitted Receivables Facility Documents (including with respect to fees payable in the ordinary course of business in connection with the servicing of accounts receivable and related assets)) on terms less favorable to Parent or such Subsidiary than those that might be obtained at the time from persons that are not Affiliates of Parent (as determined by Parent in good faith) and (b) to which neither Parent nor any Subsidiary has any obligation to maintain or preserve such entity’s financial condition or cause such entity to achieve certain levels of operating results (other than pursuant to Standard Securitization Undertakings).  Any such designation shall be evidenced to the Administrative Agent by filing with the Administrative Agent an officer’s certificate of Parent certifying that, to the best of such officer’s knowledge and belief after consultation with counsel, such designation complied with the foregoing conditions.

“Receivables Seller” shall mean any Loan Party or any Subsidiary of Parent that is a party to the Permitted Receivables Facility Documents (other than any Receivables Entity).

“Recovery Event” shall mean any event that gives rise to the receipt by Parent or any of its Subsidiaries of any insurance proceeds or condemnation awards in respect of any equipment, fixed assets or Real Property (including any improvements thereon).

“Reference Period” shall have the meaning assigned to such term in the definition of the term “Pro Forma Basis.”

“Refinance” shall have the meaning assigned to such term in the definition of the term “Permitted Refinancing Indebtedness,” and “Refinanced” and “Refinancing” shall have meanings correlative thereto.

“Refinancing Amendment” shall have the meaning assigned to such term in Section 2.23(e).

“Refinancing Effective Date” shall have the meaning assigned to such term in Section 2.23(a).

“Refinancing Notes” shall mean any secured or unsecured notes or loans issued by any Loan Party (whether under an indenture, a credit agreement or otherwise) and the Indebtedness represented thereby; provided, that

a.              100% of the Net Proceeds of such Refinancing Notes are used to permanently reduce Loans and/or replace Commitments substantially simultaneously with the issuance thereof;

b.              the principal amount (or accreted value, if applicable) of such Refinancing Notes does not exceed the principal amount (or accreted value, if applicable) of the aggregate portion of the Loans so reduced and/or Commitments so replaced (plus unpaid accrued interest and premium (including tender premiums) thereon and underwriting discounts, defeasance costs, fees, commissions and expenses);

c.               the final maturity date of such Refinancing Notes is on or after the Term Facility Maturity Date or the Revolving Facility Maturity Date, as applicable, of the Term Loans so reduced or the Revolving Facility Commitments so replaced;

d.              the Weighted Average Life to Maturity of such Refinancing Notes is greater than or equal to the Weighted Average Life to Maturity of the Term Loans so repaid;

e.               the terms of such Refinancing Notes do not provide for any scheduled repayment, mandatory redemption or sinking fund obligations prior to the Term Facility Maturity Date of the Term Loans so reduced or the Revolving Facility Maturity Date of the Revolving Facility Commitments so replaced, as applicable (other than (x) in the case of notes, customary offers to repurchase or mandatory prepayment provisions upon a change of control, asset sale, event of loss or change in applicable Tax law and customary acceleration rights after an event of default and (y) in the case of loans, customary amortization and mandatory and voluntary prepayment provisions which are, when taken as a whole, consistent in all material respects with, or not materially less favorable to Parent and the Subsidiaries than, those applicable to the Initial Term A Loans and/or Revolving Facility Commitments, as the case may be, with such Indebtedness to provide that any such mandatory prepayments as a result of asset sales or events of loss, shall be allocated on a pro rata basis or a less than pro rata basis (but not a greater than pro rata basis) with the Initial Term A Loans);

f.                there shall be no obligor with respect thereto that is not a Loan Party;

g.               if such Refinancing Notes are secured by an asset of any Subsidiary, any Unrestricted Subsidiary or any Affiliate of the foregoing, the security agreements relating to such assets shall not extend to any assets not constituting Collateral and shall be no more favorable to the secured party or parties, taken as a whole (determined by Parent in good faith) than the Security Documents (with such differences as are reasonably satisfactory to the Administrative Agent);

h.              if such Refinancing Notes are secured, such Refinancing Notes shall be secured by all or a portion of the Collateral, but shall not be secured by any assets of Parent or its subsidiaries other than the Collateral;

i.                  Refinancing Notes that are secured by Collateral shall be subject to the provisions of a Permitted First Lien Intercreditor Agreement or a Permitted Junior Intercreditor Agreement, as applicable (and in any event shall be subject to a Permitted Junior Intercreditor Agreement if the Indebtedness being Refinanced is secured on a junior lien basis to any of the Obligations) and

j.                 all other terms applicable to such Refinancing Notes (other than provisions relating to original issue discount, upfront fees, interest rates and any other pricing terms (which original issue discount, upfront fees, interest rates and other pricing terms shall not be subject to the provisions set forth in this clause (j))) taken as a whole shall (as determined by Parent in good faith) be substantially similar to, or not materially less favorable to Parent and its Subsidiaries than, the terms, taken as a whole, applicable to the Term Loans so reduced or the Revolving Facility Commitments so replaced (except to the extent such covenants and other terms apply solely to any period after the Latest Maturity Date or are otherwise reasonably acceptable to the Administrative Agent).

“Refinancing Term Loans” shall have the meaning assigned to such term in Section 2.23(a).

“Register” shall have the meaning assigned to such term in Section 9.04(b)(iv).

“Regulation T” shall mean Regulation T of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Regulation U” shall mean Regulation U of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Regulation X” shall mean Regulation X of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Related Fund” shall mean, with respect to any Lender that is a fund that invests in bank or commercial loans and similar extensions of credit, any other fund that invests in bank or commercial loans and similar extensions of credit and is advised or managed by (a) such Lender, (b) an Affiliate of such Lender or (c) an entity (or an Affiliate of such entity) that administers, advises or manages such Lender.

“Related Parties” shall mean, with respect to any specified person, such person’s controlled and controlling Affiliates and the respective directors, trustees, officers, employees, agents, advisors and members of such person and such person’s controlled and controlling Affiliates.

“Related Persons” shall have the meaning assigned to such term in Section 9.05(b).

“Release” shall mean any spilling, leaking, seepage, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, disposing, depositing, emanating or migrating in, into, onto or through the Environment.

“Replacement Revolving Facility” shall have the meaning assigned to such term in Section 2.23(c).

“Replacement Revolving Facility Commitments” shall have the meaning assigned to such term in Section 2.23(c).

“Replacement Revolving Facility Effective Date” shall have the meaning assigned to such term in Section 2.23(c).

“Replacement Revolving Loans” shall have the meaning assigned to such term in Section 2.23(c).

“Reportable Event” shall mean any reportable event as defined in Section 4043(c) of ERISA or the regulations issued thereunder, other than those events as to which the 30-day notice period referred to in Section 4043(c) of ERISA has been waived, with respect to a Plan (other than a Plan maintained by an ERISA Affiliate that is considered an ERISA Affiliate only pursuant to subsection (m) or (o) of Section 414 of the Code).

“Required Lenders” shall mean, at any time, Lenders having Term Loans, Term Facility Commitments and Revolving Facility Commitments (or, if the Revolving Facility Commitments have terminated, Revolving Facility Credit Exposure) that, taken together, represent more than 50% of the sum of (x) all Term Loans and (y) all Revolving Facility Commitments (or, if the Revolving Facility Commitments have terminated, Revolving Facility Credit Exposure) at such time; provided, that the Term Loans, Revolving Facility Commitments and Revolving Facility Credit Exposure of any Defaulting Lender shall be disregarded in determining Required Lenders at any time.

“Required Revolving Facility Lenders” shall mean, at any time, Revolving Facility Lenders having Revolving Facility Commitments (or if the Revolving Facility Commitments have terminated, Revolving Facility Credit Exposure) that, taken together, represent more than 50% of the sum of all Revolving Facility Commitments (or, if the Revolving Facility Commitments have terminated, Revolving Facility Credit Exposure) at such time; provided, that the Revolving Facility Commitments and Revolving Facility Credit Exposure of any Defaulting Lender shall be disregarded in determining Required Revolving Facility Lenders at any time.

“Requirement of Law” shall mean, as to any person, any law, treaty, rule, regulation, statute, order, ordinance, decree, judgment, consent decree, writ, injunction, settlement agreement or governmental requirement enacted, promulgated or imposed or entered into or agreed by any Governmental Authority, in each case applicable to or binding upon such person or any of its property or assets or to which such person or any of its property or assets is subject.

“Responsible Officer” of any person shall mean any manager, executive officer, director or Financial Officer of such person and any other officer or similar official thereof responsible for the administration of the obligations of such person in respect of this Agreement, or any other duly authorized employee or signatory of such person.

“Restricted Lender” shall have the meaning assigned to such term in Section 9.25.

“Restricted Payments” shall have the meaning assigned to such term in Section 6.06.  The amount of any Restricted Payment made other than in the form of cash or cash equivalents shall be the Fair Market Value thereof.

“Revaluation Date” means (a) with respect to any Revolving Facility Loan, each of the following:  (i) each date of a Revolving Facility Borrowing of a Eurocurrency Loan denominated in an Alternative Currency, (ii) each date of a continuation of a Eurocurrency Loan denominated in an Alternative Currency pursuant to Section 2.07, and (iii) such additional dates as the Administrative Agent shall determine or the Required Lenders shall require; and (b) with respect to any Letter of Credit, each of the following:  (i) each date of issuance of a Letter of Credit denominated in an Alternative Currency, (ii) each date of an amendment of any such Letter of Credit having the effect of increasing the amount thereof, (iii) each date of any payment by any Issuing Bank under any Letter of Credit denominated in an Alternative Currency, and (iv) such additional dates as the Administrative Agent or the applicable Issuing Bank shall determine or the Required Lenders shall require.

“Revolving Facility” shall mean the Revolving Facility Commitments of any Class and the extensions of credit made hereunder by the Revolving Facility Lenders of such Class and, for purposes of Section 9.08(b), shall refer to all such Revolving Facility Commitments as a single Class.

“Revolving Facility Borrowing” shall mean a Borrowing comprised of Revolving Facility Loans of the same Class and currency.

“Revolving Facility Commitment” shall mean, with respect to each Revolving Facility Lender, the commitment of such Revolving Facility Lender to make Revolving Facility Loans pursuant to Section 2.01(b), expressed as an amount representing the maximum aggregate permitted amount of such Revolving Facility Lender’s Revolving Facility Credit Exposure hereunder, as such commitment may be (a) reduced from time to time pursuant to Section 2.08, (b) reduced or increased from time to time pursuant to assignments by or to such Lender under Section 9.04, and (c) increased, extended or replaced as provided under Section 2.21, 2.22 or 2.23.  The initial amount of each Lender’s Revolving Facility Commitment is set forth on Schedule 2.01, or in the Assignment and Acceptance, Incremental Assumption Agreement, Extension Amendment or Refinancing Amendment pursuant to which such Lender shall have assumed its Revolving Facility Commitment, as applicable.  The aggregate amount of the Lenders’ Revolving Facility Commitments on the Closing Date is $1,500,000,000.  On the Closing Date, there is only one Class of Revolving Facility Commitments.  After the Closing Date, additional Classes of Revolving Facility Commitments may be added or created pursuant to Extension Amendments or Refinancing Amendments.

“Revolving Facility Credit Exposure” shall mean, at any time with respect to any Class of Revolving Facility Commitments, the Dollar Equivalent of the sum of (a) the aggregate principal amount of the Revolving Facility Loans of such Class outstanding at such time and (b) the Revolving L/C Exposure applicable to such Class at such time minus, for the purpose of Section 6.12 only, the amount of Letters of Credit that have been Cash Collateralized in an amount equal to the Minimum L/C Collateral Amount at such time.  The Revolving Facility Credit Exposure of any Revolving Facility Lender at any time shall be the product of (x) such Revolving Facility Lender’s Revolving Facility Percentage of the applicable Class and (y) the aggregate Revolving Facility Credit Exposure of such Class of all Revolving Facility Lenders, collectively, at such time.

“Revolving Facility Lender” shall mean a Lender (including an Incremental Revolving Facility Lender, and a Lender providing Extended Revolving Facility Commitments or Replacement Revolving Facility Commitments) with a Revolving Facility Commitment or with outstanding Revolving Facility Loans.

“Revolving Facility Loan” shall mean a Loan made by a Revolving Facility Lender pursuant to Section 2.01(b).  Unless the context otherwise requires, the term “Revolving Facility Loans” shall include the Other Revolving Loans.

“Revolving Facility Maturity Date” shall mean, as the context may require, (a) with respect to the Revolving Facility in effect on the Closing Date, the fifth anniversary of the Closing Date; provided that if the Spinoff Date does not occur prior to 11:59 p.m. (New York City time) on the Revolving Facility Outside Date, the Revolving Facility Maturity Date shall mean the Revolving Facility Outside Date and (b) with respect to any other Classes of Revolving Facility Commitments, the maturity dates specified therefor in the applicable Extension Amendment or Refinancing Amendment.

“Revolving Facility Outside Date” shall mean June 30, 2017.

“Revolving Facility Percentage” shall mean, with respect to any Revolving Facility Lender of any Class, the percentage of the total Revolving Facility Commitments of such Class represented by such Lender’s Revolving Facility Commitment of such Class.  If the Revolving Facility Commitments of such Class have terminated or expired, the Revolving Facility Percentages of such Class shall be determined based upon the Revolving Facility Commitments of such Class most recently in effect, giving effect to any assignments pursuant to Section 9.04.

“Revolving Facility Termination Event” shall have the meaning assigned to such term in Section 2.05(k).

“Revolving L/C Exposure” of any Class shall mean at any time the Dollar Equivalent of the sum of (a) the aggregate undrawn amount of all Letters of Credit applicable to such Class outstanding at such time and (b) the aggregate principal amount of all L/C Disbursements applicable to such Class that have not yet been reimbursed at such time.  The Revolving L/C Exposure of any Class of any Revolving Facility Lender at any time shall mean its applicable Revolving Facility Percentage of the aggregate Revolving L/C Exposure applicable to such Class at such time.  For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the International Standard Practices, International Chamber of Commerce No. 590, such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn.  Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the stated amount of such Letter of Credit in effect at such time; provided, that with respect to any Letter of Credit that, by its terms or the terms of any document related thereto, provides for one or more automatic increases in the stated amount thereof, the amount of such Letter of Credit shall be deemed to be the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at such time.

“S&P” shall mean Standard & Poor’s Ratings Group, Inc.

“Sanctions” shall mean any international economic sanctions administered or enforced by (a) the U.S. government, including those administered by the U.S. Department of the Treasury’s Office of Foreign Assets Control or the U.S. Department of State, or (b) the United Nations Security Council, the European Union or Her Majesty’s Treasury (UK).

“SEC” shall mean the Securities and Exchange Commission or any successor thereto.

“Secured Cash Management Agreement” shall mean any Cash Management Agreement that is entered into by and between Parent or any Subsidiary and any Cash Management Bank, including any such Cash Management Agreement that is in effect on the Spinoff Date, provided that (a) any Cash Management Agreement may at any time be designated in writing by the Borrower Representative and the applicable Cash Management Bank to the Administrative Agent not to be included as a Secured Cash Management Agreement and (b) any Cash Management Agreement relating to a non-Wholly Owned Subsidiary may at any time be designated in writing by the Borrower Representative and the applicable Cash Management Bank to the Administrative Agent to be included as a Secured Cash Management Agreement, but with a limit on the portion of the obligations thereof which will be “Obligations” for purposes of the Loan Documents, provided further that bilateral letters of credit (including standby and documentary letters of credit) and bank guarantees (x) shall not constitute Secured Cash Management Agreements unless designated in writing to the Agent by the Borrower Representative and (y) shall not exceed $50,000,000 in aggregate face value (provided that any Cash Management Agreement consisting of a bilateral letters of credit (including standby and documentary letters of credit) and bank guarantees may be designated in writing to the Agent by the Borrower Representative to be included as a Secured Cash Management Agreement with a limit on the portion of the obligation thereunder which will be “Obligations”, in which case only such portion shall count against such $50,000,000 limit).

“Secured Hedge Agreement” shall mean any Hedging Agreement that is entered into by and between Parent or any Subsidiary and any Hedge Bank, including any such Hedging Agreement that is in effect on the Spinoff Date, provided that (a) any Hedging Agreement may at any time be designated in writing by the Borrower Representative and the applicable Hedge Bank to the Administrative Agent not to be included as a Secured Hedge Agreement and (b) any Hedging Agreement relating to a non-Wholly Owned Subsidiary may at any time be designated in writing by the Borrower Representative and the applicable Hedge Bank to the Administrative Agent to be included as a Secured Hedge Agreement, but with a specified limit on the portion of the obligations thereof which will be “Obligations” for purposes of the Loan Documents.  Notwithstanding the foregoing, for all purposes of the Loan Documents, any Guarantee of, or grant of any Lien to secure, any obligations in respect of a Secured Hedge Agreement by a Guarantor shall not include any Excluded Swap Obligations with respect to such Guarantors.

“Secured Parties” shall mean, collectively, the Administrative Agent, the Collateral Agent, each Lender, each Issuing Bank, each Hedge Bank that is party to any Secured Hedge Agreement, each Cash Management Bank that is party to any Secured Cash Management Agreement, each Supply Chain Bank that is a party to any Secured Supply Chain Financing and each Subagent appointed pursuant to Section 8.02 by the Administrative Agent with respect to matters relating to the Loan Documents or by the Collateral Agent with respect to matters relating to any Security Document.

“Secured Supply Chain Financing” shall mean any Supply Chain Financing that is entered into by and between Parent or any Subsidiary and any Supply Chain Bank, including any such Supply Chain Financing that is in effect on the Spinoff Date, provided that (a) any Supply Chain Financing may at any time be designated in writing by the Borrower Representative and the applicable Supply Chain Bank to the Administrative Agent not to be included as a Secured Supply Chain Financing and (b) any Supply Chain Financing relating to a non-Wholly Owned Subsidiary may at any time be designated in writing by the Borrower Representative and the applicable Supply Chain Bank to the Administrative Agent to be included as a Secured Supply Chain Financing, but with a specified limit on the portion of the obligations thereof which will be “Obligations” for purposes of the Loan Documents

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Security Documents” shall mean each Specified Foreign Loan Document, each Mortgage, the U.S. Collateral Agreement, each Notice of Grant of Security Interest in Intellectual Property (as defined in the U.S. Collateral Agreement) and each other security agreement, pledge agreement or other instruments or documents executed and delivered pursuant to the foregoing or entered into or delivered after the Spinoff Date to the extent required by this Agreement or any other Loan Document, including pursuant to Section 5.10.

“Senior Notes” shall mean the senior unsecured notes to be issued by Parent, the Initial Borrower or a Subsidiary thereof on or prior to the Spinoff Date and any exchange notes in respect thereof; provided such Senior Notes (1) shall have covenant and default provisions that are not materially more restrictive, when taken as a whole, than those set forth in this Agreement, (2) shall not include any financial maintenance covenant, (3) shall mature no earlier than one year after the Latest Maturity Date, (4) shall include customary provisions concerning redemption and offers to purchase, (5) shall not require any amortization payments, (6) shall be denominated in Euros and/or Dollars and (7) shall be in an aggregate principal amount not to exceed $2.1 billion (calculated, in the case of Euro-denominated Senior Notes, in accordance with Section 1.08(e), except that, for the avoidance of doubt, the amount thereof shall be calculated solely as of the date on which the Senior Notes are priced and not on the Spinoff Date).

“Signing Date” shall mean the date on which the conditions set forth in Section 4.01 are satisfied (or waived in accordance with Section 9.08).

“Similar Business” shall mean (i) any business the majority of whose revenues are derived from business or activities conducted by Parent and its Subsidiaries on the Spinoff Date, (ii) any business that is a natural outgrowth or reasonable extension, development or expansion of any such business or any business similar, reasonably related, incidental, complementary or ancillary to any of the foregoing or (iii) any business that in Parent’s good faith business judgment constitutes a reasonable diversification of businesses conducted by Parent and its Subsidiaries.

“SIR” means the security interest register maintained under Part 8 of the Security Interests (Jersey) Law 2012.

“SIR Checklist” means a duly completed Jersey Security Interest Register checklist and consent form in the form provided by Appleby, Jersey Counsel to the Administrative Agent, which form shall be reasonable and customary and consistent with this Agreement.

“Special Flood Hazard Area” shall have the meaning assigned to such term in Section 5.02(c).

“Special Notice Currency” shall mean at any time an Alternative Currency, other than the currency of a country that is a member of the Organization for Economic Cooperation and Development at such time located in North America or Europe.

“Specified Foreign Laws” shall mean English law, Irish law and/or Jersey law.

“Specified Foreign Loan Documents” shall mean the English Law Debenture, the Irish Law Debenture, and the Jersey Law All Assets Pledge Agreement.

“Spinoff” shall mean the transfer of all the Equity Interests (other than nominal shares) of Adient Global Holdings Ltd to Parent and all of the Equity Interests of Parent being conveyed to New JCI’s public shareholders.

“Spinoff Business” shall mean all of the assets constituting the automotive seating and interiors business of JCI as described in the Form 10.

“Spinoff Date” shall mean the first date on which the following conditions are satisfied (or waived in accordance with Section 9.08);

(a)                                 The representations and warranties set forth in Article III shall be true and correct in all material respects as of the Spinoff Date (after giving effect to the Transactions) as though made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties shall be true and correct in all material respects as of such earlier date); provided that any representation and warranty that is qualified as to “materiality,” “Material Adverse Effect” or similar language shall be true and correct (after giving effect to any qualification therein) in all respects on such respective dates;

(b)                                 No Default or Event of Default shall have occurred or be continuing, or would result from the consummation of the Transactions on the Spinoff Date;

(c)                                  [reserved];

(d)                                 The Administrative Agent shall, in the case of Parent, have received a certificate of a director or the Secretary or Assistant Secretary or similar officer of Parent and in the case of the Subsidiary Borrower and the Guarantors a certificate of the Secretary or Assistant Secretary or similar officer of each of the Subsidiary Borrower and the Guarantors, in each case, dated the Spinoff Date and certifying:

(i)                                     that attached thereto is a true and complete copy of the certificate or articles of incorporation, certificate of limited partnership, certificate of formation or other equivalent constituent or constitutional and governing documents, including all amendments thereto, of Parent, the Subsidiary Borrower or such Guarantor, as applicable, certified as of a recent date by (a) in the case of the Subsidiary Borrower or such Guarantor, the Secretary of State (or other similar official or Governmental Authority) of the jurisdiction of its organization or incorporation, (b)(1) in the case of Parent, by a director or the Secretary or the Assistant Secretary or similar officer or (2) in the case of the Subsidiary Borrower or such Guarantor, as applicable, by the Secretary or Assistant Secretary or similar officer, or (c) in the case of Parent, the Subsidiary Borrower or such Guarantor, any other person duly authorized by the constituent or constitutional documents of Parent, the Subsidiary Borrower or such Guarantor, as applicable;

(ii)                                  that in the case of the Subsidiary Borrower and any Guarantor that is a U.S. Subsidiary, attached thereto is a true and complete copy of a certificate as to the good standing (or similar certification) of the Subsidiary Borrower or such Guarantor, as applicable (to the extent that such concept exists in such jurisdiction), as of a recent date from such Secretary of State (or other similar official or Governmental Authority);

(iii)                               that attached thereto is a true and complete copy of the by-laws (or articles of association, partnership agreement, limited liability company agreement or other equivalent constituent or constitutional and governing documents, if any) of Parent, the Subsidiary Borrower or such Guarantor, as applicable, as in effect on the Spinoff Date and at all times since a date prior to the date of the resolutions described in the following clause (iv);

(iv)                              that attached thereto is a true and complete copy of resolutions or minutes duly adopted by the Board of Directors (or equivalent governing body) of Parent, the Subsidiary Borrower or such Guarantor, as applicable, authorizing the execution, delivery and performance by Parent, the Subsidiary Borrower or such Guarantor, as applicable, of this Agreement, and the execution, delivery and performance of each of the other Loan Documents required hereby with respect to Parent, the Subsidiary Borrower or such Guarantor, as applicable, and that such resolutions or minutes have not been modified, rescinded or amended and are in full force and effect on the Spinoff Date; and

(v)                                 as to the specimen signature of each officer or authorized signatory executing this Agreement or any other Loan Document delivered in connection herewith on behalf of Parent and as to the incumbency and specimen signature of each officer or authorized signatory executing this Agreement or any other Loan Document delivered in connection herewith on behalf of the Subsidiary Borrower or such Guarantor, as applicable;

(e)                                  The Administrative Agent shall have received, on behalf of itself, the Lenders and each Issuing Bank, a written opinion of (i) Wachtell, Lipton, Rosen & Katz, as special New York counsel for Parent, the Initial Borrower, the Subsidiary Borrower and the Guarantors, (ii)  A&L Goodbody, as special Irish counsel for Parent, (iii) Michigan local counsel for the Loan Parties (including the Subsidiary Borrower) organized under the laws of Michigan and (iv) Alabama local counsel for the Loan Parties organized under the laws of Alabama (or, in each case, such other counsel as may be reasonably acceptable to the Administrative Agent), in each case (A) dated the Spinoff Date, (B) addressed to each Issuing Bank, the Administrative Agent and the Lenders on the Spinoff Date and (C) in form and substance reasonably satisfactory to the Administrative Agent covering such customary matters relating to the Loan Documents as the Administrative Agent shall reasonably request;

(f)                                   The Lenders shall have received a solvency certificate substantially in the form of Exhibit C and signed by a Financial Officer, relating to Parent and its Subsidiaries on a consolidated basis after giving effect to the Transactions on the Spinoff Date;

(g)                                  To the extent required to be satisfied on the Spinoff Date, the Collateral and Guarantee Requirement shall be satisfied (or waived in accordance with Section 9.08) as of the Spinoff Date;

(h)                                 The Spinoff Business shall have been transferred to Parent and its Subsidiaries;

(i)                                     The SEC shall have declared the Form 10 effective and the Spinoff shall have been or shall be substantially concurrently consummated in accordance with the Form 10 in all material respects;

(j)                                    The Administrative Agent shall have received a certificate of a director or the Secretary or the Assistant Secretary of New JCI, or other officer reasonably acceptable to the Administrative Agent, dated the Spinoff Date and certifying that attached thereto is a true and complete copy of resolutions duly adopted by the Board of Directors of New JCI, authorizing the Spinoff and that such resolutions have not been modified, rescinded or amended and are in full force and effect on the Spinoff Date;

(k)                                 (i) The Administrative Agent shall have received a joinder agreement to this Agreement substantially in the form of Exhibit N (the “Joinder Agreement”) from Subsidiary Borrower and (ii) the Administrative Agent and the Lenders (as requested through the Administrative Agent) shall have received, at least three (3) Business Days prior to the Spinoff Date, all documentation and other information required with respect to the Subsidiary Borrower by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation the USA PATRIOT Act to the extent requested in writing at least ten (10) Business Days prior to the Spinoff Date;

(l)                                     Immediately after giving effect to the Spinoff Date, the Borrowers shall be in Pro Forma Compliance with the Financial Covenant as of the last day of the then most recently ended Test Period and the Administrative Agent shall have received a certificate, dated the Spinoff Date and signed by a Financial Officer of Parent, certifying compliance with this clause (l) and setting forth reasonably detailed calculations demonstrating such compliance;

(m)                             The Administrative Agent shall have received a certificate of a Responsible Officer of Parent certifying compliance with the conditions in clauses (a), (b), (h) and (i) above;

(n)                                 The Administrative Agent shall have received a completed Perfection Certificate, dated on the Spinoff Date and signed by a Responsible Officer of each Loan Party (to the extent that such concept exists in such jurisdiction), together with all attachments contemplated thereby;

(o)                                 The Administrative Agent shall have received, as to each U.S. Loan Party (and with respect to Uniform Commercial Code lien searches, each other pledgor under the U.S. Collateral Agreement), the results of customary lien searches including a search of the Uniform Commercial Code, Tax and judgment searches, United States Patent and Trademark Office and United States Copyright Office searches, and evidence reasonably satisfactory to the Administrative Agent that the Liens indicated by such financing statements (or similar documents) are Permitted Liens or have been, or will be simultaneously or substantially concurrently with the Spinoff Date, released (or arrangements reasonably satisfactory to the Administrative Agent for such release shall have been made);

(p)                                 The Administrative Agent shall have received, as to Parent and Adient Global Holdings Ltd, to the extent that the Jersey Law All Assets Pledge Agreement will be entered into, an online search on the SIR against Parent and Adient Global Holdings Ltd;

(q)                                 The Administrative Agent shall have received, as to the English Loan Parties, (i) online searches in the United Kingdom Intellectual Property Office, European Patent Office and European Union Intellectual Property Office, and (ii) UK Companies House searches and evidence reasonably satisfactory to the Administrative Agent that Liens indicated by such search are Permitted Liens or have been, or will be, simultaneously or substantially concurrently with the Spinoff Date released (or arrangements reasonably satisfactory to the Administrative Agent for such release shall have been made); and

(r)                                    The Administrative Agent shall have received, as to Parent, customary searches (i) at the Companies Registration Office and in the Index of Petitions and Winding Up Notices maintained at the Central Office of the High Court and at the Judgments Office in Dublin and (ii) at the Irish Patents Office.

For purposes of the foregoing definition of “Spinoff Date,” the parties hereto acknowledge and agree that the term “Guarantor” shall exclude JCI and New JCI.

“Spinoff Date Mortgaged Properties” shall have the meaning assigned to such term in the definition of the term “Mortgaged Properties.”

“Spot Rate” for a currency means the rate determined by the Administrative Agent for the purchase of such currency with another currency as published on the applicable Bloomberg screen page at or about 11:00 a.m. (London, England time) on the date two Business Days prior to the date as of which the foreign exchange computation is made.  In the event that such rate does not appear on the applicable Bloomberg screen page, the “Spot Rate” with respect to the purchase of such currency with another currency shall be determined by reference to such other publicly available service for displaying exchange rates as may be agreed upon by the Administrative Agent and Parent, or, in the absence of such agreement, such “Spot Rate” shall instead be the rate determined by the Administrative Agent to be the rate quoted by it as the spot rate for the purchase by it of such currency with another currency through its principal foreign exchange trading office in respect of such currency at approximately 11:00 a.m. (local time) on the date two Business Days prior to the date as of which the foreign exchange computation is made; provided that if at the time of any such determination, no such spot rate can reasonably be quoted, the Administrative Agent may use any reasonable method as it deems applicable to determine such rate, and such determination shall be conclusive absent manifest error.

“Standard Securitization Undertakings” shall mean representations, warranties, covenants and indemnities entered into by Parent or any Subsidiary thereof in connection with a Qualified Receivables Facility which are reasonably customary (as determined in good faith by the Borrower Representative) in an accounts receivable financing transaction in the commercial paper, term securitization or structured lending market.

“Standby Letters of Credit” shall have the meaning assigned to such term in Section 2.05(a).

“Sterling” and “£”shall mean the lawful currency of the UK.

“Subagent” shall have the meaning assigned to such term in Section 8.02.

“subsidiary” shall mean, with respect to any person (referred to in this definition as the “parent”), any corporation, limited liability company, partnership, association or other business entity (a) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or more than 50% of the general partnership interests are, at the time any determination is being made, directly or indirectly, owned, Controlled or held, or (b) that is, at the time any determination is made, otherwise Controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent.  In addition, any joint venture owned by any person which is consolidated with such person pursuant to GAAP shall be a “subsidiary” of such person.

“Subsidiary” shall mean, unless the context otherwise requires, a subsidiary of Parent.  Notwithstanding the foregoing (and except for purposes of the definition of “Unrestricted Subsidiary” contained herein) an Unrestricted Subsidiary shall be deemed not to be a Subsidiary of Parent or any of its Subsidiaries for purposes of this Agreement.

“Subsidiary Borrower” shall mean Adient US LLC, a Michigan limited liability company (together with its successor).

“Subsidiary Redesignation” shall have the meaning provided in the definition of “Unrestricted Subsidiary” contained in this Section 1.01.

“Successor Borrower” shall have the meaning assigned to such term in Section 6.05(n).

“Successor JCI Credit Agreement” shall mean that certain Credit Agreement, dated as of March 10, 2016, among JCI, JPMorgan Chase Bank, N.A., as administrative agent and the other parties thereto.

“Successor JCI Credit Agreement Affirmative Covenants” shall mean the covenants set forth in Sections 5.01, 5.02, 5.03, 5.04, 5.05 and 5.06 and the second sentence of Section 5.10 of the Successor JCI Credit Agreement as in effect on the Signing Date and without giving effect to any amendment or waiver thereof thereafter that has not been consented to by the Required Lenders under this Agreement, assuming for such purposes that:

(a)                                 each reference to “Agreement,” “Default,” “Loans” or “Loan Documents” therein (including any such reference contained in a defined term used in any such section)  was a reference to this Agreement or any Default, Loans or Loan Documents under this Agreement, respectively;

(b)                                 each reference to “Loan Parties” therein was a reference to JCI, New JCI and the Initial Borrower;

(c)                                  each reference to “Principal Borrower” therein was a reference to JCI;

(c)                                  each reference to “Administrative Agent” or a “Lender” therein was a reference to the Administrative Agent or a Lender under this Agreement, respectively;

(d)                                 the reference to “Section 5.07” contained in Section 5.01(c) thereof referred to Section 5.07 of such Agreement as in effect on the Signing Date and without giving effect to any amendment or waiver thereunder thereafter that has not been consented to by the Required Lenders under this Agreement;

(e)                                  the second sentence of Section 5.10 of the Successor JCI Credit Agreement applied to the proceeds of the Loans under this Agreement by the Borrowers rather than the use of proceeds of “Loans” under the Successor JCI Credit Agreement by the “Borrowers” thereunder; and

(f)                                   the references to “Material Adverse Effect” contained therein were modified by deleting clauses (b) and (c) of such definition and replacing them with the following clause (b): “(b) the ability of New JCI, JCI or the Initial Borrower to perform any of its material obligations under the Loan Documents or the rights and remedies of the Administrative Agent and the Lenders thereunder”, with each capitalized term being used as defined in this Agreement.

“Successor JCI Credit Agreement Effectiveness Date” shall mean the first date on which the following conditions are satisfied (or waived in accordance with Section 9.08):

(a)                                 The Administrative Agent shall have received a supplement substantially in the form of Exhibit A to the Guarantee Agreement from New JCI.

(b)                                 The Administrative Agent shall have received a certificate of a director or the Secretary or Assistant Secretary or similar officer of New JCI dated the Successor JCI Credit Agreement Effectiveness Date and certifying:

(i)                                     that attached thereto is a true and complete copy of the certificate of incorporation and constitutional documents of New JCI including all amendments thereto, as in effect on the Successor JCI Credit Agreement Effectiveness Date,

(ii)                                  that attached thereto is a true and complete copy of resolutions duly adopted by the Board of Directors of New JCI, authorizing the execution, delivery and performance by New JCI of the Guarantee Agreement, and the execution, delivery and performance of each of the other Loan Documents required thereby with respect to New JCI and that such resolutions have not been modified, rescinded or amended and are in full force and effect on the Successor JCI Credit Agreement Effectiveness Date, and

(iii)                               as to the specimen signature of each officer or authorized signatory executing the supplement to the Guarantee Agreement or any other Loan Document delivered in connection herewith on behalf of New JCI.

(c)                                  The Administrative Agent shall have received, on behalf of itself, the Lenders and each Issuing Bank, a written opinion of (i) Wachtell, Lipton, Rosen & Katz, as special New York counsel for New JCI and (ii) A&L Goodbody, as special Irish counsel for New JCI (or such other counsel as may be reasonably acceptable to the Administrative Agent) (A) dated the Successor JCI Credit Agreement Effectiveness Date, (B) addressed to each Issuing Bank, the Administrative Agent and the Lenders on the Successor JCI Credit Agreement Effectiveness Date and (C) in form and substance reasonably satisfactory to the Administrative Agent covering such matters relating to the Loan Documents as the Administrative Agent shall reasonably request.

(d)                                 Jagara Merger Sub LLC (“Merger Sub”), an indirect wholly-owned subsidiary of New JCI, shall have substantially concurrently merged with and into JCI, in accordance with the Agreement and Plan of Merger, dated as of January 24, 2016 (as amended from time to time), among JCI, New JCI and Merger Sub, with JCI surviving as an indirect Wholly Owned Subsidiary of New JCI.

“Successor JCI Credit Agreement Events of Default” shall mean the occurrence of any event set forth in clauses (a) through (l) of Section 6.01 of the Successor JCI Credit Agreement as in effect on the Signing Date and without giving effect to any amendment or waiver thereof thereafter that has not been consented to by the Required Lenders under this Agreement, assuming for this purpose that:

(i)                                     the reference to “any Loan or any Reimbursement Obligation” in Section 6.01(a) of the Successor JCI Credit Agreement was a reference to “any Loan or LC Disbursement” under this Agreement,

(ii)                                  Section 6.01(b) of the Successor JCI Credit Agreement referred to the Successor JCI Credit Agreement Negative Covenants instead of “Section 5.07 to 5.10, inclusive”

(iii)                               Section 6.01(c) of the Successor JCI Credit Agreement referred to any Loan Document instead of “this Agreement”

(iv)                              Section 6.01(d) of the Successor JCI Credit Agreement referred to the Guarantees provided by New JCI and JCI under the Guarantee Agreement instead of “the guaranty provided by any Guarantor under Section 10.01 of this agreement”

(v)                                 Section 6.01(e) of the Successor JCI Credit Agreement referred to any representation, warranty, certification or statement made by any Loan Party in any Loan Document or in any certificate, financial statement or other document delivered pursuant to this Agreement rather than “any representation, warranty, certification or statement made by any Loan Party in this Agreement or in any certificate, financial statement or other document delivered pursuant to this Agreement”

(vi)                              each reference to the term “Material Debt” as used therein applies to the loans under the Successor JCI Credit Agreement in an aggregate principal amount exceeding $200,000,000, but excludes Indebtedness under this Agreement

(vii)                           each reference to clauses (h) and (i) of Section 6.01 applied to any such event occurring with respect to the New JCI, JCI, the Initial Borrower and any Significant Subsidiary of New JCI instead of to “the Parent, the Principal Borrower, any Parent Guarantor or any Significant Subsidiary of the Parent”,

(viii)                        the reference to “Material Adverse Effect” contained in clause (j) of Section 6.01 was modified by replacing clauses (b) and (c) of such definition with the following clause (b): “(b) the ability of New JCI, JCI or the Initial Borrower to perform any of its material obligations under the Loan Documents or the rights and remedies of the Administrative Agent and the Lenders thereunder”, with each capitalized term being used as defined in this Agreement,

(ix)                              the reference to “hereunder” contained in clause (a) meant under this Agreement,

(x)                                 the references to “Administrative Agent” and “Lender” contained in clause (c) referred to the Administrative Agent and any Lender, respectively, under this Agreement,

(xi)                              clause (l) thereof contained an additional Event of Default in the event that JCI ceased to directly or indirectly own 100% of the Equity Interests of the Initial Borrower prior to the Spinoff Date,

(xii)                           each reference to “Loan Parties” therein was a reference to JCI, New JCI and the Initial Borrower, and

(xiii)                        each reference to “Principal Borrower” therein was a reference to JCI.

“Successor JCI Credit Agreement Negative Covenants” shall mean the covenants set forth in Sections 5.07, 5.08 and 5.09 of the Successor JCI Credit Agreement as in effect on the Signing Date and without giving effect to any amendment or waiver thereof thereafter that has not been consented to by the Required Lenders under this Agreement, assuming for such purposes that:

(i)                                     each reference to a “Administrative Agent” or “Lender”  in such Section 5.09 was a reference to the Administrative Agent or a Lender under this Agreement,

(ii)                                  each reference to “Loan Parties” therein was a reference to JCI, New JCI and the Initial Borrower,

(iii)                               each reference to “Principal Borrower” therein was a reference to JCI,

(iv)                              the reference to “Default” in the last paragraph of such Section 5.08 was a reference to any Default hereunder, and

(v)                                 such Section 5.09 (x) required, that as a condition to any merger of JCI or New JCI in which JCI or New JCI was not the surviving corporation, that the surviving corporation assume all of JCI’s or New

JCI’s obligations, as applicable, under the Guarantee Agreement pursuant to a supplement thereto reasonably satisfactory to the Administrative Agent and (y) prohibited any merger or consolidation of the Initial Borrower prior to the Spinoff Date.

“Successor JCI Credit Agreement Reps and Warranties” shall mean the representations and warranties made pursuant to Article 4 of the Successor JCI Credit Agreement as in effect on the Signing Date and without giving effect to any amendment or waiver thereof thereafter that has not been consented to by the Required Lenders, assuming for such purposes that:

(a)                                 each reference to “Agreement,” “Notes,” “Loans” or a “Loan Document” therein (including in the defined terms used in such section) was a reference to this Agreement or the Notes, Loans or a Loan Document under this Agreement, respectively,

(b)                                 each reference to “Administrative Agent”, “Arranger”, “Agent” or a “Lender” therein was a reference to the Administrative Agent, an Arranger, an Agent or a Lender under this Agreement, respectively,

(c)                                  Section 4.03 was restated to read “Each of this Agreement and the Guarantee Agreement constitute a valid and binding agreement of each of New JCI, JCI and the Initial Borrower, and the Notes, if and when executed and deliver in accordance with this Agreement, will constitute a valid and binding obligation of the Initial Borrower”, with each term as defined in this Agreement, in each case subject to applicable bankruptcy, insolvency, moratorium, reorganization and other similar laws of general application affecting creditors’ rights and general principles of equity, regardless of whether considered in a proceeding in equity or at law,

(d)                                 each reference to delivery of a copy of a Form 10-K, 8-K or 10-Q to the Lenders in Section 4.04 was deleted,

(e)                                  each reference to the “Closing Date” therein was a reference to the Successor JCI Credit Agreement Effectiveness Date under this Agreement,

(f)                                   the representation and warranty contained in Section 4.08 thereof was made with respect to New JCI, JCI and the Initial Borrower only,

(g)                                  each reference to “Loan Parties” therein was a reference to JCI, New JCI and the Initial Borrower, and

(h)                                 each reference to “Principal Borrower” therein was a reference to JCI.

“Successor JCI Pricing Schedule” shall mean the schedule attached hereto identified as such.

“Supply Chain Bank” shall mean any person that, at the time it enters into a Supply Chain Financing (or on the Closing Date), is an Agent, an Arranger, a Lender or an Affiliate of any such person, in each case, in its capacity as a party to such Supply Chain Financing.

“Supply Chain Financing” shall mean any agreement to provide to Parent or any Subsidiary letters of credit, guarantees or other credit support provided in respect of trade payables of Parent or any Subsidiary, in each case issued for the benefit of any bank, financial institution or other person that has acquired such trade payables pursuant to “supply chain” or other similar financing for vendors and suppliers, including tooling vendors, of Parent or any Subsidiaries, so long as (i) other than in the case of Secured Supply Chain Obligations, such Indebtedness is unsecured, (ii) the terms of such trade payables shall not have been extended in connection with the Supply Chain Financing and (iii) such Indebtedness represents amounts not in excess of those which Parent or any of its Subsidiaries would otherwise have been obligated to pay to its vendor or supplier in respect of the applicable trade payables.

“Swap Obligation” shall mean, with respect to any Guarantor, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act.

“Tax Confirmation” shall mean a confirmation by a Lender that the person beneficially entitled to interest payable to that Lender in respect of an advance under a Loan Document is either:

(a)                                 a company resident in the United Kingdom for United Kingdom tax purposes;

(b)                                 a partnership each member of which is:

(i)                                     a company so resident in the United Kingdom; or

(ii)                                  a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account in computing its chargeable profits (within the meaning of section 19 of the CTA) the whole of any share of interest payable in respect of that advance that falls to it by reason of Part 17 of the CTA; or

(c)               a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account interest payable in respect of that advance in computing the chargeable profits (within the meaning of section 19 of the CTA) of that company.

“Tax Deduction” shall mean a deduction or withholding for or on account of Tax from a payment under a Loan Document, other than a FATCA Deduction.

“Taxes” shall mean any and all present or future taxes, duties, levies, imposts, assessments, deductions, withholdings, value added taxes, or any other goods and services, use or sales taxes, or other similar charges imposed by any Governmental Authority, whether computed on a separate, consolidated, unitary, combined or other basis and any interest, fines, penalties or additions to tax with respect to the foregoing.

“Term Borrowing” shall mean the Initial Term A Borrowing or any Borrowing of Other Term Loans.

“Term Facility” shall mean the Initial Term A Facility and/or any or all of the Other Term Facilities.

“Term Facility Commitment” shall mean the commitment of a Term Lender to make Term Loans, including Initial Term A Loans and/or Other Term Loans.

“Term Facility Maturity Date” shall mean, as the context may require, (a) with respect to the Initial Term A Facility, the Initial Term A Facility Maturity Date and (b) with respect to any other Class of Term Loans, the maturity dates specified therefor in the applicable Incremental Assumption Agreement, Extension Amendment or Refinancing Amendment.

“Term Lender” shall mean a Lender (including an Incremental Term Loan Lender, an Extended Term Loan Lender and a Refinancing Term Loan Lender) with a Term Facility Commitment or with outstanding Term Loans.

“Term Loan Installment Date” shall mean any Initial Term A Loan Installment Date or any Other Term Loan Installment Date.

“Term Loans” shall mean the Initial Term A Loans and/or the Other Term Loans.

“Termination Date” shall mean the date on which (a) all Commitments shall have been terminated, (b) the principal of and interest on each Loan, all Fees and all other expenses or amounts payable under any Loan Document shall have been paid in full in cash (other than in respect of contingent indemnification and expense reimbursement claims not then due), and (c) all Letters of Credit (other than those that have been Cash Collateralized with the Minimum L/C Collateral Amount in accordance with Section 2.05(k)) have been cancelled or have expired and all amounts drawn or paid thereunder have been reimbursed in full in cash.

“Test Period” shall mean, on any date of determination, the period of four consecutive fiscal quarters of Parent then most recently ended (taken as one accounting period) for which financial statements have been (or were required to be) delivered pursuant to Section 5.04(a) or 5.04(b); provided that prior to the first date financial statements have been delivered pursuant to Section 5.04(a) or 5.04(b), the Test Period in effect shall be the most recently ended full four fiscal quarter period prior to the Spinoff Date for which financial statements would have been required to be delivered hereunder had the Spinoff Date occurred prior to the end of such period.

“Third Party Funds” shall mean any accounts or funds, or any portion thereof, received by Parent or any Subsidiary as agent on behalf of third parties in accordance with a written agreement that imposes a duty upon Parent or one or more of Subsidiaries to collect and remit those funds to such third parties.

“Title Insurer” shall have the meaning assigned to such term in the definition of the term “Collateral and Guarantee Requirement.”

“Total Net Leverage Ratio” shall mean, as of any date of determination, the ratio of (a) Consolidated Total Net Debt as of such date to (b) Adjusted Consolidated EBITDA for the most recently ended Test Period for which financial statements of Parent have been delivered (or were required to be delivered) as required by this Agreement (or for purposes of the Financial Covenant, the Test Period ending on such date), all determined on a consolidated basis in accordance with GAAP; provided that Adjusted Consolidated EBITDA shall be determined for the relevant Test Period on a Pro Forma Basis.

“Trade Letters of Credit” shall have the meaning assigned to such term in Section 2.05(a).

“Transaction Documents” shall mean (x) the Loan Documents and (y) the Transition Services Agreement, Tax Matters Agreement, Employee Matters Agreement and Trademark License Agreement, each as described in the Form 10.

“Transaction Expenses” shall have the meaning assigned to such term in the definition of “Transactions.”

“Transactions” shall mean, collectively:

(a) the internal restructuring transactions to be undertaken by New JCI, JCI, Parent, the Initial Borrower and their subsidiaries prior to, concurrently with, or following the Spinoff Date, in order to facilitate the Spinoff, so long as not materially inconsistent with the steps memo provided to the Lenders prior to the Signing Date (and, to the extent any such transaction differs from the steps memo, so long as any such transaction does not cause the Spinoff Business to be materially inconsistent with the model provided by JCI to the Administrative Agent), including:

(i) sales or transfers of any assets of Parent, the Initial Borrower or any of their subsidiaries or any Equity Interests in any such subsidiaries,

(ii) any dividends or distributions by Parent, the Initial Borrower or their subsidiaries, or any other transfers thereby to New JCI, JCI or any Affiliate or subsidiary thereof, and including the dividend, distribution or other transfer of the proceeds of the Senior Notes and the Loans under this Agreement made on or prior to the Spinoff Date,

(iii) any other transaction described in the registration statement on Form 10 filed by Parent with the U.S. Securities and Exchange Commission or any exhibit thereto (including the information statement to be sent to shareholders of JCI (or, after the consummation of the Merger, New JCI)) (as amended, supplemented or modified from time to time (x) prior to the Signing Date or (y) in a manner not materially adverse to the Lenders, prior to the Spinoff Date, the “Form 10”), and

(iv) any related intercompany transactions that Parent or the Initial Borrower deem reasonably necessary or beneficial in connection therewith and that are not adverse to the Lenders in any material respect,

(b) the filing and distribution of the Form 10, and the distribution of Equity Interests in Parent to the shareholders of New JCI in connection with the consummation of the Spinoff,

(c) the entry into this Agreement and the incurrence of Obligations hereunder,

(d) the incurrence of the Senior Notes, and

(e) the payment of fees and expenses and other costs incurred in connection with the foregoing (the “Transaction Expenses”).

“Treaty Lender” shall mean a Lender which is not a QPP Lender and :

(a)                                 is treated as a resident of a Treaty State for purposes of the Treaty;

(b)                                 does not carry on a business in the United Kingdom through a permanent establishment with which that Lender’s participation in the Loan is effectively connected; and

(c)                                  meets all other conditions in such Treaty State’s Treaty to obtain full exemption from United Kingdom taxation on interest payable to that Lender in respect of an advance under a Loan Document.

“Treaty State” shall mean a jurisdiction having a double taxation agreement (a “Treaty”) with the United Kingdom which makes provision for full exemption from Tax imposed by the United Kingdom on interest.

“Type” shall mean, when used in respect of any Loan or Borrowing, the Rate by reference to which interest on such Loan or on the Loans comprising such Borrowing is determined.  For purposes hereof, the term “Rate” shall include the Adjusted LIBO Rate and the ABR.

“UK” shall mean the United Kingdom of Great Britain and Northern Ireland.

“UK Loan Party” shall mean any Loan Party that is resident for Tax purposes in the United Kingdom.

“UK Non-Bank Lender” shall mean where a Lender becomes a Party after the day on which this Agreement is entered into, a Lender which gives a Tax Confirmation in the Incremental Assumption Agreement or Assignment and Acceptance which it executes on becoming a Party.

“Uniform Commercial Code” or “UCC” shall mean the Uniform Commercial Code as the same may from time to time be in effect in the State of New York or the Uniform Commercial Code (or similar code or statute) of another jurisdiction, to the extent it may be required to apply to any item or items of Collateral.

“United States” shall mean the United States of America.

“Unreimbursed Amount” shall have the meaning assigned to such term in Section 2.05(e).

“Unrestricted Cash” shall mean cash or Permitted Investments of Parent or any of its Subsidiaries that would not appear as “restricted” on a consolidated balance sheet of Parent or any of its Subsidiaries.

“Unrestricted Cash Amount” shall mean, on any date, the lesser of $500,000,000 and the aggregate amount of Unrestricted Cash of Parent and its Subsidiaries on such date.

“Unrestricted Subsidiary” shall mean (1) any Subsidiary of Parent (other than a Borrower), whether now owned or acquired or created after the Spinoff Date, that is designated on or after the Spinoff Date by the Borrower Representative as an Unrestricted Subsidiary hereunder by written notice to the Administrative Agent; provided, that the Borrower Representative shall only be permitted to so designate a new Unrestricted Subsidiary on or after the Spinoff Date so long as (a) no Default or Event of Default has occurred and is continuing or would result therefrom, (b) immediately after giving effect to such designation, Parent shall be in Pro Forma Compliance with the Financial Covenant as of the last day of the then most recently ended Test Period, (c) all Investments in such Unrestricted Subsidiary at the time of designation (as contemplated by the immediately following sentence) are permitted in accordance with the relevant requirements of Section 6.04, (d) such Subsidiary being designated as an “Unrestricted Subsidiary” shall also, concurrently with such designation and thereafter, constitute an “unrestricted subsidiary” under any Material Indebtedness issued or incurred on or after the Spinoff Date and (e) if such designation is on the Spinoff Date, the designation shall not occur until the conditions set forth in the definition of “Spinoff Date” are satisfied (or waived in accordance with Section 9.08); and (2) any subsidiary of an Unrestricted Subsidiary (unless transferred to such Unrestricted Subsidiary or any of its subsidiaries by Parent or one or more of its Subsidiaries after the date of the designation of the parent entity as a “Unrestricted Subsidiary” hereunder, in which case the subsidiary so transferred would be required to be independently designated in accordance with preceding clause (1)). The designation of any Subsidiary as an Unrestricted Subsidiary shall constitute an Investment by Parent (or its Subsidiaries) therein at the date of designation in an amount equal to the Fair Market Value of Parent’s (or its Subsidiaries’) Investments therein, which shall be required to be permitted on such date in accordance with Section 6.04 (and not as an Investment permitted thereby in a Subsidiary).  The Borrower Representative may designate any Unrestricted Subsidiary to be a Subsidiary for purposes of this Agreement (each, a “Subsidiary Redesignation”); provided, that (i) no Default or Event of Default has occurred and is continuing or would result therefrom (after giving effect to the provisions of the immediately succeeding sentence), (ii) immediately after giving effect to such redesignation, Parent shall be in Pro Forma Compliance with the Financial Covenant (if applicable) as of the last day of the most recently ended Test Period and (iii) the Borrower Representative shall have delivered to the Administrative Agent an officer’s certificate executed by a Responsible Officer of the Borrower Representative, certifying to the best of such officer’s knowledge, compliance with the requirements of preceding clause (i).  The designation of any Unrestricted Subsidiary as a Subsidiary on or after the Spinoff Date shall constitute (i) the incurrence at the time of designation of any Investment, Indebtedness or Liens of such Subsidiary existing at such time and (ii) a return on any Investment by the applicable Loan Party (or its relevant Subsidiaries) in Unrestricted Subsidiaries pursuant to the preceding sentence in an amount equal to the Fair Market Value at the date of such designation of such Loan Party’s (or its relevant Subsidiaries’) Investment in such Subsidiary.

“U.S. Collateral Agreement” shall mean the U.S. Collateral Agreement substantially in the form of Exhibit L dated as of the Spinoff Date, among each U.S. Loan Party, each other Loan Party that owns Equity Interests of a person incorporated or organized under the law of the United States, any state thereof, or the District of Columbia (other than Excluded Securities) (provided that the grant by any such other Loan Party under the U.S. Collateral Agreement shall be solely with respect to such Equity Interests and related rights and assets as expressly set forth in the U.S. Collateral Agreement) and the Collateral Agent, as may be amended, restated, amended and restated, supplemented or otherwise modified from time to time.

“U.S. Loan Party” shall mean a Loan Party that is organized or incorporated under the laws of the United States of America, any state thereof, or the District of Columbia.

“U.S. Person” shall mean any person that is a “United States Person” as defined in Section 7701(a)(30) of the Code.

“U.S. Pledged Collateral” shall have the meaning assigned to such term in the U.S. Collateral Agreement.

“U.S. Subsidiary” shall mean any Subsidiary that is not a Foreign Subsidiary.

“U.S. Tax Loan Party” shall mean:

(a)                                 a Borrower which is resident for Tax purposes in the United States; or

(b)                                 a Loan Party some or all of whose payments under the Loan Documents are from sources within the United States for U.S. federal income tax purposes.

“U.S. Tax Compliance Certificate” shall have the meaning assigned to such term in Section 2.17(d).

“USA PATRIOT Act” shall mean the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Title III of Pub. L. No. 107 56 (signed into law October 26, 2001)).

“Weighted Average Life to Maturity” shall mean, when applied to any Indebtedness at any date, the number of years obtained by dividing:  (a) the sum of the products obtained by multiplying (i) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (ii) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by (b) the then outstanding principal amount of such Indebtedness.

“Wholly Owned Subsidiary” of any person shall mean a subsidiary of such person, all of the Equity Interests of which (other than directors’ qualifying shares or nominee or other similar shares required pursuant to applicable law) are owned by such person or another Wholly Owned Subsidiary of such person.  Unless the context otherwise requires, “Wholly Owned Subsidiary” shall mean a Subsidiary of Parent that is a Wholly Owned Subsidiary of Parent.

“Withdrawn Certificate” shall mean a withdrawn certificate for the purposes of the QPP Regulation.

“Withdrawal Liability” shall mean liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

“Write-Down and Conversion Powers” shall mean, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.

Section 1.02                             Terms Generally; GAAP.  The definitions set forth or referred to in Section 1.01 shall apply equally to both the singular and plural forms of the terms defined.  Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.  The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.”  All references herein to Articles, Sections, Exhibits and Schedules shall be deemed references to Articles and Sections of, and Exhibits and Schedules to, this Agreement unless the context shall otherwise require.  Except as otherwise expressly provided herein, any reference in this Agreement to any Loan Document shall mean such document as amended, restated, amended and restated, supplemented or otherwise modified from time to time.  Except as otherwise expressly provided herein (including, for the avoidance of doubt, the proviso in the definition of “Capitalized Lease Obligations”), all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided, that if at any time, any change in GAAP would affect the computation of any financial ratio or requirement in the Loan Documents and the Borrower Representative notifies the Administrative Agent that the Borrowers request an amendment (or if the Administrative Agent notifies the Borrower Representative that the Required Lenders request an amendment), the Administrative Agent, the Lenders and the Borrowers shall, at no cost to the Borrowers, negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, and such financial ratio or requirement shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such provision is amended in accordance herewith.  Notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made (i) without giving effect to any election under Accounting Standards Codification 825-10-25 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of Parent or any Subsidiary at “fair value,” as defined therein, (ii) without giving effect to any treatment of Indebtedness in respect of convertible debt instruments under Accounting Standards Codification 470-20 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any such Indebtedness in a reduced or bifurcated manner as described therein, and such Indebtedness shall at all times be valued at the full stated principal amount thereof and (iii) for the avoidance of doubt, except as provided in the definition of “Consolidated Net Income,” without giving effect to the financial condition, results and performance of the Unrestricted Subsidiaries.

Section 1.03                             Effectuation of Transactions.  Each of the representations and warranties of the Borrowers contained in this Agreement (and all corresponding definitions) and applicable on the Spinoff Date and thereafter, are made after giving effect to the Transactions, unless the context otherwise requires.

Section 1.04                             Timing of Payment or Performance.  Except as otherwise expressly provided herein, when the payment of any obligation or the performance of any covenant, duty or obligation is stated to be due or performance required on a day which is not a Business Day, the date of such payment or performance shall extend to the immediately succeeding Business Day.

Section 1.05                             Times of Day.  Unless otherwise specified herein, all references herein to times of day shall be references to Local Time.

Section 1.06                             Classification of Loans and Borrowings.  For purposes of this Agreement, Loans may be classified and referred to by Class (e.g., an “Initial Revolving Loan”) or by Type (e.g., a “Eurocurrency Loan”) or by Class and Type (e.g., a “Eurocurrency Initial Revolving Loan”).  Borrowings also may be classified and referred to by Class (e.g., an “Initial Revolving Borrowing”) or by Type (e.g., a “Eurocurrency Borrowing”) or by Class and Type (e.g., an “Initial Eurocurrency Revolving Borrowing”).

Section 1.07                             Change of Currency.

(a)                                 Each obligation of the Borrowers to make a payment denominated in the national currency unit of any member state of the European Union that adopts the Euro as its lawful currency after the date hereof shall be redenominated into Euro at the time of such adoption, provided that if and to the extent that such legislation or member state provides that any such obligation may be paid by debtors in either the Euro or such other currency, then the Borrowers shall be permitted to repay such amount either in the Euro or such other currency.  If, in relation to the currency of any such member state, the basis of accrual of interest expressed in this Agreement in respect of that currency shall be inconsistent with any convention or practice in the London interbank market for the basis of accrual of interest in respect of the Euro, such expressed basis shall be replaced by such convention or practice with effect from the date on which such member state adopts the Euro as its lawful currency; provided that if any Borrowing in the currency of such member state is outstanding immediately prior to such date, such replacement shall take effect, with respect to such Borrowing, at the end of the then current Interest Period.

(b)                                 Each provision of this Agreement shall be subject to such reasonable changes of construction as the Administrative Agent and the Borrower Representative, acting together, may from time to time reasonably and mutually specify to be appropriate to reflect the adoption of the Euro by any member state of the European Union and any relevant market conventions or practices relating to the Euro.

(c)                                  Each provision of this Agreement also shall be subject to such reasonable changes of construction as the Administrative Agent and the Borrower Representative, acting together, may from time to time reasonably and mutually specify to be appropriate to reflect a change in currency of any other country and any relevant market conventions or practices relating to the change in currency.

Section 1.08                             Exchange Rates; Currency Equivalents; Basket Calculations.

(a)                                 The Administrative Agent, shall determine the Spot Rates as of each Revaluation Date to be used for calculating Dollar Equivalent amounts of Credit Events and Revolving Facility Credit Exposure denominated in Alternative Currencies.  Such Spot Rates shall become effective as of such Revaluation Date and shall be the Spot Rates employed in converting any amounts between the applicable currencies until the next Revaluation Date to occur.  Except for purposes of financial statements delivered by Loan Parties hereunder or calculating covenants hereunder or except as otherwise provided herein, whenever referring to a borrowing, conversion, continuation or prepayment of a Eurocurrency Loan in an Alternative Currency hereunder, or the issuance, amendment or extension of a Letter of Credit in an Alternative Currency, the applicable amount of such Eurocurrency Loan or such Letter of Credit for purposes of the Loan Documents shall be such Dollar Equivalent amount as so determined by the Administrative Agent in respect of the date of such determination as if such date were the Revaluation Date.

(b)                                 Wherever in this Agreement in connection with a Borrowing, conversion, continuation or prepayment of a Eurocurrency Loan or the issuance, amendment or extension of a Letter of Credit, an amount, such as a required minimum or multiple amount, is expressed in Dollars, but such Borrowing, Eurocurrency Loan or Letter of Credit is denominated in an Alternative Currency, such amount shall be the relevant Alternative Currency Equivalent of such Dollar amount (rounded to the nearest unit of such Alternative Currency, with 0.5 of a unit being rounded upward), as determined by the Administrative Agent on the basis of the Spot Rate (determined in respect of the most recent Revaluation Date).

(c)                                  The Administrative Agent does not warrant, nor accept responsibility, nor shall the Administrative Agent have any liability with respect to the administration, submission or any other matter related to the Adjusted LIBO Rate or with respect to any comparable or successor rate thereto.

(d)                                 Notwithstanding the foregoing, for purposes of determining compliance with any covenant in Article VI, (i) with respect to any amount of cash on deposit, Indebtedness, Investment, Restricted Payment, Lien, Disposition or Attributable Receivables Indebtedness (each, a “Covenant Transaction”) in a currency other than Dollars, no Default or Event of Default shall be deemed to have occurred solely as a result of changes in rates of exchange occurring after the time such Covenant Transaction is incurred or made, and (ii) with respect to any Covenant Transaction incurred or made in reliance on a provision that makes reference to a percentage of Consolidated Total Assets, no Default or Event of Default shall be deemed to have occurred solely as a result of changes in the amount of Consolidated Total Assets occurring after the time such Covenant Transaction is incurred or made in reliance on such provision.

(e)                                  For purposes of determining compliance with any covenant in Article VI (other than the Financial Covenant), with respect to the amount of any Covenant Transaction in a currency other than Dollars, such amount (i) if incurred or made in reliance on a fixed Dollar basket, will be converted into Dollars based on the relevant currency exchange rate in effect on the Spinoff Date, and (ii) if incurred in reliance on a percentage or ratio basket, will be converted into Dollars based on the relevant currency exchange rate in effect on the date such Covenant Transaction is incurred or made and such percentage or ratio basket will be measured at the time such Covenant Transaction is incurred or made.

(f)                                   If at any time on or following the Signing Date all of the Participating Member States that had adopted the Euro as their lawful currency on or prior to the Signing Date cease to have the Euro as their lawful national currency unit, then the Borrower Representative, the Administrative Agent, and the Lenders will negotiate in good faith to amend the Loan Documents to (a) follow any generally accepted conventions and market practice with respect to redenomination of obligations originally denominated in Euro, and (b) otherwise appropriately reflect the change in currency.

Section 1.09                             Letter of Credit Amounts.  Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the Dollar Equivalent of the stated amount of such Letter of Credit in effect at such time; provided, however, that with respect to any Letter of Credit that, by its terms or the terms of any agreement related thereto, provides for one or more automatic increases in the stated amount thereof, the amount of such Letter of Credit shall be deemed to be the Dollar Equivalent of the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at such time.

Section 1.10                             Additional Alternative Currencies.

(a)                                 Parent may from time to time request that Eurocurrency Revolving Loans be made and/or Letters of Credit be issued in a currency other than those specifically listed in the definition of “Alternative Currency;” provided that such requested currency is a lawful currency (other than Dollars) that is readily transferable and readily convertible into Dollars in the London interbank market. Such request shall be subject to the approval of the Administrative Agent and the Revolving Facility Lenders; and in the case of any such request with respect to the issuance of Letters of Credit, such request shall also be subject to the approval of the applicable Issuing Bank.

(b)                                 Any such request shall be made to the Administrative Agent not later than 11:00 a.m. (New York time), fifteen (15) Business Days prior to the date of the desired Borrowing or issuance of a Letter of Credit (or such other time or date as may be agreed by the Administrative Agent and, in the case of any such request pertaining to Letters of Credit, the applicable Issuing Bank, in its or their sole discretion). In the case of any such request pertaining to Eurocurrency Revolving Loans, the Administrative Agent shall promptly notify each Revolving Facility Lender thereof; and in the case of any such request pertaining to Letters of Credit, the Administrative Agent shall also promptly notify the applicable Issuing Bank thereof. Each Revolving Facility Lender and the applicable Issuing Bank (in the case of a request pertaining to Letters of Credit) shall notify the Administrative Agent, not later than 11:00 a.m. (New York time), five (5) Business Days after receipt of such request whether it consents, in its sole discretion, to the making of Eurocurrency Revolving Loans or the issuance of Letters of Credit, as the case may be, in such requested currency.

(c)                                  Any failure by a Revolving Facility Lender or an Issuing Bank, as the case may be, to respond to such request within the time period specified in the preceding sentence shall be deemed to be a refusal by such Revolving Facility Lender or Issuing Bank, as the case may be, to permit Eurocurrency Revolving Loans to be made or Letters of Credit to be issued in such requested currency. If the Administrative Agent and all the Lenders consent to making Eurocurrency Revolving Loans in such requested currency, the Administrative Agent shall so notify Parent and such currency shall thereupon be deemed for all purposes to be an Alternative Currency hereunder for purposes of any Borrowing of Eurocurrency Revolving Loans; and if the applicable Issuing Banks also consent to the issuance of Letters of Credit in such requested currency, the Administrative Agent shall so notify the applicable Borrower and such currency shall thereupon be deemed for all purposes to be an Alternative Currency hereunder for purposes of any Letter of Credit issuances. If the Administrative Agent shall fail to obtain consent to any request for an additional currency under this Section 1.10, the Administrative Agent shall promptly so notify the applicable Borrower.

Section 1.11                             Jersey terms.                           In this Agreement, where it relates to a person incorporated or formed or having its centre of main interests in Jersey, a reference to:

(a)                                 a winding up, administration or dissolution includes, without limitation, bankruptcy (as that term is interpreted pursuant to Article 8 of the Interpretation (Jersey) Law 1954), a compromise or arrangement of the type referred to in Article 125 of the Companies (Jersey) Law’ 1991, any procedure or process referred to in Part 21 of the Companies (Jersey) Law 1991, and any other similar proceedings affecting the rights of creditors generally under Jersey law, and shall be construed so as to include any equivalent or analogous proceedings;

(b)                                 a receiver, administrative receiver, administrator or the like includes, without limitation, the Viscount of the Royal Court of Jersey, autorisés or any other person performing the same function of each of the foregoing; and

(c)                                  a lien or a security interest includes, without limitation, any hypothèque whether conventional, judicial granted or arising by operation of law and any security interest created pursuant to the Security Interest (Jersey) Law 1983 or Security Interests (Jersey) Law 2012 and any related legislation.

ARTICLE II

The Credits

Section 2.01                             Commitments.  Subject to the terms and conditions set forth herein:

(a)                                 each Lender agrees, severally and not jointly, to make Initial Term A Loans in Dollars to the Initial Borrower from time to time during the Availability Period in an aggregate principal amount that will not exceed its then outstanding Initial Term A Loan Commitment (as reduced from time to time in accordance with Section 2.08(a)); provided that (i) there shall be no more than three separate borrowings of Initial Term A Loans, (ii) each Borrowing of Initial Term A Loans shall reduce the Initial Term A Loan Commitments in accordance with Section 2.08(a) and (iii) all Initial Term A Loans (if and when funded) shall have the same terms and shall be treated as a single Class for all purposes, except that interest on each Borrowing of Initial Term A Loans shall commence to accrue from the date of funding thereof,

(b)                                 each Lender agrees, severally and not jointly, to make Revolving Facility Loans of a Class in Dollars and, from and after the Spinoff Date, any Alternative Currency to the applicable Borrower from time to time during the Availability Period in an aggregate Dollar Equivalent amount that will not result in (i) such Lender’s Revolving Facility Credit Exposure of such Class exceeding such Lender’s Revolving Facility Commitment of such Class, or (ii) the Revolving Facility Credit Exposure of such Class exceeding the total Revolving Facility Commitments of such Class; provided that (x) no more than the Dollar Equivalent of $750,000,000 of Revolving Facility Credit Exposure shall be permitted to be outstanding prior to the Spinoff Date and (y) no Revolving Facility Loans may be made prior to the termination in full of the Initial Term A Loan Commitments that are in effect on the Closing Date.  Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrowers may borrow, prepay and reborrow Revolving Facility Loans,

(c)                                  each Lender having an Incremental Commitment agrees, severally and not jointly, subject to the terms and conditions set forth in the applicable Incremental Assumption Agreement, to make Incremental Loans to the applicable Borrower, in an aggregate principal amount not to exceed its Incremental Commitment, and

(d)                                 amounts of Term Loans borrowed under Section 2.01(a) or Section 2.01(c) that are repaid or prepaid may not be reborrowed.

Section 2.02                             Loans and Borrowings.

(a)                                 Each Loan shall be made as part of a Borrowing consisting of Loans under the same Facility and of the same Type made by the Lenders ratably in accordance with their respective Commitments under the applicable Facility; provided, however, that Revolving Facility Loans of any Class shall be made by the Revolving Facility Lenders of such Class ratably in accordance with their respective Revolving Facility Percentages on the date such Loans are made hereunder.  The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided, that the Commitments of the Lenders are several and no Lender shall be responsible for any other Lender’s failure to make Loans as required.

(b)                                 Subject to Section 2.14, each Borrowing shall be comprised entirely of ABR Loans or Eurocurrency Loans as the Borrower Representative may request in accordance herewith. Each Lender at its option may make any ABR Loan or Eurocurrency Loan by causing any U.S. or non-U.S. branch or Affiliate of such Lender to make such Loan (and in the case of an Affiliate, the provisions of Sections 2.15, 2.16 and 2.17 shall apply to such Affiliate to the same extent as to such Lender); provided, that any exercise of such option shall not affect the obligation of any Borrower to repay such Loan in accordance with the terms of this Agreement and such Lender shall not be entitled to any amounts payable under Section 2.15 or 2.17 solely in respect of increased costs resulting from such exercise and existing at the time of such exercise.

(c)                                  [Reserved].

(d)                                 At the commencement of each Interest Period for any Eurocurrency Revolving Facility Borrowing, such Borrowing shall be in an aggregate amount that is an integral multiple of the Borrowing Multiple and not less than the Borrowing Minimum.  At the time that each ABR Revolving Facility Borrowing is made, such Borrowing shall be in an aggregate amount that is an integral multiple of the Borrowing Multiple and not less than the Borrowing Minimum; provided, that an ABR Revolving Facility Borrowing may be in an aggregate amount that is equal to the entire unused available balance of the Revolving Facility Commitments or that is required to finance the reimbursement of an L/C Disbursement as contemplated by Section 2.05(e).  Borrowings of more than one Type and Class may be outstanding at the same time; provided, however, that the Borrower Representative shall not be entitled to request any Borrowing that, if made, would result in more than (i) 10 Eurocurrency Borrowings outstanding under all Term Facilities at any time or (ii) 10 Eurocurrency Borrowings outstanding under all Revolving Facilities at any time.  Borrowings having different Interest Periods, regardless of whether they commence on the same date, shall be considered separate Borrowings.

(e)                                  Notwithstanding any other provision of this Agreement, the Borrower Representative shall not be entitled to request, or to elect to convert or continue, any Borrowing of any Class if the Interest Period requested with respect thereto would end after the Revolving Facility Maturity Date or Term Facility Maturity Date for such Class, as applicable.

Section 2.03                             Requests for Borrowings.

(a)                                 To request a Revolving Facility Borrowing and/or a Term Borrowing, the Borrower Representative shall notify the Administrative Agent of such request (a) in the case of a Eurocurrency Borrowing denominated in Dollars, not later than 12:00 noon, Local Time, three (3) Business Days before the date of the proposed Borrowing (b) in the case of a Eurocurrency Borrowing denominated in an Alternative Currency, not later than 11:00 a.m. Local Time, four (4) Business Days before the date of the proposed Borrowing (or five Business Days in the case of a Special Notice Currency) or (c) in the case of an ABR Borrowing, by telephone, not later than 11:00 a.m. Local Time, on the Business Day of the proposed Borrowing; provided, that, any such notice of an ABR Revolving Facility Borrowing to finance the reimbursement of an L/C Disbursement as contemplated by Section 2.05(e) may be given no later than 12:00 noon, Local Time, on the date of the proposed Borrowing.  Each such Borrowing Request shall be irrevocable and (in the case of telephonic requests) shall be confirmed promptly by hand delivery or electronic means to the Administrative Agent of a written Borrowing Request signed by the Borrower Representative.  Each such telephonic and written Borrowing Request shall specify the following information in compliance with Section 2.02:

(i)                  whether such Borrowing is to be a Borrowing of Initial Term A Loans, Other Term Loans or Revolving Facility Loans of a particular Class, as applicable and, in the case of Revolving Facility Loans, the Borrower to which such Loan is to be made;

(ii)               the aggregate amount of the requested Borrowing;

(iii)            the date of such Borrowing, which shall be a Business Day;

(iv)           whether such Borrowing is to be an ABR Borrowing or a Eurocurrency Borrowing;

(v)              in the case of a Eurocurrency Borrowing, (x) the currency of the requested Borrowing and (y) the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”; and

(vi)           the location and number of the applicable Borrower’s account to which funds are to be disbursed.

If no election as to the Type of Borrowing is specified, then the requested Borrowing shall be an ABR Borrowing; provided, however, that all Borrowings denominated in Alternative Currencies shall be Eurocurrency Borrowings.  If no Interest Period is specified with respect to any requested Eurocurrency Borrowing then the Borrower Representative shall be deemed to have selected an Interest Period of one month’s duration.  If no currency is specified with respect to any requested Eurocurrency Borrowing, then the Borrower Representative shall be deemed to have selected the Borrowing be made in Dollars.  Promptly following receipt of a Borrowing Request in accordance with this Section 2.03, the Administrative Agent shall advise each Lender of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.

Section 2.04                             [Reserved].

Section 2.05                             Letters of Credit.

(a)                                 General.  Subject to the terms and conditions set forth herein, the Borrower Representative may, on and after the Spinoff Date, request the issuance of one or more letters of credit denominated in Dollars or in one or more Alternative Currencies in the form of (x) trade letters of credit in support of trade obligations of Parent and its Subsidiaries incurred in the ordinary course of business (such letters of credit issued for such purposes, “Trade Letters of Credit”) and (y) standby letters of credit issued for any other lawful purposes of Parent and its Subsidiaries (such letters of credit issued for such purposes, “Standby Letters of Credit”; each such letter of credit issued hereunder, a “Letter of Credit” and collectively, the “Letters of Credit”) for the account of Parent, any Borrower or any other Subsidiary (and, in the case of any Letter of Credit for the account of Parent or such Subsidiary, such Letter of Credit shall be deemed issued for the joint and several account of the Borrower which requests the Letter of Credit and Parent or the applicable Subsidiary) in a form reasonably acceptable to the applicable Issuing Bank, at any time and from time to time during the applicable Availability Period and prior to the date that is five (5) Business Days prior to the applicable Revolving Facility Maturity Date.  In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application or other agreement submitted by a Borrower to, or entered into by a Borrower with, an Issuing Bank relating to any Letter of Credit, the terms and conditions of this Agreement shall control.  Notwithstanding anything to the contrary provided in this Agreement, each letter of credit listed on Schedule 2.05(a) (as may be updated pursuant to Section 9.08(b) of this Agreement) (each, an “Existing Letter of Credit”) shall be deemed issued under this Agreement from and after the Spinoff Date.

(b)                                 Notice of Issuance, Amendment, Renewal, Extension:  Certain Conditions.  To request the issuance of a Letter of Credit (or the amendment, renewal (other than an automatic extension in accordance with paragraph (c) of this Section) or extension of an outstanding Letter of Credit), the Borrower Representative shall hand deliver or telecopy (or transmit by electronic communication, if arrangements for doing so have been approved by the applicable Issuing Bank) to the applicable Issuing Bank and the Administrative Agent (at least three (3) Business Days in advance of the requested date of issuance, amendment or extension or such shorter period as the Administrative Agent and the applicable Issuing Bank in their sole discretion may agree) a notice in the form of Exhibit D-3 requesting the issuance of a Letter of Credit, or identifying the Letter of Credit to be amended or extended, and specifying the date of issuance, amendment or extension (which shall be a Business Day), the Borrower (or Parent, or Subsidiary thereof) for which such Letter of Credit is to be issued (and, if for Parent or a Subsidiary that is not a Borrower, the Borrower that is responsible under this Agreement for making payments with respect to such Letter of Credit hereunder, the date on which such Letter of Credit is to expire (which shall comply with paragraph (c) of this Section), the amount of such Letter of Credit, the name and address of the beneficiary thereof, whether such Letter of Credit constitutes a Standby Letter of Credit or a Trade Letter of Credit and such other information as shall be necessary to issue, amend or extend such Letter of Credit.  If requested by the applicable Issuing Bank, the Borrower Representative also shall submit a letter of credit application on such Issuing Bank’s standard form and related documents in connection with any request for a Letter of Credit and in connection with any request for a Letter of Credit to be amended, renewed, modified or extended.  A Letter of Credit shall be issued, amended or extended only if (and upon issuance, amendment or extension of each Letter of Credit the Borrower Representative shall be deemed to represent and warrant that), after giving effect to such issuance, amendment or extension, (i) the Revolving Facility Credit Exposure shall not exceed the applicable Revolving Facility Commitments, (ii) with respect to such Issuing Bank, the sum of the aggregate face amount of Letters of Credit issued by such Issuing Bank, when aggregated with the outstanding Revolving Facility Loans funded by such Issuing Bank, shall not exceed its Revolving Facility Commitment, (iii) with respect to such Issuing Bank, the sum of the aggregate face amount of Letters of Credit issued by such Issuing Bank shall not exceed its Letter of Credit Commitment, (iv) the Revolving L/C Exposure shall not exceed the applicable Letter of Credit Sublimit and (v) prior to the Spinoff Date, the Revolving Facility Credit Exposure shall not exceed $750,000,000. Additionally, Barclays Bank PLC shall be under no obligation to issue any Trade Letter of Credit.

(c)                                  Expiration Date.  Each Letter of Credit shall expire at or prior to the close of business on the earlier of (i) the date one year (unless otherwise mutually agreed upon by the Borrower Representative and the applicable Issuing Bank) after the date of the issuance of such Letter of Credit (or, in the case of any extension thereof, one year (unless otherwise mutually agreed upon by the Borrower Representative and the applicable Issuing Bank) after such renewal or extension) and (ii) the date that is three (3) Business Days prior to the applicable Revolving Facility Maturity Date; provided, that any Letter of Credit may provide for automatic renewal or extension thereof for an additional period of up to 12 months (which, in no event, shall extend beyond the date referred to in clause (ii) of this paragraph (c), except to the extent Cash Collateralized or backstopped pursuant to an arrangement reasonably acceptable to the relevant Issuing Bank) so long as such Letter of Credit (any such Letter of Credit, an “Auto Renewal Letter of Credit”) permits the applicable Issuing Bank to prevent any such extension at least once in each twelve-month period (commencing with the date of issuance of such Auto Renewal Letter of Credit) by giving prior notice to the beneficiary thereof within a time period during such twelve-month period to be agreed upon at the time such Auto Renewal Letter of Credit is issued; provided, further, that if the applicable Issuing Bank consents in its sole discretion, the expiration date on any Letter of Credit may extend beyond the date referred to in clause (ii) above but the participations of the Lenders with Revolving Facility Commitments of the applicable Class shall terminate on the applicable Revolving Facility Maturity Date. If any such Letter of Credit is outstanding or is issued under the Revolving Facility Commitments of any Class after the date that is three (3) Business Days prior to the Revolving Facility Maturity Date for such Class the applicable Borrower shall provide Cash Collateral pursuant to documentation reasonably satisfactory to the Collateral Agent and the relevant Issuing Bank in an amount equal to the face amount of each such Letter of Credit on or prior to the date that is three (3) Business Days prior to such Revolving Facility Maturity Date or, if later, such date of issuance.  Unless otherwise directed by the applicable Issuing Bank, the applicable Borrower shall not be required to make a specific request to the applicable Issuing Bank for any such renewal.  Once an Auto Renewal Letter of Credit has been issued, the Lenders shall be deemed to have authorized (but may not require) the applicable Issuing Bank to permit the renewal of such Letter of Credit at any time to an expiry date not later than such Revolving Facility Maturity Date (except as otherwise provided in the second proviso to this paragraph (c)).

(d)                                 Participations.  By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof) under the Revolving Facility Commitments of any Class and without any further action on the part of the applicable Issuing Bank or the Revolving Facility Lenders, such Issuing Bank hereby grants to each Revolving Facility Lender under such Class, and each such Revolving Facility Lender hereby acquires from such Issuing Bank, a participation in such Letter of Credit equal to such Revolving Facility Lender’s applicable Revolving Facility Percentage of the aggregate amount available to be drawn under such Letter of Credit.  In consideration and in furtherance of the foregoing, each Revolving Facility Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for the account of the applicable Issuing Bank, such Revolving Facility Lender’s applicable Revolving Facility Percentage of each L/C Disbursement made by such Issuing Bank and not reimbursed by the applicable Borrower on the date due as provided in paragraph (e) of this Section, or of any reimbursement payment required to be refunded to the applicable Borrower for any reason.  Each Revolving Facility Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of a Default or Event of Default or reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.

(e)                                  Reimbursement.  If the applicable Issuing Bank shall make any L/C Disbursement in respect of a Letter of Credit, the applicable Borrower shall reimburse such L/C Disbursement by paying to the Administrative Agent an amount equal to such L/C Disbursement not later than 4:00 p.m. Local Time on the day that is one Business Day after notice of such L/C Disbursement is received by the applicable Borrower, together with accrued interest thereon from the date of such L/C Disbursement at the rate applicable to ABR Revolving Loans of the applicable Class; provided, that the applicable Borrower may, subject to the conditions to borrowing set forth herein, request in accordance with Section 2.03 that such payment be financed with an ABR Revolving Facility Borrowing of the applicable Class, as applicable, and, to the extent so financed, the applicable Borrower’s obligation to make such payment shall be discharged and replaced by the resulting Borrowing (and with interest owing thereon from the date of the respective L/C Disbursement).  In the case of a Letter of Credit denominated in an Alternative Currency, the applicable Borrower shall reimburse the applicable Issuing Bank in Dollars, unless the applicable Issuing Bank (at its option) shall have specified in such notice that it will require reimbursement in such Alternative Currency.  In the case of any such reimbursement in Dollars of a drawing under a Letter of Credit denominated in an Alternative Currency, the applicable Issuing Bank shall notify the applicable Borrower of the Dollar Equivalent of the amount of the drawing promptly following the determination thereof.  If the applicable Borrower fails to reimburse any L/C Disbursement when due, then the Administrative Agent shall promptly notify the applicable Issuing Bank and each other applicable Revolving Facility Lender of the applicable L/C Disbursement, the payment then due from the applicable Borrower in respect thereof (the “Unreimbursed Amount”) and, in the case of a Revolving Facility

Lender, such Lender’s Revolving Facility Percentage thereof.  Promptly following receipt of such notice, each Revolving Facility Lender with a Revolving Facility Commitment of the applicable Class shall pay to the Administrative Agent its Revolving Facility Percentage of the Unreimbursed Amount in the same manner as provided in Section 2.06 with respect to Loans made by such Lender (and Section 2.06 shall apply, mutatis mutandis, to the payment obligations of the Revolving Facility Lenders), and the Administrative Agent shall promptly pay to the applicable Issuing Bank the amounts so received by it from the Revolving Facility Lenders.  Promptly following receipt by the Administrative Agent of any payment from the applicable Borrower pursuant to this paragraph, the Administrative Agent shall distribute such payment to the applicable Issuing Bank or, to the extent that Revolving Facility Lenders have made payments pursuant to this paragraph to reimburse such Issuing Bank, then to such Lenders and such Issuing Bank as their interests may appear.  Any payment made by a Revolving Facility Lender pursuant to this paragraph to reimburse an Issuing Bank for any L/C Disbursement (other than the funding of an ABR Revolving Loan as contemplated above) shall not constitute a Loan and shall not relieve the applicable Borrower of its obligations to reimburse such L/C Disbursement.

(f)                                   Obligations Absolute.  The Borrowers’ obligations to reimburse L/C Disbursements as provided in paragraph (e) of this Section shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit or this Agreement, or any term or provision therein, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) payment by the applicable Issuing Bank under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit or (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of, or provide a right of setoff against, the Borrowers’ obligations hereunder.  Neither the Administrative Agent, the Lenders nor any Issuing Bank, nor any of their Related Parties, shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of such Issuing Bank, or any of the circumstances referred to in clauses (i), (ii) or (iii) of the first sentence; provided, that the foregoing shall not be construed to excuse the applicable Issuing Bank from liability to any Borrower to the extent of any direct damages (as opposed to special, indirect, consequential or punitive damages, claims in respect of which are hereby waived by each Borrower to the extent permitted by applicable law) suffered by such Borrower that are determined by final and binding decision of a court of competent jurisdiction to have been caused by such Issuing Bank’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof.  The parties hereto expressly agree that, in the absence of gross negligence or willful misconduct on the part of the applicable Issuing Bank, such Issuing Bank shall be deemed to have exercised care in each such determination.  In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented that appear on their face to be in substantial compliance with the terms of a Letter of Credit, the applicable Issuing Bank may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.

(g)                                  Disbursement Procedures.  The applicable Issuing Bank shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit.  Such Issuing Bank shall promptly notify the Administrative Agent and the applicable Borrower by telephone (confirmed by electronic means) of any such demand for payment under a Letter of Credit and whether such Issuing Bank has made or will make an L/C Disbursement thereunder; provided, that any failure to give or delay in giving such notice shall not relieve the applicable Borrower of its obligations to reimburse such Issuing Bank and the Revolving Facility Lenders with respect to any such L/C Disbursement.

(h)                                 Interim Interest.  If an Issuing Bank shall make any L/C Disbursement, then, unless the applicable Borrower reimburses such L/C Disbursement in full on the date such L/C Disbursement is made, the unpaid Dollar Equivalent amount thereof shall bear interest, for each day from and including the date such L/C Disbursement is made to but excluding the date that the applicable Borrower reimburses such L/C Disbursement, at the rate per annum then applicable to ABR Revolving Loans of the applicable Class; provided, that, if such L/C Disbursement is not reimbursed by the applicable Borrower when due pursuant to paragraph (e) of this Section, then Section 2.13(c) shall apply.  Interest accrued pursuant to this paragraph shall be for the account of the applicable Issuing Bank, except that interest accrued on and after the date of payment by any Revolving Facility Lender pursuant to paragraph (e) of this Section to reimburse such Issuing Bank shall be for the account of such Revolving Facility Lender to the extent of such payment.

(i)                                     Replacement of an Issuing Bank.  An Issuing Bank may be replaced at any time by written agreement among the Borrower Representative, the Administrative Agent, the replaced Issuing Bank and the successor Issuing Bank.  The Administrative Agent shall notify the Revolving Facility Lenders of any such replacement of an Issuing Bank.  At the time any such replacement shall become effective, the applicable Borrower(s) shall pay all unpaid fees accrued for the account of the replaced Issuing Bank pursuant to Section 2.12.  From and after the effective date of any such replacement, (i) the successor Issuing Bank shall have all the rights and obligations of the replaced Issuing Bank under this Agreement with respect to Letters of Credit to be issued thereafter and (ii) references herein to the term “Issuing Bank” shall be deemed to refer to such successor or to any previous Issuing Bank, or to such successor and all previous Issuing Banks, as the context shall require.  After the replacement of an Issuing Bank hereunder, the replaced Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of such Issuing Bank under this Agreement with respect to Letters of Credit issued by it prior to such replacement but shall not be required to issue additional Letters of Credit.

(j)                                    Cash Collateralization Following Certain Events.  If and when any Borrower is required to Cash Collateralize any Revolving L/C Exposure relating to any outstanding Letters of Credit pursuant to any of Section 2.11(d), 2.11(e), 2.24(a)(v) or 7.01, such Borrower shall deposit in an account with or at the direction of the Collateral Agent, in the name of the Collateral Agent and for the benefit of the Revolving Facility Lenders, an amount in cash equal to 102% of the Revolving L/C Exposure as of such date plus any accrued but unpaid interest thereon (or, in the case of Sections 2.11(d), 2.11(e) and 2.24(a)(v), the portion thereof required by such sections).  Each deposit of Cash Collateral (x) made pursuant to this paragraph or (y) made by the Administrative Agent pursuant to Section 2.24(a)(ii), in each case, shall be held by the Collateral Agent as collateral for the payment and performance of the obligations of such Borrower under this Agreement.  The Collateral Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account and the Borrowers hereby grant the Collateral Agent, for the ratable benefit of the Secured Parties, a security interest in such account.  Other than any interest earned on the investment of such deposits, which investments shall be made (unless an Event of Default shall be continuing) at the Borrower Representative’s request in Permitted Investments and at the risk and expense of the Borrowers, such deposits shall not bear interest.  Interest or profits, if any, on such investments shall accumulate in such account.  Moneys in such account shall be applied by the Collateral Agent to reimburse each Issuing Bank for L/C Disbursements for which such Issuing Bank has not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the applicable Borrower for the Revolving L/C Exposure at such time or, if the maturity of the Loans has been accelerated (but subject to the consent of the Required Revolving Lenders), be applied to satisfy other Loan Obligations.  If any Borrower is required to provide an amount of Cash Collateral hereunder as a result of the occurrence of an Event of Default or the existence of a Defaulting Lender or the occurrence of a limit under Sections 2.11(d) or (e) being exceeded, such amount (to the extent not applied as aforesaid) shall be returned to the applicable Borrower within three (3) Business Days after all Events of Default have been cured or waived or the termination of the Defaulting Lender status or the limits under Sections 2.11(d) and (e) no longer being exceeded, as applicable.

(k)                                 Cash Collateralization Following Termination of the Revolving Facility.  Notwithstanding anything to the contrary herein, in the event of the prepayment in full of all outstanding Revolving Facility Loans and the termination of all Revolving Facility Commitments (a “Revolving Facility Termination Event”) in connection with which the Borrower Representative notifies any one or more Issuing Banks that it intends to maintain one or more Letters of Credit initially issued under this Agreement in effect after the date of such Revolving Facility Termination Event (each, a “Continuing Letter of Credit”), then the security interest of the Collateral Agent in the Collateral under the Security Documents may be terminated in accordance with Section 9.18 if each such Continuing Letter of Credit is Cash Collateralized (in the same currency in which such Continuing Letter of Credit is denominated) in an amount equal to the Minimum L/C Collateral Amount, which shall be deposited with or at the direction of each such Issuing Bank.

(l)                                     Additional Issuing Banks.  From time to time, the Borrower Representative may by notice to the Administrative Agent designate any Lender (in addition to the initial Issuing Banks) which agrees (in its sole discretion) to act in such capacity and is reasonably satisfactory to the Administrative Agent as an Issuing Bank.  Each such additional Issuing Bank shall execute a counterpart of this Agreement upon the approval of the Administrative Agent (which approval shall not be unreasonably withheld) and shall thereafter be an Issuing Bank hereunder for all purposes.

(m)                             Reporting.  Unless otherwise requested by the Administrative Agent, each Issuing Bank (other than the Administrative Agent or its Affiliates) shall (i) provide to the Administrative Agent copies of any notice received from the Borrower Representative pursuant to Section 2.05(b) no later than the next Business Day after receipt thereof and (ii) report in writing to the Administrative Agent (A) on or prior to each Business Day on which such Issuing Bank expects to issue, amend or extend any Letter of Credit, the date of such issuance, amendment or extension, and the aggregate face amount of the Letters of Credit to be issued, amended or extended by it and outstanding after giving effect to such issuance, amendment or extension occurred (and whether the amount thereof changed), and the applicable Issuing Bank shall be permitted to issue, amend or extend such Letter of Credit if the Administrative Agent shall not have advised the applicable Issuing Bank that such issuance, amendment or extension would not be in conformity with the requirements of this Agreement, (B) on each Business Day on which such Issuing Bank makes any L/C Disbursement, the date of such L/C Disbursement and the amount of such L/C Disbursement and (C) on any other Business Day, such other information with respect to the outstanding Letters of Credit issued by such Issuing Bank as the Administrative Agent shall reasonably request.

Section 2.06                             Funding of Borrowings.

(a)                                 Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds by (x) in the case of Loans denominated in Dollars, 12:00 noon, Local Time and (y) in the case of Loans denominated in an Alternative Currency, the Applicable Time specified by the Administrative Agent, in each case, to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders.  The Administrative Agent will make such Loans available to the applicable Borrower by promptly crediting the amounts so received, in like funds, to an account of such Borrower as specified in the applicable Borrowing Request; provided, that Borrowings made to finance the reimbursement of a L/C Disbursement and reimbursements as provided in Section 2.05(e) shall be remitted by the Administrative Agent to the applicable Issuing Bank.

(b)                                 Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with clause (a) of this Section and may, in reliance upon such assumption, make available to such Borrower a corresponding amount.  In such event, if a Lender has not in fact made its share of the Borrowing available to the Administrative Agent, then the applicable Lender and such Borrower severally agree to pay to the Administrative Agent forthwith on demand such amount with interest thereon, for each day from and including the date such amount is made available to the applicable Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of a payment to be made by such Lender, the greater of (A) the Federal Funds Effective Rate and (B) a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation or (ii) in the case of a payment to be made by the Borrowers, the interest rate then applicable to ABR Loans.  If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing.  The foregoing shall be without prejudice to any claim such Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.

Section 2.07                             Interest Elections.

(a)                                 Each Borrowing initially shall be of the Type, and under the applicable Class, specified in the applicable Borrowing Request and, in the case of a Eurocurrency Borrowing, shall have an initial Interest Period as specified in such Borrowing Request.  Thereafter, the Borrower Representative may elect to convert such Borrowing to a different Type or to continue such Borrowing and, in the case of a Eurocurrency Borrowing, may elect Interest Periods therefor, all as provided in this Section.  The Borrower Representative may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing.  Notwithstanding any other provision of this Section 2.07, the Borrowers shall not be permitted to change the Class or currency of any Borrowing.

(b)                                 To make an election pursuant to this Section, the Borrower Representative shall notify the Administrative Agent of such election (by telephone or irrevocable written notice), by the time that a Borrowing Request would be required under Section 2.03 if the Borrower Representative were requesting a Borrowing of the Type and Class resulting from such election to be made on the effective date of such election.  Each such telephonic Interest Election Request shall be irrevocable and shall be confirmed promptly by hand delivery or electronic means to the Administrative Agent of a written Interest Election Request signed by the Borrower Representative.  Notwithstanding any contrary provision herein, this Section 2.07 shall not be construed to permit the Borrower Representative to (i) elect an Interest Period for Eurocurrency Loans that does not comply with Section 2.02(d) or (ii) convert any Borrowing to a Borrowing of a Type not available under the Class of Commitments or Loans pursuant to which such Borrowing was made.

(c)                                  Each telephonic and written Interest Election Request shall specify the following information in compliance with Section 2.02:

(i)                  the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);

(ii)               the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

(iii)            whether the resulting Borrowing is to be an ABR Borrowing or a Eurocurrency Borrowing; and

(iv)           if the resulting Borrowing is a Eurocurrency Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which Interest Period shall be a period contemplated by the definition of the term “Interest Period.”

If any such Interest Election Request requests a Eurocurrency Borrowing but does not specify an Interest Period, then the applicable Borrower shall be deemed to have selected an Interest Period of one month’s duration.  If less than all the outstanding principal amount of any Borrowing shall be converted or continued, then each resulting Borrowing shall be in an integral multiple of the Borrowing Multiple and not less than the Borrowing Minimum and satisfy the limitations specified in Section 2.02(d) regarding the maximum number of Borrowings of the relevant Type.

(d)                                 Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each Lender to which such Interest Election Request relates of the details thereof and of such Lender’s portion of each resulting Borrowing.

(e)                                  If the applicable Borrower fails to deliver a timely Interest Election Request with respect to (x) a Eurocurrency Borrowing denominated in Dollars prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be converted to an ABR Borrowing and (y) a Eurocurrency Borrowing denominated in an Alternative Currency prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be continued as a Eurocurrency Borrowing with an Interest Period of one month’s duration.  Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Administrative Agent, at the written request (including a request through electronic means) of the Required Lenders, so notifies such Borrower, then, so long as an Event of Default is continuing (i) no outstanding Borrowing (other than any outstanding Borrowing denominated in an Alternative Currency) may be converted to or continued as a Eurocurrency Borrowing and (ii) unless repaid, each Eurocurrency Borrowing (other than any Eurocurrency Borrowing denominated in an Alternative Currency) shall be converted to an ABR Borrowing.

Section 2.08                             Termination and Reduction of Commitments.

(a)                                 Unless previously terminated, the Revolving Facility Commitments of each Class shall automatically and permanently terminate on the applicable Revolving Facility Maturity Date for such Class, including for the avoidance of doubt, on the Revolving Facility Outside Date to the extent that the Spinoff Date has not occurred on or prior to 11:59 p.m. (New York City time) on the Revolving Facility Outside Date.  All outstanding Initial Term A Loan Commitments shall (x) be reduced immediately and without further action upon each Borrowing of Initial Term A Loans on a dollar-for-dollar basis by the amount of such Borrowing and (y) automatically terminate at the earlier of 11:59 p.m. (New York City time) on the Initial Term A Facility Outside Date and the consummation of the Spinoff on the Spinoff Date, whether or not the full amount of available Initial Term A Loan Commitments have been funded.

(b)                                 The Borrower Representative may at any time terminate, or from time to time reduce, the Commitments of any Class; provided, that (i) each reduction of the Commitments of any Class shall be in an amount that is an integral multiple of $5,000,000 and not less than $10,000,000 (or, if less, the remaining amount of the Commitments of such Class) and (ii) the Borrower Representative shall not terminate or reduce the Revolving Facility Commitments of any Class if, after giving effect to any concurrent prepayment of the Revolving Facility Loans in accordance with Section 2.11 and any Cash Collateralization of Letters of Credit in accordance with Section 2.05(j) or (k), as applicable, the Revolving Facility Credit Exposure of such Class (excluding any Cash Collateralized Letter of Credit, to the extent so Cash Collateralized) would exceed the total Revolving Facility Commitments of such Class.

(c)                                  The Borrower Representative shall notify the Administrative Agent of any election to terminate or reduce the Commitments of any Class under paragraph (b) of this Section 2.08 at least three (3) Business Days prior to the effective date of such termination or reduction (or such shorter period acceptable to the Administrative Agent), specifying such election and the effective date thereof.  Promptly following receipt of any notice, the Administrative Agent shall advise the applicable Lenders of the contents thereof.  Each notice delivered by the Borrower Representative pursuant to this Section 2.08 shall be irrevocable; provided, that a notice of termination or reduction of the Commitments of any Class delivered by the Borrower Representative may state that such notice is conditioned upon the effectiveness of other credit facilities, indentures or similar agreements or other transactions, in which case such notice may be revoked by the Borrower Representative (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied.  Any termination or reduction of the Commitments shall be permanent.  Each reduction of the Commitments of any Class shall be made ratably among the Lenders in accordance with their respective Commitments of such Class.

Section 2.09                             Repayment of Loans; Evidence of Debt.

(a)                                 Each Borrower hereby unconditionally promises to pay (i) to the Administrative Agent for the account of each Revolving Facility Lender the then unpaid principal amount of each Revolving Facility Loan to such Borrower on the Revolving Facility Maturity Date applicable to such Revolving Facility Loans and (ii) to the Administrative Agent for the account of each Lender the then unpaid principal amount of each Term Loan to such Borrower of such Lender as provided in Section 2.10.

(b)                                 Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of each Borrower to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest and applicable currencies payable and paid to such Lender from time to time hereunder.

(c)                                  The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, the Facility, currency, Class and Type thereof, the Interest Period (if any) applicable thereto and the Borrower thereof, (ii) the amount of any principal or interest due and payable or to become due and payable from each Borrower to each Lender hereunder and (iii) any amount received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.

(d)                                 The entries made in the accounts maintained pursuant to clause (b) or (c) of this Section shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided, that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of any Borrower to repay the Loans in accordance with the terms of this Agreement.

(e)                                  Any Lender may request that Loans made by it be evidenced by a promissory note (a “Note”).  In such event, the applicable Borrower(s) shall prepare, execute and deliver to such Lender a promissory note payable to such Lender (or, if requested by such Lender, to such Lender and its registered assigns) and substantially in the form attached hereto as Exhibit H, or in another form approved by such Lender, the Administrative Agent and the Borrower Representative in their sole discretion.  Thereafter, unless otherwise agreed to by the applicable Lender, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 9.04) be represented by one or more promissory notes in such form.

Section 2.10                             Repayment of Term Loans and Revolving Facility Loans.

(a)                                 Subject to the other clauses of this Section 2.10 and to Section 9.08(e),

(i)                  the Initial Borrower shall repay principal of outstanding Initial Term A Loans on the last day of each March, June, September and December of each year (commencing on the earlier of (i) June 30, 2017 or (ii) if the Spinoff Date has occurred prior to December 31, 2016, the last day of the first full fiscal quarter of Parent after the Spinoff Date) and on the applicable Term Facility Maturity Date or, if any such date is not a Business Day, on the immediately preceding Business Day (each such date being referred to as an “Initial Term A Loan Installment Date”), in an aggregate principal amount of such Initial Term A Loans equal to (i) 0.625% of the aggregate principal amount of such Initial Term A Loans incurred during the Initial Term A Facility Availability Period on each Initial Term A Loan Installment Date during the first year after the Closing Date, (ii) 1.25% of the aggregate principal amount of such Initial Term A Loans incurred during the Initial Term A Facility Availability Period on each Initial Term A Loan Installment Date during the second year after the Closing Date, (iii) 1.25% of the aggregate principal amount of such Initial Term A Loans incurred during the Initial Term A Facility Availability Period on each Initial Term A Loan Installment Date during the third year after the Closing Date, (iv) 2.50% of the aggregate principal amount of such Initial Term A Loans incurred during the Initial Term A Facility Availability Period on each Initial Term A Loan Installment Date thereafter until the Initial Term A Facility Maturity Date and (v) in the case of such payment due on the Initial Term A Facility Maturity Date, an amount equal to the then unpaid principal amount of such Initial Term A Loans outstanding;

(ii)               in the event that any Other Term Loans are made, the Borrower thereof shall repay such Other Term Loans on the dates and in the amounts set forth in the related Incremental Assumption Agreement, Extension Amendment or Refinancing Amendment (each such date being referred to as an “Other Term Loan Installment Date”); and

(iii)            to the extent not previously paid, all outstanding Term Loans shall be due and payable on the applicable Term Facility Maturity Date.

(b)                                 To the extent not previously paid, all outstanding Revolving Facility Loans shall be due and payable on the applicable Revolving Facility Maturity Date, including for the avoidance of doubt, on the Revolving Facility Outside Date to the extent that the Spinoff Date has not occurred on or prior to 11:59 p.m. (New York City time) on the Revolving Facility Outside Date.

(c)                                  Any mandatory prepayment of Term Loans pursuant to Section 2.11(b) shall be applied so that the aggregate amount of such prepayment is allocated among the Initial Term A Loans and the Other Term Loans, if any, pro rata based on the aggregate principal amount of outstanding Initial Term A Loans and Other Term Loans, if any, to reduce amounts due on the succeeding Term Loan Installment Dates for such Classes; provided, that, subject to the pro rata application to Loans outstanding within any respective Class of Loans, (x) with respect to mandatory prepayments of Term Loans pursuant to Section 2.11(b)(1), any Class of Other Incremental Term Loans may receive less than such pro rata share thereof (so long as the amount by which such pro rata share exceeds the amount actually applied to such Class is applied to repay (on a pro rata basis) the outstanding Initial Term A Loans and any other Classes of then outstanding Other Incremental Term Loans), in each case to the extent the respective Class receiving less than its pro rata share has consented thereto and (y) the Borrower Representative shall allocate any repayments pursuant to Section 2.11(b)(2) to repay the respective Class or Classes being refinanced, as provided in said Section 2.11(b)(2).  Any optional prepayments of the Term Loans pursuant to Section 2.11(a) shall be applied to the remaining installments of the Term Loans under the applicable Class or Classes as the Borrower Representative may in each case direct.

Prior to any prepayment of any Loan under any Facility hereunder, except as set forth in Section 2.10(d), the Borrower Representative shall select the Borrowing or Borrowings under the applicable Facility to be prepaid and shall notify the Administrative Agent by telephone (confirmed by electronic means) of such selection not later than 2:00 p.m., Local Time, (i) in the case of an ABR Borrowing, on the scheduled date of such prepayment and (ii) in the case of a Eurocurrency Borrowing, at least three (3) Business Days before the scheduled date of such prepayment (or, in each case, such shorter period acceptable to the Administrative Agent).  Each such notice shall be irrevocable; provided, that a notice of prepayment may state that such notice is conditioned upon the effectiveness of other credit facilities, indentures or similar agreements or other transactions, in which case such notice may be revoked by the Borrower Representative (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied.  Each repayment of a Borrowing (x) in the case of the Revolving Facility Commitments of any Class, shall be applied to the Revolving Facility Loans included in the repaid Borrowing such that each Revolving Facility Lender receives its ratable share of such repayment (based upon the respective Revolving Facility Credit Exposures of the Revolving Facility Lenders of such Class at the time of such repayment) and (y) in all other cases, shall be applied ratably to the Loans included in the repaid Borrowing.  All repayments of Loans shall be accompanied by (1) accrued interest on the amount repaid to the extent required by Section 2.13(d) and (2) break funding payments pursuant to Section 2.16.

(d)                                 The Borrower Representative shall notify the Administrative Agent in writing of any mandatory prepayment of Term Loans required to be made pursuant to Section 2.11(b) at least four (4) Business Days prior to the date of such prepayment.  Each such notice shall specify the date of such prepayment and provide a reasonably detailed calculation of the amount of such prepayment.  The Administrative Agent will promptly notify each Term Lender of the contents of any such prepayment notice and of such Term Lender’s ratable portion of such prepayment (based on such Lender’s pro rata share of each relevant Class of the Term Loans).  Any Term Lender (a “Declining Term Lender,” and any Term Lender which is not a Declining Term Lender, an “Accepting Term Lender”) may elect, by delivering written notice to the Administrative Agent and the Borrower Representative no later than 5:00 p.m. one (1) Business Day after the date of such Term Lender’s receipt of notice from the Administrative Agent regarding such prepayment, that the full amount of any mandatory prepayment otherwise required to be made with respect to the Term Loans held by such Term Lender pursuant to Section 2.11(b) not be made (the aggregate amount of such prepayments declined by the Declining Term Lenders, the “Declined Prepayment Amount”).  If a Term Lender fails to deliver notice setting forth such rejection of a prepayment to the Administrative Agent within the time frame specified above or such notice fails to specify the principal amount of the Term Loans to be rejected, any such failure will be deemed an acceptance of the total amount of such mandatory prepayment of Term Loans.  In the event that the Declined Prepayment Amount is greater than $0, the Administrative Agent will promptly notify each Accepting Term Lender of the amount of such Declined Prepayment Amount and of any such Accepting Term Lender’s ratable portion of such Declined Prepayment Amount (based on such Lender’s pro rata share of the Term Loans (excluding the pro rata share of Declining Term Lenders)).  Any such Accepting Term Lender may elect, by delivering, no later than 5:00 p.m. one (1) Business Day after the date of such Accepting Term Lender’s receipt of notice from the Administrative Agent regarding such additional prepayment, a written notice, that such Accepting Term Lender’s ratable portion of such Declined Prepayment Amount not be applied to repay such Accepting Term Lender’s Term Loans, in which case the portion of such Declined Prepayment Amount which would otherwise have been applied to such Term Loans of the Declining Term Lenders shall instead be retained by the Borrowers.  Each Accepting Term Lender’s ratable portion of such Declined Prepayment Amount (unless declined by the respective Accepting Term Lender as described in the preceding sentence) shall be applied to the respective Term Loans of such Lenders.  For the avoidance of doubt, the Borrowers may, at their option, apply any amounts retained in accordance with the immediately preceding sentence to prepay loans in accordance with Section 2.11(a) below.

Section 2.11                             Prepayment of Loans.

(a)                                 Each Borrower shall have the right at any time and from time to time to prepay any Loan to such Borrower in whole or in part, without premium or penalty (but subject to Section 2.16 and subject to prior notice in accordance with the provisions of Section 2.10(c)), in an aggregate principal amount that is an integral multiple of the Borrowing Multiple and not less than the Borrowing Minimum or, if less, the amount outstanding, subject to prior notice in accordance with Section 2.10(d).

(b)                                 Beginning on the Spinoff Date, the Borrowers shall apply (1) all Net Proceeds (other than Net Proceeds of the kind described in the following clause (2)) within five (5) Business Days after receipt thereof to prepay Term Loans in accordance with clauses (c) and (d) of Section 2.10 and (2) all Net Proceeds from any issuance or incurrence of Refinancing Notes, Refinancing Term Loans and Replacement Revolving Facility Commitments (other than solely by means of extending or renewing then existing Refinancing Notes, Refinancing Term Loans and Replacement Revolving Facility Commitments without resulting in any Net Proceeds), no later than three (3) Business Days after the date on which such Refinancing Notes, Refinancing Term Loans and Replacement Revolving Facility Commitments are issued or incurred, to prepay Term Loans and/or Revolving Facility Commitments in accordance with Section 2.10(c), Section 2.23 and the definition of “Refinancing Notes” (as applicable).

(c)                                  Prepayments of any Loans hereunder will be (x) net of any additional Taxes paid, or estimated by the Borrower Representative in good faith to be payable, as a result of the repatriation of such Net Proceeds and (y) limited to the extent that the Borrower Representative determines in good faith that such prepayments would result in material adverse Tax consequences or would be prohibited or restricted by applicable Requirement of Law; provided that, (i) the Borrower Representative shall use commercially reasonable efforts to eliminate such Tax effects in order to make such prepayments and (ii) once the repatriation of any such funds is permitted under the applicable Requirement of Law and no longer results in material adverse Tax consequences, such repatriation will be promptly effected and such repatriated funds will be promptly applied (net of additional Taxes payable or reserved against as a result thereof) to the prepayment of the Term Loans in accordance with this Section 2.11.

(d)                                 In the event that the aggregate amount of Revolving Facility Credit Exposure of any Class exceeds the total Revolving Facility Commitments of such Class, the Borrowers shall prepay Revolving Facility Borrowings of such Class to such Borrower (or, if no such Borrowings are outstanding, provide Cash Collateral in respect of outstanding Letters of Credit pursuant to Section 2.05(j)) in an aggregate amount equal to such excess.

(e)                                  In the event that the aggregate amount of Revolving L/C Exposure of any Class exceeds the total Revolving Facility Commitments of such Class, the Borrowers shall provide Cash Collateral in respect of outstanding Letters of Credit attributable thereto pursuant to Section 2.05(j) in an aggregate amount equal to such excess.

Section 2.12                             Fees.

(a)                                 The Initial Borrower agrees to pay to the Administrative Agent for the account of each Lender, on the last Business Day of each fiscal quarter (commencing on the last Business Day of the first full fiscal quarter after the date that is the earlier of (i) 90 days after the Signing Date and (ii) the Spinoff Date) and on the date on which the Initial Term A Loan Commitments and Revolving Facility Commitments, as applicable, of all the Lenders shall be terminated as provided herein, a commitment fee (a “Commitment Fee”) in Dollars on the daily amount of the applicable Available Unused Commitment of such Lender during the preceding quarter (or other period commencing with the date that is the earlier of (i) 90 days after the Signing Date and (ii) the Spinoff Date or ending with the date on which the last of the Commitments of such Lender shall be terminated) at a rate equal to the Applicable Commitment Fee.  All Commitment Fees shall be computed on the basis of the actual number of days elapsed (including the first day but excluding the last) in a year of 360 days.  The Commitment Fee due to each Lender shall commence to accrue on the date that is the earlier of (i) 90 days after the Signing Date and (ii) the Spinoff Date and, in each case, shall cease to accrue on the date on which the last of the Commitments of such Lender shall be terminated as provided herein.

(b)                                 The Initial Borrower agrees to pay from time to time (i) to the Administrative Agent for the account of each Revolving Facility Lender of each Class, on the last Business Day of each fiscal quarter (commencing on the last Business Day of the first full fiscal quarter after the Closing Date) and on the date on which the Revolving Facility Commitments of all the Lenders shall be terminated as provided herein, a fee (an “L/C Participation Fee”) on such Lender’s Revolving Facility Percentage of the daily average Revolving L/C Exposure (excluding the portion thereof attributable to unreimbursed L/C Disbursements) of such Class, during the preceding quarter (or other period commencing with the Closing Date or ending with the Revolving Facility Maturity Date or the date on which the Revolving Facility Commitments of such Class shall be terminated; provided, that any such fees accruing after the date on which such Revolving Facility Commitments terminate shall be payable on demand) at the rate per annum equal to (a) with respect to the Trade Letters of Credit, the Applicable Margin for Eurocurrency Revolving Facility Borrowings of such Class effective for each day in such period multiplied by 2/3 and (b) with respect to the Standby Letters of Credit, the Applicable Margin for Eurocurrency Revolving Facility Borrowings of such Class effective for each day in such period, and (ii) to each Issuing Bank, for its own account (x) on the last Business Day of each fiscal quarter (commencing on the last Business Day of the first full fiscal quarter after the Closing Date) and on the date on which the Revolving Facility Commitments of all the Lenders shall be terminated, a fronting fee in Dollars in respect of each Letter of Credit issued by such Issuing Bank for the period from and including the date of issuance of such Letter of Credit to and including the termination of such Letter of Credit, computed at a rate equal to 0.125% per annum (or such lesser rate as any such Issuing Bank may agree with the Borrower Representative) of the daily stated amount of such Letter of Credit), plus (y) in connection with the issuance, amendment, cancellation, negotiation, presentment, renewal, extension or transfer of any such Letter of Credit or any L/C Disbursement thereunder, such Issuing Bank’s customary documentary and processing fees and charges (collectively, “Issuing Bank Fees”).  All L/C Participation Fees and Issuing Bank Fees that are payable on a per annum basis shall be computed on the basis of the actual number of days elapsed (including the first day but excluding the last) in a year of 360 days.

(c)                                  The Initial Borrower agrees to pay to the Administrative Agent, for the account of the Administrative Agent, the “Administration Fee” as set forth in the Administrative Agent Fee Letter, in the amounts and, at the times specified therein (the “Administrative Agent Fees”).

(d)                                 All Fees shall be paid on the dates due, in Dollars and immediately available funds, to the Administrative Agent for distribution, if and as appropriate, among the Lenders, except that Issuing Bank Fees shall be paid directly to the applicable Issuing Banks.  Once paid, none of the Fees shall be refundable under any circumstances.

Section 2.13                             Interest.

(a)                                 The Loans comprising each ABR Borrowing shall bear interest at the ABR plus the Applicable Margin.

(b)                                 The Loans comprising each Eurocurrency Borrowing shall bear interest at the Adjusted LIBO Rate for the Interest Period in effect for such Borrowing plus the Applicable Margin.

(c)                                  Notwithstanding the foregoing, if any principal of or interest on any Loan or any Fees or other amount payable by any Borrower hereunder is not paid when due, whether at stated maturity, upon acceleration or otherwise, such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to (i) in the case of overdue principal of any Loan, 2% plus the rate otherwise applicable to such Loan as provided in the preceding clauses of this Section 2.13 or (ii) in the case of any other overdue amount, 2% plus the rate applicable to ABR Loans as provided in clause (a) of this Section; provided, that this clause (c) shall not apply to any Event of Default that has been waived by the Lenders pursuant to Section 9.08.

(d)                                 Accrued interest on each Loan shall be payable in arrears (i) on each Interest Payment Date for such Loan, (ii) in the case of Revolving Facility Loans, upon termination of the applicable Revolving Facility Commitments and (iii) in the case of the Term Loans, on the applicable Term Facility Maturity Date; provided, that (A) interest accrued pursuant to clause (c) of this Section 2.13 shall be payable on demand, (B) in the event of any repayment or prepayment of any Loan (other than a prepayment of a Revolving Facility Loan that is an ABR Loan that is not made in conjunction with a permanent commitment reduction), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (C) in the event of any conversion of any Eurocurrency Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.

(e)                                  All interest hereunder shall be computed on the basis of a year of 360 days, except that interest computed by reference to the ABR at times when the ABR is based on the Prime Rate and Eurocurrency Loans denominated in an Alternative Currency where market convention is to use such day count, shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day).  The applicable ABR, Adjusted LIBO Rate, or LIBO Rate shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.

Section 2.14                             Alternate Rate of Interest.  If prior to the commencement of any Interest Period for a Eurocurrency Borrowing:

(a)                                 the Administrative Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Adjusted LIBO Rate or the LIBO Rate, as applicable, for such Interest Period for the applicable currency; or

(b)                                 the Administrative Agent is advised by the Majority Lenders of any Class that the Adjusted LIBO Rate or the LIBO Rate, as applicable for such Interest Period will not adequately and fairly reflect the cost to such Lenders (or Lender) of making or maintaining their Loans (or its Loan) included in such Borrowing for such Interest Period;

then the Administrative Agent shall give notice thereof to the Borrower Representative and the applicable Lenders by telephone or electronic means as promptly as practicable thereafter and, until the Administrative Agent notifies the Borrower Representative and the applicable Lenders that the circumstances giving rise to such notice no longer exist, (i) any Interest Election Request that requests (or any deemed request for) the conversion of any Borrowing to, or continuation of any Borrowing as, a Eurocurrency Borrowing in the affected currency shall be ineffective and such Borrowing shall be converted to or continued as on the last day of the Interest Period applicable thereto an ABR Borrowing denominated in Dollars, and (ii) if any Borrowing Request requests a Eurocurrency Borrowing in the affected currency, such Borrowing shall be made as an ABR Borrowing denominated in Dollars; provided, that if the circumstances giving rise to such notice affect only one Type of Borrowings, then the other Type of Borrowings shall be permitted.

Section 2.15                             Increased Costs.

(a)                                 If any Change in Law shall:

(i)                  impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender or any Issuing Bank;

(ii)               subject the Administrative Agent, any Lender or any Issuing Bank to any Taxes with respect to any Loan Document (other than (i) Indemnified Taxes and Other Taxes indemnifiable under Section 2.17 or (ii) Excluded Taxes); or

(iii)            impose on any Lender or Issuing Bank or the London or other relevant interbank market any other condition affecting this Agreement or Loans made by such Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Loan or of maintaining its obligation to make any such Loan or to increase the cost to such Lender or Issuing Bank of participating in, issuing or maintaining any Letter of Credit or to reduce the amount of any sum received or receivable by such Lender or Issuing Bank hereunder, whether of principal, interest or otherwise, then the applicable

Borrower will pay to the Administrative Agent, such Lender or Issuing Bank, as applicable, such additional amount or amounts as will compensate the Administrative Agent, such Lender or Issuing Bank, as applicable, for such additional costs incurred or reduction suffered.

(b)                                 If any Lender or Issuing Bank determines that any Change in Law regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s or Issuing Bank’s capital or on the capital of such Lender’s or Issuing Bank’s holding company, if any, as a consequence of this Agreement or the Loans or Commitments made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by such Issuing Bank, to a level below that which such Lender or such Issuing Bank or such Lender’s or such Issuing Bank’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or such Issuing Bank’s policies and the policies of such Lender’s or such Issuing Bank’s holding company with respect to capital adequacy and liquidity), then from time to time the applicable Borrower will pay to such Lender or such Issuing Bank, as applicable, such additional amount or amounts as will compensate such Lender or such Issuing Bank or such Lender’s or such Issuing Bank’s holding company for any such reduction suffered.

(c)                                  A certificate of a Lender or an Issuing Bank setting forth the amount or amounts necessary to compensate such Lender or Issuing Bank or its holding company, as applicable, as specified in clause (a) or (b) of this Section shall be delivered to the Borrower Representative and shall be conclusive absent manifest error; provided, that any such certificate claiming amounts described in clause (x) or (y) of the definition of “Change in Law” shall, in addition, state the basis upon which such amount has been calculated and certify that such Lender’s or Issuing Bank’s demand for payment of such costs hereunder, and such method of allocation is not inconsistent with its treatment of other borrowers, which as a credit matter, are similarly situated to the Borrowers and which are subject to similar provisions.  The applicable Borrower shall pay such Lender or Issuing Bank, as applicable, the amount shown as due on any such certificate within 10 days after receipt thereof.

(d)                                 Promptly after any Lender or Issuing Bank has determined that it will make a request for increased compensation pursuant to this Section 2.15, such Lender or Issuing Bank shall notify the Borrower Representative thereof.  Failure or delay on the part of any Lender or Issuing Bank to demand compensation pursuant to this Section 2.15 shall not constitute a waiver of such Lender’s or Issuing Bank’s right to demand such compensation; provided, that the Borrowers shall not be required to compensate a Lender or an Issuing Bank pursuant to this Section 2.15 for any increased costs or reductions incurred more than 180 days prior to the date that such Lender or Issuing Bank, as applicable, notifies the Borrower Representative of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or Issuing Bank’s intention to claim compensation therefor; provided, further, that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.

Section 2.16                             Break Funding Payments.  In the event of (a) the payment of any principal of any Eurocurrency Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default or as a result of any prepayment pursuant to Section 2.10 or 2.11), (b) the conversion of any Eurocurrency Loan other than on the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert, continue or prepay any Eurocurrency Loan on the date specified in any notice delivered pursuant hereto (unless such notice may be revoked under Section 2.10(c) and is revoked in accordance therewith) or (d) the assignment of any Eurocurrency Loan other than on the last day of the Interest Period applicable thereto as a result of a request by a Borrower pursuant to Section 2.19, then, in any such event, the applicable Borrower shall compensate each Lender for the loss, cost and expense attributable to such event.  Such loss, cost or expense to any Lender shall be deemed to include an amount determined by such Lender (it being understood that the deemed amount shall not exceed the actual amount) to be the excess, if any, of (i) the amount of interest that would have accrued on the principal amount of such Loan had such event not occurred, at the LIBO Rate that would have been applicable to such Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Loan), over (ii) the amount of interest that would accrue on such principal amount for such period at the interest rate which such Lender would bid were it to bid, at the commencement of such period, for deposits in the applicable currency of a comparable amount and period from other banks in the Eurocurrency market.  A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section 2.16 shall be delivered to the Borrower Representative and shall be conclusive absent manifest error.  The applicable Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

Section 2.17                             Taxes.

(a)                                 Any and all payments made by or on behalf of a Loan Party under this Agreement or any other Loan Document shall be made free and clear of, and without deduction or withholding for or on account of, any Taxes; provided, that if a Loan Party, the Administrative Agent or any other applicable withholding agent shall be required by applicable Requirement of Law to deduct or withhold any Taxes from such payments, then (i) the applicable withholding agent shall make such deductions or withholdings as are reasonably determined by the applicable withholding agent to be required by any applicable Requirement of Law, (ii) the applicable withholding agent shall timely pay the full amount deducted or withheld to the relevant Governmental Authority within the time allowed and in accordance with applicable Requirement of Law, and (iii) to the extent withholding or deduction is required to be made on account of Indemnified Taxes or Other Taxes, the sum payable by the Loan Party shall be increased as necessary so that after all required deductions and withholdings have been made (including deductions or withholdings applicable to additional sums payable under this Section 2.17) the Administrative Agent or any Lender, as applicable, receives an amount equal to the sum it would have received had no such deductions or withholdings been made. Whenever any Indemnified Taxes or Other Taxes are payable by a Loan Party, as promptly as possible thereafter, such Loan Party shall send to the Administrative Agent for its own account or for the account of a Lender, as the case may be, a copy of an official receipt (or other evidence acceptable to the Administrative Agent or such Lender, acting reasonably) received by the Loan Party showing payment thereof.  Without duplication, as soon as reasonably practicable after any payment of Taxes by any Loan Party or the Administrative Agent to a Governmental Authority as provided in this Section 2.17, the Borrower Representative shall deliver to the Administrative Agent or the Administrative Agent shall deliver to the Borrower Representative, as the case may be, a copy of a receipt issued by such Governmental Authority evidencing such payment, where applicable, a statement under section 975 of the ITA, a copy of any return required by applicable Requirements of Law to report such payment or other evidence of such payment reasonably satisfactory to the Borrower Representative or the Administrative Agent, as the case may be.

(b)                                 Notwithstanding anything herein to the contrary, the sum payable by a UK Loan Party shall not be increased under Section 2.17(a) by reason of a Tax Deduction on account of Taxes imposed by the United Kingdom, and Taxes in respect of which such Tax Deduction is made shall be treated as Excluded Taxes (and not Indemnified Taxes or Other Taxes) for all purposes of this Agreement, if on the date on which the payment falls due:

(i)                  the payment could have been made to the relevant Lender without a Tax Deduction if the Lender had been a Qualifying Lender, but on that date that Lender is not or has ceased to be a Qualifying Lender other than as a result of any change after the date it became a Lender under this Agreement in (or in the interpretation, administration, or application of) any law or Treaty or any published practice or published concession of any relevant taxing authority; or

(ii)               the relevant Lender is a Qualifying Lender solely by virtue of paragraph (a)(ii) of the definition of Qualifying Lender; and

(A)                               an officer of H.M. Revenue & Customs has given (and not revoked) a direction (a “Direction”) under section 931 of the ITA which relates to the payment and that Lender has received from the UK Loan Party making the payment or from the Borrower Representative a certified copy of that Direction; and:

(B)                               the payment could have been made to the Lender without any Tax Deduction if that Direction had not been made; or

(iii)            the relevant Lender is a Qualifying Lender solely by virtue of paragraph (a)(ii) of the definition of Qualifying Lender and:

(A)                               the relevant Lender has not given a Tax Confirmation to the Borrower Representative; and

(B)                               the payment could have been made to the Lender without any Tax Deduction if the Lender had given a Tax Confirmation to the Borrower Representative, on the basis that the Tax Confirmation would have enabled the Borrower Representative to have formed a reasonable belief that the payment was an “excepted payment” for the purpose of section 930 of the ITA; or

(iv)           the relevant Lender is a Treaty Lender and the UK Loan Party making the payment is able to demonstrate that payment could have been made to the Lender without the Tax Deduction had that Lender complied with its obligations under Sections 2.17(g)(i)-(iii) (as applicable) below.

(c)                                  The Initial Borrower shall timely pay any Other Taxes imposed on or incurred by the Administrative Agent or any Lender to the relevant Governmental Authority in accordance with applicable law.

(d)                                 Without duplication of any additional amounts paid pursuant to Section 2.17(a)(iii) or any amounts paid pursuant to Section 2.17(c), the Initial Borrower shall indemnify and hold harmless the Administrative Agent and each Lender within fifteen (15) Business Days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes imposed on the Administrative Agent or such Lender, as applicable, as the case may be (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section 2.17), and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate setting forth in reasonable detail the basis and calculation of the amount of such payment or liability delivered to the Borrower Representative by a Lender or by the Administrative Agent (as applicable) on its own behalf or on behalf of a Lender shall be conclusive absent manifest error.

(e)                                  The Borrower Representative shall promptly upon becoming aware that a Loan Party must make any deduction or withholding in respect of Taxes (or that there is any change in the rate or the basis of any deduction or withholding in respect of Taxes) notify the Administrative Agent accordingly.  Similarly, a Lender shall notify the Administrative Agent on becoming so aware in respect of a payment payable to that Lender.  If the Administrative Agent receives such notification from a Lender it shall notify the Borrower Representative and that Loan Party.

(f)                                   Any Lender that may be entitled to an exemption from or reduction of withholding Tax with respect to payments under this Agreement shall deliver to the Borrower Representative (with a copy to the Administrative Agent), at the time(s) and in the manner(s) prescribed by applicable law or reasonably requested by the Borrower Representative, such information and/or properly completed and executed documentation prescribed by applicable law or reasonably requested by the Borrower Representative as may permit such payments to be made without withholding or at a reduced rate of withholding and would reasonably assist the applicable Loan Party in assessing whether any exemption or reduction of withholding Tax applies.  Notwithstanding anything to the contrary in this Section 2.17(f), the completion, execution and submission of such documentation shall only be required to the extent the relevant Lender is legally eligible to do so.

Each person that shall become a Participant pursuant to Section 9.04 or a Lender pursuant to Section 9.04 shall, upon the effectiveness of the related transfer, be required to provide all the forms and statements required pursuant to this Section 2.17(f) and Section 2.17(i); provided, that a Participant shall furnish all such required forms and statements to the participating Lender.

(i)                  Each Lender and Administrative Agent that is a U.S. Person (other than persons that are corporations or otherwise exempt from United States backup withholding Tax), shall deliver at the time(s) and in the manner(s) prescribed by applicable law or reasonably requested by the Borrower Representative, to the Borrower Representative and the Administrative Agent (as applicable), a properly completed and duly executed IRS Form W-9 or any successor form, certifying that such person is exempt from United States backup withholding Tax on payments made hereunder.

(ii)               Without limiting the foregoing:

(A)                               any Foreign Lender shall, to the extent it is legally eligible to do so, deliver to the Borrower Representative and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a party to this Agreement (and from time to time thereafter upon the reasonable request of the Borrower Representative or the Administrative Agent), whichever of the following is applicable:

(1)                                 in the case of a Foreign Lender (or, if such Foreign Lender is disregarded as an entity separate from its owner for U.S. Federal Tax purposes, the person treated as its owner for U.S. Federal Tax purposes) eligible for the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, duly completed and executed originals of IRS Form W-8BEN or IRS Form W-8BEN-E, whichever is applicable, establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such Tax treaty and (y) with respect to any other applicable payments under any Loan Document, duly completed and executed IRS Form W-8BEN or IRS Form W-8BEN-E, whichever is applicable, establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such Tax treaty;

(2)                                 duly completed and executed originals of IRS Form W-8ECI with respect to such Foreign Lender (or, if such Foreign Lender is disregarded as an entity separate from its owner for U.S. Federal Tax purposes, with respect to the person treated as its owner for U.S. Federal Tax purposes);

(3)                                 in the case of a Foreign Lender (or, if such Foreign Lender is disregarded as an entity separate from its owner for U.S. Federal Tax purposes, the person treated as its owner for U.S. Federal Tax purposes) entitled to the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit J-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower Representative within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) duly completed and executed originals of IRS Form W-8BEN or IRS Form W-8BEN-E, whichever is applicable; or

(4)                                 to the extent a Foreign Lender (or, if such Foreign Lender is disregarded as an entity separate from its owner for U.S. Federal Tax purposes, the person treated as its owner for U.S. Federal Tax purposes) is not the beneficial owner of such payments, duly completed and executed originals of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN or IRS Form W-8BEN-E, whichever is applicable, a U.S. Tax Compliance Certificate substantially in the form of Exhibit J-1 or Exhibit J-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided, that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit J-2 or Exhibit J-4 on behalf of each such direct and indirect partner.

(iii)            Each Lender (A) shall promptly notify the Borrower Representative and the Administrative Agent of any change in circumstance which would modify or render invalid any claimed exemption or reduction, and (B) agrees that if any form or certification it previously delivered pursuant to this Section 2.17 expires or becomes inaccurate in any respect, it shall promptly (x) update such form or certification or (y) notify the Borrower Representative and the Administrative Agent in writing of its legal inability to do so.

(g)                                  (i)                                     Subject to clause (ii) below, a Treaty Lender and each UK Loan Party which makes a payment to which that Treaty Lender is entitled shall complete as soon as reasonably practicable any procedural formalities necessary for that UK Loan Party to obtain authorization to make payment under this Agreement to that Treaty Lender without a Tax Deduction on account of Tax imposed by the United Kingdom.

(ii)                                  (A)                               A Treaty Lender which is an Original Lender that holds a passport under the HMRC DT Treaty Passport scheme, and which wishes that scheme to apply to this Agreement, shall confirm its scheme reference number and its jurisdiction of tax residence opposite its name in Schedule 2.01, and

(B)                               a New Lender that is a Treaty Lender that holds a passport under the HMRC DT Treaty Passport scheme, and which wishes that scheme to apply to this Agreement, shall confirm its scheme reference number and its jurisdiction of tax residence in the Incremental Assumption Agreement or Assignment and Acceptance which it executes, and

(C)                               having done so, that Lender shall be under no obligation pursuant to Section 2.17(g)(i) above.

(iii)                               If a Lender has confirmed its scheme reference number and its jurisdiction of tax residence in accordance with Section 2.17(g)(ii) above and:

(A)                               a Borrower making a payment to that Lender has not made a Borrower DTTP Filing in respect of that Lender; or

(B)                               a Borrower making a payment to that Lender has made a Borrower DTTP Filing in respect of that Lender but:

(1) that Borrower DTTP Filing has been rejected by HM Revenue & Customs, or

(2) HM Revenue & Customs has not given the Borrower authority to make payments to that Lender without a Tax Deduction within 60 days of the date of the Borrower DTTP Filing,

and, in each case, the Borrower has notified that Lender in writing, that Lender and the Borrower shall co-operate in completing any additional procedural formalities necessary for that Borrower to obtain authorization to make that payment without a Tax Deduction.

(iv)                              If a Lender has not confirmed its scheme reference number and jurisdiction of tax residence in accordance with Section 2.17(g)(ii) above, no UK Loan Party shall make a Borrower DTTP Filing or file any other form relating to the HMRC DT Treaty Passport scheme in respect of that Lender’s Commitment(s) or its participation in any Loan unless the Lender otherwise agrees.

(v)                                 A Borrower shall, promptly on making a Borrower DTTP Filing, deliver a copy of that Borrower DTTP Filing to the Administrative Agent for delivery to the relevant Lender.

(vi)                              Each Lender which is an Original Lender confirms that it is a Qualifying Lender by entering into this Agreement.

(vii)                           A Lender shall promptly notify the Administrative Agent (which shall on receipt of such notification promptly notify the Borrower Representative) if it becomes aware that is has ceased to be a Qualifying Lender.

(viii)                        A UK Non-Bank Lender which is an Original Lender gives a Tax Confirmation to the Borrower Representative by entering into this Agreement.

(ix)                              A UK Non-Bank Lender shall promptly notify the Borrower Representative and the Administrative Agent if there is any change in the position from that set out in the Tax Confirmation.

(x)                                 Each New Lender shall indicate, in the Incremental Assumption Agreement or Assignment and Acceptance which it executes on becoming a Lender which of the following categories it falls in:  (A) not a Qualifying Lender, (B) a Qualifying Lender (other than a Treaty Lender); or (C) a Treaty Lender.  If a New Lender fails to indicate its status in accordance with this Section 2.17(g)(viii) then such New Lender shall be treated for the purposes of this Agreement (including by each Loan Party) as if it is not a Qualifying Lender until such time as it notifies the Administrative Agent which category applies (and the Administrative Agent, upon receipt of such notification, shall inform the Borrower Representative).  For the avoidance of doubt, an Incremental Assumption Agreement or Assignment and Acceptance shall not be invalidated by any failure of a Lender to comply with this Section 2.17(g)(viii).

(xi)                              If a Borrower receives a notification from HM Revenue & Customs that a QPP Certificate given by a Lender has no effect, the Borrower shall promptly deliver a copy of that notification to that Lender.

(h)                                 If any Lender or the Administrative Agent, as applicable, determines in good faith that it has received a refund or repayment (including by way of credit) of, or relief or remission for, an Indemnified Tax or Other Tax (each, a “Refund”) for which a payment has been made by a Loan Party pursuant to this Agreement or any other Loan Document, which Refund in the good faith judgment of such Lender or the Administrative Agent, as the case may be, is attributable to such payment made by such Loan Party, then the Lender or the Administrative Agent, as the case may be, shall reimburse the Loan Party for such amount (net of all reasonable out-of-pocket expenses of such Lender or the Administrative Agent, as the case may be, and without interest other than any interest received thereon from the relevant Governmental Authority with respect to such refund) as the Lender or Administrative Agent, as the case may be, determines in good faith to be the portion of the Refund as will leave it, after such reimbursement, in no better or worse position (taking into account expenses or any Taxes imposed on the Refund) than it would have been in if the Indemnified Tax or Other Tax giving rise to such Refund had not been imposed in the first instance; provided, that the Loan Party, upon the request of the Lender or the Administrative Agent, agrees to repay the amount paid over to the Loan Party (plus any penalties, interest (solely with respect to the time period during which the Loan Party actually held such funds, except to the extent that the refund was initially claimed at the written request of such Loan Party) or other charges imposed by the relevant Governmental Authority) to the Lender or the Administrative Agent in the event the Lender or the Administrative Agent is required to repay such Refund to such Governmental Authority.  In such event, such Lender or the Administrative Agent, as the case may be, shall, at the Borrower Representative’s request, provide the Borrower Representative with a copy of any notice of assessment or other evidence of the requirement to repay such Refund received from the relevant Governmental Authority (provided, that such Lender or the Administrative Agent may delete any information therein that it deems confidential).  Each Lender and the Administrative Agent shall each claim all such Refunds that are available to it, unless it concludes in its reasonable discretion that it would be adversely affected by making such a claim.  No Lender nor the Administrative Agent shall be obliged to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to any Loan Party in connection with this clause (h) or any other provision of this Section 2.17.

(i)                                     If a payment made to any Lender or any Agent under this Agreement or any other Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender or such Agent were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender or such Agent shall deliver to the Borrower Representative and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower Representative or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower Representative or the Administrative Agent as may be necessary for the Borrowers and the Administrative Agent to comply with their obligations under FATCA, to determine whether such Lender has or has not complied with such Lender’s obligations under FATCA or to determine the amount, if any, to deduct and withhold from such payment.  Solely for purposes of this Section 2.17(i), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(j)                                    If:

(i)                  a Lender assigns or transfers any of its rights or obligations under the Loan Documents or changes its Lending Office; and

(ii)               as a result of circumstances existing and laws in force at the date such assignment, transfer or change occurs, a Loan Party would be obliged to make a payment which relates to a Tax Deduction or Tax imposed by the United Kingdom to the assignee, transferee, New Lender or Lender acting through its new Lending Office under this Section 2.17, then such assignee, transferee, New Lender or Lender acting through its new Lending Office shall only be entitled to receive payment under this Section 2.17 to the same extent as it would have been if the assignment, transfer or change had not occurred (other than to the extent such Lender is an assignee pursuant to a request by a Borrower under Section 2.19(b) or 2.19(c)).

(k)                                 All amounts expressed to be payable under a Loan Document by any Loan Party which (in whole or in part) constitute the consideration for any supply for the purposes of United Kingdom Value Added Tax (“VAT”) are deemed to be exclusive of any VAT which shall be payable in addition to and at the same time as any such consideration where a Loan Document requires any Loan Party to reimburse or indemnify a Finance Party for any cost or expense, the reference to such cost or expense shall include such part thereof as represents VAT, save to the extent that such Finance Party reasonably determines that it is entitled to credit or repayment in respect of such VAT from the relevant Governmental Authority.

The agreements in this Section 2.17 shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable under any Loan Document.

For purposes of this Section 2.17, the term “Lender” includes any Issuing Bank and the term “applicable Requirement of Law” includes FATCA.

Section 2.18                             Payments Generally; Pro Rata Treatment; Sharing of Set-offs.

(a)                                 Each Borrower shall make each payment required to be made by it hereunder (whether of principal, interest, fees or reimbursement of L/C Disbursements, or of amounts payable under Sections 2.15, 2.16 or 2.17, or otherwise) prior to 2:00 p.m., Local Time (unless otherwise specified herein), on the date when due, in immediately available funds, without condition or deduction for any defense, recoupment, set-off or counterclaim.  Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon.  All such payments shall be made to the Administrative Agent to the applicable account designated to the Borrowers by the Administrative Agent, except payments to be made directly to the applicable Issuing Bank as expressly provided herein and except that payments pursuant to Sections 2.15, 2.16, 2.17 and 9.05 shall be made directly to the persons entitled thereto.  The Administrative Agent shall distribute any such payments received by it for the account of any other person to the appropriate recipient promptly following receipt thereof.  Except as otherwise expressly provided herein, if any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension.  All payments made under the Loan Documents shall be made in Dollars except (i) that any payment in respect of principal or interest of a Loan shall be made in the currency in which such Loan is denominated and (ii) reimbursements of L/C Disbursements shall be made pursuant to Section 2.05(e).  Any payment required to be made by the Administrative Agent hereunder shall be deemed to have been made by the time required if the Administrative Agent shall, at or before such time, have taken the necessary steps to make such payment in accordance with the regulations or operating procedures of the clearing or settlement system used by the Administrative Agent to make such payment.

(b)                                 Any proceeds of Collateral received by the Administrative Agent (whether as a result of any realization on the Collateral, any setoff rights, any distribution in connection with any proceedings or other action of any Loan Party in respect of Debtor Relief Laws or otherwise and whether received in cash or otherwise) (i) not constituting (A) a specific payment of principal, interest, fees or other sum payable under the Loan Documents

(which shall be applied on a pro rata basis among the relevant Lenders under the Class of Loans being prepaid as specified by the Borrower Representative) or (B) a mandatory prepayment (which shall be applied in accordance with Section 2.11) or (ii) after an Event of Default has occurred and is continuing and the Administrative Agent or Collateral Agent so elects or the Required Lenders so direct, shall be applied, subject to the provisions of any applicable Intercreditor Agreement, ratably first, to pay any fees, indemnities, or expense reimbursements including amounts then due to the Administrative Agent, the Collateral Agent (and any agent appointed by it under a Security Document), including all costs and expenses incurred by the Collateral Agent in connection with the collection or sale of the Collateral, second, to pay any fees, indemnitees, or expense reimbursements including amounts then due to any Issuing Bank from the Borrowers, third, to pay any fees or expense reimbursements then due to the Lenders (in their capacities as such) from the Borrowers, fourth, to pay interest (including post-petition interest, whether or not an allowed claim in any claim or proceeding under any Debtor Relief Laws) then due and payable on the Loans ratably, fifth, to repay principal on the Loans and unreimbursed L/C Disbursements, to Cash Collateralize all outstanding Letters of Credit, and any other amounts owing with respect to Secured Cash Management Agreements, Secured Supply Chain Financings and Secured Hedge Agreements ratably; provided, that amounts which are applied to Cash Collateralize outstanding Letters of Credit that remain available after expiry of the applicable Letter of Credit shall be applied in the manner set forth herein sixth, to the payment of any other Obligation due to any Secured Party and seventh to the Loan Parties, their successors or assigns, or as a court of competent jurisdiction may otherwise direct.

(c)                                  If any Lender shall, by exercising any right of set-off or counterclaim or otherwise, obtain payment in respect of any principal of, or interest on, any of its Term Loans, Revolving Facility Loans or participations in L/C Disbursements of a given Class resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Term Loans, Revolving Facility Loans and participations in L/C Disbursements of such Class and accrued interest thereon than the proportion received by any other Lender entitled to receive the same proportion of such payment, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Term Loans, Revolving Facility Loans and participations in L/C Disbursements of such Class of such other Lenders to the extent necessary so that the benefit of all such payments shall be shared by all such Lenders ratably in accordance with the principal amount of each such Lender’s respective Term Loans, Revolving Facility Loans and participations in L/C Disbursements of such Class and accrued interest thereon; provided, that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, (ii) the provisions of this clause (c) shall not be construed to apply to any payment made by the Borrowers pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in L/C Disbursements to any assignee or participant and (iii) nothing in this Section 2.18(c) shall be construed to limit the applicability of Section 2.18(b) in the circumstances where Section 2.18(b) is applicable in accordance with its terms.  The Borrowers consent to the foregoing and agree, to the extent each may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the applicable Borrower in the amount of such participation.

(d)                                 Unless the Administrative Agent shall have received notice from the Borrower Representative prior to the date on which any payment is due to the Administrative Agent for the account of the relevant Lenders or the applicable Issuing Bank hereunder that a Borrower will not make such payment, the Administrative Agent may assume that such Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the relevant Lenders or the applicable Issuing Bank, as applicable, the amount due.  In such event, if the applicable Borrower has not in fact made such payment, then each of the relevant Lenders or the applicable Issuing Bank, as applicable, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or Issuing Bank with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

(e)                                  Subject to Section 2.24, if any Lender shall fail to make any payment required to be made by it pursuant to 2.05(d) or (e), 2.06, or 2.18(d), then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), (i) apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid and/or (ii) hold any such amounts in a segregated account as cash collateral for, and application to, any future funding obligations of such Lender under any such Section; in the case of each of clauses (i) and (ii) above, in any order as determined by the Administrative Agent in its discretion.

Section 2.19                             Mitigation Obligations; Replacement of Lenders.

(a)                                 If any Lender requests compensation under Section 2.15, or if the Borrowers are required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17 or mitigate the applicability of Section 2.20 or any event that gives rise to the operation of Section 2.20, then such Lender shall use reasonable efforts to designate a different Lending Office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or Affiliates, if, in the reasonable judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.15 or 2.17, as applicable, in the future and (ii) would not subject such Lender to any material unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender in any material respect.  The Initial Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b)                                 If (i) any Lender requests compensation under Section 2.15 (in a material amount in excess of that being charged by other Lenders) or gives notice under Section 2.20, (ii) any Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17 (in a material amount in excess of that being charged by other Lenders), or (iii) any Lender is a Defaulting Lender, then the Borrowers may, at their sole expense and effort, upon notice to such Lender and the Administrative Agent, require any such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.04), all its interests, rights and obligations under the Loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided, that (i) the Borrowers shall have received the prior written consent of the Administrative Agent (and, if in respect of any Revolving Facility Commitment or Revolving Facility Loan, the Issuing Banks), to the extent consent would be required under Section 9.04(b) for an assignment of Loans or Commitments, as applicable, which consent, in each case, shall not unreasonably be withheld, (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and participations in L/C Disbursements, accrued interest thereon, accrued fees and all other amounts payable to it hereunder from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrowers (in the case of all other amounts), (iii) in the case of any such assignment resulting from a claim for compensation under Section 2.15, payments required to be made pursuant to Section 2.17 or a notice given under Section 2.20, such assignment will result in a reduction in such compensation or payments and (iv) such assignment does not conflict with any applicable Requirement of Law.  A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrowers to require such assignment and delegation cease to apply.  Nothing in this Section 2.19 shall be deemed to prejudice any rights that the Borrowers may have against any Lender that is a Defaulting Lender.  No action by or consent of the removed Lender shall be necessary in connection with such assignment, which shall be immediately and automatically effective upon payment of such purchase price.  In connection with any such assignment by the Borrowers, Administrative Agent, such removed Lender and the replacement Lender shall otherwise comply with Section 9.04, provided, that if such removed Lender does not comply with Section 9.04 within one Business Day after the Borrowers’ request, compliance with Section 9.04 (but only on the part of the removed Lender) shall not be required to effect such assignment.

(c)                                  If any Lender (such Lender, a “Non-Consenting Lender”) has failed to consent to a proposed amendment, waiver or consent which pursuant to the terms of Section 9.08 requires the consent of all of the Lenders affected and with respect to which the Required Lenders shall have granted their consent, then the Borrowers shall have the right (unless such Non-Consenting Lender grants such consent) at their sole expense (including with respect to the processing and recordation fee referred to in Section 9.04(b)(ii)(C)) to replace such Non-Consenting Lender by requiring such Non-Consenting Lender to (and any such Non-Consenting Lender agrees that it shall, upon the Borrowers’ request) assign its Loans and its Commitments (or, at the Borrowers’ option, the Loans and Commitments under the Facility that is the subject of the proposed amendment, waiver or consent) hereunder to one or more assignees reasonably acceptable to (i) the Administrative Agent (unless such assignee is a Lender, an

Affiliate of a Lender or an Approved Fund) and (ii) if in respect of any Revolving Facility Commitment or Revolving Facility Loan, the Issuing Banks; provided, that:  (i) all Loan Obligations of the Borrowers owing to such Non-Consenting Lender being replaced shall be paid in full in same day funds to such Non-Consenting Lender concurrently with such assignment, (ii) the replacement Lender shall purchase the foregoing by paying to such Non-Consenting Lender a price equal to the principal amount thereof plus accrued and unpaid interest thereon, and (iii) the replacement Lender shall grant its consent with respect to the applicable proposed amendment, waiver or consent.  No action by or consent of the Non-Consenting Lender shall be necessary in connection with such assignment, which shall be immediately and automatically effective upon payment of such purchase price.  In connection with any such assignment by the Borrowers, the Administrative Agent, such Non-Consenting Lender and the replacement Lender shall otherwise comply with Section 9.04; provided, that if such Non-Consenting Lender does not comply with Section 9.04 within one Business Day after the Borrowers’ request, compliance with Section 9.04 (but only on the part of the Non-Consenting Lender) shall not be required to effect such assignment.

Section 2.20                             Illegality.  If any Lender reasonably determines that any Change in Law has made it unlawful, or that any Governmental Authority has asserted after the Closing Date that it is unlawful, for any Lender or its applicable lending office to make, maintain or fund any Eurocurrency Loans, or to determine or charge interest rates based upon the LIBO Rate, or any Governmental Authority has imposed material restrictions on the authority of such Lender to purchase or sell, or to take deposits of, Dollars or any Alternative Currency in the London interbank market then, on notice thereof by such Lender to the Borrowers through the Administrative Agent, (i) any obligations of such Lender to make or continue Eurocurrency Loans or to convert ABR Borrowings to Eurocurrency Borrowings shall be suspended and (ii) if such notice asserts the illegality of such Lender making or maintaining ABR Loans the interest rate on which is determined by reference to the LIBO Rate component of the ABR, the interest rate on which ABR Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Adjusted LIBO Rate component of the ABR, in each case until such Lender notifies the Administrative Agent and the Borrowers that the circumstances giving rise to such determination no longer exist.  Upon receipt of such notice, (x) the Borrowers shall upon demand from such Lender (with a copy to the Administrative Agent), prepay all Eurocurrency Borrowings of such Lender or, if applicable and such Loans are denominated in Dollars, convert all Eurocurrency Borrowings of such Lender to ABR Borrowings (the interest rate on such ABR Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Adjusted LIBO Rate component of the ABR), either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Eurocurrency Borrowings to such day, or immediately, if such Lender may not lawfully continue to maintain such Loans and (y) if such notice asserts the illegality of such Lender determining or charging interest rates based upon the LIBO Rate, the Administrative Agent shall during the period of such suspension compute the ABR applicable to such Lender without reference to the Adjusted LIBO Rate component thereof until the Administrative Agent is advised in writing by such Lender that it is no longer illegal for such Lender to determine or charge interest rates based upon the LIBO Rate.  Upon any such prepayment or conversion, the applicable Borrower shall also pay accrued interest on the amount so prepaid or converted.

Section 2.21                             Incremental Commitments.

(a)                                 After the Spinoff Date has occurred, the Borrower Representative may, by written notice to the Administrative Agent from time to time, request Incremental Term Loan Commitments and/or Incremental Revolving Facility Commitments, as applicable, in an amount not to exceed the Incremental Amount available at the time such Incremental Term Loans are funded or Incremental Revolving Facility Commitments are established (except as set forth in clause (C) of the third paragraph under Section 6.01) from one or more Incremental Term Lenders and/or Incremental Revolving Facility Lenders (which, in each case, may include any existing Lender, but shall be required to be persons which would qualify as assignees of a Lender in accordance with Section 9.04) willing to provide such Incremental Term Loans and/or Incremental Revolving Facility Commitments, as the case may be, in their sole discretion; provided, that each Incremental Revolving Facility Lender providing a commitment to make revolving loans shall be subject to the approval of the Administrative Agent and, to the extent the same would be required for an assignment under Section 9.04, the Issuing Banks (which approvals shall not be unreasonably withheld, conditioned or delayed).  Such notice shall set forth (i) the amount of the Incremental Term Loan Commitments and/or Incremental Revolving Facility Commitments being requested (which shall be in minimum increments of $5,000,000 and a minimum amount of $10,000,000, or equal to the remaining Incremental Amount or, in each case, such lesser amount approved by the Administrative Agent), (ii) the date on which such

Incremental Term Loan Commitments and/or Incremental Revolving Facility Commitments are requested to become effective and (iii) in the case of Incremental Term Loan Commitments, whether such Incremental Term Loan Commitments are to be (x) commitments to make term loans with terms identical to (and which shall together with any then outstanding Initial Term A Loans, as applicable, form a single Class of) the Initial Term A Loans or (y) commitments to make term loans with pricing, maturity, amortization, participation in mandatory prepayments and/or other terms different from the Initial Term A Loans (“Other Incremental Term Loans”).

(b)                                 The applicable Borrower and each Incremental Term Lender and/or Incremental Revolving Facility Lender shall execute and deliver to the Administrative Agent an Incremental Assumption Agreement and such other documentation as the Administrative Agent shall reasonably specify to evidence the Incremental Term Loan Commitment of such Incremental Term Lender and/or Incremental Revolving Facility Commitment of such Incremental Revolving Facility Lender.  Each Incremental Assumption Agreement shall specify the terms of the applicable Incremental Term Loans and/or Incremental Revolving Facility Commitments; provided, that:

(i)                                     any (x) commitments to make additional Initial Term A Loans shall have the same terms as the Initial Term A Loans, and shall form part of the same Class of Initial Term A Loans and (y) Incremental Revolving Facility Commitments shall have the same terms as the then outstanding Class of Revolving Facility Commitments (or, if more than one Class of Revolving Facility Commitments is then outstanding, the Revolving Facility Commitments with the then latest Revolving Facility Maturity Date) and shall require no scheduled amortization or mandatory commitment reduction prior to the Latest Maturity Date of the Revolving Facility Commitments,

(ii)                                  the Other Incremental Term Loans incurred pursuant to clause (a) of this Section 2.21 shall rank equally and ratably in right of security with the existing Loans,

(iii)                               the final maturity date of any such Other Incremental Term Loans shall be no earlier than the Latest Maturity Date applicable to the Term Loans in effect at the date of incurrence of such Other Incremental Term Loans and, except as to pricing, amortization, final maturity date and participation in mandatory prepayments (which shall, subject to the other clauses of this proviso, be determined by the applicable Borrower and the applicable Incremental Term Lenders in their sole discretion), shall have (x) the same terms as the Term Loans or (y) such other terms as shall be reasonably satisfactory to the Administrative Agent,

(iv)                              the Weighted Average Life to Maturity of any such Other Incremental Term Loans shall be no shorter than the remaining Weighted Average Life to Maturity of the Term Loans with the longest remaining Weighted Average Life to Maturity,

(v)                                 the Borrowers shall be in Pro Forma Compliance immediately after giving effect to the incurrence of such Incremental Facility and the use of proceeds thereof with the Financial Covenant as of the last day of the then most recently ended Test Period; provided that in the case of any Incremental Facility used to finance a Permitted Acquisition, and to the extent the Incremental Term Lenders participating in such Incremental Facility agree, this clause (v) shall be tested at the time of the execution of the acquisition agreement related to such Permitted Acquisition,

(vi)                              such Other Incremental Term Loans may participate on a pro rata basis or a less than pro rata basis (but not a greater than pro rata basis) than the Initial Term A Loans in any mandatory prepayment hereunder,

(vii)                           there shall be no borrower (other than a Borrower) or guarantor (other than the Loan Parties) in respect of any Incremental Term Loan Commitments or Incremental Revolving Facility Commitments, and

(viii)                        Incremental Term Loans and Incremental Revolving Facility Commitments shall not be secured by any asset of Parent or its Subsidiaries other than then Collateral.

Each party hereto hereby agrees that, upon the effectiveness of any Incremental Assumption Agreement, this Agreement shall be amended to the extent (but only to the extent) necessary to reflect the existence and terms of the Incremental Term Loan Commitments and/or Incremental Revolving Facility Commitments evidenced thereby as provided for in Section 9.08(e).  Any amendment to this Agreement or any other Loan Document that is necessary to effect the provisions of this Section 2.21 and any such collateral and other documentation shall be deemed “Loan Documents” hereunder and may be memorialized in writing by the Administrative Agent with the Borrower Representative’s consent (not to be unreasonably withheld) and furnished to the other parties hereto.

(c)                                  Notwithstanding the foregoing, no Incremental Term Loan Commitment or Incremental Revolving Facility Commitment shall become effective under this Section 2.21 unless (i) no Default or Event of Default shall exist; provided, that in the event that any tranche of Incremental Term Loans is used to finance a Permitted Acquisition, to the extent the Incremental Term Lenders participating in such tranche of Incremental Term Loans agree, the foregoing clause (i) shall be tested at the time of the execution of the acquisition agreement related to such Permitted Acquisition (provided, that such Incremental Term Lenders shall not be permitted to waive any Default or Event of Default then existing or existing after giving effect to such tranche of Incremental Term Loans); (ii) the representations and warranties of the applicable Borrower set forth in this Agreement shall be true and correct in all material respects (other than to the extent qualified by materiality or “Material Adverse Effect,” in which case, such representations and warranties shall be true and correct); provided, that in the event that the tranche of Incremental Term Loans is used to finance a Permitted Acquisition and to the extent the Incremental Term Lenders participating in such tranche of Incremental Term Loans agree, the foregoing clause (ii) shall be limited such that the availability of such Incremental Term Loans shall only be subject to the accuracy of customary “specified representations” and those representations of the seller or the target company (as applicable) included in the acquisition agreement related to such Permitted Acquisition that are material to the interests of the Lenders and only to the extent that Parent or its applicable Subsidiary has the right to terminate its obligations under such acquisition agreement as a result of a failure of such representations to be accurate; and (iii) the Administrative Agent shall have received documents and legal opinions consistent with those delivered on the Closing Date as to such matters as are reasonably requested by the Administrative Agent.  The Administrative Agent shall promptly notify each Lender as to the effectiveness of each Incremental Assumption Agreement.

(d)                                 Each of the parties hereto hereby agrees that the Administrative Agent may take any and all action as may be reasonably necessary to ensure that (i) all Incremental Term Loans (other than Other Incremental Term Loans), when originally made, are included in each Borrowing of the outstanding applicable Class of Term Loans on a pro rata basis, and (ii) all Revolving Facility Loans in respect of Incremental Revolving Facility Commitments, when originally made, are included in each Borrowing of the applicable Class of outstanding Revolving Facility Loans on a pro rata basis.  The Borrowers agree that Section 2.16 shall apply to any conversion of Eurocurrency Loans to ABR Loans reasonably required by the Administrative Agent to effect the foregoing.

Section 2.22                             Extensions of Loans and Commitments.

(a)                                 Notwithstanding anything to the contrary in this Agreement, including Section 2.18(c) (which provisions shall not be applicable to this Section 2.22), pursuant to one or more offers made from time to time by the Borrower Representative to all Lenders of any Class of Term Loans and/or Revolving Facility Commitments on a pro rata basis (based, in the case of an offer to the Lenders under any Class of Term Loans, on the aggregate outstanding Term Loans of such Class and, in the case of an offer to the Lenders under any Revolving Facility, on the aggregate outstanding Revolving Facility Commitments under such Revolving Facility, as applicable), and on the same terms to each such Lender (“Pro Rata Extension Offers”), the Borrowers are hereby permitted to consummate transactions with individual Lenders that agree to such transactions from time to time to extend the maturity date of such Lender’s Loans and/or Commitments of such Class and to otherwise modify the terms of such Lender’s Loans and/or Commitments of such Class pursuant to the terms of the relevant Pro Rata Extension Offer (including, without limitation, increasing the interest rate or fees payable in respect of such Lender’s Loans and/or Commitments and/or modifying the amortization schedule in respect of such Lender’s Loans).  For the avoidance of doubt, the reference to “on the same terms” in the preceding sentence shall mean, (i) in the case of an offer to the Lenders under any Class of Term Loans, that all of the Term Loans of such Class are offered to be extended for the same amount of time and that the interest rate changes and fees payable with respect to such extension are the same and (ii) in the case of an offer to the Lenders under any Revolving Facility, that all of the Revolving Facility Commitments of such Facility are offered to be extended for the same amount of time and that the interest rate changes and fees payable with respect to such extension are the same.  Any such extension (an “Extension”) agreed to between the applicable Borrower and any such Lender (an “Extending Lender”) will be established under this Agreement by implementing an Other Term Loan for such Lender if such Lender is extending an existing Term Loan (such extended Term Loan, an “Extended Term Loan”) or an Other Revolving Facility Commitment for such Lender if such Lender is extending an existing Revolving Facility Commitment (such extended Revolving Facility Commitment, an “Extended Revolving Facility Commitment,” and any Revolving Facility Loan made pursuant to such Extended Revolving Facility Commitment, an “Extended Revolving Loan”).  Each Pro Rata Extension Offer shall specify the date on which the Borrower Representative proposes that the Extended Term Loan shall be made or the proposed Extended Revolving Facility Commitment shall become effective, which shall be a date not earlier than five (5) Business Days after the date on which notice is delivered to the Administrative Agent (or such shorter period agreed to by the Administrative Agent in its reasonable discretion).

(b)                                 The applicable Borrower and each Extending Lender shall execute and deliver to the Administrative Agent an amendment to this Agreement (an “Extension Amendment”) and such other documentation as the Administrative Agent shall reasonably specify to evidence the Extended Term Loans and/or Extended Revolving Facility Commitments of such Extending Lender.  Each Extension Amendment shall specify the terms of the applicable Extended Term Loans and/or Extended Revolving Facility Commitments; provided, that (i) except as to interest rates, fees and any other pricing terms, and amortization, final maturity date and participation in prepayments and commitment reductions (which shall, subject to clauses (ii) and (iii) of this proviso, be determined by the applicable Borrower and set forth in the Pro Rata Extension Offer), the Extended Term Loans shall have (x) the same terms as the existing Class of Term Loans from which they are extended or (y) such other terms as shall be reasonably satisfactory to the Administrative Agent, (ii) the final maturity date of any Extended Term Loans shall be no earlier than the latest Term Facility Maturity Date in effect on the date of incurrence, (iii) the Weighted Average Life to Maturity of any Extended Term Loans shall be no shorter than the remaining Weighted Average Life to Maturity of the Class of Term Loans to which such offer relates, (iv) except as to interest rates, fees, any other pricing terms and final maturity (which shall be determined by the applicable Borrower and set forth in the Pro Rata Extension Offer), any Extended Revolving Facility Commitment shall have (x) the same terms as the existing Class of Revolving Facility Commitments from which they are extended or (y) have such other terms as shall be reasonably satisfactory to the Administrative Agent and, in respect of any other terms that would affect the rights or duties of any Issuing Bank, such terms as shall be reasonably satisfactory to such Issuing Bank, and (v) any Extended Term Loans may participate on a pro rata basis or a less than pro rata basis (but not a greater than pro rata basis) than the Initial Term A Loans in any mandatory prepayment hereunder.  Upon the effectiveness of any Extension Amendment, this Agreement shall be amended to the extent (but only to the extent) necessary to reflect the existence and terms of the Extended Term Loans and/or Extended Revolving Facility Commitments evidenced thereby as provided for in Section 9.08(e).  Any such deemed amendment may be memorialized in writing by the Administrative Agent with the Borrower Representative’s consent (not to be unreasonably withheld) and furnished to the other parties hereto.  If provided in any Extension Amendment with respect to any Extended Revolving Facility Commitments, and with the consent of each Issuing Bank, participations in Letters of Credit shall be reallocated to lenders holding such Extended Revolving Facility Commitments in the manner specified in such Extension Amendment, including upon effectiveness of such Extended Revolving Facility Commitment or upon or prior to the maturity date for any Class of Revolving Facility Commitments.

(c)                                  Upon the effectiveness of any such Extension, the applicable Extending Lender’s Term Loan will be automatically designated an Extended Term Loan and/or such Extending Lender’s Revolving Facility Commitment will be automatically designated an Extended Revolving Facility Commitment.  For purposes of this Agreement and the other Loan Documents, (i) if such Extending Lender is extending a Term Loan, such Extending Lender will be deemed to have an Other Term Loan having the terms of such Extended Term Loan and (ii) if such Extending Lender is extending a Revolving Facility Commitment, such Extending Lender will be deemed to have an Other Revolving Facility Commitment having the terms of such Extended Revolving Facility Commitment.

(d)                                 Notwithstanding anything to the contrary set forth in this Agreement or any other Loan Document (including without limitation this Section 2.22), (i) the aggregate amount of Extended Term Loans and Extended Revolving Facility Commitments will not be included in the calculation of clause (a) of the definition of Incremental Amount, (ii) no Extended Term Loan or Extended Revolving Facility Commitment is required to be in any minimum amount or any minimum increment, (iii) any Extending Lender may extend all or any portion of its Term Loans and/or Revolving Facility Commitment pursuant to one or more Pro Rata Extension Offers (subject to applicable proration in the case of over participation) (including the extension of any Extended Term Loan and/or Extended Revolving Facility Commitment), (iv) there shall be no condition to any Extension of any Loan or Commitment at any time or from time to time other than notice to the Administrative Agent of such Extension and the terms of the Extended Term Loan or Extended Revolving Facility Commitment implemented thereby, (v) all Extended Term Loans, Extended Revolving Facility Commitments and all obligations in respect thereof shall be Loan Obligations of the relevant Loan Parties under this Agreement and the other Loan Documents that rank equally and ratably in right of security with all other Obligations of the Class being extended (and all other Obligations secured by Other First Liens), (vi) no Issuing Bank shall be obligated to issue Letters of Credit under such Extended Revolving Facility Commitments unless it shall have consented thereto and (vii) there shall be no borrower (other than the Borrowers) and no guarantors (other than the Guarantors) in respect of any such Extended Term Loans or Extended Revolving Facility Commitments.

(e)                                  Each Extension shall be consummated pursuant to procedures set forth in the associated Pro Rata Extension Offer; provided, that the applicable Borrower shall cooperate with the Administrative Agent prior to making any Pro Rata Extension Offer to establish reasonable procedures with respect to mechanical provisions relating to such Extension, including, without limitation, timing, rounding and other adjustments.

Section 2.23                             Refinancing Amendments.

(a)                                 After the Spinoff Date, (a) notwithstanding anything to the contrary in this Agreement, including Section 2.18(c) (which provisions shall not be applicable to this Section 2.23), the Borrower Representative may by written notice to the Administrative Agent establish one or more additional tranches of term loans under this Agreement (such loans, “Refinancing Term Loans”), all Net Proceeds of which are used to Refinance in whole or in part any Class of Term Loans pursuant to Section 2.11(b)(2).  Each such notice shall specify the date (each, a “Refinancing Effective Date”) on which the Borrower Representative proposes that the Refinancing Term Loans shall be made, which shall be a date not earlier than five (5) Business Days after the date on which such notice is delivered to the Administrative Agent (or such shorter period agreed to by the Administrative Agent in its sole discretion); provided, that:

(i)                                     before and after giving effect to the borrowing of such Refinancing Term Loans on the Refinancing Effective Date each of the conditions set forth in Section 4.03 shall be satisfied;

(ii)                                  the final maturity date of the Refinancing Term Loans shall be no earlier than the Term Facility Maturity Date of the refinanced Term Loans;

(iii)                               the Weighted Average Life to Maturity of such Refinancing Term Loans shall be no shorter than the then-remaining Weighted Average Life to Maturity of the refinanced Term Loans;

(iv)                              the aggregate principal amount of the Refinancing Term Loans shall not exceed the outstanding principal amount of the refinanced Term Loans plus amounts used to pay fees, premiums, costs and expenses (including original issue discount) and accrued interest associated therewith;

(v)                                 all other terms applicable to such Refinancing Term Loans (other than provisions relating to original issue discount, upfront fees, interest rates and any other pricing terms and optional prepayment or mandatory prepayment or redemption terms, which shall be as agreed between the applicable Borrower and the Lenders providing such Refinancing Term Loans) taken as a whole shall (as determined by the applicable Borrower in good faith) be substantially similar to, or no more restrictive to Parent and its Subsidiaries than, the terms, taken as a whole, applicable to the Term Loans being refinanced (except to the extent such covenants and other terms apply solely to any period after the Latest Maturity Date or are otherwise reasonably acceptable to the Administrative Agent);

(vi)                              [reserved];

(vii)                           there shall be no borrower (other than the Borrowers) and no guarantors (other than the Loan Parties) in respect of such Refinancing Term Loans;

(viii)                        Refinancing Term Loans shall not be secured by any asset of Parent or any of its subsidiaries other than the Collateral; and

(ix)                              Refinancing Term Loans may participate on a pro rata basis or on a less than pro rata basis (but not on a greater than pro rata basis) in any mandatory prepayments (other than as provided otherwise in the case of such prepayments pursuant to Section 2.11(b)(2)) hereunder, as specified in the applicable Refinancing Amendment.

(b)                                 Any Borrower may approach any Lender or any other person that would be a permitted Assignee pursuant to Section 9.04 to provide all or a portion of the Refinancing Term Loans; provided, that any Lender offered or approached to provide all or a portion of the Refinancing Term Loans may elect or decline, in its sole discretion, to provide a Refinancing Term Loan.  Any Refinancing Term Loans made on any Refinancing Effective Date shall be designated an additional Class of Term Loans for all purposes of this Agreement; provided, further, that any Refinancing Term Loans may, to the extent provided in the applicable Refinancing Amendment governing such Refinancing Term Loans, be designated as an increase in any previously established Class of Term Loans made to a Borrower.

(c)                                  Notwithstanding anything to the contrary in this Agreement, including Section 2.18(c) (which provisions shall not be applicable to this Section 2.23), the Borrower Representative may by written notice to the Administrative Agent establish one or more additional Facilities (“Replacement Revolving Facilities”) providing for revolving commitments (“Replacement Revolving Facility Commitments” and the revolving loans thereunder, “Replacement Revolving Loans”), which replace in whole or in part any Class of Revolving Facility Commitments under this Agreement.  Each such notice shall specify the date (each, a “Replacement Revolving Facility Effective Date”) on which the Borrower Representative proposes that the Replacement Revolving Facility Commitments shall become effective, which shall be a date not less than five (5) Business Days after the date on which such notice is delivered to the Administrative Agent (or such shorter period agreed to by the Administrative Agent in its reasonable discretion); provided, that:  (i) before and after giving effect to the establishment of such Replacement Revolving Facility Commitments on the Replacement Revolving Facility Effective Date, each of the conditions set forth in Section 4.03 shall be satisfied; (ii) after giving effect to the establishment of any Replacement Revolving Facility Commitments and any concurrent reduction in the aggregate amount of any other Revolving Facility Commitments, the aggregate amount of Revolving Facility Commitments shall not exceed the aggregate amount of the Revolving Facility Commitments outstanding immediately prior to the applicable Replacement Revolving Facility Effective Date plus amounts used to pay fees, premiums, costs and expenses (including original issue discount) and accrued interest associated therewith; (iii) no Replacement Revolving Facility Commitments shall have a final maturity date (or require commitment reductions or amortizations) prior to the Revolving Facility Maturity Date for the Revolving Facility Commitments being replaced; (iv) all other terms applicable to such Replacement Revolving Facility (other than provisions relating to (x) fees, interest rates and other pricing terms and prepayment and commitment reduction and optional redemption terms which shall be as agreed between the applicable Borrower and the Lenders providing such Replacement Revolving Facility Commitments and (y) the amount of any letter of credit sublimit under such Replacement Revolving Facility, which shall be as agreed between the applicable Borrower, the Lenders providing such Replacement Revolving Facility Commitments, the Administrative Agent and the replacement issuing bank, if any, under such Replacement Revolving Facility Commitments) taken as a whole shall (as determined by the applicable Borrower in good faith) be substantially similar to, or no more restrictive to Parent and the Subsidiaries than, those, taken as a whole, applicable to the Revolving Facility Commitments so replaced (except to the extent such covenants and other terms apply solely to any period after the latest Revolving Facility Maturity Date in effect at the time of incurrence or are otherwise reasonably acceptable to the Administrative Agent); and (v) there shall be no borrower (other than the Borrowers) and no guarantors (other than the Guarantors) in respect of such Replacement Revolving Facility; and (vi) Replacement Revolving Facility Commitments and extensions of credit thereunder shall not be secured by any asset of Parent and its subsidiaries other than the Collateral.  In addition, the applicable Borrower may establish Replacement Revolving Facility Commitments to refinance and/or replace all or any portion of a Term Loan hereunder (regardless of whether such Term Loan is repaid with the proceeds of Replacement Revolving Loans or otherwise), so long as the aggregate amount of such Replacement Revolving Facility Commitments does not exceed the aggregate amount of Term Loans repaid at the time of establishment thereof plus amounts used to pay fees, premiums, costs and expenses (including original issue discount) and accrued interest associated therewith (it being understood that such Replacement Revolving Facility Commitment may be provided by the Lenders holding the

Term Loans being repaid and/or by any other person that would be a permitted Assignee hereunder) so long as (i) before and after giving effect to the establishment such Replacement Revolving Facility Commitments on the Replacement Revolving Facility Effective Date each of the conditions set forth in Section 4.03 shall be satisfied to the extent required by the relevant agreement governing such Replacement Revolving Facility Commitments, (ii) the remaining life to termination of such Replacement Revolving Facility Commitments shall be no shorter than the Weighted Average Life to Maturity then applicable to the refinanced Term Loans, (iii) the final termination date of the Replacement Revolving Facility Commitments shall be no earlier than the Term Facility Maturity Date of the refinanced Term Loans, (iv) [reserved], (v) there shall be no borrower (other than the Borrowers) and no guarantors (other than the Guarantors) in respect of such Replacement Revolving Facility; and (vi) all other terms applicable to such Replacement Revolving Facility (other than provisions relating to (x) fees, interest rates and other pricing terms and prepayment and commitment reduction and optional redemption terms which shall be as agreed between the applicable Borrower and the Lenders providing such Replacement Revolving Facility Commitments and (y) the amount of any letter of credit sublimit under such Replacement Revolving Facility, which shall be as agreed between the Applicable Borrower, the Lenders providing such Replacement Revolving Facility Commitments, the Administrative Agent and the replacement issuing bank, if any, under such Replacement Revolving Facility Commitments) taken as a whole shall (as determined by the applicable Borrower in good faith) be substantially similar to, or no more restrictive to Parent and its Subsidiaries than, those, taken as a whole, applicable to the Term Loans being refinanced (except to the extent such covenants and other terms apply solely to any period after the Latest Maturity Date or are otherwise reasonably acceptable to the Administrative Agent).  Solely to the extent that an Issuing Bank is not a replacement issuing bank under a Replacement Revolving Facility, it is understood and agreed that such Issuing Bank shall not be required to issue any letters of credit under such Replacement Revolving Facility and, to the extent it is necessary for such Issuing Bank to withdraw as an Issuing Bank, as the case may be, at the time of the establishment of such Replacement Revolving Facility, such withdrawal shall be on terms and conditions reasonably satisfactory to such Issuing Bank in its sole discretion.  The Initial Borrower agrees to reimburse each Issuing Bank in full upon demand, for any reasonable and documented out-of-pocket cost or expense attributable to such withdrawal.

(d)                                 Any Borrower may approach any Lender or any other person that would be a permitted Assignee of a Revolving Facility Commitment pursuant to Section 9.04 to provide all or a portion of the Replacement Revolving Facility Commitments; provided, that any Lender offered or approached to provide all or a portion of the Replacement Revolving Facility Commitments may elect or decline, in its sole discretion, to provide a Replacement Revolving Facility Commitment.  Any Replacement Revolving Facility Commitment made on any Replacement Revolving Facility Effective Date shall be designated an additional Class of Revolving Facility Commitments for all purposes of this Agreement; provided, that any Replacement Revolving Facility Commitments may, to the extent provided in the applicable Refinancing Amendment, be designated as an increase in any previously established Class of Revolving Facility Commitments.

(e)                                  Any Borrower and each Lender providing the applicable Refinancing Term Loans and/or Replacement Revolving Facility Commitments (as applicable) shall execute and deliver to the Administrative Agent an amendment to this Agreement (a “Refinancing Amendment”) and such other documentation as the Administrative Agent shall reasonably specify to evidence such Refinancing Term Loans and/or Replacement Revolving Facility Commitments (as applicable).  For purposes of this Agreement and the other Loan Documents, (A) if a Lender is providing a Refinancing Term Loan, such Lender will be deemed to have an Other Term Loan having the terms of such Refinancing Term Loan and (B) if a Lender is providing a Replacement Revolving Facility Commitment, such Lender will be deemed to have an Other Revolving Facility Commitment having the terms of such Replacement Revolving Facility Commitment.  Notwithstanding anything to the contrary set forth in this Agreement or any other Loan Document (including without limitation this Section 2.23), (i) the aggregate amount of Refinancing Term Loans and Replacement Revolving Facility Commitments will not be included in the calculation of clause (a) of the definition of Incremental Amount, (ii) no Refinancing Term Loan or Replacement Revolving Facility Commitment is required to be in any minimum amount or any minimum increment, (iii) there shall be no condition to any incurrence of any Refinancing Term Loan or Replacement Revolving Facility Commitment at any time or from time to time other than those set forth in clauses (a) or (c) above, as applicable, and (iv) all Refinancing Term Loans, Replacement Revolving Facility Commitments and all obligations in respect thereof shall be Loan Obligations under this Agreement and the other Loan Documents that rank equally and ratably in right of security with the Initial Term A Loans and other Loan Obligations.

Section 2.24                             Defaulting Lender.

(a)                                 Defaulting Lender Adjustments.  Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by applicable law:

(i)                                     Waivers and Amendments.  Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definitions of “Required Lenders” or “Required Revolving Facility Lenders,” as applicable, and Section 9.08.

(ii)                                  Defaulting Lender Waterfall.  Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, following an Event of Default or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 9.06 shall be applied at such time or times as may be determined by the Administrative Agent as follows:  first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder, second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to any Issuing Bank hereunder, third, to Cash Collateralize the Issuing Banks’ Fronting Exposure with respect to such Defaulting Lender in accordance with Section 2.05(j), fourth, as the Borrower Representative may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent, fifth, if so determined by the Administrative Agent and the Borrower Representative, to be held in a deposit account and released pro rata in order to (x) satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement and (y) Cash Collateralize the Issuing Banks’ future Fronting Exposure with respect to such Defaulting Lender with respect to future Letters of Credit issued under this Agreement, in accordance with Section 2.05(j), sixth, to the payment of any amounts owing to the Lenders, the Issuing Banks as a result of any judgment of a court of competent jurisdiction obtained by any Lender or Issuing Bank against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement, seventh, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrowers as a result of any judgment of a court of competent jurisdiction obtained by the Borrowers against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement, and eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction.  Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this Section 2.24 shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

(iii)                               Certain Fees.  (A)  No Defaulting Lender shall be entitled to receive any Commitment Fee for any period during which that Lender is a Defaulting Lender (and, except as provided in clause (C) below, the Borrowers shall not be required to pay any such fee that otherwise would have been paid to that Defaulting Lender).

(B)                               Each Defaulting Lender shall be entitled to receive L/C Participation Fees for any period during which that Lender is a Defaulting Lender only to the extent allocable to its pro rata share of the stated amount of Letters of Credit for which it has provided Cash Collateral.

(C)                               With respect to any Commitment Fee or L/C Participation Fee not required to be paid to any Defaulting Lender pursuant to clause (A) or (B) above, the Borrowers shall (x) pay to each Non-Defaulting Lender that portion of any such fee otherwise payable to such Defaulting Lender with respect to such Defaulting Lender’s participation in Letters of Credit that has been reallocated to such Non-Defaulting Lender pursuant to clause (iv) below, (y) pay to each Issuing Bank the amount of any such fee otherwise payable to such Defaulting Lender to the extent allocable to such Issuing Bank’s Fronting Exposure to such Defaulting Lender, and (z) not be required to pay the remaining amount of any such fee.

(iv)                              Reallocation of Participations to Reduce Fronting Exposure.  All or any part of such Defaulting Lender’s participation in Letters of Credit shall be reallocated among the Non-Defaulting Lenders in accordance with their respective pro rata Commitments (calculated without regard to such Defaulting Lender’s Commitment) but only to the extent that (x) the conditions set forth in Section 4.03 are satisfied at the time of such reallocation (and, unless the Borrower Representative has otherwise notified the Administrative Agent at such time, the Borrowers shall be deemed to have represented and warranted that such conditions are satisfied at such time), and (y) such reallocation does not cause the aggregate Revolving Facility Credit Exposure of any Non-Defaulting Lender to exceed such Non-Defaulting Lender’s Revolving Facility Commitment.  Subject to Section 9.22, no reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a Non-Defaulting Lender as a result of such Non-Defaulting Lender’s increased exposure following such reallocation.

(v)                                 Cash Collateral.  If the reallocation described in clause (iv) above cannot, or can only partially, be effected, the Borrowers shall, without prejudice to any right or remedy available to it hereunder or under law, within three (3) Business Days following the written request of the (i) Administrative Agent or (ii) any Issuing Bank (with a copy to the Administrative Agent), Cash Collateralize the Issuing Banks’ Fronting Exposure in accordance with the procedures set forth in Section 2.05(j).

(b)                                 Defaulting Lender Cure.  If the Borrower Representative, the Administrative Agent and each Issuing Bank agree in writing that a Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), that Lender will, to the extent applicable, purchase at par (together with any break funding costs incurred by the non-Defaulting Lenders as a result of such purchase) that portion of outstanding Revolving Facility Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Loans and funded and unfunded participations in Letters of Credit to be held pro rata by the Lenders in accordance with their Revolving Facility Commitments (without giving effect to Section 2.24(a)(iv)), whereupon such Lender will cease to be a Defaulting Lender; provided, that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrowers while that Lender was a Defaulting Lender; provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

(c)                                  New Letters of Credit.  So long as any Lender is a Defaulting Lender, the Issuing Banks shall not be required to issue, extend, renew or increase any Letter of Credit unless it is satisfied that it will have no Fronting Exposure after giving effect thereto.

Section 2.25                             Assumption.  Notwithstanding anything to the contrary contained in this Agreement or any other Loan Document, at any time from and after the Signing Date, at the option of the Initial Borrower and upon no less than five Business Days’ prior written notice to the Administrative Agent, the Initial Borrower may, without the consent of the Administrative Agent, any Lender or any other party hereto, in its sole discretion, assign and novate its obligations under this Agreement to a Wholly Owned Subsidiary of (X) prior to the Spinoff Date, the Initial Borrower or (Y) from and after the Spinoff Date, Parent, in each case organized under the laws of England and Wales to whom the Initial Borrower has transferred or intends to promptly commence transferring all or substantially all of its assets (such date, the “Borrower Transfer Date”), provided that, (i) such Wholly Owned Subsidiary shall expressly assume the obligations of the Initial Borrower pursuant to the Borrower Assumption Agreement, (ii) such Wholly Owned Subsidiary shall cause to be delivered to the Administrative Agent legal opinions substantially consistent with those delivered on the Closing Date with respect to the Initial Borrower as to such matters as are reasonably requested by the Administrative Agent, (iii) the Administrative Agent shall have received, at least three (3) Business Days prior to the Borrower Transfer Date, all documentation and other information required with respect to such Wholly Owned Subsidiary by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation the USA PATRIOT Act and (iv) such Wholly Owned Subsidiary shall have satisfied the Collateral and Guarantee Requirement and delivered such Security Documents or joinders thereto as are required by the Collateral and

Guarantee Requirement.  Adient Global Holdings Ltd will be automatically released from any obligations and liabilities (including the Loan Obligations) under this Agreement or any other Loan Document (in each case, solely in its capacity as the Initial Borrower, a Borrower or as the Borrower Representative, and not in any other capacity (including as a Guarantor), unless on such date Adient Global Holdings Ltd is liquidated, dissolved or transfers all its assets to Loan Parties or is otherwise wound up in a transaction otherwise permitted by this Agreement, in which case it shall also be released from any other obligations thereof under the Loan Documents in accordance with Section 9.18), and all references herein to the “Initial Borrower” shall refer instead to such Wholly Owned Subsidiary, in each case upon the Borrower Transfer Date.

ARTICLE III

Representations and Warranties

On the Signing Date, the Closing Date and the date of each other Credit Event prior to the Spinoff Date, as provided in Section 4.03, (i) to the extent prior to the Successor JCI Credit Agreement Effectiveness Date, the Initial Borrower represents and warrants to the Lenders that the Predecessor JCI Credit Agreement Reps and Warranties are true and correct in all material respects as of such applicable date as though made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties shall be true and correct in all material respects as of such earlier date) and (ii) upon and after the Successor JCI Credit Agreement Effectiveness Date, the Initial Borrower represents and warrants to the Lenders that the Successor JCI Credit Agreement Reps and Warranties are true and correct in all material respects as of such applicable date as though made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties shall be true and correct in all material respects as of such earlier date).

On the Spinoff Date and the date of each Credit Event thereafter, as provided in Section 4.03, the Borrowers represent and warrant to the Lenders (other than, from and after the occurrence of the Borrower Transfer Date, with respect to Section 3.24) that:

Section 3.01                             Organization; Powers.  Parent and each of the Subsidiaries which is a Loan Party or a Material Subsidiary (a) is a partnership, limited liability company, public limited company, corporation or other entity duly organized/incorporated, validly existing and in good standing under the laws of the jurisdiction of its organization/incorporation (to the extent that each such concept exists in such jurisdiction), (b) has all requisite power and authority to own its property and assets and to carry on its business as now conducted, (c) is qualified to do business in each jurisdiction where such qualification is required, except in the case of clause (a) (other than with respect to Parent and the Borrowers), clause (b) (other than with respect to Parent and the Borrowers), and clause (c), where the failure so to be or have, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect, and (d) has the power and authority to execute, deliver and perform its obligations under each of the Loan Documents and each other agreement or instrument contemplated thereby to which it is or will be a party and, in the case of the Borrowers, to borrow and otherwise obtain credit hereunder.

Section 3.02                             Authorization.  The execution, delivery and performance by the Borrowers and each of the Guarantors of each of the Loan Documents to which it is a party and the borrowings and other extensions of credit hereunder (a) have been duly authorized by all corporate, stockholder, shareholder, partnership, limited liability company or other organizational action required to be obtained by the Borrowers and such Guarantors and (b) will not (i) violate (A) any provision of law, statute, rule or regulation applicable to the Borrowers or any such Guarantor (including, with respect to Parent, Section 82 an Section 239 of the Companies Act of Ireland, as amended), (B) the certificate or articles of incorporation or other constitutional documents (including any partnership, limited liability company or operating agreements) or by-laws or articles of association of the Borrowers, or any such Guarantor, (C) any applicable order of any court or any law, rule, regulation or order of any Governmental Authority applicable to the Borrowers or any such Guarantor or (D) any provision of any indenture, certificate of designation for preferred stock, agreement or other instrument to which the Borrowers or any such Guarantor is a party or by which any of them or any of their property is or may be bound, (ii) result in a breach of or constitute (alone or with due notice or lapse of time or both) a default under, give rise to a right of or result in any cancellation or acceleration of any right or obligation (including any payment) under any such indenture, certificate of designation for preferred stock, agreement or other instrument, where any such conflict, violation, breach or default referred to in clause (i) or (ii) of this Section 3.02(b), would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, or (iii) result in the creation or imposition of any Lien upon or with respect to any property or assets now owned or hereafter acquired by the Borrowers or any such Guarantor, other than the Liens created by the Loan Documents and Permitted Liens.

Section 3.03                             Enforceability.  This Agreement has been duly executed and delivered by the Borrowers and constitutes, and each other Loan Document when executed and delivered by the Borrowers and each Guarantor that is party thereto will constitute, a legal, valid and binding obligation of such Loan Party enforceable against the Borrowers and each such Guarantor in accordance with its terms, subject to (a) the effects of bankruptcy, insolvency, moratorium, administration, reorganization, Irish examinership, fraudulent conveyance or other similar laws affecting creditors’ rights generally, (b) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law), (c) implied covenants of good faith and fair dealing, and (d) the need for filings and registrations necessary to perfect the Liens on the Collateral granted by the Loan Parties in favor of the Collateral Agent.

Section 3.04                             Governmental Approvals.  No action, consent or approval of, registration or filing with or any other action by any Governmental Authority is or will be required for the execution, delivery or performance of each Loan Document to which the Borrowers or any Guarantor is a party, except for (a) the filing of Uniform Commercial Code financing statements, (b) filings with the United States Patent and Trademark Office and the United States Copyright Office, the United Kingdom Intellectual Property Office, the European Patent Office and the European Union Intellectual Property Office, and comparable offices in foreign jurisdictions and equivalent filings in foreign jurisdictions, (c) such as have been made or obtained and are in full force and effect, (d) such actions, consents and approvals the failure of which to be obtained or made would not reasonably be expected to have a Material Adverse Effect and (e) filings or other actions listed on Schedule 3.04  (as may be updated prior to the Spinoff Date in a manner acceptable to the Administrative Agent), recordation of the Mortgages and any other filings or registrations required to perfect Liens created by the Security Documents (including, in the case of the Specified Foreign Loan Documents under the laws of England and Wales, any required registrations with the UK Companies House under Section 859A of the UK Companies Act 2006 and/or with the Land Registry or Land Charges Registry in England), and including in the case of any Security Document entered into by Parent any required registrations with the Companies Registration Office of Ireland pursuant to Part 7 of the Companies Act 2014 of Ireland, in the case of the Jersey Law All Assets Pledge Agreement the filing of the financing statements on SIR and/or with the Revenue Commissioners of Ireland pursuant to Section 1001 of the Taxes Consolidation Act, 1997 of Ireland (as amended).

Section 3.05                             Financial Statements.  (a) The audited consolidated balance sheets and the statements of income, stockholders’ or shareholders’ equity, and cash flow for Parent and its consolidated subsidiaries and (b) the unaudited consolidated balance sheets and statements of income, stockholders’ or shareholders’ equity and cash flow for Parent and its consolidated subsidiaries, in each case as set forth in the Form 10, including the notes thereto, if applicable, present fairly in all material respects the consolidated financial position of Parent and its consolidated subsidiaries as of the dates and for the periods referred to therein and the results of operations and cash flows for the periods then ended, and, except as set forth on Schedule 3.05 (as may be updated prior to the Spinoff Date in a manner acceptable to the Administrative Agent), were prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby, except, in the case of interim period financial statements, for the absence of notes and for normal year-end adjustments and except as otherwise noted therein.

Section 3.06                             No Material Adverse Effect.  Since June 30, 2016 (for this purpose, assuming that the Transactions had been consummated before such date), there has been no event or circumstance that, individually or in the aggregate with other events or circumstances, has had or would reasonably be expected to have a Material Adverse Effect.

Section 3.07                             Title to Properties; Possession Under Leases; Flood Documentation.

(a)                                 Each of Parent and the Subsidiaries has valid title in fee simple or equivalent to, or valid leasehold interests in, or easements or other limited property interests in, all its Real Properties and has valid title to its personal property and assets, in each case, subject to Permitted Liens and except for defects in title that do not materially interfere with its ability to conduct its business as currently conducted or to utilize such properties and assets for their intended purposes and except where the failures to have such title would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.  All such properties and assets are free and clear of Liens, other than Permitted Liens or Liens arising by operation of law, subject to the provisions of the immediately preceding sentence.

(b)                                 As to all improved Material Real Property located in the United States which is subject to a Mortgage, (i) the Collateral Agent has received the Flood Documentation with respect to such Material Real Property on or prior to the granting of such Mortgage thereon, (ii) all flood hazard insurance policies required pursuant to Section 5.02(c) with respect to any such Material Real Property have been obtained and remain in full force and effect to the extent required by such Section, and (iii) except to the extent that the Borrower Representative has previously given written notice thereof to the Collateral Agent, there has been, to the Borrower Representative’s knowledge,  no redesignation of any Material Real Property subject to a Mortgage into Special Flood Hazard Area.

Section 3.08                             Subsidiaries.

(a)                                 Schedule 3.08(a) (as may be updated pursuant to Section 9.08(b) of this Agreement) sets forth as of the Spinoff Date the name and jurisdiction of incorporation, formation or organization of each subsidiary of Parent and, as to each such subsidiary, the percentage of each class of Equity Interests owned by Parent or by any such subsidiary.

(b)                                 As of the Spinoff Date, after giving effect to the Transactions, there are no outstanding subscriptions, options, warrants, calls, rights or other agreements or commitments (other than stock options granted to employees or directors (or entities controlled by directors) and shares held by directors (or entities controlled by directors)) relating to any Equity Interests of Parent or any of the Subsidiaries, except as set forth on Schedule 3.08(b) (as may be updated pursuant to Section 9.08(b) of this Agreement).

Section 3.09                             Litigation; Compliance with Law.

(a)                                 There are no actions, suits, proceedings or investigations at law or in equity or by or on behalf of any Governmental Authority or in arbitration now pending, or, to the knowledge of Parent or any Borrower, threatened in writing against Parent, any Borrower or any of the Subsidiaries or any business, property or rights of any such person (i) that involve any Loan Document, to the extent that the applicable action, suit, proceeding or investigation is brought by Parent, any Borrower or any of their subsidiaries or (ii) that would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect except for any action, suit or proceeding at law or in equity or by or on behalf of any Governmental Authority or in arbitration which has been disclosed in the Form 10.

(b)                                 None of Parent, the Borrowers, the Subsidiaries and their respective properties or assets is in violation of (nor will the continued operation of their material properties and assets as currently conducted violate) any law, rule or regulation (including any zoning, building, ordinance, code or approval or any building permit, but excluding any Environmental Laws, which are the subject of Section 3.16) or any restriction of record or indenture, agreement or instrument affecting any Real Property, or is in default with respect to any judgment, writ, injunction or decree of any Governmental Authority, where such violation or default would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 3.10                             Federal Reserve Regulations.  No part of the proceeds of any Loans or any Letter of Credit will be used by Parent, the Borrowers and their Subsidiaries in any manner that would result in a violation of Regulation T, Regulation U or Regulation X.

Section 3.11                             Investment Company Act.  None of the Borrowers and the other Loan Parties is required to be registered as an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

Section 3.12                             Use of Proceeds.

(a)                                 The Borrowers will use the proceeds of the (i) Revolving Facility Loans and (ii) Initial Term A Loans to finance certain payments (by way of debt repayments, distributions, sales or otherwise) to JCI and/or its subsidiaries or any Affiliate of JCI in connection with the Transactions, to pay Transaction Expenses, and for working capital, capital expenditures and other general corporate purposes.

(b)                                 On and after the Spinoff Date, the Borrowers may request the issuance of Letters of Credit to replace or provide credit support for any Existing Letters of Credit of Parent, the Subsidiary Borrower or their respective subsidiaries.

(c)                                  The Facilities shall not be utilized for any purpose that would (i) constitute unlawful financial assistance within the meaning of sections 678 or 679 of the UK Companies Act 2006 or (ii) breach Section 82 or Section 239 of the Companies Act 2014 of Ireland.

Section 3.13                             Tax .

(a)                                 Except as would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, Parent and each of the Subsidiaries has filed or caused to be filed all U.S. federal, state, local and non-U.S. Tax returns required to have been filed by it (including in its capacity as withholding agent) and each such Tax return is true and correct;

(b)                                 Except as would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, Parent and each of the Subsidiaries has timely paid or caused to be timely paid all Taxes shown to be due and payable by it on the returns referred to in clause (a) and all other Taxes or assessments (or made adequate provision (in accordance with GAAP) for the payment of all Taxes due), except Taxes or assessments for which Parent or any of the Subsidiaries (as the case may be) has set aside on its books adequate reserves in accordance with GAAP and, to the extent such Taxes are due and payable pursuant to a governmental assessment, the amount thereof is being contested in good faith by appropriate proceedings; and

(c)                                  Other than as would not be, individually or in the aggregate, reasonably expected to have a Material Adverse Effect, as of the Closing Date, with respect to Parent and each of the Subsidiaries, there are no claims being asserted in writing with respect to any Taxes.

(d)                                 The Loan Parties are not required to make any Tax Deduction on account of Tax imposed by the United Kingdom from any payment they may make under any Loan Document to a Lender which is:

(i)                                     a Qualifying Lender:

(A)                               falling within paragraph (a)(i) of the definition of Qualifying Lender; or

(B)                               except where a Direction has been given under section 931 of the ITA in relation to the payment concerned, falling within paragraph (a)(ii) of the definition of Qualifying Lender; or

(C)                               falling within paragraph (b) of the definition of Qualifying Lender; or

(D)                               that is a QPP Lender in respect of which each of the Loan Parties reasonably believes that it is not a connected person for purposes of the QPP Regulations; or

(ii)                                  a Treaty Lender and the payment is one specified in a direction given by the Commissioners of Revenue & Customs under Regulation 2 of the Double Taxation Relief (Taxes on Income) (General) Regulations 1970 (SI 1970/488).

(e)                                  Under the law of its jurisdiction of incorporation it is not necessary that the Loan Documents be filed, recorded or enrolled with any court or other authority in that jurisdiction or that any stamp, registration or similar tax be paid on or in relation to the Loan Documents or the transactions contemplated by the Loan Documents.

Section 3.14                             No Material Misstatements.

(a)                                 All written information (other than the Projections, forward looking information and information of a general economic or industry specific nature) (the “Information”) concerning Parent, the Borrowers, the Subsidiaries, the Transactions and any other transactions contemplated hereby included in the Information Memorandum or otherwise prepared by or on behalf of the foregoing or their representatives and made available to any Lenders or the Administrative Agent in connection with the Transactions or the other transactions contemplated hereby, when taken as a whole, was true and correct in all material respects, as of the date such Information was furnished to the Lenders (and as of the Closing Date, with respect to Information provided prior thereto) and did not, taken as a whole, contain any untrue statement of a material fact as of any such date or omit to state a material fact necessary in order to make the statements contained therein, taken as a whole, not materially misleading in light of the circumstances under which such statements were made (giving effect to all supplements and updates provided thereto).

(b)                                 The Projections and other forward looking information prepared by or on behalf of Parent, the Borrowers or any of their representatives and that have been made available to any Lenders or the Administrative Agent in connection with the Transactions or the other transactions contemplated hereby have been prepared in good faith based upon assumptions believed by Parent and the Borrowers to be reasonable as of the date thereof (it being understood that such Projections and other forward looking information are as to future events and are not to be viewed as facts, such Projections and other forward looking information are subject to significant uncertainties and contingencies and that actual results during the period or periods covered by any such Projections or other forward looking information may differ significantly from the projected results, and that no assurance can be given that the projected results will be realized) and as of the date such Projections and information were furnished to the Lenders.

Section 3.15                             Employee Benefit Plans.  Except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect:  (a) no Reportable Event has occurred during the past five years as to which Parent, any of its Subsidiaries or any ERISA Affiliate was required to file a report with the PBGC; (b) no ERISA Event has occurred or is reasonably expected to occur; and (c) none of Parent, the Borrowers, the Subsidiaries or any of their ERISA Affiliates has received any written notification that any Multiemployer Plan is in reorganization or has been terminated within the meaning of Title IV of ERISA.

Section 3.16                             Environmental Matters. Except as to matters that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect:  (a) no written notice, request for information, order, complaint or penalty has been received by Parent or any of its Subsidiaries, and there are no judicial, administrative or other actions, suits or proceedings pending or, to Parent or the Borrowers’ knowledge, threatened which allege a violation of or liability under any Environmental Laws, in each case relating to Parent or any of its Subsidiaries, (b) each of Parent and its Subsidiaries has all environmental permits, licenses, authorizations and other approvals necessary for its operations to comply with all Environmental Laws (“Environmental Permits”) and is, and in the prior eighteen (18) month period, has been, in compliance with the terms of such Environmental Permits and with all other Environmental Laws, (c) except as set forth on Schedule 3.16 (as may be updated prior to the Spinoff Date in a manner acceptable to the Administrative Agent), no Hazardous Material is located at, on or under any property currently or, to Parent or the Borrowers’ knowledge, formerly owned, operated or leased by Parent or any of its Subsidiaries that would reasonably be expected to give rise to any cost, liability or obligation of Parent or any of its Subsidiaries under any Environmental Laws or Environmental Permits, and no Hazardous Material has been generated, used, treated, stored, handled, disposed of or controlled, transported or released at any location in a manner that would reasonably be expected to give rise to any cost, liability or obligation of Parent or any of its Subsidiaries under any Environmental Laws or Environmental Permits, (d) there are no agreements in which Parent or any of its Subsidiaries has expressly assumed or undertaken responsibility for any known or reasonably likely liability or obligation of any other person arising under or relating to Environmental Laws, and (e) there has been no written environmental assessment or audit conducted (other than customary assessments not revealing anything that would reasonably be expected to result in a Material Adverse Effect), by or on behalf of Parent or any of the

Subsidiaries of any property currently or, to Parent or the Borrowers’ knowledge, formerly owned, operated or leased by Parent or any of the Subsidiaries that has not been made available to the Administrative Agent prior to the Spinoff Date.

Section 3.17                             Security Documents.

(a)                                 Each Security Document is effective to create in favor of the Collateral Agent (for the benefit of the Secured Parties) a legal, valid and enforceable security interest in the Collateral described therein and proceeds thereof.

(i)                                     As of the Spinoff Date, in the case of the Pledged Collateral and U.S. Pledged Collateral described in the U.S. Collateral Agreement, when certificates or promissory notes, as applicable, representing such Pledged Collateral and U.S. Pledged Collateral and required to be delivered under the U.S. Collateral Agreement are delivered to the Collateral Agent, and in the case of the other Collateral described in the U.S. Collateral Agreement (other than the Intellectual Property), when financing statements and other filings specified in the Perfection Certificate are filed in the offices specified in the Perfection Certificate, the Collateral Agent (for the benefit of the Secured Parties) shall have a fully perfected Lien (subject to all Permitted Liens) on, and security interest in, all right, title and interest of the Loan Parties in such Collateral and, subject to Section 9-315 of the New York Uniform Commercial Code, the proceeds thereof, as security for the Obligations to the extent perfection can be obtained by filing Uniform Commercial Code financing statements or possession.

(ii)                                  In the case of the Collateral described in the English Law Debenture, when any required registration with the UK Companies House under Section 859A of the UK Companies Act 2006, the Land Registry or Land Charges Registry in England, the United Kingdom Intellectual Property Office, the European Patent Office, and the European Intellectual Property Office has been validly completed (by or on behalf of the Collateral Agent), the Collateral Agent (for the benefit of the Secured Parties) shall have a fully perfected Lien (subject to all Permitted Liens) on, and security interest in, all right, title and interest of the Loan Parties in such Collateral, to the extent perfection can be achieved by such registration.

(iii)                               In the case of the Collateral described in the Irish Law Debenture or any other Security Document to which Parent is a party, when any required registration with the Companies Registration Office of Ireland pursuant to Part 7 of the Companies Act 2014 of Ireland and/or with the Revenue Commissioners of Ireland pursuant to Section 1001 of the Taxes Consolidation Act, 1997 of Ireland (as amended) (to the extent that Parent has obtained an Irish tax registration number) has been validly completed, the Collateral Agent (for the benefit of the Secured Parties) shall have a fully perfected Lien (subject to all Permitted Liens) on, and security interest in, all right, title and interest of the Loan Parties in such Collateral, to the extent perfection can be achieved by such registration.

(iv)                              In the case of the Collateral described in the Jersey Law All Assets Pledge Agreement, when any required registration of financing statement on the SIR has been validly completed (by or on behalf of the Collateral Agent), the Collateral Agent (for the benefit of the Secured Parties) shall have a fully perfected Lien (subject to all Permitted Liens) on, and security interest in, all right, title and interest of the Loan Parties in such Collateral, to the extent perfection can be achieved by such registration.

(b)                                 When the U.S. Collateral Agreement or an ancillary document thereunder is properly filed and recorded in the United States Patent and Trademark Office and the United States Copyright Office, and, with respect to Collateral in which a security interest cannot be perfected by such filings, upon the proper filing of the financing statements referred to in clause (a) above, the Collateral Agent (for the benefit of the Secured Parties) shall have a fully perfected Lien on, and security interest in, all right, title and interest of the U.S. Loan Parties thereunder in the material United States Intellectual Property included in the Collateral listed in such ancillary document (it being understood that subsequent recordings in the United States Patent and Trademark Office and the United States Copyright Office may be necessary to perfect a Lien on material registered trademarks and patents, trademark and patent applications and registered copyrights acquired by the Loan Parties after the Spinoff Date).

(c)                                  The Mortgages, if any, executed and delivered on the Spinoff Date are, and the Mortgages executed and delivered after the Spinoff Date pursuant to Section 5.10 shall be, effective to create in favor of the Collateral Agent (for the benefit of the Secured Parties) or, if so contemplated by the respective Mortgage, the Collateral Agent and the other Secured Parties, legal, valid and enforceable Liens on all of the Loan Parties’ rights, titles and interests in and to the Mortgaged Property thereunder and the proceeds thereof, and when such Mortgages are validly filed, registered or recorded in the proper real estate filing, registration or recording offices and any other required registrations have been validly completed by or on behalf of the Collateral Agent (including, in the case of any Mortgage over Mortgaged Property located in England and Wales, any required registration with the Land Registry or Land Charges Registry of England), and all relevant mortgage Taxes and recording and registration charges are duly paid, the Collateral Agent (for the benefit of the Secured Parties) shall have valid Liens with record or registered notice to third parties on, and security interests in, all rights, titles and interests of the Loan Parties in such Mortgaged Property and, to the extent applicable, subject to Section 9-315 of the Uniform Commercial Code, the proceeds thereof.

(d)                                 Notwithstanding anything herein (including this Section 3.17) or in any other Loan Document to the contrary, no Borrower or any other Loan Party makes any representation or warranty as to the effects of perfection or non-perfection, the priority or the enforceability of any pledge of or security interest in any Equity Interests of any Foreign Subsidiary (other than English Subsidiaries or Adient Global Holdings Ltd), or as to the rights and remedies of the Agents or any Lender with respect thereto, under foreign law (other than the laws of England and Wales and Jersey, as applicable).

Section 3.18                             Solvency.  Immediately after giving effect to the Transactions on the Spinoff Date and the making of each Loan on or prior to the Spinoff Date and the application of the proceeds of such Loans, (i) Parent is able to pay its debts within the meaning of Section 570 of the Companies Act 2014 of Ireland ; (ii) the fair value of the assets of Parent and its Subsidiaries on a consolidated basis, exceeds, on a consolidated basis, their debts and liabilities, subordinated, contingent or otherwise; (iii) the present fair saleable value of the property of Parent and its Subsidiaries, on a consolidated basis, is greater than the amount that will be required to pay the probable liability, on a consolidated basis, of their debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured; (iv) Parent and its Subsidiaries, on a consolidated basis, are able to pay their debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured; and (v) Parent and its Subsidiaries, on a consolidated basis, are not engaged in, and are not about to engage in, business for which they have unreasonably small capital. For purposes of the foregoing, the amount of any contingent liability at any time shall be computed as the amount that would reasonably be expected to become an actual and matured liability.

Section 3.19                             Labor Matters.  Except as, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect:  (a) there are no strikes or other labor disputes pending or, to the knowledge of Parent and its Subsidiaries, threatened against Parent or any of the Subsidiaries; (b) the hours worked and payments made to employees of Parent and the Subsidiaries have not been in violation of the Fair Labor Standards Act or any other applicable law dealing with such matters; and (c) all payments due from Parent or any of the Subsidiaries or for which any claim may be made against Parent or any of the Subsidiaries, on account of wages and employee health and welfare insurance and other benefits have been paid or accrued as a liability on the books of Parent or such Subsidiary to the extent required by GAAP.  Except as, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect, the consummation of the Transactions will not give rise to a right of termination or right of renegotiation on the part of any union under any material collective bargaining agreement to which Parent or any of the Subsidiaries (or any predecessor) is a party or by which Parent or any of the Subsidiaries (or any predecessor) is bound.

Section 3.20                             Insurance.  Schedule 3.20 (as may be updated pursuant to Section 9.08(b) of this Agreement) sets forth a true, complete and correct description, in all material respects, of all material insurance (excluding any title insurance) maintained by or on behalf of Parent or the Subsidiaries as of the Spinoff Date.  As of such date, such insurance is in full force and effect.

Section 3.21                             Intellectual Property; Licenses, Etc.  Except as would not reasonably be expected to have a Material Adverse Effect or as set forth in Schedule 3.21 (as may be updated pursuant to Section 9.08(b) of this Agreement), (a) Parent and each of its Subsidiaries owns, or possesses the right to use, all Intellectual Property that is used or held for use or is otherwise reasonably necessary in the operation of their respective businesses (provided that this representation and warranty shall not be construed as a representation and warranty that the operation of the Parent’s, and each of its Subsidiaries’, businesses do not infringe, misappropriate or violate the Intellectual Property of any person, the sole representation and warranty in respect of which is set out in the following clause (b)), (b) to the knowledge of the Borrowers the operation of the Parent’s, and each of its Subsidiaries’, businesses is not interfering with, infringing upon, misappropriating or otherwise violating Intellectual Property of any other person, and (c) (i) no claim or litigation regarding any of the Intellectual Property owned by Parent and its Subsidiaries is pending or, to the knowledge of the Borrowers, threatened and (ii) to the knowledge of the Borrowers, no claim or litigation regarding any other Intellectual Property described in the foregoing clauses (a) and (b) is pending or threatened.

Section 3.22                             USA PATRIOT Act.  Except as would not reasonably be expected to have a Material Adverse Effect, Parent and each of its Subsidiaries is in compliance with the USA PATRIOT Act.

Section 3.23                             Anti-Corruption Laws and Sanctions.  Parent has implemented and maintains in effect policies and procedures designed to ensure compliance by Parent, its Subsidiaries and their respective directors, officers and employees with Anti-Corruption Laws and applicable Sanctions.  Neither Parent nor any Subsidiary of Parent or, to the knowledge of Parent, any director, officer, agent, employee or affiliate of Parent or any of its Subsidiaries that, in each such case, is acting or benefitting in any capacity in connection with the Loans, (i) is currently the subject of any Sanctions or (ii) is operating, organized/incorporated or residing in any Designated Jurisdiction.  Neither Parent nor any Subsidiary of Parent will, directly or, to its knowledge, indirectly, use or lend, contribute, provide or otherwise make available the proceeds of any extension of credit made pursuant to the terms of this Agreement to any Subsidiary, joint venture partner, or other person, (a) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any person in violation of any Anti-Corruption Laws, (b) to fund any activity or business in, of or with, any Designated Jurisdiction or to fund any activity or business of or with any person operating, organized/incorporated or residing, to the knowledge of Parent, in any Designated Jurisdiction or who, to the knowledge of Parent, is 50% or more owned by one or more persons who are, listed in any Sanctions-related list of designated persons maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of State, the United Nations Security Council, the European Union or Her Majesty’s Treasury, or (c) in a manner that will (to the knowledge of Parent) result in any violation by Parent or any Subsidiary of Parent or such Subsidiary of Sanctions, to the extent such violation in this clause (c) is reasonably expected to have a Material Adverse Effect.

Section 3.24                             Adient Global Holdings Ltd.

(a)                                 All returns, resolutions and documents required by any legislation to be filed by Adient Global Holdings Ltd with the Jersey Registrar of Companies or the Jersey Financial Services Commission have been duly prepared, kept and filed (within all applicable time limits) and are correct.

(b)                                 Adient Global Holdings Ltd is not a “financial services company” or a “utility company” (as respectively defined in the Income Tax (Jersey) Law 1961).

(c)                                  Adient Global Holdings Ltd is exempt from the duty to hold a business licence under the Control of Housing and Work (Jersey) Law 2012.

(d)                                 Adient Global Holdings Ltd does not conduct any unauthorised “financial services business” (as defined in the Financial Services (Jersey) Law 1998).

(e)                                  Adient Global Holdings Ltd is and will remain an “international services entity” (within the meaning of the Goods and Services Tax (Jersey) Law 2007).

(f)                                   The information contained in the SIR Checklist provided by Parent is accurate and complete.

Notwithstanding anything herein to the contrary, the representations and warranties set forth in this Section 3.24 will automatically be deemed to be of no further effect from and after the Borrower Transfer Date.

ARTICLE IV

Conditions of Lending

Section 4.01                             Signing Date.  The effectiveness of this Agreement is subject to the satisfaction (or waiver in accordance with Section 9.08) of the following conditions:

(a)                                 The Administrative Agent shall have received from each of the Initial Borrower, the Issuing Banks and the Lenders a counterpart of this Agreement signed on behalf of such party.

(b)                                 The Administrative Agent shall have received from JCI a counterpart of the Guarantee Agreement signed thereby.

(c)                                  The Agents shall have received all fees due and payable thereto or to any Lender on or prior to the Signing Date and, to the extent invoiced at least three (3) Business Days prior to the Signing Date, reimbursement or payment of all reasonable and documented out-of-pocket expenses (including reasonable fees, charges and disbursements of Cahill Gordon & Reindel LLP, Linklaters LLP, Appleby Global Group Services Limited and Matheson) required to be reimbursed or paid by the Loan Parties hereunder, under the Fee Letter or this Agreement on or prior to the Signing Date.

Section 4.02                             Closing Date.  The obligations of (a) the Revolving Facility Lenders to make Revolving Facility Loans and (b) the obligation of each Lender with an Initial Term A Loan Commitment to make Initial Term A Loans to the Initial Borrower are subject to the satisfaction (or waiver in accordance with Section 9.08) of the following conditions:

(a)                                 The Administrative Agent shall have received, in the case of any Borrowing on the Closing Date, a Borrowing Request as required by Section 2.03.

(b)                                 The Administrative Agent shall have received a certificate of a Responsible Officer of JCI stating that (i) if the Successor JCI Credit Agreement Effectiveness Date shall not have occurred, (A) the Predecessor JCI Credit Agreement Reps and Warranties are true and correct in all material respects as of the Closing Date as though made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties shall be true and correct in all material respects as of such earlier date); provided that any representation and warranty that is qualified as to “materiality,” “Material Adverse Effect” or similar language shall be true and correct (after giving effect to any qualification therein) in all respects on such respective dates and (B) no Predecessor JCI Credit Agreement Event of Default (or Default related thereto)  shall have occurred and be continuing or (ii) if the Successor JCI Credit Agreement Effectiveness Date shall have occurred (or occurs substantially concurrently with the Closing Date), (A) the Successor JCI Credit Agreement Reps and Warranties are true and correct in all material respects as of the Closing Date as though made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties shall be true and correct in all material respects as of such earlier date); provided that any representation and warranty that is qualified as to “materiality,” “Material Adverse Effect” or similar language shall be true and correct (after giving effect to any qualification therein) in all respects on such respective dates and (B) no Successor JCI Credit Agreement Event of Default (or Default related thereto) shall have occurred and be continuing.

(c)                                  The Administrative Agent shall have received, on behalf of itself, the Lenders and each Issuing Bank, a written opinion of (i) Wachtell, Lipton, Rosen & Katz, as special New York counsel for the Initial Borrower and JCI and (ii) Brian J. Cadwallader, General Counsel of JCI, or in each case, such other counsel as may be reasonably acceptable to the Administrative Agent, with respect to (I) (in the case of the opinion of special New York counsel) the enforceability of this Agreement and the Guarantee Agreement and (II) other related matters, in each case (A) dated the Closing Date, (B) addressed to each Issuing Bank, the Administrative Agent and the Lenders on the Closing Date and (C) in form and substance reasonably satisfactory to the Administrative Agent covering such matters relating to this Agreement and the Guarantee Agreement as the Administrative Agent shall reasonably request.

(d)                                 The Administrative Agent shall have received a certificate (or certificates) of the Secretary or Assistant Secretary or similar officer of each of the Initial Borrower and JCI dated the Closing Date and certifying:

(i)                                     that attached thereto is a true and complete copy of the certificate or articles of incorporation, certificate of limited partnership, certificate of formation or other equivalent constituent and governing documents, including all amendments thereto, of the Initial Borrower or JCI, as applicable, certified as of a recent date by the Secretary of State (or other similar official or Governmental Authority) of the jurisdiction of its organization/incorporation or by the Secretary or Assistant Secretary or similar officer of the Initial Borrower or JCI, as applicable or other person duly authorized by the constituent documents of the Initial Borrower or JCI, as applicable,

(ii)                                  solely in the case of JCI, that attached thereto is a true and complete copy of a certificate as to the good standing of JCI (to the extent that such concept exists in JCI’s jurisdiction) as of a recent date from such Secretary of State (or other similar official or Governmental Authority),

(iii)                               that attached thereto is a true and complete copy of the by-laws (or articles of association, partnership agreement, limited liability company agreement or other equivalent constituent and governing documents) of the Initial Borrower or JCI, as applicable as in effect on the Closing Date and at all times since a date prior to the date of the resolutions described in the following clause (iv),

(iv)                              that attached thereto is a true and complete copy of resolutions duly adopted by the Board of Directors (or equivalent governing body) of the Initial Borrower or JCI, as applicable (or its managing general partner or managing member), authorizing the execution, delivery and performance of the Loan Documents to which such person is a party on the Closing Date and that such resolutions have not been modified, rescinded or amended and are in full force and effect on the Closing Date, and

(v)                                 as to the incumbency and specimen signature of each officer or authorized signatory executing this Agreement or the Guarantee Agreement or any other document delivered in connection herewith on the Closing Date on behalf of the Initial Borrower or JCI, as applicable.

(e)                                  [reserved].

(f)                                   The Administrative Agent shall have received, at least three (3) Business Days prior to the Closing Date, all documentation and other information required with respect to the Initial Borrower and JCI by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation the USA PATRIOT Act to the extent requested in writing at least ten (10) Business Days prior to the Closing Date.

(g)                                  The Agents shall have received all fees due and payable thereto or to any Lender on or prior to the Closing Date and, to the extent invoiced at least three (3) Business Days prior to the Closing Date, reimbursement or payment of all reasonable and documented out-of-pocket expenses (including reasonable fees, charges and disbursements of Cahill Gordon & Reindel LLP) required to be reimbursed or paid by the Loan Parties hereunder, under the Fee Letter or this Agreement on or prior to the Closing Date.

(h)                                 No Event of Default or Default (determined, in each case, pursuant to the lead-in to Section 7.01) shall have occurred and be continuing.

(i)                                     (i) To the extent the Closing Date is prior to the Successor JCI Credit Agreement Effectiveness Date, the Predecessor JCI Credit Agreement Reps and Warranties shall be true and correct in all material respects as of the Closing Date (after giving effect to the Transactions) as though made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties shall be true and correct in all material respects as of such earlier date) and (ii) to the extent the Closing Date is on or after the Successor JCI Credit Agreement Effectiveness Date, the Successor JCI Credit Agreement Reps and Warranties shall be true and correct in all material respects as of the Closing Date (after giving effect to the Transactions) as though made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties shall be true and correct in all material respects as of such earlier date); provided that any representation and warranty that is qualified as to “materiality,” “Material Adverse Effect” or similar language shall be true and correct (after giving effect to any qualification therein) in all respects on such respective dates.

Section 4.03                             Subsequent Credit Events.  Each Credit Event after the Closing Date and any credit extension pursuant to Sections 2.21, 2.22 or 2.23 is subject to the satisfaction (or waiver in accordance with Section 9.08) of the following conditions on the date of each Borrowing and on the date of each issuance, amendment, extension or renewal of a Letter of Credit:

(a)                                 The Administrative Agent shall have received, in the case of a Borrowing, a Borrowing Request as required by Section 2.03 or, in the case of the issuance of a Letter of Credit on or after the Spinoff Date, the applicable Issuing Bank and the Administrative Agent shall have received a notice requesting the issuance of such Letter of Credit as required by Section 2.05(b).

(b)                                 The applicable representations and warranties of each Loan Party which is a party to any Loan Document on the date of such Credit Event which are contained in (i) Article III of this Agreement (and determined pursuant to the first two paragraphs of Article III) or (ii) any other Loan Document in effect on the date of such Credit Event shall be true and correct in all material respects on and as of the date of such Credit Event; provided, that, to the extent that such representations and warranties specifically refer to an earlier date, they shall be true and correct in all material respects as of such earlier date; provided, further, that any representation and warranty that is qualified as to “materiality,” “Material Adverse Effect” or similar language shall be true and correct (after giving effect to any qualification therein) in all respects on such respective dates; provided, further, that with respect to Incremental Term Loans used to finance Permitted Acquisitions, the applicable representations and warranties shall be made in accordance with the foregoing but only the accuracy of customary “specified representations” shall be a condition to the availability of such Incremental Term Loans in accordance with Section 2.21(c).

(c)                                  Except as set forth in Section 2.21(c) with respect to Incremental Term Loans used to finance a Permitted Acquisition, at the time of and immediately after such Credit Event (other than an amendment, extension or renewal of a Letter of Credit without any increase in the stated amount of such Letter of Credit), as applicable, no Event of Default or Default (determined, in each case, pursuant to the lead-in to Section 7.01) shall have occurred and be continuing.

Section 4.04                             Determinations Under Section 4.02.  For purposes of determining compliance with the conditions specified in Sections 4.01 and 4.02 and the definitions of “Spinoff Date” and “Successor JCI Credit Agreement Effectiveness Date,” each Lender shall be deemed to have consented to, approved or accepted or to be satisfied with each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to the Administrative Agent or the Lenders unless an officer of the Administrative Agent responsible for the transactions contemplated by this Agreement shall have received written notice from such Lender prior to the Signing Date, the Closing Date, the Spinoff Date and the Successor JCI Credit Agreement Effectiveness Date, respectively, specifying its objection thereto in reasonable detail.  The Administrative Agent shall promptly notify the Lenders and the Borrower Representative in writing of the occurrence of the Signing Date, the Closing Date, the Spinoff Date and the Successor JCI Credit Agreement Effectiveness Date, respectively, and each such notification shall be conclusive and binding.

ARTICLE V

Affirmative Covenants

Prior to the Spinoff Date, the Initial Borrower covenants and agrees with each Lender that from and after the Signing Date until the Spinoff Date, unless the Required Lenders shall otherwise consent in writing, the Initial Borrower will, and that JCI (and, after the Successor JCI Credit Agreement Effectiveness Date, New JCI) and the Subsidiaries will, comply with (i) to the extent prior to the Successor JCI Credit Agreement Effectiveness Date, the Predecessor JCI Credit Agreement Affirmative Covenants and (ii) upon and after the Successor JCI Credit Agreement Effectiveness Date, the Successor JCI Credit Agreement Affirmative Covenants.

Upon and after the Spinoff Date, the Borrowers covenant and agree with each Lender that from and after the Spinoff Date until the Termination Date, unless the Required Lenders shall otherwise consent in writing, Parent and the Borrowers will, and will cause each of the Subsidiaries to:

Section 5.01                             Existence; Business and Properties.

(a)                                 Do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence, except (i) in the case of a Subsidiary of Parent (other than a Borrower), where the failure to do so would not reasonably be expected to have a Material Adverse Effect, (ii) as otherwise permitted under Section 6.05, and (iii) for the liquidation or dissolution of Subsidiaries (other than a Borrower) if the assets of such Subsidiaries to the extent they exceed estimated liabilities are acquired by Parent or a Wholly Owned Subsidiary of Parent in such liquidation or dissolution; provided, that (x) Guarantors may not be liquidated into Subsidiaries that are not Loan Parties, and (y) U.S. Subsidiaries may not be liquidated into Foreign Subsidiaries (except in each case as permitted under Section 6.05).

(b)                                 Except where the failure to do so would not reasonably be expected to have a Material Adverse Effect, do or cause to be done all things necessary to (i) except with respect to Intellectual Property, which is addressed in clause (c) below, lawfully obtain, preserve, renew, extend and keep in full force and effect the permits, franchises, authorizations, licenses and rights with respect thereto used in the conduct of its business, and (ii) at all times maintain, protect and preserve all property necessary to the normal conduct of its business and keep such property in good repair, working order and condition (ordinary wear and tear excepted), from time to time make, or cause to be made, all needful and proper repairs, renewals, additions, improvements and replacements thereto necessary in order that the business carried on in connection therewith, if any, may be properly conducted at all times (in each case except as permitted by this Agreement).

(c)                                  Except where the failure to do so would not reasonably be expected to have a Material Adverse Effect, take all steps necessary to preserve, prosecute, maintain, renew, extend, protect, enforce and keep in full force and effect the Intellectual Property which is owned by Parent or its Subsidiaries, to the extent used or held for use in the conduct of its business.

Section 5.02                             Insurance.

(a)                                 Maintain, with financially sound and reputable insurance companies, insurance (subject to customary deductibles and retentions) in such amounts and against such risks as are customarily maintained by similarly situated companies engaged in the same or similar businesses operating in the same or similar locations, and within thirty (30) days after the Spinoff Date (or such later date as the Collateral Agent may agree in writing in its reasonable discretion), cause the Collateral Agent to be listed as a co-insured or co-loss payee, on property and casualty policies with respect to tangible personal property and assets constituting Collateral located in the United States of America, England and Wales or Ireland and as an additional or co-insured on all general liability policies.  Notwithstanding the foregoing, Parent and the Subsidiaries may (i) maintain all such insurance with any combination of primary and excess insurance, (ii) maintain any or all such insurance pursuant to master or so-called “blanket policies” insuring any or all Collateral and/or other Real Property which does not constitute Collateral (and in such event the co-payee endorsement shall be limited or otherwise modified accordingly), and/or (iii) self-insure with respect to such risks with respect to which companies of established reputation engaged in the same general line of business in the same general area usually self-insure.

(b)                                 Except as the Collateral Agent may agree in its reasonable discretion, within thirty (30) days after the later of the Spinoff Date and, with respect to any Spinoff Date Mortgaged Property, the date on which such Mortgaged Property is required to be encumbered by a Mortgage hereunder (or such later date (A) not to exceed an additional fifteen (15) days if reasonably required by the Borrower Representative or (B) as such period may be further extended in the sole discretion of the Collateral Agent), subject to Section 5.02(a)(i), cause all such property and casualty insurance policies with respect to the Mortgaged Property located in the United States of America or England and Wales to be endorsed or otherwise amended to include a “standard” lender’s loss payable endorsement, in form and substance reasonably satisfactory to the Collateral Agent, deliver a certificate of insurance with respect to each Mortgaged Property to the Collateral Agent; deliver to the Collateral Agent, prior to or concurrently with the cancellation or nonrenewal of any such policy of insurance covered by this clause (b), a copy of a renewal or replacement policy (or other evidence of renewal of a policy previously delivered to the Collateral Agent), or insurance certificate with respect thereto, together with evidence satisfactory to the Collateral Agent of payment of the premium therefor, in each case of the foregoing, to the extent customarily maintained, purchased or provided to, or at the request of, lenders by similarly situated companies in connection with credit facilities of this nature.

(c)                                  At the time of delivery of the applicable Mortgage, if any portion of any Mortgaged Property located in the United States is at any time located in an area identified by the Federal Emergency Management Agency (or any successor agency) as a special flood hazard area (each a “Special Flood Hazard Area”) with respect to which flood insurance has been made available under the Flood Insurance Laws (as now or hereafter in effect or successor act thereto), (i) maintain, or cause to be maintained, with a financially sound and reputable insurer, flood insurance in an amount and otherwise sufficient to comply with all applicable rules and regulations promulgated pursuant to the Flood Insurance Laws and (ii) deliver to the Collateral Agent evidence of such compliance in form and substance reasonably acceptable to the Collateral Agent.

(d)                                 In connection with the covenants set forth in this Section 5.02, it is understood and agreed that:

(i)                                     the Administrative Agent, the Collateral Agent, the Lenders, the Issuing Banks and their respective agents or employees shall not be liable for any loss or damage insured by the insurance policies required to be maintained under this Section 5.02, it being understood that (A) the Loan Parties shall look solely to their insurance companies or any other parties other than the aforesaid parties for the recovery of such loss or damage and (B) such insurance companies shall have no rights of subrogation against the Administrative Agent, the Collateral Agent, the Lenders, any Issuing Bank or their agents or employees.  If, however, the insurance policies, as a matter of the internal policy of such insurer, do not provide waiver of subrogation rights against such parties, as required above, then the Borrowers, on behalf of themselves and behalf of each of Parent and the Subsidiaries, hereby agree, to the extent permitted by law, to waive, and further agree to cause each of Parent and their Subsidiaries to waive, its right of recovery, if any, against the Administrative Agent, the Collateral Agent, the Lenders, any Issuing Bank and their agents and employees;

(ii)                                  the designation of any form, type or amount of insurance coverage by the Collateral Agent (including acting in the capacity as the Collateral Agent) under this Section 5.02 shall in no event be deemed a representation, warranty or advice by the Collateral Agent or the Lenders that such insurance is adequate for the purposes of the business of Parent and the Subsidiaries or the protection of their properties; and

(iii)                               the amount and type of insurance that Parent and its Subsidiaries have in effect as of the Spinoff Date and the certificates and endorsements listing the Collateral Agent as a co-insured, co-loss payee or additional insured, as the case may be, satisfy for all purposes the requirements of this Section 5.02.

Section 5.03                             Taxes.  Pay its obligations in respect of all Tax liabilities, assessments and governmental charges, before the same shall become delinquent or in default, except where (i) Parent or a Subsidiary thereof has set aside on its books adequate reserves therefor in accordance with GAAP and, to the extent due and payable pursuant to a governmental assessment, the amount thereof is being contested in good faith by appropriate proceedings or (ii) the failure to make payment could not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.

Section 5.04                             Financial Statements, Reports, Etc.  Furnish to the Administrative Agent (which will promptly furnish such information to the Lenders):

(a)                                 within 90 days after the end of each fiscal year, commencing with the first fiscal year ending after the Spinoff Date, a consolidated balance sheet and related statements of operations, cash flows and owners’ equity showing the financial position of Parent and its Subsidiaries as of the close of such fiscal year and the consolidated results of their operations during such year and setting forth in comparative form the corresponding figures for the prior fiscal year, which consolidated balance sheet and related statements of operations, cash flows and owners’ equity shall be accompanied by customary management’s discussion and analysis and audited by independent public accountants of recognized national standing and accompanied by an opinion of such accountants (which opinion shall not be qualified as to scope of audit or as to the status of Parent or any Material Subsidiary as a going concern, other than solely with respect to, or resulting solely from, an upcoming maturity date under any Indebtedness incurred under this Agreement occurring within one year from the time such opinion is delivered) to the effect that such consolidated financial statements fairly present, in all material respects, the financial position and results of operations of Parent and its Subsidiaries on a consolidated basis in accordance with GAAP (it being understood that the delivery by Parent of annual reports on Form 10-K of Parent and its consolidated Subsidiaries shall satisfy the requirements of this Section 5.04(a) to the extent such annual reports include the information specified herein and are delivered within the time period specified above);

(b)                                 within 45 days after the end of each of the first three fiscal quarters of each fiscal year (commencing with the first fiscal quarter ending after the Spinoff Date), a consolidated balance sheet and related statements of operations and cash flows showing the financial position of Parent and its Subsidiaries as of the close of such fiscal quarter and the consolidated results of their operations during such fiscal quarter and the then-elapsed portion of the fiscal year and setting forth in comparative form the corresponding figures for the corresponding periods of the prior fiscal year, all of which shall be in reasonable detail, which consolidated balance sheet and related statements of operations and cash flows shall be accompanied by customary management’s discussion and analysis and which consolidated balance sheet and related statements of operations and cash flows shall be certified by a Financial Officer of Parent on behalf of Parent as fairly presenting, in all material respects, the financial position and results of operations of Parent and its Subsidiaries on a consolidated basis in accordance with GAAP (subject to normal year-end audit adjustments and the absence of footnotes) (it being understood that the delivery by Parent of quarterly reports on Form 10-Q of Parent and its consolidated Subsidiaries shall satisfy the requirements of this Section 5.04(b) to the extent such quarterly reports include the information specified herein and are delivered within the time period specified above);

(c)                                  (x) concurrently with any delivery of financial statements under clause (a) or (b) above, a certificate of a Financial Officer of Parent (i) certifying that no Event of Default or Default has occurred since the date of the last certificate delivered pursuant to this Section 5.04(c) (or since the Spinoff Date in the case of the first such certificate) or, if such an Event of Default or Default has occurred, specifying the nature and extent thereof and any corrective action taken or proposed to be taken with respect thereto, (ii) commencing with the end of the first full fiscal quarter after the Spinoff Date, setting forth computations in reasonable detail satisfactory to the Administrative Agent demonstrating compliance with the Financial Covenant (if applicable) and (iii) setting forth the calculation and uses of the Available Amount for the fiscal period then ended if the Available Amount has been used for any purpose during such fiscal period and (y) concurrently with any delivery of financial statements under clause (a) above, if the accounting firm is not restricted from providing such a certificate by its policies office, a certificate of the accounting firm opining on or certifying such statements stating whether they obtained knowledge during the course of their examination of such statements of any Default or Event of Default (which certificate may be limited to accounting matters and disclaim responsibility for legal interpretations);

(d)                                 promptly after the same become publicly available, copies of all periodic and other publicly available reports, proxy statements and, to the extent requested by the Administrative Agent, other materials filed by Parent or any of the Subsidiaries with the SEC, or distributed to its stockholders or shareholders generally, as applicable; provided, however, that such reports, proxy statements, filings and other materials required to be delivered pursuant to this clause (d) shall be deemed delivered for purposes of this Agreement when posted to the website of Parent or the Borrowers or the website of the SEC and written notice of such posting has been delivered to the Administrative Agent;

(e)                                  within 90 days after the beginning of each fiscal year that commences after the Spinoff Date, a consolidated annual budget for such fiscal year consisting of a projected consolidated balance sheet of Parent and its Subsidiaries as of the end of such fiscal year and the related consolidated statements of projected cash flow and projected income (collectively, the “Budget”), which Budget shall in each case be accompanied by the statement of a Financial Officer of Parent to the effect that the Budget is based on assumptions believed by Parent to be reasonable as of the date of delivery thereof;

(f)                                   concurrently with the delivery of financial statements under clause (a) above, an updated Perfection Certificate reflecting all changes since the date of the information most recently received pursuant to this clause (f) or Section 5.10(c) (or a certificate of a Responsible Officer certifying as to the absence of any changes to the previously delivered update, if applicable); and

(g)                                  promptly, from time to time, such other information regarding the operations, business affairs and financial condition of Parent or any of the Subsidiaries, or compliance with the terms of any Loan Document as in each case the Administrative Agent may reasonably request (for itself or on behalf of any Lender).

The Borrowers acknowledge and agree that all financial statements furnished pursuant to paragraphs (a), (b) and (d) above are hereby deemed to be Borrower Materials suitable for distribution, and to be made available, to Public Lenders as contemplated by Section 9.17 and may be treated by the Administrative Agent and the Lenders as if the same had been marked “PUBLIC” in accordance with such paragraph (unless the Borrower Representative otherwise notifies the Administrative Agent in writing on or prior to delivery thereof).

Section 5.05                             Litigation and Other Notices.  Furnish to the Administrative Agent (which will promptly thereafter furnish to the Lenders) written notice of the following promptly after any Responsible Officer of the Borrower Representative obtains actual knowledge thereof:

(a)                                 any Event of Default or Default, specifying the nature and extent thereof and the corrective action (if any) proposed to be taken with respect thereto;

(b)                                 the filing or commencement of, or any written threat or notice of intention of any person to file or commence, any action, suit or proceeding, whether at law or in equity or by or before any Governmental Authority or in arbitration, against Parent or any of the Subsidiaries as to which an adverse determination is reasonably probable and which, if adversely determined, would reasonably be expected to have a Material Adverse Effect;

(c)                                  any other development specific to Parent or any of the Subsidiaries that is not a matter of general public knowledge and that has had, or would reasonably be expected to have, a Material Adverse Effect; and

(d)                                 the occurrence of any ERISA Event that, together with all other ERISA Events that have occurred, would reasonably be expected to have a Material Adverse Effect.

Each notice delivered under this Section 5.05 shall be accompanied by a statement of a Responsible Officer of the Borrower Representative setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

Section 5.06                             Compliance with Laws.  Comply with all laws, rules, regulations and orders of any Governmental Authority applicable to it or its property, except where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect; provided, that this Section 5.06 shall not apply to Environmental Laws, which are the subject of Section 5.09, or to laws related to Taxes, which are the subject of Section 5.03.  Parent will implement and maintain in effect and enforce policies and procedures designed to ensure compliance by Parent, its Subsidiaries and their respect directors, officers and employees with Anti-Corruption Laws and applicable Sanctions.

Section 5.07                             Maintaining Records; Access to Properties and Inspections.  Maintain all financial records in accordance with GAAP and permit any persons designated by the Administrative Agent or, upon the occurrence and during the continuance of an Event of Default, any Lender to visit and inspect the financial records and the properties of Parent or any of the Subsidiaries at reasonable times, upon reasonable prior notice to Parent, and as often as reasonably requested and to make extracts from and copies of such financial records, and permit any persons designated by the Administrative Agent or, upon the occurrence and during the continuance of an Event of Default, any Lender upon reasonable prior notice to Parent to discuss the affairs, finances and condition of Parent or any of the Subsidiaries with the officers thereof and independent accountants therefor (so long as Parent has the opportunity to participate in any such discussions with such accountants), in each case, subject to reasonable requirements of confidentiality, including requirements imposed by law or by contract.

Section 5.08                             Use of Proceeds.  Use the proceeds of the Loans made and Letters of Credit issued in the manner contemplated by Section 3.12.

Section 5.09                             Compliance with Environmental Laws.  Comply, and make reasonable efforts to cause all lessees and other persons occupying its properties to comply, with all applicable Environmental Laws; and obtain and renew all required Environmental Permits, except, in each case with respect to this Section 5.09, to the extent the failure to do so would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 5.10                             Further Assurances; Additional Guarantors; Additional Security.

(a)                                 Execute any and all further documents, financing statements, agreements and instruments, and take all such further actions (including the filing and recording of financing statements and other documents), that the Collateral Agent may reasonably request (including, without limitation, those required by applicable law), to satisfy the Collateral and Guarantee Requirement and to cause the Collateral and Guarantee Requirement to be and remain satisfied, all at the expense of the Loan Parties and provide to the Collateral Agent, from time to time upon reasonable request, evidence reasonably satisfactory to the Collateral Agent as to the perfection of the Liens created or intended to be created by the Security Documents.

(b)                                 If any asset (other than Real Property) is acquired by any Loan Party after the Spinoff Date or owned by an entity at the time it becomes a Guarantor (in each case other than (x) assets constituting Collateral under a Security Document that automatically become subject to the Lien of such Security Document upon acquisition thereof, (y) assets constituting Excluded Property and (z)(i) in the case of a Loan Party organized under the laws of the United States or any state thereof, assets (other than Equity Interests) owned thereby and located outside of the United States, (ii) in the case of a Loan Party organized under the laws of England and Wales, assets (other than Equity Interests) owned thereby and located outside of England and Wales, (iii) in the case of Adient Global Holdings Ltd, assets (other than Equity Interests) owned thereby and located outside of Jersey and (iv) in the case of Parent, assets (other than Equity Interests) owned thereby and located outside of Ireland), such Loan Party will, (A) notify the Collateral Agent of such acquisition or ownership (provided that this clause (A) will be deemed satisfied with respect to any applicable asset so long as such notice is delivered on the first date on which financial statements are required to be delivered pursuant to Section 5.04(a) or (b) which occurs at least 10 business days after the acquisition of such asset, or at any time prior thereto) and (B) cause such asset to be subjected to a Lien (subject to any Permitted Liens) securing the Obligations by, and take, and cause the Guarantors to take, such actions as shall be reasonably requested by the Collateral Agent to satisfy the Collateral and Guarantee Requirement to be satisfied with respect to such asset, including actions described in clause (a) of this Section 5.10, all at the expense of the Loan Parties, subject to the penultimate paragraph of this Section 5.10.

(c)                                  Grant and cause each of the Guarantors to grant to the Collateral Agent security interests in, and mortgages on, any Material Real Property of such Loan Parties, as applicable, that are not Mortgaged Property as of the Spinoff Date, to the extent acquired after the Spinoff Date, within (i) with respect to each Mortgaged Property located in the United States, ninety (90) days after such acquisition and (ii) with respect to each Mortgaged Property located in England and Wales, twenty (20) days after such acquisition, or such later date as the Collateral Agent may agree in its reasonable discretion) pursuant to documentation in form and substance reasonably satisfactory to the Collateral Agent and the Borrower Representative (each, an “Additional Mortgage”), which security interest and mortgage shall constitute valid and enforceable Liens subject to no other Liens except Permitted Liens and record, register or file, and cause each such Subsidiary to record, register or file, the Additional Mortgage or instruments related thereto in such manner and in such places as is required by law to establish, perfect, preserve and protect the Liens in favor of the Collateral Agent (for the benefit of the Secured Parties) required to be granted pursuant to the Additional Mortgages and pay, and cause each such Subsidiary to pay, in full, all Taxes, fees and other charges required to be paid in connection with such recording, registration or filing, in each case subject to the penultimate paragraph of this Section 5.10.  Unless otherwise waived by the Collateral Agent, with respect to each such Additional Mortgage, the Borrowers shall cause the requirements set forth in clauses (b)(iii), (h) and (i) of the definition of “Collateral and Guarantee Requirement” to be satisfied with respect to such Material Real Property.

(d)                                 If any additional direct or indirect Subsidiary of Parent is formed, acquired or ceases to constitute an Excluded Subsidiary following the Spinoff Date and such Subsidiary is (1) a Wholly Owned Subsidiary which is a U.S. Subsidiary or English Subsidiary of Parent and which is not an Excluded Subsidiary or (2) any other U.S. Subsidiary or English Subsidiary of Parent that may be designated by Parent in its sole discretion, within twenty (20) days after the date such Subsidiary is formed or acquired or meets such criteria (or first becomes subject to such requirement) (or such longer period as the Collateral Agent may agree in its sole discretion), notify the Collateral Agent thereof and, within thirty (30) days after the date such Subsidiary is formed or acquired or meets such criteria (or first becomes subject to such requirement) or such longer period as the Collateral Agent may agree in its sole discretion, cause such Subsidiary to become a Guarantor and cause the Collateral and Guarantee Requirement to be satisfied with respect to such Subsidiary and with respect to any Equity Interest in or Indebtedness of such Subsidiary owned by or on behalf of any Loan Party, subject to the penultimate paragraph of this Section 5.10.  Notwithstanding anything to the contrary herein, in no circumstance shall an Excluded Subsidiary become a Guarantor unless designated as a Guarantor by Parent in its sole discretion and no Foreign Subsidiary other than an English Subsidiary shall become a Guarantor unless the Administrative Agent shall have consented in writing (such consent shall be in the sole discretion of the Administrative Agent).

(e)                                  Furnish to the Collateral Agent prompt written notice of any change (A) in any Loan Party’s corporate, registered or organization name, (B) in any Loan Party’s identity or organizational structure, (C) in any Loan Party’s organizational identification or registered number (to the extent relevant in the applicable jurisdiction of organization) and (D) in any Loan Party’s jurisdiction of organization; provided, that the Loan Parties shall not effect or permit any such change unless all filings have been made, or will have been made within 10 days following such change (or such longer period as the Collateral Agent may agree in its sole discretion), under the Uniform Commercial Code (or its equivalent in any applicable jurisdiction) that are required in order for the Collateral Agent to continue at all times following such change to have a valid, legal and perfected security interest in all the Collateral in which a security interest may be perfected by such filing, for the benefit of the Secured Parties.

(f)                                   If any additional Foreign Subsidiary (other than an English Subsidiary) of Parent is formed or acquired after the Spinoff Date (with any Subsidiary Redesignation resulting in an Unrestricted Subsidiary becoming a Subsidiary being deemed to constitute the acquisition of a Subsidiary) and if such Subsidiary is a “first tier” Foreign Subsidiary of a Loan Party, within thirty (30) days after the date such Foreign Subsidiary is formed or acquired (or such longer period as the Collateral Agent may agree in its reasonable discretion), notify the Collateral Agent thereof and, within sixty (60) days after the date such Foreign Subsidiary is formed or acquired or such longer period as the Collateral Agent may agree in its reasonable discretion, cause the Collateral and Guarantee Requirement to be satisfied with respect to any Equity Interest in such Foreign Subsidiary owned by or on behalf of any Loan Party, subject to the penultimate paragraph of this Section 5.10.

Notwithstanding anything to the contrary in this Agreement or in the other Loan Documents, the Collateral and Guarantee Requirement and the other provisions of this Section 5.10 and the other Loan Documents with respect to Collateral need not be satisfied with respect to any of the following (collectively, the “Excluded Property”):

(i) any Real Property other than Material Real Property;

(ii) motor vehicles and other assets subject to certificates of title (other than to the extent that a security interest therein can be perfected by the filing of a financing statement under the Uniform Commercial Code or applicable filings under Specified Foreign Law or is perfected without any filing under Specified Foreign Law);

(iii) letter of credit rights (other than to the extent that a security interest therein can be perfected by the filing of a financing statement under the Uniform Commercial Code or applicable filings under Specified Foreign Law or is perfected without any filing under Specified Foreign Law);

(iv) commercial tort claims with a value of less than $10,000,000 (other than to the extent that a security interest therein can be perfected by the filing of a financing statement under the Uniform Commercial Code or applicable filings under Specified Foreign Law or is perfected without any filing under Specified Foreign Law);

(v) [reserved];

(vi) leases, licenses, permits and other agreements to the extent, and so long as, the pledge thereof as Collateral would violate the terms thereof or create a right of termination in favor of any other party thereto (other than the Borrowers or a Guarantor), but only to the extent, and for so long as, such prohibition is not terminated or rendered unenforceable or otherwise deemed ineffective by the Uniform Commercial Code, Specified Foreign Law, the Bankruptcy Code or other Requirement of Law and other than the proceeds thereof the assignment of which is expressly deemed effective under the Uniform Commercial Code, Specified Foreign Law or other applicable law;

(vii) other assets to the extent the pledge thereof or the security interest therein is prohibited by applicable law, rule or regulation (other than to the extent such prohibition is not terminated or rendered unenforceable or otherwise deemed ineffective by the Uniform Commercial Code, Specified Foreign Law of the applicable jurisdiction, Bankruptcy Code or any other Requirement of Law and other than the proceeds thereof the assignment of which is expressly deemed effective under the Uniform Commercial Code, Specified Foreign Law or other applicable law) or which require governmental (including regulatory) consent, approval, license or authorization to be pledged (unless such consent, approval, license or authorization has been received);

(viii) those assets as to which the Administrative Agent and Parent shall reasonably agree that the costs or other adverse consequences (including, without limitations, Tax consequences) of obtaining such security interest or perfection thereof are excessive in relation to the value of the security to be afforded thereby;

(ix) “intent-to-use” trademark applications prior to the filing of a “Statement of Use” or “Amendment to Allege Use” with respect thereto, to the extent that the grant of a security interest therein would impair the validity or enforceability of, or render void or voidable or result in the cancellation of the applicable grantor’s right, title or interest therein or in any trademark issued as a result of such application under applicable law;

(x) assets securing any Qualified Receivables Facility in compliance with Section 6.02(z);

(xi) any governmental licenses, permits or state or local franchises, charters and authorizations, to the extent Liens and security interests therein are prohibited or restricted thereby, but only to the extent, and for so long as, such prohibition is not terminated or rendered unenforceable or otherwise deemed ineffective by the Uniform Commercial Code or Specified Foreign Law, as applicable (other than the proceeds thereof the assignment of which is expressly deemed effective under the Uniform Commercial Code or Specified Foreign Law, as applicable); and

(xii) Excluded Securities;

provided, that Parent may in its sole discretion elect to exclude any property from the definition of Excluded Property.

In addition, in no event shall (1) control agreements or control, lockbox or similar agreements or arrangements be required with respect to deposit accounts, securities accounts or commodities accounts, (2) landlord, mortgagee and bailee waivers or subordination agreements (other than any subordination agreement expressly contemplated by Sections 6.01(a), (e) or (m) of this Agreement) be required, (3) notices be required to be sent to account debtors or other contractual third parties unless an Event of Default has occurred and is continuing and (4) foreign-law governed security documents or perfection under foreign law (other than the Specified Foreign Loan Documents and the perfection thereof, in each case, under Specified Foreign Law) be required.

Notwithstanding anything herein to the contrary, (A) the Collateral Agent may grant extensions of time or waiver or modification of requirement for the creation or perfection of security interests in or the obtaining of insurance (including title insurance) or surveys with respect to particular assets (including extensions beyond the Spinoff Date for the perfection of security interests in the assets of the Loan Parties on such date) where it reasonably determines, in consultation with the Borrowers, that perfection or obtaining of such items cannot reasonably be accomplished without undue effort or expense or is otherwise impracticable by the time or times at and/or in the form or manner in which it would otherwise be required by this Agreement or the other Loan Documents, (B) Liens required to be granted from time to time pursuant to, or any other requirements of, the Collateral and Guarantee Requirement and the Security Documents shall be subject to exceptions and limitations set forth in the Security Documents and (C) to the extent any Mortgaged Property is located in a jurisdiction with mortgage recording or similar Tax, the amount secured by the Security Document with respect to such Mortgaged Property shall be limited to the Fair Market Value of such Mortgaged Property as determined in good faith by the Borrower Representative (subject to such lesser amount agreed to by the Collateral Agent).

Section 5.11                             Restricted and Unrestricted Subsidiaries.  Designate any Subsidiary as an Unrestricted Subsidiary only in accordance with the definition of “Unrestricted Subsidiary” contained herein.

Section 5.12                             Post-Closing.  Take all necessary actions to satisfy the items described on Schedule 5.12 (as may be updated pursuant to Section 9.08(b) of this Agreement) within the applicable period of time specified in such Schedule (or such longer period as the Administrative Agent may agree in its sole discretion).

ARTICLE VI

Negative Covenants

Prior to the Spinoff Date, the Initial Borrower covenants and agrees with each Lender that from the Signing Date until the Spinoff Date, unless the Required Lenders shall otherwise consent in writing, the Initial Borrower will not, and that JCI (and, after the Successor JCI Credit Agreement Effectiveness Date, New JCI) and the Subsidiaries will not, take any action that results in (i) to the extent prior to the Successor JCI Credit Agreement Effectiveness Date, a violation of the Predecessor JCI Credit Agreement Negative Covenants and (ii) upon and after the Successor JCI Credit Agreement Effectiveness Date, a violation of the Successor JCI Credit Agreement Negative Covenants.

Upon and after the Spinoff Date, the Borrowers covenant and agree with each Lender that from the Spinoff Date until the Termination Date, unless the Required Lenders shall otherwise consent in writing, Parent and the Borrowers will not, and will not permit any of the Subsidiaries to:

Section 6.01                             Indebtedness.  Incur, create, assume or permit to exist any Indebtedness, except:

(a)                                 (i) Indebtedness existing or committed or anticipated in the future to be outstanding on the Signing Date (provided, that any Indebtedness incurred pursuant to this clause (a)(i) in an aggregate principal amount in excess of $35,000,000 or anticipated on the Signing Date to be outstanding in the future, shall be set forth on Schedule 6.01) and (ii) Indebtedness existing or committed, or anticipated in the future to be outstanding, on the Spinoff Date (provided that any Indebtedness incurred pursuant to this clause (a)(ii) shall be permitted only if the Administrative Agent consents thereto (in its reasonable discretion) and Schedule 6.01 is updated accordingly to include such Indebtedness) and any Permitted Refinancing Indebtedness incurred to Refinance Indebtedness incurred pursuant to this clause (a); provided, that any Indebtedness outstanding pursuant to this clause (a) which is owed by a Loan Party to any Subsidiary that is not a Loan Party shall be subordinated in right of payment to the Loan Obligations under this Agreement on customary terms;

(b)                                 Indebtedness created hereunder (including pursuant to Section 2.21, Section 2.22 and Section 2.23) and under the other Loan Documents and any Refinancing Notes incurred to Refinance such Indebtedness;

(c)                                  Indebtedness of Parent or any Subsidiary pursuant to Hedging Agreements entered into for non-speculative purposes;

(d)                                 Indebtedness owed to (including obligations in respect of letters of credit or bank guarantees or similar instruments for the benefit of) any person providing workers’ compensation, health, disability or other employee benefits or property, casualty or liability insurance to Parent or any Subsidiary, pursuant to reimbursement or indemnification obligations to such person, in each case in the ordinary course of business or consistent with past practice or industry practices;

(e)                                  Indebtedness of Parent to any Subsidiary and of any Subsidiary to Parent or any other Subsidiary; provided, that (i) Indebtedness of any Subsidiary that is not a Loan Party owing to a Loan Party incurred pursuant to this Section 6.01(e) shall be subject to Section 6.04 and (ii) Indebtedness owed by any Loan Party to any Subsidiary that is not a Loan Party incurred pursuant to this Section 6.01(e) shall be subordinated in right of payment to the Loan Obligations under this Agreement on customary terms;

(f)                                   Indebtedness in respect of performance bonds, bid bonds, appeal bonds, surety bonds and completion guarantees and similar obligations, in each case provided in the ordinary course of business or consistent with past practice or industry practices, including those incurred to secure health, safety and environmental obligations in the ordinary course of business or consistent with past practice or industry practices;

(g)                                  Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business or other cash management services, in each case incurred in the ordinary course of business;

(h)                                 (i) Indebtedness of a Subsidiary acquired after the Spinoff Date or a person merged or consolidated with Parent, any Borrower or any Subsidiary after the Spinoff Date and Indebtedness otherwise assumed by any Loan Party in connection with a Permitted Acquisition; provided, that, (x) Indebtedness incurred pursuant to preceding sub clause (h)(i) shall be in existence prior to such Permitted Acquisition and shall not have been created in contemplation thereof or in connection therewith; (ii) Indebtedness incurred to finance any Permitted Acquisition after the Spinoff Date; provided that (i) before and after giving effect to such Permitted Acquisition on a Pro Forma Basis, no Default or Event of Default exists and (ii) after giving effect to such acquisition on a Pro Forma Basis, either (x) the Total Net Leverage Ratio shall not be greater than 2.25 to 1.00 or (y) the Total Net Leverage Ratio shall not be greater than the Total Net Leverage Ratio in effect immediately prior to such Permitted Acquisition and (iii) any Permitted Refinancing Indebtedness incurred to Refinance any Indebtedness incurred pursuant to this clause (h);

(i)                                     (x) Capitalized Lease Obligations, mortgage financings and other Indebtedness (including, for the avoidance of doubt, any Indebtedness in connection with sale leaseback transactions) incurred by Parent or any Subsidiary prior to or within 360 days after the acquisition, lease, construction, repair, replacement or improvement of the respective property (real or personal, and whether through the direct purchase of property or the Equity Interest of any person owning such property) permitted under this Agreement in order to finance such acquisition, lease, construction, repair, replacement or improvement, in an aggregate principal amount that immediately after giving effect to the incurrence of such Indebtedness and the use of proceeds thereof, together with the aggregate principal amount of any other Indebtedness outstanding pursuant to this Section 6.01(i), would not exceed the greater of $500,000,000 and 5.0% of

Consolidated Total Assets when incurred, created or assumed, and (y) any Permitted Refinancing Indebtedness in respect thereof;

(j)                                    [reserved];

(k)                                 (x) other Indebtedness of Parent or any Subsidiary, in an aggregate principal amount that, immediately after giving effect to the incurrence of such Indebtedness and the use of proceeds thereof, together with the aggregate principal amount of any other Indebtedness outstanding pursuant to this Section 6.01(k), would not exceed the greater of $750,000,000 and 7.5% of Consolidated Total Assets when incurred, created or assumed and (y) any Permitted Refinancing Indebtedness in respect thereof;

(l)                                     the Senior Notes and any Permitted Refinancing Indebtedness in respect thereof;

(m)                             Guarantees:

(i) by any Loan Party of any Indebtedness of any Loan Party permitted to be incurred under this Agreement,

(ii) by any Loan Party of Indebtedness otherwise permitted hereunder of any Subsidiary that is not a Loan Party to the extent such Guarantees are permitted by Section 6.04,

(iii) by any Subsidiary that is not a Loan Party of Indebtedness of another Subsidiary that is not a Loan Party, and

(iv) by any Loan Party of Indebtedness of Subsidiaries that are not Loan Parties incurred for working capital purposes in the ordinary course of business on ordinary business terms so long as such Indebtedness is permitted to be incurred under Section 6.01(q) and to the extent such Guarantees are permitted by Section 6.04; provided, that Guarantees by any Loan Party under this Section 6.01(m) of any other Indebtedness of a person that is subordinated in right of payment to other Indebtedness of such person shall be expressly subordinated in right of payment to the Loan Obligations to at least the same extent as such underlying Indebtedness is subordinated in right of payment;

(n)                                 Indebtedness arising from agreements of Parent or any Subsidiary providing for indemnification, adjustment of purchase or acquisition price or similar obligations (including earn-outs), in each case, incurred or assumed in connection with the Transactions, any Permitted Acquisition, other Investments or the disposition of any business, assets or a Subsidiary not prohibited by this Agreement;

(o)                                 Indebtedness in respect of letters of credit, bank guarantees, warehouse receipts or similar instruments issued in the ordinary course of business or consistent with past practice or industry practices and not supporting obligations in respect of Indebtedness for borrowed money;

(p)                                 (i) Permitted Debt so long as immediately after giving effect to the incurrence of such Permitted Debt and the use of proceeds thereof, (A) the Total Net Leverage Ratio on a Pro Forma Basis is not greater than 2.25 to 1.00 and (B) no Default or Event of Default shall have occurred and be continuing or shall result therefrom, and (ii) any Permitted Refinancing Indebtedness in respect thereof;

(q)                                 (x) Indebtedness of Subsidiaries that are not Guarantors in an aggregate principal amount outstanding that, immediately after giving effect to the incurrence of such Indebtedness and the use of proceeds thereof, together with the aggregate principal amount of any other Indebtedness outstanding pursuant to this Section 6.01(q), would not exceed the greater of $500,000,000 and 5.0% of Consolidated Total Assets attributable to the assets of such Subsidiaries that are not Guarantors when incurred, created or assumed and (y) any Permitted Refinancing Indebtedness in respect thereof;

(r)                                    Indebtedness incurred in the ordinary course of business in respect of obligations of Parent or any Subsidiary to pay the deferred purchase price of goods or services or progress payments in connection with such goods and services; provided, that such obligations are incurred in connection with open accounts extended by suppliers on customary trade terms in the ordinary course of business and not in connection with the borrowing of money or any Hedging Agreements;

(s)                                   Indebtedness representing deferred compensation to employees, consultants or independent contractors of Parent or any Subsidiary incurred in the ordinary course of business;

(t)                                    (x) Indebtedness in connection with Qualified Receivables Facilities in an aggregate principal amount outstanding that, immediately after giving effect to the incurrence of such Indebtedness and the use of proceeds thereof, together with the aggregate principal amount of any other Indebtedness outstanding pursuant to this Section 6.01(t), would not exceed the greater of $250,000,000 and 2.50% of Consolidated Total Assets when incurred, created or assumed and (y) any Permitted Refinancing Indebtedness in respect thereof;

(u)                                 obligations in respect of Cash Management Agreements and Supply Chain Financings;

(v)                                 Permitted Debt secured by Other First Liens or Junior Liens on the Collateral (i) in an aggregate principal amount outstanding not to exceed at the time of incurrence the Incremental Amount available at such time; provided, that any such Permitted Debt shall count as a usage of the Incremental Amount for purposes of Section 2.21, and (ii) Permitted Refinancing Indebtedness in respect of any Indebtedness theretofore outstanding pursuant to this clause (v);

(w)                               Indebtedness of, incurred on behalf of, or representing Guarantees of Indebtedness of, joint ventures or Unrestricted Subsidiaries subject to compliance with Section 6.04, in an aggregate principal amount that, immediately after giving effect to the incurrence of such Indebtedness, together with the aggregate principal amount of any other Indebtedness outstanding pursuant to this Section 6.01(w), would not exceed the greater of $500,000,000 and 5.0% of Consolidated Total Assets when incurred;

(x)                                 Indebtedness issued by Parent or any Subsidiary to current or former officers, directors and employees, their respective estates, spouses or former spouses to finance the purchase or redemption of Equity Interests of Parent permitted by Section 6.06;

(y)                                 Indebtedness consisting of obligations of Parent or any Subsidiary under deferred compensation or other similar arrangements incurred by such person in connection with the Transactions and Permitted Acquisitions or any other Investment permitted hereunder;

(z)                                  Indebtedness of Parent or any Subsidiary to or on behalf of any joint venture (regardless of the form of legal entity) that is not a Subsidiary arising in the ordinary course of business in connection with the cash management operations (including with respect to intercompany self-insurance arrangements) of Parent and the Subsidiaries;

(aa)                          Indebtedness under tax-favored or government-sponsored financing transactions (including, for the avoidance of doubt, financing transactions sponsored by the European Investment Bank); provided that the Net Proceeds of such Indebtedness shall be used to (i) prepay Term Loans in accordance with Section 2.11 or (ii) prepay, repay or refinance other Indebtedness incurred under other tax-favored or government-sponsored financing transactions;

(bb)                          Indebtedness consisting of (i) the financing of insurance premiums or (ii) take-or-pay obligations contained in supply arrangements, in each case, in the ordinary course of business; and

(cc)                            (i) Japanese Yen-denominated Indebtedness in aggregate principal amount not to exceed $350,000,000 at any one time outstanding incurred by Subsidiaries organized under the laws of Japan, the Net Proceeds of which are used to (A) prepay Term Loans in accordance with Section 2.11 or (B) prepay, repay or refinance other Indebtedness previously incurred pursuant to this clause (cc) and (ii) any Guarantee by Parent or the Initial Borrower of Indebtedness incurred pursuant to the foregoing clause (cc)(i).

For purposes of determining compliance with this Section 6.01 or Section 6.02, if Indebtedness is incurred to refinance other Indebtedness denominated in a currency other than Dollars (or in a different currency from the Indebtedness being refinanced), and such refinancing would cause the applicable Dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such Dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing Indebtedness does not exceed (i) the outstanding or committed principal amount, as applicable, of such Indebtedness being refinanced plus (ii) the aggregate amount of fees, underwriting discounts, premiums (including tender premiums), defeasance costs and other costs and expenses incurred in connection with such refinancing.

Further, for purposes of determining compliance with this Section 6.01, (A) Indebtedness need not be permitted solely by reference to one category of permitted Indebtedness (or any portion thereof) described in Sections 6.01(a) through (cc) but may be permitted in part under any relevant combination thereof (and subject to compliance, where relevant, with Section 6.02), (B) in the event that an item of Indebtedness (or any portion thereof) meets the criteria of one or more of the categories of permitted Indebtedness (or any portion thereof) described in Sections 6.01(a) through (cc), the Borrower Representative may, in its sole discretion, classify or divide such item of Indebtedness (or any portion thereof) in any manner that complies with this Section 6.01 and will be entitled to only include the amount and type of such item of Indebtedness (or any portion thereof) in one of the above clauses (or any portion thereof) and such item of Indebtedness (or any portion thereof) shall be treated as having been incurred or existing pursuant to only such clause or clauses (or any portion thereof); provided, that all Indebtedness outstanding under this Agreement shall at all times be deemed to have been incurred pursuant to clause (b) of this Section 6.01 and (C) at the option of the Borrower Representative by written notice to the Administrative Agent, any Indebtedness and/or Lien incurred to finance a Limited Condition Acquisition shall be deemed to have been incurred on the date the definitive acquisition agreement relating to such Limited Condition Acquisition was entered into (and not at the time such Limited Condition Acquisition is consummated) and the First Lien Secured Net Leverage Ratio and/or the Total Net Leverage Ratio shall be tested (x) in connection with such incurrence, as of the date the definitive acquisition agreement relating to such Limited Condition Acquisition was entered into, giving pro forma effect to such Limited Condition Acquisition, to any such Indebtedness or Lien, and to all transactions in connection therewith and (y) in connection with any other incurrence after the date the definitive acquisition agreement relating to such Limited Condition Acquisition was entered into and prior to the earlier of the consummation of such Limited Condition Acquisition or the termination of such definitive agreement prior to the incurrence (but not, for the avoidance of doubt, for purposes of determining the Applicable Margin or actual compliance with the Financial Covenant), both (i) on the basis set forth in clause (x) above and (ii) without giving effect to such Limited Condition Acquisition or the incurrence of any such Indebtedness or Liens or the other transactions in connection therewith. In addition, with respect to any Indebtedness that was permitted to be incurred hereunder on the date of such incurrence, any Increased Amount of such Indebtedness shall also be permitted hereunder after the date of such incurrence.

For the avoidance of doubt, this Agreement will not treat (1) unsecured Indebtedness as subordinated or junior in right of payment to secured Indebtedness merely because it is unsecured or (2) senior Indebtedness as subordinated or junior in right of payment to any other senior Indebtedness merely because it has a junior priority with respect to the same collateral.

Section 6.02                             Liens.  Create, incur, assume or permit to exist any Lien on any property or assets (including stock or other securities of any person) of Parent or any Subsidiary now owned or hereafter acquired by it or on any income or revenues or rights in respect of any thereof, except the following (collectively, “Permitted Liens”):

(a)                                 (i) Liens on property or assets of Parent and the Subsidiaries existing, or applicable to committed obligations, or anticipated to exist in the future, on the Signing Date and, (A) to the extent securing Indebtedness in an aggregate principal amount in excess of $35,000,000, or (B) in the case of any such Liens anticipated on the Signing Date to exist in the future, set forth on Schedule 6.02(a) and (ii) Liens existing, or applicable to committed obligations, or anticipated to exist in the future, on the Spinoff Date

(provided that any Liens incurred pursuant to this clause (a)(ii) shall be permitted only if the Administrative Agent consents thereto (in its reasonable discretion) and Schedule 6.02(a) is updated accordingly to include such Liens) and any modifications, replacements, renewals or extensions of Liens permitted by this clause (a); provided, that such Liens shall secure only those obligations that they secure (or are committed to secure, or expected to secure on the future, as the case may be) on the Signing Date or the Spinoff Date, as the case may be (and any Permitted Refinancing Indebtedness in respect of such obligations permitted by Section 6.01) and shall not subsequently apply to any other property or assets of Parent or any Subsidiary other than (A) after-acquired property that is affixed or incorporated into the property covered by such Lien and (B) proceeds and products thereof;

(b)                                 any Lien created under the Loan Documents (including Liens created under the Security Documents securing obligations in respect of Secured Hedge Agreements, Secured Supply Chain Financings and Secured Cash Management Agreements);

(c)                                  any Lien on any property or asset of Parent or any Subsidiary securing Indebtedness or Permitted Refinancing Indebtedness permitted by Section 6.01(h); provided, that (i) such Lien is not created in contemplation of or in connection with such acquisition or such person becoming a Subsidiary, as the case may be, and (ii) such Lien does not apply to any other property or assets of Parent or any of the Subsidiaries not securing such Indebtedness at the date of the acquisition of such property or asset and accessions and additions thereto and proceeds and products thereof (other than accessions thereto and proceeds thereof so acquired or any after-acquired property of such person becoming a Subsidiary (but not of the Borrowers or any other Loan Party, including any Loan Party into which such acquired entity is merged) required to be subjected to such Lien pursuant to the terms of such Indebtedness (and refinancings thereof));

(d)                                 Liens for Taxes, assessments or other governmental charges or levies not yet delinquent by more than 30 days or that are being contested in good faith in compliance with Section 5.03;

(e)                                  Liens imposed by law, constituting landlord’s, carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s, supplier’s, construction or other like Liens, securing obligations that are not overdue by more than 30 days or that are being contested in good faith by appropriate proceedings and in respect of which, if applicable, Parent or any Subsidiary shall have set aside on its books reserves in accordance with GAAP;

(f)                                   (i) pledges and deposits and other Liens made in the ordinary course of business in compliance with the Federal Employers Liability Act or any other workers’ compensation, unemployment insurance and other social security laws or regulations and deposits securing liability to insurance carriers under insurance or self-insurance arrangements in respect of such obligations and (ii) pledges and deposits and other Liens securing liability for reimbursement or indemnification obligations of (including obligations in respect of letters of credit or bank guarantees for the benefit of) insurance carriers providing property, casualty or liability insurance to Parent or any Subsidiary;

(g)                                  deposits and other Liens to secure the performance of bids, trade contracts (other than for Indebtedness), leases (other than Capitalized Lease Obligations), statutory obligations, surety and appeal bonds, performance and return of money bonds, bids, leases, government contracts, trade contracts, agreements with utilities, and other obligations of a like nature (including letters of credit in lieu of any such bonds or to support the issuance thereof), in each case to the extent such deposits and other Liens are incurred in the ordinary course of business, including those incurred to secure health, safety and environmental obligations in the ordinary course of business;

(h)                                 zoning, land use and building restrictions, regulations and ordinances, easements, survey exceptions, minor encroachments by and on the Real Property, railroad trackage rights, sidings and spur tracks, leases (other than Capitalized Lease Obligations), subleases, licenses, special assessments, rights-of-way, covenants, conditions, restrictions and declarations on or with respect to the use of Real Property, reservations, restrictions and leases of or with respect to oil, gas, mineral, riparian and water rights and water usage, servicing agreements, development agreements, site plan agreements and other similar encumbrances incurred in the ordinary course of business and title defects or irregularities that are of a minor nature and that, in the aggregate, do not interfere in any material respect with the ordinary conduct of the business of Parent or any Subsidiary;

(i)                                     Liens securing Indebtedness permitted by Section 6.01(i); provided, that such Liens do not apply to any property or assets of Parent or any Subsidiary other than the property or assets acquired, leased (including in connection with a sale leaseback transaction), constructed, replaced, repaired or improved with such Indebtedness (or the Indebtedness Refinanced thereby), and accessions and additions thereto, proceeds and products thereof, customary security deposits and related property; provided, further, that individual financings provided by one lender may be cross-collateralized to other financings provided by such lender (and its Affiliates) (it being understood that with respect to any Liens on the Collateral being incurred under this clause (i) to secure Permitted Refinancing Indebtedness, if Liens on the Collateral securing the Indebtedness being Refinanced (if any) were Junior Liens, then any Liens on such Collateral being incurred under this clause (i) to secure Permitted Refinancing Indebtedness shall also be Junior Liens);

(j)                                    [reserved];

(k)                                 non-consensual Liens securing judgments that do not constitute an Event of Default under Section 7.01(j);

(l)                                     any interest or title of a ground lessor or any other lessor, sublessor or licensor under any ground leases or any other leases, subleases or licenses entered into by Parent or any Subsidiary in the ordinary course of business, and all Liens suffered or created by any such ground lessor or any other lessor, sublessor or licensor (or any predecessor in interest) with respect to any such interest or title in the real property which is subject thereof;

(m)                             Liens that are contractual rights of set-off (i) relating to the establishment of depository relations with banks and other financial institutions not given in connection with the issuance of Indebtedness, (ii) relating to pooled deposits, sweep accounts, reserve accounts or similar accounts of Parent or any Subsidiary to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of Parent or any Subsidiary, including with respect to credit card charge-backs and similar obligations, or (iii) relating to purchase orders and other agreements entered into with customers, suppliers or service providers of Parent or any Subsidiary in the ordinary course of business;

(n)                                 Liens (i) arising solely by virtue of any statutory or common law provision relating to banker’s liens, rights of set-off or similar rights, (ii) attaching to commodity trading accounts or other commodity brokerage accounts incurred in the ordinary course of business, (iii) encumbering reasonable customary initial deposits and margin deposits and similar Liens attaching to brokerage accounts incurred in the ordinary course of business and not for speculative purposes, (iv) in respect of Third Party Funds or (v) in favor of credit card companies pursuant to agreements therewith;

(o)                                 Liens securing obligations in respect of letters of credit, bank guarantees, warehouse receipts or similar obligations permitted under Section 6.01(f) or (o) and incurred in the ordinary course of business or consistent with past practice or industry practices and not supporting obligations in respect of Indebtedness for borrowed money;

(p)                                 leases or subleases, and licenses or sublicenses (including with respect to any fixtures, furnishings, equipment, vehicles or other personal property, or Intellectual Property), granted to others in the ordinary course of business not interfering in any material respect with the business of Parent and its Subsidiaries, taken as a whole;

(q)                                 Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(r)                                    Liens solely on any cash earnest money deposits made by Parent or any of the Subsidiaries in connection with any letter of intent or purchase agreement in respect of any Investment permitted hereunder;

(s)                                   Liens with respect to property or assets of any Subsidiary that is not a Loan Party securing obligations of a Subsidiary that is not a Loan Party which obligations are not prohibited under Section 6.01;

(t)                                    Liens on any amounts held by a trustee or other escrow agent under any indenture or other debt agreement issued in escrow pursuant to customary escrow arrangements pending the release thereof, or under any indenture or other debt agreement pursuant to customary discharge, redemption or defeasance provisions, including Liens in favor of any trustee or escrow agent in respect of the Senior Notes;

(u)                                 [Reserved];

(v)                                 [Reserved];

(w)                               Liens arising from precautionary Uniform Commercial Code financing statements regarding operating leases or other obligations not constituting Indebtedness;

(x)                                 Liens (i) on Equity Interests in joint ventures that are not Subsidiaries (A) securing obligations of such joint venture or (B) pursuant to the relevant joint venture agreement or arrangement and (ii) on Equity Interests in Unrestricted Subsidiaries;

(y)                                 Liens on securities that are the subject of repurchase agreements constituting Permitted Investments under clause (c) of the definition thereof;

(z)                                  Liens in respect of Qualified Receivables Facilities entered into in reliance on Section 6.01(t) that extend only to Permitted Receivables Facility Assets, Permitted Receivables Related Assets or the Equity Interests of any Receivables Entity;

(aa)                          Liens securing insurance premiums financing arrangements; provided, that such Liens are limited to the applicable unearned insurance premiums;

(bb)                          in the case of Real Property that constitutes a leasehold interest, any Lien to which the fee simple interest (or any superior leasehold interest) is subject;

(cc)                            Liens securing Indebtedness or other obligation (i) of Parent or a Subsidiary in favor of a Borrower or any Guarantor and (ii) of any Subsidiary that is not a Guarantor in favor of any Subsidiary that is not a Guarantor;

(dd)                          Liens on cash or Permitted Investments securing Hedging Agreements in the ordinary course of business submitted for clearing in accordance with applicable Requirements of Law;

(ee)                            Liens on goods or inventory the purchase, shipment or storage price of which is financed by a documentary letter of credit or bank guarantee issued or created for the account of Parent or any Subsidiary in the ordinary course of business; provided, that such Lien secures only the obligations of Parent or such Subsidiaries in respect of such letter of credit, bank guarantee or banker’s acceptance to the extent permitted under Section 6.01;

(ff)                              Subordination, non-disturbance and/or attornment agreements with any ground lessor, lessor or any mortgagor of any of the foregoing, with respect to any ground lease or other lease or sublease entered into by Parent or any Subsidiary;

(gg)                            Liens on Collateral that are Other First Liens or Junior Liens, so long as such Other First Liens or Junior Liens secure Indebtedness permitted by Section 6.01(b) or 6.01(v) and guarantees thereof permitted by Section 6.01(m);

(hh)                          Liens arising out of conditional sale, title retention or similar arrangements for the sale or purchase of goods by Parent or any of the Subsidiaries in the ordinary course of business;

(ii)                                  With respect to any Real Property which is acquired in fee after the Signing Date, Liens which exist immediately prior to the date of acquisition, excluding any Liens securing Indebtedness which is not otherwise permitted hereunder provided, that (i) such Lien is not created in contemplation of or in connection with such acquisition and (ii) such Lien does not apply to any other property or assets of Parent or any of its Subsidiaries;

(jj)                                Liens securing Indebtedness permitted by Section 6.01(aa), provided that such Liens do not at any time encumber any Collateral unless approved by the Administrative Agent; and

(kk)                          other Liens with respect to property or assets of Parent or any Subsidiary securing (x) obligations in an aggregate outstanding principal amount that, together with the aggregate principal amount of other obligations that are secured pursuant to this clause (kk), immediately after giving effect to the incurrence of such Liens, would not exceed the greater of $750,000,000 and 7.5% of Consolidated Total Assets when incurred, created or assumed and (y) Permitted Refinancing Indebtedness incurred to Refinance obligations secured pursuant to preceding clause (x).

For purposes of determining compliance with this Section 6.02, (A) a Lien securing an item of Indebtedness need not be permitted solely by reference to one category of permitted Liens (or any portion thereof) described in Sections 6.02(a) through (kk) but may be permitted in part under any combination thereof and (B) in the event that a Lien securing any obligation (or any portion thereof) meets the criteria of one or more of the categories of permitted Liens (or any portion thereof) described in Sections 6.02(a) through (kk), the Borrower Representative may, in its sole discretion, classify or divide such Lien securing such obligation (or any portion thereof) in any manner that complies with this Section 6.02 and will be entitled to only include the amount and type of such Lien or such obligation secured by such Lien (or any portion thereof) in one of the above clauses and such Lien securing such obligation (or portion thereof) will be treated as being incurred or existing pursuant to only such clause or clauses (or any portion thereof).

Section 6.03                             [Reserved].

Section 6.04                             Investments, Loans and Advances.  (i) Purchase or acquire (including pursuant to any merger with a person that is not a Wholly Owned Subsidiary immediately prior to such merger) any Equity Interests, evidences of Indebtedness or other securities of any other person, (ii) make any loans or advances to or Guarantees of the Indebtedness of any other person, or (iii) purchase or otherwise acquire, in one transaction or a series of related transactions, (x) all or substantially all of the property and assets or business of another person or (y) assets constituting a business unit, line of business or division of such person (each of the foregoing, an “Investment”), except:

(a)                                 Guarantees permitted by Section 6.01(w) and (cc)(ii);

(b)                                 (i) Investments by any Loan Party in any Loan Party;

(ii) Investments by any Subsidiary that is not a Loan Party in any Loan Party or any Subsidiary that is not a Loan Party;

(iii) other intercompany liabilities amongst Parent and its Subsidiaries (or solely amongst its Subsidiaries) in the ordinary course of business in connection with the cash management operations of Parent and its Subsidiaries; and

(iv) Investments by any Borrower or any Guarantor in any Subsidiary that is not a Loan Party consisting solely of (x) the contribution or other Disposition of Equity Interests or Indebtedness of any other Subsidiary that is not a Loan Party held directly by any Borrower or such Guarantor in exchange for Indebtedness, Equity Interests (or additional share premium or paid in capital in respect of Equity Interests) or a combination thereof of the Subsidiary to which such contribution or other Disposition is made, (y) an exchange of Equity Interests of any other Subsidiary that is not a Loan Party for Indebtedness of such Subsidiary or (z) Investments in the form of loans or other Indebtedness of, advances to, purchases of Equity Interests in, or contributions of cash or Permitted Investments to, any Subsidiary that is not a Loan Party; provided, that immediately following the consummation of an Investment pursuant to the preceding clause (x) or (y), the Subsidiary whose, Equity Interests or Indebtedness are the subject of such Investment remains a Subsidiary;

(c)                                  Permitted Investments and Investments that were Permitted Investments when made;

(d)                                 Investments arising out of the receipt by Parent or any Subsidiary of non-cash consideration for the Disposition of assets permitted under Section 6.05;

(e)                                  loans and advances to officers, directors, employees or consultants of Parent or any Subsidiary (i) in the ordinary course of business in an aggregate outstanding amount (valued at the time of the making thereof, and without giving effect to any write-downs or write-offs thereof) not to exceed $10,000,000, (ii) in respect of payroll payments and expenses in the ordinary course of business and (iii) in connection with such person’s purchase of Equity Interests of Parent;

(f)                                   accounts receivable, security deposits and prepayments arising and trade credit granted in the ordinary course of business and any assets or securities received in satisfaction or partial satisfaction thereof from financially troubled account debtors to the extent reasonably necessary in order to prevent or limit loss and any prepayments and other credits to suppliers made in the ordinary course of business;

(g)                                  Hedging Agreements entered into for non-speculative purposes;

(h)                                 (i) Investments existing or committed, or anticipated to exist in the future, as of the Signing Date, and, (A) with respect to all such investments in an aggregate amount in excess of $35,000,000 or (B) in the case of any such Investment anticipated on the Signing Date to exist in the future, set forth on Schedule 6.04) and (ii) Investments existing or committed, or anticipated to exist in the future, on the Spinoff Date (provided that any Investments incurred pursuant to this clause (h)(ii) shall be permitted only if the Administrative Agent consents thereto (in its reasonable discretion) and Schedule 6.04 is updated accordingly to include such Investments), and any extensions, renewals, replacements or reinvestments of Investments permitted by this clause (h), so long as the aggregate amount of all Investments pursuant to this clause (h) is not increased at any time above the amount of such Investment existing or committed on the Signing Date or Spinoff Date, as applicable (other than pursuant to an increase as required by the terms of any such Investment as in existence on the Signing Date or Spinoff Date, as applicable, or as otherwise permitted by this Section 6.04);(i)  Investments resulting from pledges and deposits under Sections 6.02(f), (g), (n), (q), (r), (dd) and (ii);

(j)                                    other Investments by Parent or any Subsidiary in an aggregate outstanding amount (valued at the time of the making thereof, and without giving effect to any write-downs or write-offs thereof) not to exceed the sum of (X) the greater of $1,000,000,000 and 10.0% of Consolidated Total Assets when made, plus (Y) so long as no Default or Event of Default shall have occurred and be continuing and Parent shall be in Pro Forma Compliance with the Financial Covenant, any portion of the Available Amount on the date of such election that the Borrower Representative elects to apply to this Section 6.04(j)(Y) in a written notice of a Responsible Officer thereof, which notice shall set forth calculations in reasonable detail of the Available Amount immediately prior to such election and the amount thereof elected to be so applied, plus (Z) an amount equal to any returns (including dividends, interest, distributions, returns of principal, profits on sale, repayments, income and similar amounts)

actually received in respect of any such Investment (excluding any returns in excess of the amount originally invested) pursuant to clause (X); provided, that if any Investment pursuant to this Section 6.04(j) is made in any person that was not a Subsidiary on the date on which such Investment was made but becomes a Subsidiary thereafter, then such Investment may, at the option of Parent, upon such person becoming a Subsidiary and so long as such person remains a Subsidiary, be deemed to have been made pursuant to Section 6.04(b) (to the extent permitted by the provisions thereof) and not in reliance on this Section 6.04(j);

(k)                                 Investments constituting Permitted Acquisitions;

(l)                                     Investments received in connection with the bankruptcy or reorganization of, or settlement of delinquent accounts and disputes with or judgments against, customers and suppliers, in each case in the ordinary course of business or Investments acquired by Parent or a Subsidiary as a result of a foreclosure by Parent or any of the Subsidiaries with respect to any secured Investments or other transfer of title with respect to any secured Investment in default;

(m)                             Investments of a Subsidiary acquired after the Signing Date or of a person merged into Parent or merged into or consolidated with a Subsidiary after the Signing Date, in each case, (i) to the extent such acquisition, merger, amalgamation or consolidation is permitted under this Section 6.04, (ii) in the case of any acquisition, merger, amalgamation or consolidation, in accordance with Section 6.05 and (iii) to the extent that such Investments were not made in contemplation of or in connection with such acquisition, merger, amalgamation or consolidation and were in existence on the date of such acquisition, merger, amalgamation or consolidation;

(n)                                 acquisitions by Parent or any Subsidiary of obligations of one or more officers or other employees of Parent or its Subsidiaries in connection with such officer’s or employee’s acquisition of Equity Interests of Parent, so long as no cash is actually advanced by Parent or any of the Subsidiaries to such officers or employees in connection with the acquisition of any such obligations;

(o)                                 Guarantees by Parent or any Subsidiary of operating leases (other than Capitalized Lease Obligations) or of other obligations that do not constitute Indebtedness of the kind described in clauses (b), (e), (f), (g), (h), (i), (j) or (k) of the definition thereof, in each case entered into by Parent or any Subsidiary in the ordinary course of business;

(p)                                 Investments to the extent that payment for such Investments is made with Qualified Equity Interests of Parent; provided, that the issuance of such Equity Interests are not included in any determination of the Available Amount;

(q)                                 Investments in the ordinary course of business consisting of Uniform Commercial Code Article 3 endorsements for collection or deposit and Uniform Commercial Code Article 4 customary trade arrangements with customers;

(r)                                    [reserved];

(s)                                   advances in the form of a prepayment of expenses, so long as such expenses are being paid in accordance with customary trade terms of Parent or any Subsidiary;

(t)                                    Investments by Parent and the Subsidiaries, if Parent or any Subsidiary would otherwise be permitted to make a Restricted Payment under Section 6.06(g) in such amount (provided, that the amount of any such Investment shall also be deemed to be a Restricted Payment under Section 6.06(g) for all purposes of this Agreement);

(u)                                 Investments consisting of transfers of Permitted Receivables Facility Assets or arising as a result of Qualified Receivables Facilities;

(v)                                 Investments consisting of the licensing or contribution of Intellectual Property pursuant to joint marketing or other similar arrangements with other persons;

(w)                               to the extent constituting Investments, purchases and acquisitions of inventory, supplies, materials and equipment or purchases of contract rights or licenses or leases of Intellectual Property in each case in the ordinary course of business;

(x)                                 [reserved];

(y)                                 any Investment in fixed income or other assets by any Subsidiary that is a so-called “captive” insurance company (each, an “Insurance Subsidiary”) consistent with customary practices of portfolio management;

(z)                                  Investments made in connection with the Transactions; and

(aa)                          additional Investments, so long as, at the time any such Investment is made and immediately after giving effect thereto, the Total Net Leverage Ratio on a Pro Forma Basis is not greater than 1.75 to 1.00.

For purposes of determining compliance with this Section 6.04, (A) an Investment need not be permitted solely by reference to one category of permitted Investments (or any portion thereof) described in Sections 6.04(a) through (aa) but may be permitted in part under any relevant combination thereof and (B) in the event that an Investment (or any portion thereof) meets the criteria of one or more of the categories of permitted Investments (or any portion thereof) described in Sections 6.04(a) through (aa), the Borrower Representative may, in its sole discretion, classify or divide such Investment (or any portion thereof) in any manner that complies with this Section 6.04 and will be entitled to only include the amount and type of such Investment (or any portion thereof) in one or more (as relevant) of the above clauses (or any portion thereof) and such Investment (or any portion thereof) shall be treated as having been made or existing pursuant to only such clause or clauses (or any portion thereof); provided, that all Investments described in Schedule 6.04 shall be deemed outstanding under Section 6.04(b) or Section 6.04(h), as applicable.

Any Investment in any person other than a Loan Party that is otherwise permitted by this Section 6.04 may be made through intermediate Investments in Subsidiaries that are not Loan Parties and such intermediate Investments shall be disregarded for purposes of determining the outstanding amount of Investments pursuant to any clause set forth above. The amount of any Investment made other than in the form of cash or cash equivalents shall be the Fair Market Value thereof valued at the time of the making thereof, and without giving effect to any subsequent write-downs or write-offs thereof.

Section 6.05                             Mergers, Consolidations, Sales of Assets and Acquisitions.  Merge into, amalgamate with or consolidate with any other person, or permit any other person to merge into, amalgamate with or consolidate with it, or Dispose of (in one transaction or in a series of related transactions) all or any part of its assets (whether now owned or hereafter acquired), or Dispose of any Equity Interests of any Subsidiary, or purchase, lease or otherwise acquire (in one transaction or a series of related transactions) all or substantially all of the assets of any other person or division or line of business of a person, except that this Section 6.05 shall not prohibit:

(a)                                 (i) the purchase and Disposition of inventory in the ordinary course of business by Parent or any Subsidiary,

(ii) the acquisition or lease (pursuant to an operating lease) of any other asset in the ordinary course of business by Parent or any Subsidiary or, with respect to operating leases, otherwise for Fair Market Value on market terms (as determined in good faith by the Borrower Representative),

(iii) the Disposition of surplus, obsolete, damaged or worn out equipment or other property in the ordinary course of business by Parent or any Subsidiary or

(iv) the Disposition of Permitted Investments in the ordinary course of business;

(b)                                 if at the time thereof and immediately after giving effect thereto no Event of Default shall have occurred and be continuing or would result therefrom,

(i) the merger, amalgamation or consolidation of any Subsidiary with or into Parent or any Borrower in a transaction in which Parent or such Borrower is the survivor,

(ii) the merger, amalgamation or consolidation of any Subsidiary with or into any Guarantor in a transaction in which the surviving or resulting entity is or becomes a Guarantor and, in the case of each of clauses (i) and (ii), no person other than a Borrower or a Guarantor receives any consideration (unless otherwise permitted by Section 6.04),

(iii) the merger, amalgamation or consolidation of any Subsidiary that is not a Guarantor with or into any other Subsidiary that is not a Guarantor,

(iv) the liquidation or dissolution or change in form of entity of any Subsidiary (other than any Borrower) if (x) the Borrower Representative or Parent determines in good faith that such liquidation, dissolution or change in form is in the best interests of Parent and its Subsidiaries and is not materially disadvantageous to the Lenders and (y) the same meets the requirements contained in the proviso to Section 5.01(a),

(v) any Subsidiary may merge, amalgamate or consolidate with any other person in order to effect an Investment permitted pursuant to Section 6.04 so long as the continuing or surviving person shall be a Subsidiary (unless otherwise permitted by Section 6.04 (other than Section 6.04(m)(ii))), which shall be a Loan Party if the merging, amalgamating or consolidating Subsidiary was a Loan Party and which together with each of its Subsidiaries shall have complied with any applicable requirements of Section 5.10, or

(vi) any Subsidiary may merge, amalgamate or consolidate with any other person in order to effect an Asset Sale otherwise permitted pursuant to this Section 6.05;

(c)                                  Dispositions to Parent, a Borrower or a Subsidiary; provided, that any Dispositions by a Loan Party to a Subsidiary that is not a Loan Party in reliance on this clause (c) shall be made in compliance with Section 6.04 (other than Section 6.04(aa));

(d)                                 [reserved];

(e)                                  (i) Investments permitted by Section 6.04 (other than Section 6.04(m)(ii)), Permitted Liens, and Restricted Payments permitted by Section 6.06 and (ii) the Transactions to the extent otherwise prohibited by this Section 6.05;

(f)                                   the discount or sale, in each case without recourse and in the ordinary course of business, of past due receivables arising in the ordinary course of business, but only in connection with the compromise or collection thereof consistent with customary industry practice (and not as part of any bulk sale or financing of receivables);

(g)                                  other Dispositions of assets (including in connection with sale leaseback transactions), the aggregate Fair Market Value of which does not exceed 15.0% of Consolidated Total Assets (measured as of the last day of the preceding fiscal year or, until the date that audited financial statements of Parent for the first fiscal year ending after the Spinoff Date become available, as of the Spinoff Date) in any fiscal year; provided, that (i) the Net Proceeds thereof, if any, are applied in accordance with Section 2.11(b) to the extent required thereby and (ii) any such Dispositions shall comply with the final sentence of this Section 6.05;

(h)                                 Permitted Acquisitions (including any merger, consolidation or amalgamation in order to effect a Permitted Acquisition); provided, that following any such merger, consolidation or amalgamation involving any Borrower, such Borrower is the surviving entity or the requirements of Section 6.05(n) are otherwise complied with;

(i)                                     leases, licenses or subleases or sublicenses of any real or personal property in the ordinary course of business;

(j)                                    Dispositions of inventory or Dispositions or abandonment of Intellectual Property of Parent and its Subsidiaries determined in good faith by the management of the Borrower Representative to be no longer economically practicable to maintain or useful or necessary in the operation of the business of Parent or any of the Subsidiaries;

(k)                                 Dispositions pursuant to any individual transaction or series of related transactions involving assets with a Fair Market Value of less than $25,000,000;

(l)                                     the purchase and Disposition (including by capital contribution) of Permitted Receivables Facility Assets including pursuant to Qualified Receivables Facilities;

(m)                             any exchange or swap of assets (other than cash and Permitted Investments) for other assets (other than cash and Permitted Investments) of comparable or greater value or usefulness to the business of Parent and the Subsidiaries as a whole, determined in good faith by the management of the Borrower Representative;

(n)                                 if at the time thereof and immediately after giving effect thereto no Event of Default shall have occurred and be continuing or would result therefrom, any Subsidiary or any other person may be merged, amalgamated or consolidated with or into any Borrower, provided that (A) such Borrower shall be the surviving entity or (B) if the surviving entity is not the applicable Borrower (such other person, the “Successor Borrower”), (1) the Successor Borrower shall be an entity organized or existing under the laws of England and Wales, Ireland, Jersey, the United States, any state thereof or the District of Columbia, or the same country as such Borrower, (2) the Successor Borrower shall expressly assume all the obligations of such Borrower under this Agreement and the other Loan Documents pursuant to a supplement hereto or thereto and, in the case of any Security Document, by executing and/or delivering any additional required documents, in each case in a form reasonably satisfactory to the Administrative Agent, (3) each Guarantor, unless it is the other party to such merger, amalgamation or consolidation, shall have by a supplement to the Guarantee Agreement, as applicable, confirmed that its guarantee thereunder shall apply to any Successor Borrower’s obligations under this Agreement, (4) each Guarantor, unless it is the other party to such merger, amalgamation or consolidation, shall have by a supplement to any applicable Security Document affirmed that its obligations thereunder shall apply to its guarantee as reaffirmed pursuant to clause (3), (5) each mortgagor of a Mortgaged Property, unless it is the other party to such merger, amalgamation or consolidation, shall have affirmed that its obligations under the applicable Mortgage shall apply to its guarantee as reaffirmed pursuant to clause (3) and (6) the Successor Borrower shall have delivered to the Administrative Agent (x) a certificate of a Responsible Officer stating that such merger, amalgamation or consolidation does not violate this Agreement or any other Loan Document and (y) if requested by the Administrative Agent, an opinion of counsel to the effect that such merger, amalgamation or consolidation does not violate this Agreement or any other Loan Document and covering such other matters as are contemplated by the Collateral and Guarantee Requirement to be covered in opinions of counsel (it being understood that if the foregoing are satisfied, the Successor Borrower will succeed to, and be substituted for, the applicable Borrower under this Agreement);

(o)                                 any conversion of a Loan Party from a corporation to a limited liability company, or from a limited liability company to a corporation, or other change in corporate formation; and

(p)                                 the liquidation or dissolution, or transfer of all or substantially all the assets thereof to any Loan Party, or other wind up of Adient Global Holdings Ltd at any time on or after the Borrower Transfer Date.

Notwithstanding anything to the contrary contained in Section 6.05 above, no Disposition of assets under Section 6.05(g) shall in each case be permitted unless (i) such Disposition is for Fair Market Value, and (ii) at least 75% of the proceeds of such Disposition (except to Loan Parties) consist of cash or Permitted Investments; ; provided, further, that for purposes of this clause (ii), each of the following shall be deemed to be cash:  (a) the amount of any liabilities (as shown on Parent’s or such Subsidiary’s most recent balance sheet or in the notes thereto) that are assumed by the transferee of any such assets or are otherwise cancelled in connection with such transaction, (b) any notes or other obligations or other securities or assets received by Parent or such Subsidiary from the transferee that are converted by Parent or such Subsidiary into cash within 180 days after receipt thereof (to the extent of the cash received) and (c) any Designated Non-Cash Consideration received by Parent or any of its Subsidiaries in such Disposition or any series of related Dispositions, having an aggregate Fair Market Value not to exceed, in the aggregate, the greater of $300,000,000 and 3.0% of Consolidated Total Assets when received (with the Fair Market Value of each item of Designated Non-Cash Consideration being measured at the time received and without giving effect to subsequent changes in value).

Section 6.06                             Restricted Payments.  (i) Declare or pay any dividend or make any other distribution (by reduction of capital or otherwise), whether in cash, property, securities or a combination thereof, with respect to any of its Equity Interests (other than dividends and distributions on Equity Interests payable solely by the issuance of Qualified Equity Interests of the person declaring, paying or making such dividends or distributions, provided, that such proceeds are not included in any determination of the Available Amount), (ii) directly or indirectly redeem, purchase, retire or otherwise acquire for value (or permit any Subsidiary to purchase or acquire) any of Parent’s Equity Interests or set aside any amount for any such purpose (other than through the issuance of Qualified Equity Interests) or (iii) make any Junior Debt Restricted Payment, (all of the foregoing, “Restricted Payments”); provided, however, that:

(a)                                 Restricted Payments may be made by any Subsidiary (provided, that Restricted Payments made by a non-Wholly Owned Subsidiary must be made on a pro rata basis (or more favorable basis from the perspective of Parent or the Subsidiary which is the parent of such Subsidiary) based on its ownership interests in such non-Wholly Owned Subsidiary);

(b)                                 Restricted Payments may be made to purchase or redeem the Equity Interests of Parent (including related stock appreciation rights or similar securities) held by then present or former directors, consultants, officers or employees of Parent or any of the Subsidiaries or by any Plan or any shareholders’ agreement then in effect upon such person’s death, disability, retirement or termination of employment or under the terms of any such Plan or any other agreement under which such shares of stock or related rights were issued; provided, that the aggregate amount of such purchases or redemptions under this clause (b) shall not exceed in any calendar year $60,000,000 (with unused amounts in any period permitted to be carried over to succeeding periods until used in full; provided, that the total amount of such purchases or redemptions under this clause (b) in any calendar year shall not exceed $120,000,000) (plus (x) the amount of net proceeds contributed to Parent that were received by Parent during such calendar year from sales of Qualified Equity Interests of Parent to directors, consultants, officers or employees of Parent or any Subsidiary in connection with permitted employee compensation and incentive arrangements; provided, that such proceeds are not included in any determination of the Available Amount and (y) the amount of net proceeds of any key-man life insurance policies received during such calendar year, which, if not used in any year, may be carried forward to any subsequent calendar year); and provided, further, that cancellation of Indebtedness owing to Parent or any Subsidiary from members of management of Parent or its Subsidiaries in connection with a repurchase of Equity Interests of Parent will not be deemed to constitute a Restricted Payment for purposes of this Section 6.06;

(c)                                  any person may make non-cash repurchases of Equity Interests deemed to occur upon exercise or settlement of stock options or other Equity Interests if such Equity Interests represent a portion of the exercise price of or withholding obligation with respect to such options or other Equity Interests;

(d)                                 so long as, at the time any such Restricted Payment is made and immediately after giving effect thereto (x) no Default or Event of Default shall have occurred and is continuing and (y) Parent shall be in Pro Forma Compliance with the Financial Covenant, Restricted Payments may be made in an aggregate amount equal to a portion of the Available Amount on the date of such election that Parent elects to apply to this Section 6.06(d), which such election shall be set forth in a written notice of a Responsible Officer of the Borrower Representative, which notice shall set forth calculations in reasonable detail of the Available Amount immediately prior to such election and the amount thereof elected to be so applied;

(e)                                  Restricted Payments made in connection with the Transactions;

(f)                                   Restricted Payments may be made to make payments, in cash, in lieu of the issuance of fractional shares, upon the exercise of warrants or upon the conversion or exchange of Equity Interests of any such person;

(g)                                  other Restricted Payments may be made in an aggregate amount not to exceed the greater of $350,000,000 and 3.5% of Consolidated Total Assets when made;

(h)                                 additional Restricted Payments, so long as, at the time any such Restricted Payment is made and immediately after giving effect thereto, (x) no Default or Event of Default shall have occurred and is continuing and (y) the Total Net Leverage Ratio on a Pro Forma Basis is not greater than 1.75 to 1.00;

(i)                                     Junior Debt Restricted Payments, so long as, at the time any such Restricted Payment is made and immediately after giving effect thereto, (x) no Default or Event of Default shall have occurred and is continuing and (y) the Total Net Leverage Ratio on a Pro Forma Basis is not greater than 1.75 to 1.00; and

(j)                                    Parent may pay dividends on, or repurchase or redeem, its Equity Interests in an aggregate amount not to exceed $150,000,000 in any calendar year.

Notwithstanding anything herein to the contrary, the foregoing provisions of Section 6.06 will not prohibit the payment of any Restricted Payment or the consummation of any redemption, purchase, defeasance or other payment within 60 days after the date of declaration thereof or the giving of notice, as applicable, if at the date of declaration or the giving of such notice such payment would have complied with the provisions of this Section 6.06 (it being understood that such Restricted Payment shall be deemed to have been made on the date of declaration or notice for purposes of such provision).

Section 6.07                             Transactions with Affiliates.

(a)                                 Sell or transfer any property or assets to, or purchase or acquire any property or assets from, or otherwise engage in any other transaction with, any of its Affiliates (other than Parent, and the Subsidiaries or any person that becomes a Subsidiary as a result of such transaction) in a transaction (or series of related transactions) involving aggregate consideration in excess of $25,000,000 unless such transaction is (i) otherwise permitted (or required) under this Agreement; or (ii) upon terms that are substantially no less favorable to Parent or such Subsidiary, as applicable, than would be obtained in a comparable arm’s-length transaction with a person that is not an Affiliate, as determined by the Board of Directors of Parent or such Subsidiary in good faith.

(b)                                 The foregoing clause (a) shall not prohibit, to the extent otherwise permitted under this Agreement,

(i)                                     any issuance of securities, or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment arrangements, equity purchase agreements, stock options and stock ownership plans approved by the Board of Directors of Parent,

(ii)                                  [reserved],

(iii)                               transactions among Parent or any Subsidiary or any entity that becomes a Subsidiary as a result of such transaction (including via merger, consolidation or amalgamation in which Parent or a Subsidiary is the surviving entity),

(iv)                              the payment of fees, reasonable out-of-pocket costs and indemnities to directors, officers, consultants and employees of Parent and the Subsidiaries in the ordinary course of business,

(v)                                 (A) the Transactions (including the payment of all fees, expenses, bonuses and awards relating thereto) and any transactions pursuant to the Transaction Documents and (B) permitted transactions, agreements and arrangements in existence or committed, or anticipated to exist in the future, on the Signing Date and set forth on Schedule 6.07 (as such schedule may be supplemented prior to the Spinoff Date with respect to any such transactions existing or committed, or anticipated to exist in the future, on the Spinoff Date to the extent reasonably acceptable to the Administrative Agent), and, in each case, any amendment thereto or replacement thereof or similar arrangement to the extent such amendment, replacement or arrangement is not adverse to the Lenders when taken as a whole in any material respect (as determined by the Borrower Representative in good faith),

(vi)                              (A) any employment agreements entered into by Parent or any of the Subsidiaries in the ordinary course of business, (B) any subscription agreement or similar agreement pertaining to the repurchase of Equity Interests pursuant to put/call rights or similar rights with employees, officers or directors, and (C) any employee compensation, benefit plan or arrangement, any health, disability or similar insurance plan which covers employees, and any reasonable employment contract and transactions pursuant thereto,

(vii)                           Restricted Payments permitted under Section 6.06 and Investments permitted under Section 6.04

(viii)                        transactions for the purchase or sale of goods, equipment, products, parts and services entered into in the ordinary course of business,

(ix)                              any transaction in respect of which the Borrower Representative delivers to the Administrative Agent a letter addressed to the Board of Directors of Parent from an accounting, appraisal or investment banking firm, in each case of nationally recognized standing that is in the good faith determination of Parent qualified to render such letter, which letter states that (i) such transaction is on terms that are substantially no less favorable to Parent or such Subsidiary, as applicable, than would be obtained in a comparable arm’s-length transaction with a person that is not an Affiliate or (ii) such transaction is fair to Parent or such Subsidiary, as applicable, from a financial point of view,

(x)                                 transactions with joint ventures for the purchase or sale of goods, equipment, products, parts and services entered into in the ordinary course of business,

(xi)                              transactions pursuant to any Qualified Receivables Facility,

(xii)                           transactions between Parent or any of the Subsidiaries and any person, a director of which is also a director of Parent; provided, however, that (A) such director abstains from voting as a director of Parent on any matter involving such other person and (B) such person is not an Affiliate of Parent for any reason other than such director’s acting in such capacity,

(xiii)                        transactions permitted by, and complying with, the provisions of Section 6.05 (other than Section 6.05(m)),

(xiv)                       intercompany transactions undertaken in good faith (as certified by a Responsible Officer of the Borrower Representative) for the purpose of improving the consolidated Tax efficiency of Parent and the Subsidiaries and not for the purpose of circumventing any covenant set forth herein,

(xv)                          payments, loans (or cancellation of loans) or advances to employees or consultants that are (i) approved by a majority of the Disinterested Directors of Parent in good faith, (ii) made in compliance with applicable law and (iii) otherwise permitted under this Agreement,

(xvi)                       transactions with customers, clients or suppliers, or purchasers or sellers of goods or services, in each case in the ordinary course of business that are fair to Parent or the Subsidiaries,

(xvii)                    transactions with JCI, New JCI or their Affiliates related to the provision of services and facilities for the operation, servicing and storage of their respective aircraft (owned or leased).

Section 6.08                             Business of Parent and the Subsidiaries; Etc.  Notwithstanding any other provisions hereof, engage at any time to any material respect in any business or business activity substantially different from any business or business activity conducted by any of them on the Spinoff Date or any Similar Business, and in the case of a Receivables Entity, Qualified Receivables Facilities and related activities.

Section 6.09                             Restrictions on Subsidiary Distributions and Negative Pledge Clauses.  Permit Parent or any Subsidiary to enter into any agreement or instrument that by its terms restricts (A) the payment of dividends or other distributions or the making of cash advances to Parent or any Subsidiary that is a direct or indirect parent of such Subsidiary or (B) the granting of Liens by any Borrower or any Guarantor pursuant to the Security Documents, in each case other than those arising under any Loan Document, except, in each case, restrictions existing by reason of:

(a)                                 restrictions imposed by applicable law;

(b)                                 contractual encumbrances or restrictions (i) in effect on the Signing Date under Indebtedness existing on the Signing Date and set forth on Schedule 6.01 (as such schedule may be supplemented prior to the Spinoff Date with respect to any contractual encumbrances or restrictions in effect, or anticipated to exist in the future, on the Spinoff Date to the extent reasonably acceptable to the Administrative Agent), (ii) contained in the indenture governing the Senior Notes (provided that such indenture shall permit the Liens on Collateral granted pursuant to the Loan Documents) or (iii) contained in any Indebtedness outstanding pursuant to Section 6.01(z), or, in each case, any agreements related to any Permitted Refinancing Indebtedness in respect of any such Indebtedness that does not materially expand the scope of any such encumbrance or restriction (as determined in good faith by the Borrower Representative);

(c)                                  any restriction on a Subsidiary imposed pursuant to an agreement entered into for the sale or disposition of the Equity Interests or assets of a Subsidiary pending the closing of such sale or disposition;

(d)                                 customary provisions in joint venture agreements and other similar agreements applicable to joint ventures entered into in the ordinary course of business;

(e)                                  any restrictions imposed by any agreement relating to secured Indebtedness permitted by this Agreement to the extent that such restrictions apply only to the specific property or assets securing such Indebtedness;

(f)                                   any restrictions imposed by any agreement relating to Indebtedness incurred pursuant to Section 6.01 or Permitted Refinancing Indebtedness in respect thereof, to the extent such restrictions are not materially more restrictive, taken as a whole, than the restrictions contained in this Agreement (in each case, as determined in good faith by the Borrower Representative);

(g)                                  customary provisions contained in leases or licenses of Intellectual Property and other similar agreements entered into in the ordinary course of business;

(h)                                 customary provisions restricting subletting or assignment of any lease governing a leasehold interest;

(i)                                     customary provisions restricting assignment, mortgaging or hypothecation of any agreement entered into in the ordinary course of business;

(j)                                    customary restrictions and conditions contained in any agreement relating to the sale, transfer, lease or other disposition of any asset permitted under Section 6.05 pending the consummation of such sale, transfer, lease or other disposition;

(k)                                 Permitted Liens and customary restrictions and conditions contained in the document relating thereto, so long as (1) such restrictions or conditions relate only to the specific asset subject to such Lien, and (2) such restrictions and conditions are not created for the purpose of avoiding the restrictions imposed by this Section 6.09;

(l)                                     customary net worth provisions contained in Real Property leases entered into by Subsidiaries, so long as the Borrower Representative has determined in good faith that such net worth provisions would not reasonably be expected to impair the ability of Parent and its Subsidiaries to meet their ongoing obligations;

(m)                             any agreement in effect at the time such subsidiary becomes a Subsidiary, so long as such agreement was not entered into in contemplation of such person becoming a Subsidiary;

(n)                                 restrictions in agreements representing Indebtedness permitted under Section 6.01 of a Subsidiary that is not a Guarantor that apply only to such Subsidiary and its Subsidiaries that are not Guarantors;

(o)                                 customary restrictions contained in leases, subleases, licenses or Equity Interests or asset sale agreements otherwise permitted hereby as long as such restrictions relate to the Equity Interests and assets subject thereto;

(p)                                 restrictions on cash or other deposits imposed by customers under contracts entered into in the ordinary course of business;

(q)                                 restrictions contained in any Permitted Receivables Facility Documents with respect to any Receivables Entity;

(r)                                    [reserved];

(s)                                   any encumbrances or restrictions of the type referred to in clause 6.09(A) above imposed by any other instrument or agreement entered into after the Signing Date that contains encumbrances and restrictions that, as determined by the Borrower Representative in good faith, will not materially adversely affect the Borrowers’ ability to make payments on the Loans; and

(t)                                    any encumbrances or restrictions of the type referred to in clause 6.09(A) or (B) above imposed by any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of or similar arrangements to the contracts, instruments or obligations referred to in clauses (a) through (s) above; provided, that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements, refinancings or similar arrangements are, in the good faith judgment of the Borrower Representative, no more restrictive with respect to such dividend and other payment restrictions than those contained in the dividend or other payment restrictions as contemplated by such provisions prior to such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement, refinancing or similar arrangement.

Section 6.10                             [Reserved].

Section 6.11                             Fiscal Quarter and/or Fiscal Year.  In the case of Parent, permit any change to its fiscal quarter and/or fiscal year; provided, that Parent and its Subsidiaries may change their fiscal quarter and/or fiscal year end one or more times, subject to such adjustments to this Agreement as Parent and Administrative Agent shall reasonably agree are necessary or appropriate in connection with such change (and the parties hereto hereby authorize Parent and the Administrative Agent to make any such amendments to this Agreement as they jointly deem necessary to give effect to the foregoing).

Section 6.12                             Financial Covenant.  Permit the Total Net Leverage Ratio as of the last day of any fiscal quarter of Parent (beginning with the end of the first full fiscal quarter after the Spinoff Date and giving effect on a Pro Forma Basis to the Transactions) to exceed 3.50 to 1.00.

ARTICLE VII

Events of Default

Section 7.01                             Events of Default.  In case of the happening of (each, an “Event of Default”) (x) prior to the Spinoff Date, (i) to the extent prior to the Successor JCI Credit Agreement Effectiveness Date, any Predecessor JCI Credit Agreement Event of Default and (ii) upon and after the Successor JCI Credit Agreement Effectiveness Date, any Successor JCI Credit Agreement Event of Default or (y) on and after the Spinoff Date, any of the following events:

(a)                                 any representation or warranty made or deemed made by any Borrower or any Guarantor herein or in any other Loan Document or any certificate or document delivered pursuant hereto or thereto shall prove to have been false or misleading in any material respect when so made or deemed made;

(b)                                 default shall be made in the payment of any principal of any Loan when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or by acceleration thereof or otherwise;

(c)                                  default shall be made in the payment of any interest on any Loan or in the payment of any Fee or any other amount (other than an amount referred to in clause (b) above) due under any Loan Document, when and as the same shall become due and payable, and such default shall continue unremedied for a period of five (5) Business Days;

(d)                                 default shall be made in the due observance or performance by any Borrower of any covenant, condition or agreement contained in, Section 5.01(a) (solely with respect to Parent and the Borrowers), 5.05(a) or 5.08 or in Article VI;

(e)                                  default shall be made in the due observance or performance by any of the Borrowers or any of the Guarantors of any covenant, condition or agreement contained in any Loan Document (other than those specified in clauses (b), (c) and (d) above) and such default shall continue unremedied for a period of 30 days after notice thereof from the Administrative Agent to the Borrower Representative;

(f)                                   (i) any event or condition occurs that (A) results in any Material Indebtedness becoming due prior to its scheduled maturity or (B) enables or permits (with all applicable grace periods having expired) the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf to cause any such Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity, in each case without such Material Indebtedness having been discharged, or any such event of or condition having been cured promptly; provided, that this clause (f) shall not apply to any secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness if (x) such sale or transfer is permitted hereunder and under the documents providing for such Indebtedness and (y) repayments are made as required by the terms of the respective Indebtedness;

(g)                                  there shall have occurred a Change of Control;

(h)                                 an involuntary proceeding shall be commenced or an involuntary petition shall be filed in a court of competent jurisdiction seeking (i) relief in respect of Parent, any Borrower or any of the Material Subsidiaries, or of a substantial part of the property or assets of Parent, any Borrower or any Material

Subsidiary, under the Bankruptcy Code, or any other federal, state or foreign bankruptcy, insolvency, receivership, English-law administration, Irish examinership or any other Debtor Relief Law, (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator, examiner, liquidator or similar official for Parent, any Borrower or any of the Material Subsidiaries or for a substantial part of the property or assets of Parent, any Borrower or any of the Material Subsidiaries or (iii) the winding-up, liquidation, reorganization, dissolution, compromise, arrangement or other relief of Parent, any Borrower or any Material Subsidiary (except in a transaction permitted hereunder); and such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered;

(i)                                     Parent, any Borrower or any Material Subsidiary shall (i) voluntarily commence any proceeding or file any petition seeking relief under the Bankruptcy Code, as now constituted or hereafter amended, or any other federal, state or foreign bankruptcy, insolvency, receivership, Irish examinership or any other Debtor Relief Law, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or the filing of any petition described in clause (h) above, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator, examiner, liquidator or similar official for Parent, any Borrower or any of the Material Subsidiaries or for a substantial part of the property or assets of Parent, any Borrower or any Material Subsidiary, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) become unable or fail generally to pay its debts as they become due;

(j)                                    the failure by Parent, any Borrower or any Material Subsidiary to pay one or more final judgments aggregating in excess of $75,000,000, which judgments are not discharged or effectively waived or stayed for a period of 45 consecutive days, or any action shall be legally taken by a judgment creditor to attach or levy upon assets or properties of Parent, any Borrower or any Material Subsidiary to enforce any such judgment;

(k)                                 (i) an ERISA Event shall have occurred, (ii) the PBGC shall institute proceedings (including giving notice of intent thereof) to terminate any Plan or Plans, (iii) Parent, any Borrower or any Subsidiary or any ERISA Affiliate shall have been notified by the sponsor of a Multiemployer Plan that such Multiemployer Plan is in reorganization or is being terminated, within the meaning of Title IV of ERISA; and in the case of each of clauses (i) through (iii) above, such event or condition, together with all other such events or conditions, if any, would reasonably be expected to have a Material Adverse Effect; or

(l)                                     (i) any Loan Document shall for any reason cease to (or be asserted in writing by any Borrower or any Guarantor to not be) a legal, valid and binding obligation of any Loan Party party thereto, (ii) any security interest purported to be created by any Security Document and to extend to assets that constitute a material portion of the Collateral shall cease to be, or shall be asserted in writing by any Borrower or any other Loan Party not to be, a valid and perfected security interest (perfected as required by this Agreement or the relevant Security Document and subject to such limitations and restrictions as are set forth herein and therein) in the securities, assets or properties covered thereby, except to the extent that any such loss of perfection results from the limitations of foreign laws, rules and regulations as they apply to pledges of Equity Interests in Foreign Subsidiaries or the application thereof other than Specified Foreign Laws, or from failure of the Collateral Agent to maintain possession of certificates actually delivered to it representing securities pledged under the U.S. Collateral Agreement or to file Uniform Commercial Code continuation statements or the registration of a financing statement on the SIR, or from the failure of the Collateral Agent to make necessary filings under the UK Companies House under Section 859A of the UK Companies Act 2006 and/or with the Land Registry or Land Charges Registry in England and/or required registrations with the Companies Registration Office of Ireland pursuant to Part 7 of the Companies Act 2014 of Ireland and/or with the Revenue Commissioners of Ireland pursuant to Section 1001 of the Taxes Consolidation Act, 1997 of Ireland (as amended) (provided that Parent has obtained an Irish tax registration number), or to make any other similar filings (provided the Loan Parties have provided any cooperation, documentation or other assistance reasonably requested on reasonable notice by the Collateral Agent and/or Administrative Agent to enable the Collateral Agent to make any such filings by the applicable deadline), and in any case so long as such failure does not result from the breach or non-compliance with the Loan Documents by any Loan Party, or (iii) a material portion of the Guarantees pursuant to the Loan

Documents by the Guarantors guaranteeing the Obligations, shall cease to be in full force and effect (other than in accordance with the terms thereof), or shall be asserted in writing by any Borrower or any Guarantor not to be in effect or not to be legal, valid and binding obligations (other than in accordance with the terms thereof); provided, that no Event of Default shall occur under this Section 7.01(l) if the Loan Parties cooperate with the Collateral Agent to replace or perfect such security interest and Lien, such security interest and Lien is promptly replaced or perfected (as needed) and the rights, powers and privileges of the Secured Parties are not materially adversely affected by such replacement;

then, subject to Section 4.04, and in every such event (other than an event with respect to Parent or any Borrower described in clause (h) or (i) above), and at any time thereafter during the continuance of such event, the Administrative Agent, at the request of the Required Lenders (or in the case of a termination of the Revolving Facility Commitments pursuant to clause (i) below, the Required Revolving Facility Lenders), shall, by notice to Parent, take any or all of the following actions, at the same or different times:  (i) terminate forthwith the Commitments, (ii) declare the Loans then outstanding to be forthwith due and payable in whole or in part (in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), whereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and any unpaid accrued Fees and all other liabilities of the Borrowers accrued hereunder and under any other Loan Document, shall become forthwith due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by the Borrowers, anything contained herein or in any other Loan Document to the contrary notwithstanding and (iii) if the Loans have been declared due and payable pursuant to clause (ii) above, demand Cash Collateral pursuant to Section 2.05(k); and in any event with respect to Parent and the Borrowers described in clause (h) or (i) above, the Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and any unpaid accrued Fees and all other liabilities of the Borrowers accrued hereunder and under any other Loan Document, shall automatically become due and payable and the Administrative Agent shall be deemed to have made a demand for Cash Collateral to the full extent permitted under Section 2.05(k), without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by the Borrowers, anything contained herein or in any other Loan Document to the contrary notwithstanding.

In addition to any other rights and remedies granted to the Administrative Agent and the Secured Parties in the Loan Documents, following the occurrence and continuation of an Event of Default, the Collateral Agent on behalf of the Secured Parties may exercise all rights and remedies of a secured party under the Uniform Commercial Code or any other applicable law.  Without limiting the generality of the foregoing, following the occurrence and continuation of an Event of Default, the Collateral Agent, without demand of performance or other demand, presentment, protest, advertisement or notice of any kind (except any notice required by law referred to below) to or upon any Guarantor or any other person (all and each of which demands, defenses, advertisements and notices are hereby waived), may in such circumstances forthwith collect, receive, appropriate and realize upon the Collateral, or any part thereof, or consent to the use by the Guarantor of any cash collateral arising in respect of the Collateral on such terms as the Collateral Agent deems reasonable, and/or may forthwith sell, lease, assign give an option or options to purchase or otherwise dispose of and deliver, or acquire by credit bid on behalf of the Lenders, the Collateral or any part thereof (or contract to do any of the foregoing), in one or more parcels at public or private sale or sales, at any exchange, broker’s board or office of the Collateral Agent or any Secured Party or elsewhere, upon such terms and conditions as it may deem advisable and at such prices as it may deem best, for cash or on credit or for future delivery, all without assumption of any credit risk. The Collateral Agent or any Secured Party shall have the right upon any such public sale or sales, and, to the extent permitted by law, upon any such private sale or sales, to purchase the whole or any part of the Collateral so sold, free of any right or equity of redemption in any Guarantor, which right or equity is hereby waived and released.  The Administrative Agent or Collateral Agent shall apply the net proceeds of any action taken by it pursuant to this Article VII, after deducting all reasonable costs and expenses of every kind incurred in connection therewith or incidental to the care or safekeeping of any of the Collateral or in any other way relating to the Collateral or the rights of the Administrative Agent and the Secured Parties hereunder, including reasonable attorneys’ fees and disbursements, to the payment in whole or in part of the obligations of the Loan Parties under the Loan Documents, in such order as the Administrative Agent may elect, and only after such application and after the payment by the Administrative Agent of any other amount required by any provision of law, including Section 9-615(a)(3) of the UCC, need the Administrative Agent account for the surplus, if any, to any Guarantor.  To the extent permitted by applicable law, each Guarantor waives all claims, damages and demands it may acquire against the Administrative Agent or any Secured Party arising out of the exercise by them of any rights hereunder.  If any notice of a proposed sale or other disposition of Collateral shall be required by law, such notice shall be deemed reasonable and proper if given at least 10 days before such sale or other disposition.

ARTICLE VIII

The Agents

Section 8.01                             Appointment.

(a)                                 Each Lender (in its capacities as a Lender and on behalf of itself and to the extent applicable, its Affiliates as potential counterparties to Secured Cash Management Agreements, Secured Supply Chain Financings and Secured Hedge Agreements), each Issuing Bank (in such capacities and on behalf of itself and to the extent applicable, its Affiliates as potential counterparties to Secured Cash Management Agreements, Secured Supply Chain Financings and Secured Hedge Agreements) and each other Secured Party (by virtue of their acceptance of the benefits of the Loan Documents) hereby irrevocably designates and appoints the Administrative Agent as the agent of such Lender under this Agreement and the other Loan Documents, including as the Collateral Agent for such Lender and the other Secured Parties under the Security Documents, and each such Lender irrevocably authorizes the Administrative Agent, in such capacity, to take such action on its behalf under the provisions of this Agreement and the other Loan Documents and to exercise such powers and perform such duties as are expressly delegated to the Administrative Agent by the terms of this Agreement and the other Loan Documents, together with such other powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary elsewhere in this Agreement, the Administrative Agent shall not have any duties or responsibilities, except those expressly set forth herein, or any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against the Administrative Agent. The provisions of this Article (other than Section 8.08, Section 8.11 and the final paragraph of Section 8.12 hereof) are solely for the benefit of the Administrative Agent, the Lenders and the Issuing Banks, and neither the Borrowers nor any other Loan Party shall have any rights as a third-party beneficiary of any such provisions.

(b)                                 In furtherance of the foregoing, each Lender (in its capacities as a Lender and on behalf of itself and to the extent applicable, its Affiliates as potential counterparties to Secured Cash Management Agreements, Secured Supply Chain Financings or Secured Hedge Agreements), each Issuing Bank (in such capacities and on behalf of itself and to the extent applicable, its Affiliates as potential counterparties to Secured Cash Management Agreements, Secured Supply Chain Financings and Secured Hedge Agreements) and each other Secured Party (by virtue of their acceptance of the benefits of the Loan Documents) hereby appoints and authorizes the Collateral Agent to act as the agent of such Lender for purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by any of the Loan Parties to secure any of the Obligations, together with such powers and discretion as are reasonably incidental thereto.  In this connection, the Collateral Agent (and any Subagents appointed by the Collateral Agent pursuant to Section 8.02 for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Security Documents, or for exercising any rights or remedies thereunder at the direction of the Collateral Agent) shall be entitled to the benefits of this Article VIII (including, without limitation, Section 8.07) as though the Collateral Agent (and any such Subagents) were an “Agent” under the Loan Documents, as if set forth in full herein with respect thereto.

Section 8.02                             Delegation of Duties.  The Administrative Agent and the Collateral Agent may execute any of their respective duties under this Agreement and the other Loan Documents (including for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof)) by or through agents, employees or attorneys-in-fact and shall be entitled to advice of counsel and other consultants or experts concerning all matters pertaining to such duties.  No Agent shall be responsible for the negligence or misconduct of any such agents, employees or attorneys-in-fact selected by it with reasonable care.  Each Agent may also from time to time, when it deems it to be necessary or desirable, appoint one or more trustees, co-trustees, collateral co-agents, collateral subagents or attorneys-in-fact (each, a “Subagent”) with respect to all or any part of the Collateral; provided, that no such Subagent shall be authorized to take any action with respect to any Collateral unless and except to the extent expressly authorized in writing by the Administrative Agent or the Collateral Agent.  Should any instrument in writing from the Borrowers or any other Loan Party be required by any Subagent so appointed by an Agent to more fully or certainly vest in and confirm to such Subagent such rights, powers, privileges and duties, the Borrowers shall, or shall cause such Loan Party to, execute, acknowledge and deliver any and all such instruments promptly upon request by such Agent.  If any Subagent, or successor thereto, shall become incapable of acting, resign or be removed, all rights, powers, privileges and duties of such Subagent, to the extent permitted by law, shall automatically vest in and be exercised by the Administrative Agent or the Collateral Agent until the appointment of a new Subagent.  No Agent shall be responsible for the negligence or misconduct of any agent, attorney-in-fact or Subagent that it selects with reasonable care.

Section 8.03                             Exculpatory Provisions.  None of the Agents, the persons named on the cover page hereof as Documentation Agents, or their respective Affiliates or any of their respective officers, directors, employees, agents, attorneys-in-fact or affiliates shall be (a) liable for any action lawfully taken or omitted to be taken by it or such person under or in connection with this Agreement or any other Loan Document (except to the extent that any of the foregoing are found by a final and non-appealable decision of a court of competent jurisdiction to have resulted from its or such person’s own gross negligence or willful misconduct) or (b) responsible in any manner to any of the Lenders for any recitals, statements, representations or warranties made by any Loan Party or any officer thereof contained in this Agreement or any other Loan Document or in any certificate, report, statement or other document referred to or provided for in, or received by any Agent under or in connection with, this Agreement or any other Loan Document or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document or for any failure of any Loan Party a party thereto to perform its obligations hereunder or thereunder.  No Agent shall be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of any Loan Party. No Agent shall have any duties or obligations except those expressly set forth herein and in the other Loan Documents.  Without limiting the generality of the foregoing, (a) no Agent shall be subject to any fiduciary or other implied duties, regardless of whether a Default or Event of Default has occurred and is continuing, (b) no Agent shall have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated by the Loan Documents that the respective Agent is required to exercise in writing as directed by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents); provided, that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Laws or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Laws and (c) no Agent shall, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall be liable for the failure to disclose, any information relating to the Borrowers or any of their Subsidiaries or any of their respective Affiliates that is communicated to or obtained by such Agent or any of its Affiliates in any capacity.  The Agents shall be deemed not to have knowledge of any Default or Event of Default unless and until written notice describing such Default or Event of Default is given to the Administrative Agent in accordance with Section 8.05.  No Agent shall be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default or Event of Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document, or the creation, perfection or priority of any Lien purported to be created by the Security Documents, (v) the value or the sufficiency of any Collateral, or (vi) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.  The Administrative Agent shall not be responsible or have any liability for, or have any duty to ascertain, inquire into, monitor or enforce, compliance with the provisions hereof relating to Disqualified Institutions.  Without limiting the generality of the foregoing, the Administrative Agent shall not (x) be obligated to ascertain, monitor or inquire as to whether any Lender or Participant or prospective Lender or Participant is a Disqualified Institution or (y) have any liability with respect to or arising out of any assignment or participation of Loans and/or Commitments, or disclosure of confidential information, to any Disqualified Institution.

Section 8.04                             Reliance by Agents.  Each Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing

(including any electronic message, Internet or intranet website posting or other distribution) or conversation believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper person. Each Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to any Credit Event, that by its terms must be fulfilled to the satisfaction of a Lender or any Issuing Bank, each Agent may presume that such condition is satisfactory to such Lender or Issuing Bank unless such Agent shall have received notice to the contrary from such Lender or Issuing Bank prior to such Credit Event.  Each Agent may consult with legal counsel (including counsel to the Borrowers), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.  Each Agent may deem and treat the Lender specified in the Register with respect to any amount owing hereunder as the owner thereof for all purposes unless a written notice of assignment, negotiation or transfer thereof shall have been filed with such Agent in accordance with Section 9.04.  Each Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless it shall first receive such advice or concurrence of the Required Lenders (or, if so specified by this Agreement, all or other Lenders) as it deems appropriate or it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action. Each Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement and the other Loan Documents in accordance with a request of the Required Lenders (or, if so specified by this Agreement, all or other Lenders), and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders and all future holders of the Loans.

Section 8.05                             Notice of Default.  Neither Agent shall be deemed to have knowledge or notice of the occurrence of any Default or Event of Default unless such Agent has received written notice from a Lender or the Borrowers referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “Notice of Default.”  In the event that the Administrative Agent receives such a notice, the Administrative Agent shall give notice thereof to the Lenders.  The Administrative Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Lenders (or, if so specified by this Agreement, all or other Lenders); provided, that unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Lenders.

Section 8.06                             Non-Reliance on Agents and Other Lenders.  Each Lender and Issuing Bank expressly acknowledges that neither the Agents nor any of their respective Related Parties have made any representations or warranties to it and that no act by any Agent hereafter taken, including any review of the affairs of a Loan Party or any affiliate of a Loan Party, shall be deemed to constitute any representation or warranty by any Agent to any Lender. Each Lender and Issuing Bank represents to the Agents that it has, independently and without reliance upon any Agent or any other Lender or any of their respective Related Parties, and based on such documents and information as it has deemed appropriate, made its own appraisal of, and investigation into the business, operations, property, financial and other condition and creditworthiness of, the Loan Parties and their affiliates and made its own decision to make its Loans hereunder and enter into this Agreement. Each Lender also represents that it will, independently and without reliance upon any Agent or any other Lender or any of their respective Related Parties, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of the Loan Parties and their affiliates. Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent hereunder, the Administrative Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, property, condition (financial or otherwise), prospects or creditworthiness of any Loan Party or any affiliate of a Loan Party that may come into the possession of the Administrative Agent or any of its Related Parties.

Section 8.07                             Indemnification.  The Lenders agree to indemnify each Agent and the Revolving Facility Lenders agree to indemnify each Issuing Bank, in each case in its capacity as such (to the extent not reimbursed by the Borrowers and without limiting the obligation of the Borrowers to do so), in the amount of its pro rata share (based on its aggregate Revolving Facility Credit Exposure and, in the case of the indemnification of each Agent, outstanding Term Loans and unused Commitments hereunder; provided, that the aggregate principal amount of L/C Disbursements owing to any Issuing Bank shall be considered to be owed to the Revolving Facility Lenders ratably in accordance with their respective Revolving Facility Credit Exposure) (determined at the time such indemnity is sought or, if the respective Obligations have been repaid in full, as determined immediately prior to such repayment in full), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever that may at any time (whether before or after the payment of the Loans) be imposed on, incurred by or asserted against such Agent or such Issuing Bank in any way relating to or arising out of the Commitments, this Agreement, any of the other Loan Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by such Agent, Issuing Bank under or in connection with any of the foregoing; provided, that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements that are found by a final and non-appealable decision of a court of competent jurisdiction to have resulted from such Agent’s or Issuing Bank’s gross negligence or willful misconduct. The failure of any Lender to reimburse any Agent or Issuing Bank promptly upon demand for its ratable share of any amount required to be paid by the Lenders to such Agent or Issuing Bank as provided herein shall not relieve any other Lender of its obligation hereunder to reimburse such Agent or such Issuing Bank, as the case may be, for its ratable share of such amount, but no Lender shall be responsible for the failure of any other Lender to reimburse such Agent or Issuing Bank for such other Lender’s ratable share of such amount.  The agreements in this Section shall survive the payment of the Loans and all other amounts payable hereunder.

Section 8.08                             Agent in Its Individual Capacity.  Each Agent and its affiliates may make loans to, accept deposits from, and generally engage in any kind of business with any Loan Party as though such Agent were not an Agent.  With respect to its Loans made or renewed by it and with respect to any Letter of Credit issued, or Letter of Credit participated in, by it, each Agent shall have the same rights and powers under this Agreement and the other Loan Documents as any Lender and may exercise the same as though it were not an Agent, and the terms “Lender” and “Lenders” shall include each Agent in its individual capacity.

Section 8.09                             Successor Administrative Agent.  The Administrative Agent may resign as Administrative Agent and Collateral Agent under this Agreement and the other Loan Documents upon 30 days’ notice to the Lenders and the Borrower Representative. Any such resignation by the Administrative Agent hereunder shall also constitute its resignation as an Issuing Bank in which case the resigning Administrative Agent (x) shall not be required to issue any further Letters of Credit hereunder and (y) shall maintain all of its rights as an Issuing Bank with respect to any Letters of Credit issued by it prior to the date of such resignation. Upon any such resignation, then the Required Lenders shall have the right, subject to the reasonable consent of the Borrower Representative (so long as no Event of Default under Section 7.01(b), (c), (h) or (i) shall have occurred and be continuing), to appoint a successor which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States, whereupon such successor agent shall succeed to the rights, powers and duties of the Administrative Agent and Collateral Agent, and the term “Administrative Agent” shall mean such successor agent effective upon such appointment and approval, and the former Administrative Agent’s rights, powers and duties as Administrative Agent shall be terminated, without any other or further act or deed on the part of such former Administrative Agent or any of the parties to this Agreement or any holders of the Loans.  If no successor agent has accepted appointment as Administrative Agent by the date that is 30 days following a retiring Administrative Agent’s notice of resignation, the retiring Administrative Agent’s resignation shall nevertheless thereupon become effective (except in the case of the Collateral Agent holding collateral security on behalf of such Secured Parties, the retiring Collateral Agent shall continue to hold such collateral security as nominee until such time as a successor Collateral Agent is appointed), and the Lenders shall assume and perform all of the duties of the Administrative Agent and Collateral Agent hereunder until such time, if any, as the Required Lenders appoint a successor agent as provided for above.  After any retiring Administrative Agent’s resignation as Administrative Agent, the provisions of this Article VIII and Section 9.05 shall inure to its benefit as to any actions taken or omitted to be taken by it, its Subagents and their respective Related Parties while it was Administrative Agent under this Agreement and the other Loan Documents.

Section 8.10                             Arrangers, Etc.  Notwithstanding any other provision of this Agreement or any provision of any other Loan Document, each of the persons named on the cover page hereof as Joint Bookrunner, Joint Lead Arranger or Documentation Agent is named as such for recognition purposes only, and in its capacity as such shall have no rights, duties, responsibilities or liabilities with respect to this Agreement or any other Loan Document, except that each such person and its Affiliates shall be entitled to the rights expressly stated to be applicable to them in Section 9.05 and 9.17 (subject to the applicable obligations and limitations as set forth therein).

Section 8.11                             Security Documents and Collateral Agent.  The Lenders and the other Secured Parties (by virtue of their acceptance of the benefits of the Loan Documents) authorize the Collateral Agent to release any Collateral or Guarantors in accordance with Section 9.18 or if approved, authorized or ratified in accordance with Section 9.08.

The Lenders and the other Secured Parties (by virtue of their acceptance of the benefits of the Loan Documents) hereby irrevocably authorize and instruct the Collateral Agent to, without any further consent of any Lender or any other Secured Party, enter into (or acknowledge and consent to) or amend, renew, extend, supplement, restate, replace, waive or otherwise modify any Permitted Junior Intercreditor Agreement, any Permitted First Lien Intercreditor Agreement and any other intercreditor or subordination agreement (in form satisfactory to the Collateral Agent and deemed appropriate by it) with the collateral agent or other representative of holders of Indebtedness secured (and permitted to be secured) by a Lien on assets constituting a portion of the Collateral under (1) any of Sections 6.02(c), (i), (v), (z) and/or (gg) (and in accordance with the relevant requirements thereof) and (2) any other provision of Section 6.02 (it being acknowledged and agreed that the Collateral Agent shall be under no obligation to execute any Intercreditor Agreement pursuant to this clause (2), and may elect to do so, or not do so, in its sole and absolute discretion) (any of the foregoing, an “Intercreditor Agreement”).  The Lenders and the other Secured Parties (by virtue of their acceptance of the benefits of the Loan Documents) irrevocably agree that (x) the Collateral Agent may rely exclusively on a certificate of a Responsible Officer of the Borrower Representative as to whether any such other Liens are permitted hereunder and as to the respective assets constituting Collateral that secure (and are permitted to secure) such Indebtedness hereunder and (y) any Intercreditor Agreement entered into by the Collateral Agent shall be binding on the Secured Parties, and each Lender and each other Secured Party hereby agrees that it will take no actions contrary to the provisions of, if entered into and if applicable, any Intercreditor Agreement. Furthermore, the Lenders and the other Secured Parties (by virtue of their acceptance of the benefits of the Loan Documents) hereby authorize the Administrative Agent and the Collateral Agent to release any Lien on any property granted to or held by the Administrative Agent or the Collateral Agent under any Loan Document (i) to the holder of any Lien on such property that is permitted by clauses (c), (i), (v) or (z) of Section 6.02 in each case to the extent the contract or agreement pursuant to which such Lien is granted prohibits any other Liens on such property or (ii) that is or becomes Excluded Property; and the Administrative Agent and the Collateral Agent shall do so upon request of the Borrower Representative ; provided, that prior to any such request, the Borrower Representative shall have in each case delivered to the Administrative Agent a certificate of a Responsible Officer of the Borrower Representative certifying (x) that such Lien is permitted under this Agreement, (y) in the case of a request pursuant to clause (i) of this sentence, that the contract or agreement pursuant to which such Lien is granted prohibits any other Lien on such property and (z) in the case of a request pursuant to clause (ii) of this sentence, that (A) such property is or has become Excluded Property and (B) if such property has become Excluded Property as a result of a contractual restriction, such restriction does not violate Section 6.09.

Section 8.12                             Right to Realize on Collateral and Enforce Guarantees.  In case of the pendency of any proceeding under any Debtor Relief Laws or other judicial proceeding relative to any Loan Party, (i) the Administrative Agent (irrespective of whether the principal of any Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrowers) shall be entitled and empowered, by intervention in such proceeding or otherwise (A) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of any or all of the Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the Issuing Banks and the Administrative Agent and any Subagents allowed in such judicial proceeding, and (B) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same, and (ii) any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and Issuing Bank to make such payments to the Administrative Agent and, if the Administrative Agent shall consent to the making of such payments directly to the Lenders and the Issuing Banks, and to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under the Loan Documents.  Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender or Issuing Bank any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or Issuing Bank or to authorize the Administrative Agent to vote in respect of the claim of any Lender or Issuing Bank in any such proceeding.

Anything contained in any of the Loan Documents to the contrary notwithstanding, each Borrower, the Administrative Agent, the Collateral Agent and each Secured Party (by virtue of their acceptance of the benefits of the Loan Documents) hereby agree that (a) no Secured Party shall have any right individually to realize upon any of the Collateral or to enforce any Guarantee set forth in any Loan Document, it being understood and agreed that all powers, rights and remedies hereunder may be exercised solely by the Administrative Agent and Collateral Agent, on behalf of the Secured Parties in accordance with the terms hereof and all powers, rights and remedies under the Security Documents may be exercised solely by the Collateral Agent; provided that, notwithstanding the foregoing, the Lenders may exercise the set-off rights contained in Section 9.06 in the manner set forth therein, and (b) in the event of a foreclosure by the Collateral Agent on any of the Collateral pursuant to a public or private sale or other disposition, the Collateral Agent or any Lender may be the purchaser or licensor of any or all of such Collateral at any such sale or other disposition and the Collateral Agent, as agent for and representative of the Secured Parties (but not any Lender or Lenders in its or their respective individual capacities unless the Required Lenders shall otherwise agree in writing) shall be entitled, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold at any such public sale, to use and apply any of the Obligations as a credit on account of the purchase price for any collateral payable by the Collateral Agent at such sale or other Disposition.

Section 8.13                             Withholding Tax.  To the extent required by any applicable Requirement of Law, the Administrative Agent may withhold from any payment to any Lender an amount equivalent to any applicable withholding Tax.  If the Internal Revenue Service or any authority of the United States or other jurisdiction asserts a claim that the Administrative Agent did not properly withhold Tax from amounts paid to or for the account of any Lender for any reason (including because the appropriate form was not delivered, was not properly executed, or because such Lender failed to notify the Administrative Agent of a change in circumstances that rendered the exemption from, or reduction of, withholding Tax ineffective), such Lender shall indemnify the Administrative Agent (to the extent that the Administrative Agent has not already been reimbursed by any applicable Loan Party and without limiting the obligation of any applicable Loan Party to do so) fully for all amounts paid, directly or indirectly, by the Administrative Agent as Tax or otherwise, including penalties, fines, additions to Tax and interest, together with all expenses incurred, including legal expenses, allocated staff costs and any out of pocket expenses.  Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under this Agreement or any other Loan Document against any amount due to the Administrative Agent under this Section 8.13.

Section 8.14                             Credit Bidding.  The Secured Parties hereby irrevocably authorize the Administrative Agent, at the direction of the Required Lenders, to credit bid all or any portion of the Obligations (including by accepting some or all of the Collateral in satisfaction of some or all of the Obligations pursuant to a deed in lieu of foreclosure or otherwise) and in such manner purchase (either directly or through one or more acquisition vehicles) all or any portion of the Collateral (a) at any sale thereof conducted under the provisions of the Bankruptcy Code, including under Sections 363, 1123 or 1129 of the Bankruptcy Code, or any similar laws in any other jurisdictions to which a Loan Party is subject, or (b) at any other sale, foreclosure or acceptance of collateral in lieu of debt conducted by (or with the consent or at the direction of) the Administrative Agent (whether by judicial action or otherwise) in accordance with any applicable law.  In connection with any such credit bid and purchase, the Obligations owed to the Secured Parties shall be entitled to be, and shall be, credit bid by the Administrative Agent at the direction of the Required Lenders on a ratable basis (with Obligations with respect to contingent or unliquidated claims receiving contingent interests in the acquired assets on a ratable basis that shall vest upon the liquidation of such claims in an amount proportional to the liquidated portion of the contingent claim amount used in allocating the contingent interests) for the asset or assets so purchased (or for the Equity Interests or debt instruments of the acquisition vehicle or vehicles that are issued in connection with such purchase).  In connection with any such bid (i) the Administrative Agent shall be authorized to form one or more acquisition vehicles and to assign any successful credit bid to such acquisition vehicle or vehicles, (ii) each of the Secured Parties’ ratable interests in the Obligations which were credit bid shall be deemed without any further action under this Agreement to be assigned to such vehicle or vehicles for the purpose of closing such sale, (iii) the Administrative Agent shall be authorized to adopt documents providing for the governance of the acquisition vehicle or vehicles (provided that any actions by the Administrative Agent with respect to such acquisition vehicle or vehicles, including any disposition of the assets or Equity Interests thereof, shall be governed, directly or indirectly, by, and the governing documents shall provide for, control by the vote of the Required Lenders or their permitted assignees under the terms of this Agreement or the governing documents of the applicable acquisition vehicle or vehicles, as the case may be, irrespective of the termination of this Agreement and without giving effect to the limitations on actions by the Required Lenders contained in Section 9.08 of this Agreement), (iv) the Administrative Agent on behalf of such acquisition vehicle or vehicles shall be authorized to issue to each of the Secured Parties, ratably on account of the relevant Obligations which were credit bid, interests, whether as equity, partnership, limited partnership interests or membership interests, in any such acquisition vehicle and/or debt instruments issued by such acquisition vehicle, all without the need for any Secured Party or acquisition vehicle to take any further action, and (v) to the extent that Obligations that are assigned to an acquisition vehicle are not used to acquire Collateral for any reason (as a result of another bid being higher or better, because the amount of Obligations assigned to the acquisition vehicle exceeds the amount of Obligations credit bid by the acquisition vehicle or otherwise), such Obligations shall automatically be reassigned to the Secured Parties pro rata and the Equity Interests and/or debt instruments issued by any acquisition vehicle on account of such Obligations shall automatically be cancelled, without the need for any Secured Party or any acquisition vehicle to take any further action.  Notwithstanding that the ratable portion of the Obligations of each Secured Party are deemed assigned to the acquisition vehicle or vehicles as set forth in clause (ii) above, each Secured Party shall execute such documents and provide such information regarding the Secured Party (and/or any designee of the Secured Party which will receive interests in or debt instruments issued by such acquisition vehicle) as the Administrative Agent may reasonably request in connection with the formation of any acquisition vehicle, the formulation or submission of any credit bid or the consummation of the transactions contemplated by such credit bid.

ARTICLE IX

Miscellaneous

Section 9.01                             Notices; Communications.

(a)                                 Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in Section 9.01(b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier or other electronic means as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(i)                                     if to any Loan Party, the Administrative Agent or any Issuing Bank as of the Closing Date, to the address, telecopier number, electronic mail address or telephone number specified for such person on Schedule 9.01; and

(ii)                                  if to any other Lender or Issuing Bank, to the address, telecopier number, electronic mail address or telephone number specified in its Administrative Questionnaire.

(b)                                 Notices and other communications to the Lenders and the Issuing Banks hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent; provided, that the foregoing shall not apply to notices to any Lender or Issuing Bank pursuant to Article II if such Lender or Issuing Bank, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication.  The Administrative Agent or the Borrowers may, in their discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by them, provided, that approval of such procedures may be limited to particular notices or communications.

(c)                                  Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received.  Notices sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient).  Notices delivered through electronic communications to the extent provided in Section 9.01(b) above shall be effective as provided in such Section 9.01(b).

(d)                                 Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto.

(e)                                  Documents required to be delivered pursuant to Section 5.04 (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically (including as set forth in Section 9.17) and if so delivered, shall be deemed to have been delivered on the date (i) on which Parent posts such documents, or provides a link thereto on Parent’s website on the Internet at the website address listed on Schedule 9.01, or (ii) on which such documents are posted on Parent’s behalf on an Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided, that (A) the Borrowers shall deliver paper copies of such documents to the Administrative Agent or any Lender that requests the Borrowers to deliver such paper copies until a written request to cease delivering paper copies is given by the Administrative Agent or such Lender, and (B) the Borrowers shall notify the Administrative Agent (by telecopier or electronic mail) of the posting of any such documents and provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents.  Except for such certificates required by Section 5.04(c), the Administrative Agent shall have no obligation to request the delivery or to maintain copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Borrowers with any such request for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.

Section 9.02                             Survival of Agreement.  All covenants, agreements, representations and warranties made by the Loan Parties herein, in the other Loan Documents and in the certificates or other instruments prepared or delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the making by the Lenders of the Loans and the execution and delivery of the Loan Documents and the issuance of the Letters of Credit, regardless of any investigation made by such persons or on their behalf, and shall continue in full force and effect until the Termination Date. Without prejudice to the survival of any other agreements contained herein, the provisions of Sections 2.15, 2.16, 2.17 and 9.05 and Article VIII shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the occurrence of the Termination Date or the termination of this Agreement or any other Loan Document or any provision hereof or thereof.

Section 9.03                             Binding Effect.  This Agreement shall become effective when it shall have been executed by the Initial Borrower and the Administrative Agent and when the Administrative Agent shall have received copies hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the Initial Borrower, the Subsidiary Borrower (from and after the Spinoff Date), the Administrative Agent, each Issuing Bank and each Lender and their respective permitted successors and assigns.

Section 9.04                             Successors and Assigns.

(a)                                 The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any Affiliate of any Issuing Bank that issues any Letter of Credit), except that (i) other than as permitted by Sections 2.25 and 6.05, the Borrowers may not assign or otherwise transfer any of its respective rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrowers without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section 9.04.  Nothing in this Agreement, expressed or implied, shall be construed to confer upon any person (other than the parties hereto, their respective successors and assigns permitted hereby (including any Affiliate of any Issuing Bank that issues any Letter of Credit), Participants (to the extent provided in clause (c) of this Section 9.04), and, to the extent expressly contemplated hereby, the Related Parties of each of the Agents, the Issuing Banks and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement or the other Loan Documents.

(b)                                 (i)  Subject to the conditions set forth in subclause (ii) below, any Lender may assign to one or more assignees (each, an “Assignee”) all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans at the time owing to it) with the prior written consent of:

(A)                               the Borrower Representative (such consent not to be unreasonably withheld, delayed or conditioned), which consent will be deemed to have been given if the Borrower Representative has not responded within ten (10) Business Days after the delivery of any request for such consent; provided, that no consent of the Borrower Representative shall be required (x) for an assignment of a Term Loan to a Lender, an Affiliate of a Lender, an Approved Fund (as defined below), or for an assignment of a Revolving Facility Commitment or Revolving Facility Loan to a Revolving Facility Lender, an Affiliate of a Revolving Facility Lender or Approved Fund with respect to a Revolving Facility Lender or (y) if an Event of Default under Section 7.01(b), (c), (h) or (i) has occurred and is continuing, for an assignment to any person;

(B)                               the Administrative Agent (such consent not to be unreasonably withheld or delayed); provided, that no consent of the Administrative Agent shall be required for an assignment of all or any portion of a Term Loan to a Lender, an Affiliate of a Lender, or an Approved Fund; and

(C)                               the Issuing Banks (such consent, in each case, not to be unreasonably withheld or delayed); provided, that no consent of the Issuing Banks shall be required for an assignment of all or any portion of a Term Loan.

(ii)                                  Assignments shall be subject to the following additional conditions:

(A)                               except in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund or an assignment of the entire remaining amount of the assigning Lender’s Commitments or Loans under any Facility, the amount of the applicable Commitments or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to the Administrative Agent) shall not be less than (x) $1,000,000 or an integral multiple of $1,000,000 in excess thereof in the case of Term Loans and (y) $5,000,000 or an integral multiple of $1,000,000 in excess thereof in the case of Revolving Facility Loans or Revolving Facility Commitments, unless each of the Borrowers and the Administrative Agent otherwise consent; provided, that no such consent of the Borrowers shall be required if an Event of Default has occurred and is continuing; provided, further, that such amounts shall be aggregated in respect of each Lender and its Affiliates or Approved Funds (with simultaneous assignments to or by two or more Related Funds being treated as one assignment), if any;

(B)                               each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement; provided, that this clause shall not be construed to prohibit the assignment of a proportionate part of all the assigning Lender’s rights and obligations in respect of one Class of Commitments or Loans;

(C)                               the parties to each assignment shall (1) execute and deliver to the Administrative Agent an Assignment and Acceptance and any form required to be delivered pursuant to Section 2.17 via an electronic settlement system acceptable to the Administrative Agent or (2) if previously agreed with the Administrative Agent, manually execute and deliver to the Administrative Agent an Assignment and Acceptance, in each case together with a processing and recordation fee of $3,500 (which fee may be waived or reduced in the sole discretion of the Administrative Agent);

(D)                               the Assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire in which the assignee designates one or more credit contacts to whom all syndicate-level information (which may contain material non-public information about the Borrowers and their Affiliates and their Related Parties or their respective securities) will be made available and who may receive such information in accordance with the assignee’s compliance procedures and applicable laws, including Federal and state securities laws; and

(E)                                the Assignee shall not be (i) a Borrower or any of the Borrowers’ Affiliates or Subsidiaries, (ii) any Disqualified Institution (but solely to the extent the DQ List has been made available to the assigning Lender pursuant to Section 9.04(i)), (iii) a Defaulting Lender or (iv) a natural person.

For the purposes of this Section 9.04, “Approved Fund” means any person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

Any assigning Lender shall, in connection with any potential assignment, provide to the Borrowers a copy of its request (including the name of the prospective assignee) concurrently with its delivery of the same request to the Administrative Agent irrespective of whether or not an Event of Default under Section 7.01(b), (c), (h) or (i) has occurred and is continuing.

(iii)                               Subject to acceptance and recording thereof pursuant to subclause (v) below, from and after the effective date specified in each Assignment and Acceptance the Assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.15, 2.16, 2.17 and 9.05 (subject to the limitations and requirements of those Sections, including, without limitation, the requirements of Sections 2.17(f), Section 2.17(g) and 2.17(i))).  Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 9.04 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with clause (c) of this Section 9.04 (except to the extent such participation is not permitted by such clause (c) of this Section 9.04, in which case such assignment or transfer shall be null and void).

(iv)                              The Administrative Agent, acting solely for this purpose as a non-fiduciary agent of the Borrowers, shall maintain at one of its offices a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal and interest amounts of the Loans and Revolving L/C Exposure owing to, each Lender pursuant to the terms hereof from time to time (the “Register”).  The entries in the Register shall be conclusive absent manifest error, and the Borrowers, the Administrative Agent, the Issuing Banks and the Lenders shall treat each person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary.  The Register shall be available for inspection by the Borrowers, any Issuing Bank and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(v)                                 Upon its receipt of a duly completed Assignment and Acceptance executed by an assigning Lender and an Assignee, the Assignee’s completed Administrative Questionnaire (unless the Assignee shall already be a Lender hereunder), the processing and recordation fee referred to in clause (b)(ii)(C) of this Section 9.04, if applicable, and any written consent to such assignment required by clause (b) of this Section 9.04, the Administrative Agent shall accept such Assignment and Acceptance and promptly record the information contained therein in the Register; provided, that if either the assigning Lender or the assignee shall have failed to make any payment required to be made by it pursuant to 2.05(d) or (e), 2.06(b), 2.18(d) or 8.07, the Administrative Agent shall have no obligation to accept such Assignment and Acceptance and record the information therein in the Register unless and until such payment shall have been made in full, together with all accrued interest thereon.  No assignment, whether or not evidenced by a promissory note, shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this subclause (v).

(c)                                  (i)  Any Lender may, without the consent of the Borrowers or the Administrative Agent or the Issuing Banks, sell participations in Loans and Commitments to one or more banks or other entities other than any person that, at the time of such participation, is (I) a Defaulting Lender, (II) the Borrowers or any of their Subsidiaries or any of their respective Affiliates or (III) a Disqualified Institution (but solely to the extent the DQ List has been posted to the Platform pursuant to Section 9.04(i)) (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans owing to

it); provided, that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Borrowers, the Administrative Agent, the Issuing Banks and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.  Any agreement pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and the other Loan Documents and to approve any amendment, modification or waiver of any provision of this Agreement and the other Loan Documents; provided, that (x) such agreement may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver that both (1) requires the consent of each Lender directly affected thereby pursuant to the first proviso to Section 9.08(b) and (2) directly affects such Participant (but, for the avoidance of doubt, not any waiver of any Default or Event of Default) and (y) no other agreement with respect to amendment, modification or waiver may exist between such Lender and such Participant.  Subject to clause (c)(iii) of this Section 9.04, the Borrowers agree that each Participant shall be entitled to the benefits of Sections 2.15, 2.16 and 2.17 (subject to the limitations and requirements of those Sections and Section 2.19, including, without limitation, the requirements of Sections 2.17(f), 2.17(g) and 2.17(i) (it being understood that the documentation required under Section 2.17(f) and 2.17(i) shall be delivered to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to clause (b) of this Section 9.04.  To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.06 as though it were a Lender; provided, that such Participant shall be subject to Section 2.18(c) as though it were a Lender.

(ii)                                  Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrowers, maintain a register on which it enters the name and address of each Participant and the principal amounts and interest amounts of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”).  The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.  Without limitation of the requirements of this Section 9.04(c), no Lender shall have any obligation to disclose all or any portion of a Participant Register to any person (including the identity of any Participant or any information relating to a Participant’s interest in any Commitments, Loans or other Loan Obligations under any Loan Document), except to the extent that such disclosure is necessary to establish that such Commitment, Loan or other Loan Obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations.  For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(iii)                               A Participant shall not be entitled to receive any greater payment under Section 2.15, 2.16 or 2.17 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrowers’ prior written consent (not to be unreasonably withheld or delayed), which consent shall state that it is being given pursuant to this Section 9.04(c)(iii); provided, that each potential Participant shall provide such information as is reasonably requested by the Borrowers in order for the Borrowers to determine whether to provide their consent.

(d)                                 Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank (or other central bank) and in the case of any Lender that is an Approved Fund, any pledge or assignment to any holders of obligations owed, or securities issued, by such Lender, including to any trustee for, or any other representative of, such holders, and this Section 9.04 shall not apply to any such pledge or assignment of a security interest; provided, that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or Assignee for such Lender as a party hereto.

(e)                                  The Borrowers, upon receipt of written notice from the relevant Lender, agree to issue Notes to any Lender requiring Notes to facilitate transactions of the type described in clause (d) above.

(f)                                   Notwithstanding the foregoing, any Conduit Lender may assign any or all of the Loans it may have funded hereunder to its designating Lender without the consent of any Borrower or the Administrative Agent.  Each of the Borrowers, each Lender and the Administrative Agent hereby confirms that it will not institute against a

Conduit Lender or join any other person in instituting against a Conduit Lender any bankruptcy, reorganization, arrangement, insolvency or liquidation proceeding under any state bankruptcy or similar law, for one year and one day after the payment in full of the latest maturing commercial paper note issued by such Conduit Lender; provided, however, that each Lender designating any Conduit Lender hereby agrees to indemnify, save and hold harmless each other party hereto and each Loan Party for any loss, cost, damage or expense arising out of its inability to institute such a proceeding against such Conduit Lender during such period of forbearance.

(g)                                  [Reserved].

(h)                                 In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrowers and the Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent, each Issuing Bank or any other Lender hereunder (and interest accrued thereon) and (y) acquire (and fund as appropriate) its full pro rata share of all Loans and participations in Letters of Credit in accordance with its Revolving Facility Percentage; provided, that notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

(i)                                     The Administrative Agent shall post the list of Disqualified Institutions provided by the Borrowers and any updates thereto from time to time (the “DQ List”) on the Platform to “public siders” and/or “private siders” and/or provide the DQ List to each Lender requesting the same.

(j)                                    The Administrative Agent shall not be responsible or have any liability for, or have any duty to ascertain, inquire into, monitor or enforce, compliance with the provisions relating to Disqualified Institutions.

Section 9.05                             Expenses; Indemnity.

(a)                                 The Initial Borrower shall reimburse (a) all reasonable and documented out-of-pocket expenses of the Administrative Agent, the Collateral Agent and each Arranger (including due diligence expenses, syndication expenses, travel expenses and reasonable fees, charges and disbursements of one firm of counsel for the Administrative Agent, the Collateral Agent and the Arrangers (and one local counsel in any relevant jurisdiction (including, without limitation, England and Wales, Ireland and Jersey)) and, solely in the case of an actual or potential conflict of interest, of one additional counsel (and one additional local counsel in any relevant jurisdiction)) incurred in connection with the preparation of this Agreement and the other Loan Documents or the administration, amendment, modification or waiver thereof and (b) if an Event of Default occurs, all reasonable and documented out-of-pocket expenses incurred by the Administrative Agent, the Collateral Agent and each Lender, including the fees and disbursements of one firm of counsel (and one local counsel in any relevant jurisdiction) and, solely in the case of an actual or potential conflict of interest, of one additional counsel (and, if reasonably necessary, one additional local counsel in any relevant jurisdiction) in connection with such Event of Default and collection, bankruptcy, insolvency, Irish examinership and other enforcement proceedings resulting therefrom.

(b)                                 The Initial Borrower shall indemnify and hold harmless each Lender, each Issuing Bank, the Administrative Agent, the Collateral Agent, each Arranger and each of their respective affiliates and their respective officers, directors, employees, advisors, and agents (each, an “Indemnified Person”) from and against any and all losses, claims, damages and liabilities (including environmental liabilities) to which any such Indemnified Person may become subject arising out of or in connection with this Agreement or the other Loan Documents, the use of the proceeds of Loans and Letters of Credit thereunder or any related transaction or any claim, litigation, investigation or proceeding relating to any of the foregoing, regardless of whether any Indemnified Person is a party thereto and regardless of whether brought by a third party or by Parent or any of its affiliates (any of the foregoing, a “Proceeding”), and to reimburse each Indemnified Person upon demand for any reasonable and documented legal or other expenses incurred in connection with investigating or defending any of the foregoing; provided that (i) the foregoing indemnity will not, as to any Indemnified Person, apply to losses, claims, damages, liabilities or related expenses (A) to the extent they are found by a final, non-appealable judgment of a court of competent jurisdiction to arise from the bad faith, willful misconduct or gross negligence of such Indemnified Person or any of its Related Persons, (B) to the extent resulting from any Proceeding that does not involve an act or omission of Parent or any of its Affiliates and that is brought by an Indemnified Person solely against another Indemnified Person, other than claims against the Administrative Agent, any Issuing Bank, Arranger or any other agent in its capacity in fulfilling its role as an agent, Issuing Bank or Arranger under the Loan Documents, (C) to the extent resulting from a material breach by such Indemnified Person or any Related Person thereof of its obligations under the Loan Documents as found by a final, non-appealable judgment of a court of competent jurisdiction or (D) to the extent that they consist of recoverable input tax or any tax imposed on or calculated by reference to the income, profits or gains of the Indemnified Person.  No Indemnified Person shall be liable for any damages arising from the use by others of information or other materials obtained through electronic, telecommunications or other information transmission systems (other than for direct or actual damages resulting from the bad faith, gross negligence or willful misconduct of such Indemnified Person or any Related Person thereof as found by a final, non-appealable judgment of a court of competent jurisdiction), it being understood that the use of electronic telecommunications or other information transmission systems will not itself constitute bad faith, gross negligence or willful misconduct.  The provisions of this Section 9.05 shall remain operative and in full force and effect regardless of the expiration of the term of this Agreement, the consummation of the transactions contemplated hereby, the repayment of any of the Obligations, the occurrence of the Termination Date, the invalidity or unenforceability of any term or provision of this Agreement or any other Loan Document, or any investigation made by or on behalf of the Administrative Agent, any Issuing Bank or any Lender.  All amounts due under this Section 9.05 shall be payable within 15 days after written demand therefor accompanied by reasonable documentation with respect to any reimbursement, indemnification or other amount requested.  A “Related Person” of an Indemnified Person shall mean (a) any controlling person, controlled affiliate or subsidiary of such Indemnified Person, (b) the respective directors, officers or employees of such Indemnified Person or any of its subsidiaries, controlled affiliates or controlling persons and (c) the respective agents and advisors of such Indemnified Person or any of its subsidiaries, controlled affiliates or controlling persons.

(c)                                  This Section 9.05 shall not apply to any Taxes (other than Taxes that represent losses, claims, damages, liabilities and related expenses resulting from a non-Tax claim), which shall be governed exclusively by Section 2.17 and, to the extent set forth therein, Section 2.15.

(d)                                 The Loan Parties shall not be liable to the Arrangers or any Indemnified Person for any special, indirect, consequential or punitive damages in connection with the Loan Documents; provided that this sentence shall not limit the Borrowers’ indemnification obligations as set forth in this Section 9.05. To the fullest extent permitted by applicable law, the Borrowers shall not assert, and hereby waive, any claim against any Indemnified Person, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit or the use of the proceeds thereof.  No Indemnified Person shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems (including the internet) in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby (other than for direct or actual damages resulting from the bad faith, gross negligence or willful misconduct of such Indemnified Person or any Related Person thereof as found by a final, non-appealable judgment of a court of competent jurisdiction), it being understood that the use of electronic telecommunications or other information transmission systems will not itself constitute bad faith, gross negligence or willful misconduct

(e)                                  The agreements in this Section 9.05 shall survive the resignation of the Administrative Agent, the Collateral Agent or any Issuing Bank, the replacement of any Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all the other Obligations, the occurrence of the Termination Date and the termination of this Agreement, any other Loan Document or any provision hereof or thereof.

Section 9.06                             Right of Set-off.  If an Event of Default shall have occurred and be continuing, each Lender, each Issuing Bank and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable law, to set off and apply any and all deposits (general or special, time or demand, provisional or final and in whatever currency denominated) at any time held and other obligations at any time owing by such Lender or such Issuing Bank to or for the credit or the account of any Borrower or any Subsidiary against any of and all the obligations of the Borrowers now or hereafter existing under this Agreement or any other Loan Document held by such Lender or such Issuing Bank, irrespective of whether or not such Lender or such Issuing Bank shall have made any demand under this Agreement or such other Loan Document and although the obligations may be unmatured; provided, that any recovery by any Lender, any Issuing Bank or any Affiliate pursuant to its setoff rights under this Section 9.06 is subject to the provisions of Section 2.18(c); provided, further, that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.24 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent and the Lenders, and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff.  The rights of each Lender and each Issuing Bank under this Section 9.06 are in addition to other rights and remedies (including other rights of set-off) that such Lender or such Issuing Bank may have.

Section 9.07                             Applicable Law.  THIS AGREEMENT AND ANY CLAIMS, CONTROVERSY, DISPUTE OR CAUSES OF ACTION (WHETHER IN CONTRACT OR TORT OR OTHERWISE) BASED UPON, ARISING OUT OF OR RELATING TO THIS AGREEMENT, SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK.

Section 9.08                             Waivers; Amendment.

(a)                                 No failure or delay of the Administrative Agent, the Collateral Agent, any Issuing Bank, any Arranger or any Lender in exercising any right or power hereunder or under any Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent, the Collateral Agent, each Issuing Bank, each Arranger and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or any other Loan Document or consent to any departure by any Borrower or any other Loan Party therefrom shall in any event be effective unless the same shall be permitted by clause (b) below, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. No notice or demand on any Borrower or any other Loan Party in any case shall entitle such person to any other or further notice or demand in similar or other circumstances. Without limiting the generality of the foregoing, the making of a Loan or issuance of a Letter of Credit shall not be construed as a waiver of any Default or Event of Default, regardless of whether the Administrative Agent, the Collateral Agent, any Arranger, any Lender or any Issuing Bank may have had notice or knowledge of such Default or Event of Default at the time.

(b)                                 Neither this Agreement nor any other Loan Document nor any provision hereof or thereof may be waived, amended or modified except (x) as provided in Section 2.21, 2.22 or 2.23, (y) in the case of this Agreement, pursuant to an agreement or agreements in writing entered into by the Borrowers and the Required Lenders and (z) in the case of any other Loan Document, pursuant to an agreement or agreements in writing entered into by each Loan Party party thereto and the Administrative Agent and consented to by the Required Lenders; provided, however, that no such agreement shall:

(i)                                     decrease or forgive the principal amount of, or extend the final maturity of, or decrease the rate of interest on, any Loan or any reimbursement obligation with respect to any L/C Disbursement, or extend the stated expiration of any Letter of Credit beyond the applicable Revolving Facility Maturity Date, without the prior written consent of each Lender directly adversely affected thereby (which, notwithstanding the foregoing, such consent of such Lender directly adversely affected thereby shall be the only consent required hereunder to make such modification); provided, that (x) any amendment to the financial definitions in this Agreement shall not constitute a reduction in the rate of interest for purposes of this clause (i) even if the effect of such amendment would be to reduce the rate of interest on any Loan or any reimbursement obligation with respect to any L/C Disbursement or to reduce any fee payable hereunder and (y) only the consent of the Required Lenders shall be necessary to reduce or waive any obligation of the Borrowers to pay interest or Fees at the applicable default rate set forth in Section 2.13(c);

(ii)                                  increase or extend the Commitment of any Lender, or decrease the Commitment Fees, L/C Participation Fees or any other Fees of any Lender without the prior written consent of such Lender (which, notwithstanding the foregoing, with respect to any such extension or decrease, such consent of such Lender shall be the only consent required hereunder to make such modification); provided, that waivers or modifications of conditions precedent, covenants, Defaults or Events of Default, mandatory prepayments or of a mandatory reduction in the aggregate Commitments shall not constitute an increase or extension of the Commitments of any Lender for purposes of this clause (ii);

(iii)                               extend or waive any Term Loan Installment Date or reduce the amount due on any Term Loan Installment Date, extend or waive any Revolving Facility Maturity Date or reduce the amount due on any Revolving Facility Maturity Date or extend any date on which payment of interest (other than interest payable at the applicable default rate of interest set forth in Section 2.13(c)) on any Loan or any L/C Disbursement or any Fees is due, without the prior written consent of each Lender directly adversely affected thereby (which, notwithstanding the foregoing, such consent of such Lender directly adversely affected thereby shall be the only consent required hereunder to make such modification);

(iv)                              amend the provisions of Section 2.18(b) or (c) in a manner that would by its terms alter the pro rata sharing of payments required thereby or the definition of “Pro Rata Share”, without the prior written consent of each Lender adversely affected thereby;

(v)                                 amend or modify the provisions of this Section 9.08 or the definition of the terms “Required Lenders,” “Majority Lenders” or any other provision hereof specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder, without the prior written consent of each Lender adversely affected thereby (it being understood that, with the consent of the Required Lenders, additional extensions of credit pursuant to this Agreement may be included in the determination of the Required Lenders on substantially the same basis as the Loans and Commitments are included on the Closing Date);

(vi)                              except as provided in Section 9.18, release all or substantially all of the Collateral, any Borrower (provided, for the avoidance of doubt, that this clause shall not apply to the release of Adient Global Holdings Ltd at any time after the Borrower Transfer Date to the extent otherwise permitted by this Agreement) or all or substantially all of the value of the Guarantees provided by the Guarantors taken as a whole, or prior to the Spinoff Date, the Guarantees provided by JCI and New JCI, as applicable, without the prior written consent of each Lender;

(vii)                           effect any waiver, amendment or modification that by its terms adversely affects the rights in respect of payments or collateral of Lenders participating in any Facility differently from those of Lenders participating in another Facility, without the consent of the Majority Lenders participating in the adversely affected Facility (it being agreed that the Required Lenders may waive, in whole or in part, any prepayment or Commitment reduction required by Section 2.11 so long as the application of any prepayment or Commitment reduction still required to be made is not changed);

provided, further, that (a) no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent, the Collateral Agent or the Issuing Banks hereunder without the prior written consent of the Administrative Agent, the Collateral Agent or each Issuing Bank affected thereby, as applicable, (b) Schedule 2.05(a), Schedule 3.08(a), Schedule 3.08(b), Schedule 3.20 and Schedule 3.21 may be updated from time to time prior to the Spinoff Date by the Borrower Representative without the consent of any other party to this Agreement, (c) Schedule 1.01(B), and Schedule 5.12 may be updated with the consent of the Borrower Representative and the Administrative Agent (not to be unreasonably withheld) prior to the Spinoff Date to reflect circumstances existing on the Spinoff Date and (d) Schedules 3.04, 3.05, 3.16, 6.01, 6.02(a), 6.04, 6.07 and 9.01 may be updated as expressly provided for in this Agreement.  Each Lender shall be bound by any waiver, amendment or modification authorized by this Section 9.08 and any consent by any Lender pursuant to this Section 9.08 shall bind any Assignee of such Lender.

Notwithstanding anything to the contrary herein, no Defaulting Lender shall have the right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent which by its terms requires the consent of all Lenders or each affected Lender may be affected with the consent of the applicable Lenders other than Defaulting Lenders), except that (x) the Commitment of any Defaulting Lender may not be increased or extended without the consent of such Lender and (y) any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender that by its terms affects any Defaulting Lender disproportionately adversely relative to other affected Lenders shall require the consent of such Defaulting Lender.

(c)                                  Without the consent of any Lender or Issuing Bank, the Loan Parties and the Administrative Agent and the Collateral Agent may (in their respective sole discretion, or shall, to the extent required by any Loan Document) enter into any amendment, modification, supplement or waiver of any Loan Document, or enter into any new agreement or instrument, to:

(i)                                     effect the granting, perfection, protection, expansion or enhancement of any security interest in any Collateral or additional property to become Collateral for the benefit of the Secured Parties,

(ii)                                  include holders of Other First Liens or (to the extent necessary or advisable under applicable local law) Junior Liens in the benefit of the Security Documents in connection with the incurrence of any Other First Lien Debt or Indebtedness permitted to be secured by Junior Liens and to give effect to any Intercreditor Agreement associated therewith, or

(iii)                               as required by local law to give effect to, or protect, any security interest for the benefit of the Secured Parties in any property or so that the security interests therein comply with applicable law or this Agreement or in each case to otherwise enhance the rights or benefits of any Lender under any Loan Document.

(d)                                 Notwithstanding the foregoing, this Agreement may be amended (or amended and restated) with the written consent of the Required Lenders, the Administrative Agent and the Borrowers (i) to permit additional extensions of credit to be outstanding hereunder from time to time and the accrued interest and fees and other obligations in respect thereof to share ratably in the benefits of this Agreement and the other Loan Documents with the Term Loans and the Revolving Facility Loans and the accrued interest and fees and other obligations in respect thereof and (ii) to include appropriately the holders of such extensions of credit in any determination of the requisite lenders required hereunder, including Required Lenders and the Required Revolving Facility Lenders, and for purposes of the relevant provisions of Section 2.18(b).

(e)                                  Notwithstanding the foregoing, technical and conforming modifications to the Loan Documents may be made with the consent of the Borrowers and the Administrative Agent (but without the consent of any Lender) to the extent necessary (A) to integrate any Other Term Loan Commitments, Other Revolving Facility Commitments, Other Term Loans and Other Revolving Loans in a manner consistent with Sections 2.21, 2.22 and 2.23 as may be necessary to establish such Other Term Loan Commitments, Other Revolving Facility Commitment, Other Term Loans or Other Revolving Loans as a separate Class or tranche from the existing Term Facility Commitments, Revolving Facility Commitments, Term Loans or Revolving Facility Loans, as applicable, and, in the case of Extended Term Loans, to reduce the amortization schedule of the related existing Class of Term Loans proportionately, (B) to integrate any Other First Lien Debt, (C) to cure any ambiguity, omission, error, typographical error, defect or inconsistency or (D) to give effect to the assumption by a Wholly Owned Subsidiary of (X) prior to the Spinoff Date, the Initial Borrower or (Y) from and after the Spinoff Date, Parent, in each case organized under the laws of England and Wales, of the obligations of the Initial Borrower as a Borrower on the Borrower Transfer Date.

(f)                                   Each of the parties hereto hereby agrees that the Administrative Agent may take any and all action as may be necessary to ensure that all Term Loans established pursuant to Section 2.21 after the Closing Date that will be included in an existing Class of Term Loans outstanding on such date (an “Applicable Date”), when originally made, are included in each Borrowing of outstanding Term Loans of such Class (the “Existing Class Loans”), on a pro rata basis, and/or to ensure that, immediately after giving effect to such new Term Loans (the “New Class Loans” and, together with the Existing Class Loans, the “Class Loans”), each Lender holding Class Loans will be deemed to hold its Pro Rata Share of each Class Loan on the Applicable Date (but without changing the amount of any such Lender’s Term Loans), and each such Lender shall be deemed to have effectuated such assignments as shall be required to ensure the foregoing.  The “Pro Rata Share” of any Lender on the Applicable Date is the ratio of (1) the sum of such Lender’s Existing Class Loans immediately prior to the Applicable Date plus the amount of New Class Loans made by such Lender on the Applicable Date over (2) the aggregate principal amount of all Class Loans on the Applicable Date.

Section 9.09                             Interest Rate Limitation.  Notwithstanding anything herein to the contrary, if at any time the applicable interest rate, together with all fees and charges that are treated as interest under applicable law (collectively, the “Charges”), as provided for herein or in any other document executed in connection herewith, or otherwise contracted for, charged, received, taken or reserved by any Lender or any Issuing Bank, shall exceed the maximum lawful rate (the “Maximum Rate”) that may be contracted for, charged, taken, received or reserved by such Lender or Issuing Bank in accordance with applicable law, the rate of interest payable hereunder, together with all Charges payable to such Lender or Issuing Bank, shall be limited to the Maximum Rate; provided, that such excess amount shall be paid to such Lender or Issuing Bank on subsequent payment dates to the extent not exceeding the legal limitation. In determining whether the interest contracted for, charged, or received by the Administrative Agent or a Lender exceeds the Maximum Rate, such person may, to the extent permitted by applicable law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

Section 9.10                             Entire Agreement.  This Agreement, the other Loan Documents and the agreements regarding certain Fees referred to herein constitute the entire contract between the parties relative to the subject matter hereof. Any previous agreement among or representations from the parties or their Affiliates with respect to the subject matter hereof is superseded by this Agreement and the other Loan Documents.  Notwithstanding the foregoing, the Fee Letter shall survive the execution and delivery of this Agreement and remain in full force and effect.  Nothing in this Agreement or in the other Loan Documents, expressed or implied, is intended to confer upon any party other than the parties hereto and thereto (and the Indemnified Persons) rights, remedies, obligations or liabilities under or by reason of this Agreement or the other Loan Documents.

Section 9.11                             WAIVER OF JURY TRIAL.  EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY).  EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.11.

Section 9.12                             Severability.  In the event any one or more of the provisions contained in this Agreement or in any other Loan Document should be held invalid, illegal or unenforceable in any respect in any jurisdiction, the validity, legality and enforceability of the remaining provisions contained herein and therein shall not in any way be affected or impaired thereby as to such jurisdiction, and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction. The parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

Section 9.13                             Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall constitute an original but all of which, when taken together, shall constitute but one contract, and shall become effective as provided in Section 9.03.  Delivery of an executed counterpart of a signature page of this Agreement by telecopy, emailed pdf. or any other electronic means that reproduces an image of the actual executed signature page shall be effective as delivery of a manually executed counterpart of this Agreement.  The words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to any document to be signed in connection with this Agreement and the transactions contemplated hereby shall be deemed to include electronic signatures, deliveries or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act; provided that nothing herein shall require the Administrative Agent to accept electronic signatures in any form or format without its prior written consent.

Section 9.14                             Headings.  Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and are not to affect the construction of, or to be taken into consideration in interpreting, this Agreement.

Section 9.15                             Jurisdiction; Consent to Service of Process.

(a)                                 The Borrowers and each other Loan Party irrevocably and unconditionally agrees that it will not commence any action, litigation or proceeding of any kind or description, whether in law or equity, whether in contract or in tort or otherwise, against the Administrative Agent, the Collateral Agent, any Lender, any Arranger or any Affiliate of the foregoing in any way relating to this Agreement or any other Loan Document or the transactions relating hereto or thereto, in any forum other than the courts of the State of New York sitting in New York County, Borough of Manhattan, and of the United States District Court of the Southern District of New York, sitting in New York County, Borough of Manhattan, and any appellate court from any thereof, and each of the parties hereto irrevocably and unconditionally submits to the jurisdiction of such courts and agrees that all claims in respect of any such action, litigation or proceeding may be heard and determined in such New York State court or, to the fullest extent permitted by applicable law, in such federal court.  Each of the parties hereto agrees that a final judgment in any such action, litigation or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.  Nothing in this Agreement or in any other Loan Document shall affect any right that the Administrative Agent, any Issuing Bank or any Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against any Borrower or any other Loan Party or its properties in the courts of any jurisdiction.

(b)                                 Each of the parties hereto hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or the other Loan Documents in any court referred to in paragraph (a) of this Section 9.15.  Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(c)                                  Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.01.  Nothing in this Agreement will affect the right of any party to this Agreement or any other Loan Document to serve process in any other manner permitted by law.

(d)                                 Each Loan Party party hereto irrevocably and unconditionally appoints (i) prior to the Spinoff Date, JCI, with an office on the date hereof at CT CORPORATION SYSTEM, 8020 EXCELSIOR DRIVE, SUITE 200, MADISON, WI 53717, and its successors hereunder and (ii) on and after the Spinoff Date, the Subsidiary Borrower, with an office on the date hereof at THE CORPORATION COMPANY, 30600 TELEGRAPH ROAD STE 2345, BINGHAM FARMS, MI 48025, and its successors hereunder (in each case, the “Process Agent”), as its agent to receive on behalf of each such Loan Party and its property all writs, claims, process, and summonses in any action or proceeding brought against it in the State of New York; provided that to the extent the Process Agent is incorporated or organized under the laws of any jurisdiction other than the United States of America, any state thereof or the District of Columbia, the Process Agent agrees to maintain an office in the United States (which may be effected through a sub-agent)  for service of process.  Such service may be made by mailing or delivering a copy of such process to the respective Loan Party in care of the Process Agent at the address specified above for the Process Agent, and such Loan Party irrevocably authorizes and directs the Process Agent to accept such service on its behalf.  Failure by the Process Agent to give notice to the respective Loan Party, or failure of the respective Loan Party, to receive notice of such service of process shall not impair or affect the validity of such service on the Process Agent or any such Loan Party, or of any judgment based thereon.  Each Loan Party party hereto covenants and agrees that it shall take any and all reasonable action, including the execution and filing of any and all documents, that may be necessary to continue the designation of the Process Agent above in full force and effect, and to cause the Process Agent to act as such.  Nothing herein shall in any way be deemed to limit the ability to serve any such writs, process or summonses in any other manner permitted by applicable law.  The Borrower Representative hereby represents and warrants that JCI has, and the Subsidiary Borrower will, consent to serve as such agent at such times set forth above.

Section 9.16                             Confidentiality.  Each of the Lenders, each Issuing Bank and each of the Agents agrees that it shall maintain in confidence any information relating to Parent, any Borrower and any Subsidiary or their respective businesses furnished to it by or on behalf of Parent, any Borrower or any Subsidiary (other than information that (a) has become generally available to the public other than as a result of a disclosure by such party, (b) has been independently developed by such Lender, such Issuing Bank or such Agent without violating this Section 9.16 or (c) was available to such Lender, such Issuing Bank or such Agent from a third party having, to such person’s knowledge, no obligations of confidentiality to any Borrower or any other Loan Party) and shall not reveal the same other than to its Related Parties and any numbering, administration or settlement service providers or to any person that approves or administers the Loans on behalf of such Lender (so long as each such person shall have been instructed to keep the same confidential in accordance with this Section 9.16), except:  (A) to the extent necessary to comply with applicable laws or any legal process or the requirements of any Governmental Authority purporting to have jurisdiction over such person or its Related Parties, the National Association of Insurance Commissioners or of any securities exchange on which securities of the disclosing party or any Affiliate of the disclosing party are listed or traded, (B) as part of reporting or review procedures to, or examinations by, Governmental Authorities or self-regulatory authorities, including the National Association of Insurance Commissioners or the National Association of Securities Dealers, Inc., (C) to its parent companies, Affiliates and their Related Parties including auditors, accountants, legal counsel and other advisors (so long as each such person shall have been instructed to keep the same confidential in accordance with this Section 9.16), (D) in connection with the exercise of any remedies under this Agreement or any other Loan Document or any suit, action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (E) to any pledgee under Section 9.04(d) or any other prospective assignee of, or prospective Participant in, any of its rights under this Agreement (so long as such person shall have been instructed to keep the same confidential in accordance with this Section 9.16), (F) to any direct or indirect contractual counterparty (or its Related Parties) in Hedging Agreements or such contractual counterparty’s professional advisor (so long as such contractual counterparty or professional advisor to such contractual counterparty agrees to be bound by the provisions of this Section 9.16), (G) on a confidential basis to (i) any rating agency in connection with rating Parent, any Borrower or their Subsidiaries or the facilities evidenced by this Agreement or (ii) the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers with respect to the facilities evidenced by this Agreement, (H) with the prior written consent of any Borrower, (I) to the extent routinely provided by arrangers to data service providers, including league table providers, that serve the lending industry and (J) to any other party to this Agreement.

Section 9.17                             Platform; Borrower Materials.  The Borrowers hereby acknowledge that (a) the Administrative Agent and/or the Arrangers will make available to the Lenders and the Issuing Banks materials and/or information provided by or on behalf of the Borrowers hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on Intralinks or another similar electronic system (the “Platform”), and (b) certain of the Lenders may be “public-side” Lenders (i.e., Lenders that do not wish to receive material non-public information with respect to the Borrowers or their respective Subsidiaries or any of their respective securities) (each, a “Public Lender”). The Borrowers hereby agree that it will identify that portion of the Borrower Materials that may be distributed to the Public Lenders and that (i) all such Borrower Materials shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof, (ii) by marking Borrower Materials “PUBLIC,” the Borrowers shall be deemed to have authorized the Administrative Agent, the Arrangers, the Issuing Banks and the Lenders to treat such Borrower Materials as solely containing information that is either (A) publicly available information or (B) not material (although it may be sensitive and proprietary) with respect to Parent or the Subsidiaries or any of their respective securities for purposes of United States Federal securities laws (provided, however, that such Borrower Materials shall be treated as set forth in Section 9.16, to the extent such Borrower Materials constitute information subject to the terms thereof), (iii) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Investor”; and (iv) the Administrative Agent and the Arrangers shall be entitled to treat any

Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Investor.”  THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.”  THE ADMINISTRATIVE AGENT, ITS RELATED PARTIES AND THE ARRANGERS DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS.  NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY THE ADMINISTRATIVE AGENT, ANY OR ITS RELATED PARTIES OR ANY ARRANGER IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM.

Section 9.18                             Release of Liens and Guarantees.

(a)                                 The Lenders, the Issuing Banks and the other Secured Parties hereby irrevocably agree that the Liens granted to the Collateral Agent by the Loan Parties on any Collateral shall (1) be automatically released:  (i) in full upon the occurrence of the Termination Date as set forth in Section 9.18(d) below; (ii) upon the Disposition (other than any lease or license) of such Collateral by any Loan Party to a person that is not (and is not required to become) a Loan Party in a transaction permitted by this Agreement (and the Collateral Agent may rely conclusively on a certificate to that effect provided to it by any Loan Party upon its reasonable request without further inquiry), (iii) to the extent that such Collateral comprises property leased or licensed to a Loan Party, upon termination or expiration of such lease or license (and the Collateral Agent may rely conclusively on a certificate to that effect provided to it by any Loan Party upon its reasonable request without further inquiry), (iv) if the release of such Lien is approved, authorized or ratified in writing by the Required Lenders (or such other percentage of the Lenders whose consent may be required in accordance with Section 9.08), (v) to the extent that the property constituting such Collateral is owned by any Guarantor (other than the Parent or a Borrower), upon the release of such Guarantor from its obligations under the Guarantee in accordance with the Guarantee Agreement or clause (b) below (and the Collateral Agent may rely conclusively on a certificate to that effect provided to it by any Loan Party upon its reasonable request without further inquiry), (vi) as required by the Collateral Agent to effect any Disposition of Collateral in connection with any exercise of remedies of the Collateral Agent pursuant to the Security Documents, (vii) in the case of Permitted Receivables Facility Assets, upon the Disposition thereof by any Loan Party to a Receivables Entity of such Permitted Receivables Facility Assets pursuant to a Qualified Receivables Facility, (viii) in respect of all Liens on any assets of Adient Global Holdings Ltd, to the extent it is liquidated, dissolved or transfers all its assets to Loan Parties or is otherwise wound up at any time on or after the Borrower Transfer Date in a transaction otherwise permitted by this Agreement, and (ix) in the case of the pledge of the Equity Interests of Adient Global Holdings Ltd under the Jersey Law All Assets Pledge Agreement, upon the date on which Adient Global Holdings Ltd is liquidated, dissolved or transfers all its assets to Loan Parties or is otherwise wound up at any time on or after the Borrower Transfer Date in a transaction otherwise permitted by this Agreement, and (2) be released in the circumstances, and subject to the terms and conditions, provided in Section 8.11 (and the Collateral Agent may rely conclusively on a certificate to that effect provided to it by any Loan Party upon its reasonable request without any further inquiry).  Any such release shall not in any manner discharge, affect, or impair the Obligations or any Liens (other than those being released) upon (or obligations (other than those being released) of the Loan Parties in respect of) all interests retained by the Loan Parties, including the proceeds of any Disposition, all of which shall continue to constitute part of the Collateral except to the extent otherwise released in accordance with the provisions of the Loan Documents.

(b)                                 In addition, the Lenders, the Issuing Banks and the other Secured Parties hereby irrevocably agree that any Guarantor (other than JCI, New JCI and Parent) shall be released from its respective Guarantee (i) automatically upon consummation of any transaction permitted hereunder (x) resulting in such Subsidiary ceasing to constitute a Subsidiary or (y) in the case of any Guarantor (other than Parent and the Borrowers) which would not be required to be a Guarantor because it is or has become an Excluded Subsidiary, in each case following a written request by the Borrowers to the Administrative Agent requesting that such person no longer constitute a Guarantor and certifying its entitlement to the requested release (and the Collateral Agent may rely conclusively on a certificate to the foregoing effect without further inquiry); provided, that any such release pursuant to preceding clause (y) shall only be effective if (A) no Default or Event of Default has occurred and is continuing or would result therefrom, (B) such Subsidiary owns no assets which were previously transferred to it by another Loan Party which constituted Collateral or proceeds of Collateral (or any such transfer of any such assets would be permitted hereunder immediately following such release), (C) at the time of such release (and after giving effect thereto), all outstanding Indebtedness of, and Investments previously made in, such Subsidiary would then be permitted to be made in accordance with the relevant provisions of Sections 6.01 and 6.04 (for this purpose, with the Borrowers being required to reclassify any such items made in reliance upon the respective Subsidiary being a Guarantor on another basis as would be permitted by such applicable Section), and any previous Dispositions thereto pursuant to Section 6.05 shall be re-characterized and would then be permitted as if same were made to a Subsidiary that was not a Guarantor (and all items described above in this clause (C) shall thereafter be deemed recharacterized as provided above in this clause (C)) and (D) such Subsidiary shall not be (or shall be simultaneously be released as) a guarantor with respect to any Refinancing Notes, Permitted Debt or any Permitted Refinancing Indebtedness with respect to the foregoing or (ii) if the release of such Guarantor is approved, authorized or ratified by the Required Lenders (or such other percentage of Lenders whose consent is required in accordance with Section 9.08).  The Lenders, the Issuing Banks and the other Secured Parties hereby agree that JCI and New JCI shall automatically cease to be Guarantors on the Spinoff Date subject to the satisfaction of the conditions set forth in the definition of “Spinoff Date.”  In addition, the Lenders, the Issuing Banks and the other Secured Parties hereby irrevocably agree that Adient Global Holdings Ltd to the extent it is liquidated, dissolved or transfers all of its assets to Loan Parties or is otherwise wound up at any time on or after the Borrower Transfer Date in a transaction otherwise permitted by this Agreement, shall be automatically released from its Guarantee pursuant to the Guarantee Agreement.

(c)                                  The Lenders, the Issuing Banks and the other Secured Parties hereby authorize the Administrative Agent and the Collateral Agent, as applicable, to execute and deliver any instruments, documents, and agreements necessary or desirable to evidence and confirm the release of any Guarantor or Collateral pursuant to the foregoing provisions of this Section 9.18, all without the further consent or joinder of any Lender or any other Secured Party.  Upon the effectiveness of any such release, any representation, warranty or covenant contained in any Loan Document relating to any such Collateral or Guarantor shall no longer be deemed to be made.  In connection with any release hereunder, the Administrative Agent and the Collateral Agent shall promptly (and the Secured Parties hereby authorize the Administrative Agent and the Collateral Agent to) take such action and execute any such documents as may be reasonably requested by the Borrowers and at the Borrowers’ expense in connection with the release of any Liens created by any Loan Document in respect of such Loan Party, property or asset; provided, that (i) the Administrative Agent shall have received a certificate of a Responsible Officer of Parent containing such certifications as the Administrative Agent shall reasonably request, (ii) the Administrative Agent or the Collateral Agent shall not be required to execute any such document on terms which, in the applicable Agent’s reasonable opinion, would expose such Agent to liability or create any obligation or entail any consequence other than the release of such Liens without recourse or warranty, and (iii) such release shall not in any manner discharge, affect or impair the Obligations or any Liens upon (or obligations of any Loan Party in respect of) all interests retained by any Loan Party, including (without limitation) the proceeds of the sale, all of which shall continue to constitute part of the Collateral.  Any execution and delivery of documents pursuant to this Section 9.18(c) shall be without recourse to or warranty by the Administrative Agent or Collateral Agent.

(d)                                 Notwithstanding anything to the contrary contained herein or any other Loan Document, on the Termination Date, upon request of the Borrower Representative, the Administrative Agent and/or the Collateral Agent, as applicable, shall (without notice to, or vote or consent of, any Secured Party) take such actions as shall be required to release its security interest in all Collateral, and to release all obligations under any Loan Document, including, without limitation, original executed releases of the Mortgages in recordable or registerable form and any reasonable assistance as may be required to make any applicable recording, filing or registration of such releases, whether or not on the date of such release there may be any (i) obligations in respect of any Secured Hedge Agreements, Secured Supply Chain Financing or any Secured Cash Management Agreements and (ii) any contingent indemnification obligations or expense reimbursement claims not then due; provided, that the Administrative Agent shall have received a certificate of a Responsible Officer of the Borrower Representative containing such certifications as the Administrative Agent shall reasonably request. Any such release of obligations shall be deemed subject to the provision that such obligations shall be reinstated if after such release any portion of any payment in respect of the obligations guaranteed thereby shall be rescinded, avoided or must otherwise be restored or returned upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of any Borrower or any Guarantor, or upon or as a result of the appointment of a receiver, intervenor or conservator of, or trustee or similar officer for, any Borrower or any Guarantor or any substantial part of its property, or otherwise, all as though such payment had not been made.  The Borrower Representative agrees to pay all reasonable and documented out-of-pocket expenses incurred by the Administrative Agent or the Collateral Agent (and their respective representatives) in connection with taking such actions to release security interests in all Collateral and all obligations under the Loan Documents as contemplated by this Section 9.18(d).

(e)                                  Obligations of Parent or any of its Subsidiaries under any Secured Cash Management Agreement, Secured Supply Chain Financing or Secured Hedge Agreement (after giving effect to all netting arrangements relating to such Secured Hedge Agreements) shall be secured and guaranteed pursuant to the Security Documents only to the extent that, and for so long as, the other Obligations are so secured and guaranteed.  No person shall have any voting rights under any Loan Document solely as a result of the existence of obligations owed to it under any such Secured Hedge Agreement, Secured Supply Chain Financing or Secured Cash Management Agreement.  For the avoidance of doubt, no release of Collateral or Guarantors effected in the manner permitted by this Agreement shall require the consent of any holder of obligations under Secured Hedge Agreements, Secured Supply Chain Financing or any Secured Cash Management Agreements.

Section 9.19                             USA PATRIOT Act Notice.  Each Lender that is subject to the USA PATRIOT Act and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies each Loan Party that pursuant to the requirements of the USA PATRIOT Act, it is required to obtain, verify and record information that identifies such Loan Party, which information includes the name and address of such Loan Party and other information that will allow such Lender or the Administrative Agent, as applicable, to identify each Loan Party in accordance with the USA PATRIOT Act.

Section 9.20                             Agency of Parent for the Loan Parties.  Each of the other Loan Parties hereby appoints the Borrower Representative as its agent for all purposes relevant to this Agreement and the other Loan Documents, including the giving and receipt of notices and the execution and delivery of all documents, instruments and certificates contemplated herein and therein and all modifications hereto and thereto.

Section 9.21                             No Liability of the Issuing Banks.  The Borrowers assume all risks of the acts or omissions of any beneficiary or transferee of any Letter of Credit with respect to its use of such Letter of Credit.  Neither the Administrative Agent, the Revolving Facility Lenders nor any Issuing Bank, nor any of their Related Parties shall be liable or responsible for:  (a) the use that may be made of any Letter of Credit or any acts or omissions of any beneficiary or transferee in connection therewith; (b) the validity, sufficiency or genuineness of documents, or of any endorsement thereon, even if such documents should prove to be in any or all respects invalid, insufficient, fraudulent or forged; (c) payment by such Issuing Bank against presentation of documents that do not comply with the terms of a Letter of Credit, including failure of any documents to bear any reference or adequate reference to the Letter of Credit; or (d) any other circumstances whatsoever in making or failing to make payment under any Letter of Credit, except that the Borrowers shall have a claim against such Issuing Bank, and such Issuing Bank shall be liable to the Borrowers, to the extent of any direct, but not consequential, damages suffered by the Borrowers that the Borrowers proves were caused by (i) such Issuing Bank’s willful misconduct or gross negligence as determined in a final, non-appealable judgment by a court of competent jurisdiction in determining whether documents presented under any Letter of Credit comply with the terms of the Letter of Credit or (ii) such Issuing Bank’s willful failure to make lawful payment under a Letter of Credit after the presentation to it of a draft and certificates strictly complying with the terms and conditions of the Letter of Credit.  In furtherance and not in limitation of the foregoing, such Issuing Bank may, in its sole discretion, either accept and make payment upon documents that appear on their face to be in substantial compliance with a Letter of Credit, without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.

Section 9.22                             Acknowledgement and Consent to Bail-In of EEA Financial Institutions.  Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any EEA Financial Institution arising under any Loan Document may be subject to the write-down and conversion powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)                                 the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an EEA Financial Institution; and

(b)                                 the effects of any Bail-In Action on any such liability, including, if applicable:

(i)                                     a reduction in full or in part or cancellation of any such liability;

(ii)                                  a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent entity, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii)                               the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of any EEA Resolution Authority.

Section 9.23                             Judgment Currency.  If, for the purposes of obtaining judgment in any court, it is necessary to convert a sum due hereunder or any other Loan Document in one currency into another currency, the rate of exchange used shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase the first currency with such other currency on the Business Day preceding that on which final judgment is given.  The obligation of the Borrowers in respect of any such sum due from either of them to the Administrative Agent or any Lender hereunder or under the other Loan Documents shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than that in which such sum is denominated in accordance with the applicable provisions of this Agreement (the “Agreement Currency”), be discharged only to the extent that on the Business Day following receipt by the Administrative Agent or such Lender, as the case may be, of any sum adjudged to be so due in the Judgment Currency, the Administrative Agent or such Lender, as the case may be, may in accordance with normal banking procedures purchase the Agreement Currency with the Judgment Currency.  If the amount of the Agreement Currency so purchased is less than the sum originally due to the Administrative Agent or any Lender from either Borrower in the Agreement Currency, the Borrowers agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Administrative Agent or such Lender, as the case may be, against such loss.  If the amount of the Agreement Currency so purchased is greater than the sum originally due to the Administrative Agent or any Lender in such currency, the Administrative Agent or such Lender, as the case may be, agrees to return the amount of any excess to the Borrowers.

Section 9.24                             Distributable Reserves.  Nothing in this Agreement or any other Loan Document will prevent any of Parent, the Borrowers or any of the Subsidiaries from reducing its company capital in any way permitted by applicable law and the Lenders hereby consent to any such reduction of company capital and, without limiting the foregoing, consent to and agree not to object to any such reduction of company capital by way of court or other procedure required to implement any such reduction of company capital.  Notwithstanding the foregoing, nothing in this Section 9.24 shall diminish the applicability of the covenants contained in Article VI hereof.

Section 9.25                             Restricted Lenders.  With respect to each Lender that qualifies as a resident party domiciled in Germany (Inländer) within the meaning of section 2 paragraph 15 of the German Foreign Trade and Payments Act (Außenwirtschaftsgesetz) (each a “Restricted Lender”), Section 3.23 and, solely as it relates to compliance with Section 3.23, Article IV shall only apply to the extent that such provision would not result in (a) any violation of, conflict with or liability under EU Regulation (EC) 2271/96 or (b) a violation or conflict with section 7 of the German Foreign Trade and Payments Ordinance (Außenwirtschaftsverordnung) or a similar anti-boycott statute. In connection with any amendment, waiver, determination or direction relating to any part of Section 3.23 and, solely as it relates to compliance with Section 3.23, Article IV of which a Restricted Lender does not have the benefit, to the extent that on or prior to the date of such amendment, waiver, determination or direction (and until such time as Lender shall advise the Administrative Agent and Company in writing otherwise), such Lender has advised the Administrative Agent and Company in writing that it does not have such benefit, the Commitments of that Restricted Lender will be excluded for the purpose of determining whether the consent of the Required Lenders has been obtained or whether the determination or direction by the Required Lenders has been made.

Section 9.26                             No Advisory or Fiduciary Responsibility.

In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), each of the Borrowers acknowledge and agrees that:  (i) (A) the arranging and other services regarding this Agreement provided by the Administrative Agent, the Lenders, the Documentation Agents and the Arrangers are arm’s-length commercial transactions between the Borrowers, Parent and their respective Affiliates, on the one hand, and the Administrative Agent, the Lenders, the Documentation Agents and the Arrangers, on the other hand, (B) each of the Borrowers and Parent have consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (C) each of the Borrowers and Parent are capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (ii) (A) the Administrative Agent, each Lender, each Documentation Agent and each Arranger is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Borrowers, Parent or any of their respective Affiliates, or any other person and (B) neither the Administrative Agent, nor any Lender, Documentation Agent or Arranger has any obligation to the Borrower, Parent or any of their respective Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii) the Administrative Agent, each Lender, each Documentation Agent and each Arranger and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrowers, Parent and their respective Affiliates, and neither the Administrative Agent nor any Lead Arranger, Lender or documentation agent has any obligation to disclose any of such interests to the Borrowers, Parent or any of their respective Affiliates. Each of the Borrowers agrees that it will not take any position or bring any claim against any of the Administrative Agent, Lenders, Documentation Agents or Arrangers that is contrary to the preceding sentence.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first written above.

ADIENT GLOBAL HOLDINGS LTD

By:	/s/ Steven T. Mielke
Name: Steven T. Mielke
Title: Authorized Representative

JPMORGAN CHASE BANK, N.A.
as Administrative Agent, Collateral Agent and Issuing Bank and as a Lender

By:	/s/ Robert P. Kellas
Name: Robert P. Kellas
Title: Executive Director

BANK OF AMERICA, N.A.,
as Syndication Agent, a Lender and Issuing Bank

By:	/s/ Christopher Wozniak
Name: Christopher Wozniak
Title: Director

Barclays Bank PLC,
as a Lender and Issuing Bank

By:	/s/ Vanessa Kurbatskiy
Name: Vanessa Kurbatskiy
Title: Vice President

CITIBANK, N.A.,
as a Lender and Issuing Bank

By:	/s/ Stephanie Bowker
Name: Stephanie Bowker
Title: Director / Vice President

CREDIT AGRICOLE CORPORATE AND INVESTMENT BANK,
as a Lender and Issuing Bank

By:	/s/ Gary Herzog
Name: GARY HERZOG
Title: MANAGING DIRECTOR

By:	/s/ Kaye Ea
Name: KAYE EA
Title: MANAGING DIRECTOR

COMMERZBANK AG, NEW YORK BRANCH,
as a Lender

By:	/s/ Diane Pockaj
Name: Diane Pockaj
Title: Managing Director

By:	/s/ Vanessa De La Ossa
Name: Vanessa De La Ossa
Title: Assistant Vice President

GOLDMAN SACHS BANK USA
as a Lender

By:	/s/ Rebecca Kratz
Name: Rebecca Kratz
Title: Authorized Signatory

ING Bank N.V., Dublin Branch,
as a Lender

By:	/s/ Barry Fehily
Name: Barry Fehily
Title: Country Manager

By:	/s/ Sean Hassett
Name: Sean Hassett
Title: Director

Intesa Sanpaolo S.p.A., as a Lender

By:	/s/ Jordan Schweon
Name: Jordan Schweon
Title: Global Relationship Manager

By:	/s/ Francesco Di Mario
Name: Francesco Di Mario
Title: F.V.P. & Head of Credit

Status of Lender under Section 2.17(g)(vi) of the credit agreement: UK Qualifying Lender
(other than a UK Treaty Lender) through INTESA SANPAOLO S.p.A., London Branch.

The Bank of Tokyo-Mitsubishi UFJ, Ltd.,
as a Lender

By:	/s/ Thomas Danielson
Name: Thomas Danielson
Title: Authorized Signatory

The Toronto-Dominion Bank, New York Branch,
as a Lender

By:	/s/ Annie Dorval
Name: Annie Dorval
Title: Authorized Signatory

U.S. Bank National Association,
as a Lender

By:	/s/ Brett M. Justman
Name: Brett M. Justman
Title: Vice President

UniCredit Bank AG, New York Branch,
as a Lender

By:	/s/ Ken Hamilton
Name: Ken Hamilton
Title: Managing Director

By:	/s/ Thilo Huber
Name: Thilo Huber
Title: Director

Wells Fargo Bank, N.A.
as a Lender

By:	/s/ Charles W. Reed
Name: Charles W. Reed
Title: Managing Director

Industrial and Commercial Bank of China Limited,
New York Branch
as a Lender

By:	/s/ Linjia Zhou
Name: Linjia Zhou
Title: Executive Director

By:	/s/ Kan Chen
Name: Kan Chen
Title: Vice President

BMO Harris Bank, N.A.
as a Lender

By:	/s/ Josh Hovermale
Name: Josh Hovermale
Title: Vice President

Bank of China, Chicago Branch
as a Lender

By:	/s/ Chengxiang Li
Name: Chengxiang Li
Title: Senior Vice President & Deputy Branch Manager

Standard Chartered Bank
as a Lender

By:	/s/ Rebecca Shen
Name: Rebecca Shen
Title: Executive Director

BANCO BILBAO VIZCAYA ARGENTARIA, S.A.
NEW YORK BRANCH
as a Lender

By:	/s/ Brian Crowley
Name: Brian Crowley
Title: Managing Director

By:	/s/ Cara Younger
Name: Cara Younger
Title: Director

UBS AG, STAMFORD BRANCH,
as a Lender

By:	/s/ Craig Pearson
Name: Craig Pearson
Title: Associate Director Banking Product Services, US

By:	/s/ Kenneth Chin
Name: Kenneth Chin
Title: Director Banking Products Services, US

DBS Bank Ltd.
as a Lender

By:	/s/ Yeo How Ngee
Name: Yeo How Ngee
Title: Managing Director

PNC Bank, National Association
as a Lender

By:	/s/ Chris Hermann
Name: Chris Hermann
Title: Senior Vice President

State Bank of India, New York,
as a Lender

By:	/s/ Manoranjan Panda
Name: Manoranjan Panda
Title: VP & Head, Credit Management Cell

The Huntington National Bank,
as a Lender

By:	/s/ Michael Kiss
Name: Michael Kiss
Title: Vice President

Associated Bank, N.A.,
as a Lender

By:	/s/ Dan Holzhauer
Name: Dan Holzhauer
Title: Senior Vice President

Chang Hwa Commercial Bank New York Branch,
as a Lender

By:	/s/ Stella Lu
Name: Stella Lu
Title: AVP and AGM

EXHIBIT A

ASSIGNMENT AND ACCEPTANCE

This Assignment and Acceptance (the “Assignment and Acceptance”) is dated as of the Effective Date set forth below and is entered into by and between [Insert name of Assignor] (the “Assignor”) and [Insert name of Assignee] (the “Assignee”).  Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee.  The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Acceptance as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (the “Effective Date”) (i) all of the Assignor’s rights and obligations in its capacity as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the respective facilities identified below (including any letters of credit and guarantees included in such facilities) and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned pursuant to clauses (i) and (ii) above being referred to herein collectively as the “Assigned Interest”).  Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Acceptance, without representation or warranty by the Assignor.

1.	Assignor:

2.	Assignee:
[and is an Affiliate/Approved Fund of [identify Lender](1)][and whose jurisdiction of incorporation is [identify jurisdiction] and scheme reference number is [identify scheme reference number]](2)

3.	Borrower[s]:	The Initial Borrower[and the Subsidiary Borrower](3)

4.	Administrative Agent:	JPMorgan Chase Bank, N.A., as the administrative agent under the Credit Agreement

(1)                                 Select as applicable.

(2)                                 To be completed in the event the Assignee is a Treaty Lender.

(3)                                 From and after the Spinoff Date, to the extent revolving loans are being assigned.

5.	Credit Agreement:	The Credit Agreement dated as of July [27], 2016 among Adient Global

Holdings Ltd, a public company organized under the Companies (Jersey) Law 1991, the other Borrowers from time to time party thereto, the lenders party thereto from time to time, the Issuing Banks party thereto from time to time, and JPMorgan Chase Bank, N.A., as Administrative Agent and Collateral Agent.

6.	Assigned Interest:

Facility Assigned	Aggregate Amount of Commitment/Loans for all Lenders	Amount of Commitment/Loans Assigned	Percentage Assigned of Commitment/Loans(4)
Initial Term A Loan Commitments/Initial Term A Loans	$	$		%
Revolving Facility Commitments/Revolving Facility Loans	$	$		%

Effective Date:                   , 20    [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

The Assignee agrees to deliver to the Administrative Agent a completed Administrative Questionnaire in which the Assignee designates one or more Credit Contacts to whom all syndicate-level information (which may contain material non-public information about the Loan Parties and their Related Parties or their respective securities) will be made available and who may receive such information in accordance with the Assignee’s compliance procedures and applicable laws, including Federal and state securities laws.

The terms set forth in this Assignment and Acceptance are hereby agreed to:

ASSIGNOR

[NAME OF ASSIGNOR]

By:
Name:
Title:

ASSIGNEE

[NAME OF ASSIGNEE]

By:

(4)                                 Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.

A-I-2

Name:
Title:

[Consented to and](5) Accepted:

[JPMORGAN CHASE BANK, N.A.,
as Administrative Agent]

By:
Name:
Title:

[ ],
as Issuing Bank]

By:
Name:
Title:

(5)                                 To be completed to the extent consents are required under the Credit Agreement.

A-I-3

[[Adient Global Holdings Ltd][Wholly Owned Subsidiary of Parent organized under the laws of England],

as Borrower Representative]

By:
Name:
Title:

A-I-1

ADIENT GLOBAL HOLDINGS LTD CREDIT AGREEMENT

STANDARD TERMS AND CONDITIONS FOR
ASSIGNMENT AND ACCEPTANCE

1.  Representations and Warranties.

1.1  Assignor.  The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Acceptance and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Credit Agreement or any collateral thereunder, (iii) the financial condition of the Loan Parties, any of their Subsidiaries or Affiliates or any other Person obligated in respect of the Credit Agreement or (iv) the performance or observance by any Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under the Credit Agreement.

1.2.  Assignee.  The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Acceptance and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it satisfies the requirements, if any, specified in the Credit Agreement that are required to be satisfied by it in order to acquire the Assigned Interest and become a Lender, (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered pursuant to Section 5.04(a) or 5.04(b) thereof, as applicable, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Acceptance and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on the Administrative Agent or any other Lender, (v) attached to the Assignment and Acceptance is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by the Assignee and (vi) it is not a Disqualified Institution under the Credit Agreement; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Agreement, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Credit Agreement are required to be performed by it as a Lender.

2.  Payments.  From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date.

3.  General Provisions. This Assignment and Acceptance shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns.  This Assignment and Acceptance may be executed in any number of counterparts, which together shall constitute one instrument.  Acceptance and adoption of the terms of this Assignment and Acceptance by the Assignee

A-I-1

and the Assignor by Electronic Signature (as defined below) or delivery of an executed counterpart of a signature page of this Assignment and Acceptance by any Electronic System (as defined below) shall be effective as delivery of a manually executed counterpart of this Assignment and Acceptance.  This Assignment and Acceptance shall be governed by, and construed in accordance with, the law of the State of New York.

“Electronic Signature” means an electronic sound, symbol, or process attached to, or associated with, a contract or other record and adopted by a person with the intent to sign, authenticate or accept such contract or record.

“Electronic System” means any electronic system, including e-mail, e-fax, Intralinks®, ClearPar®, Debt Domain, Syndtrak and any other Internet or extranet-based site, whether such electronic system is owned, operated or hosted by the Administrative Agent and any of its respective Related Parties or any other person, providing for access to data protected by passcodes or other security system.

A-I-2

EXHIBIT B

[Reserved]

B-1

EXHIBIT C

SOLVENCY CERTIFICATE
of
PARENT
AND ITS SUBSIDIARIES

Pursuant to the definition of “Spinoff Date” in Section 1.01 of the Credit Agreement dated as of [          ], 2016 (the “Credit Agreement”) terms defined therein being used herein as therein defined), among Adient Global Holdings Ltd, a public company organized under the Companies (Jersey) Law 1991, the other Borrowers from time to time party thereto, the Lenders and Issuing Banks from time to time party thereto, and JPMorgan Chase Bank, N.A., as Administrative Agent and Collateral Agent, the undersigned hereby certifies, solely in such undersigned’s capacity as [chief financial officer][specify other officer with equivalent duties meeting the definition of Financial Officer of the Credit Agreement] of the Parent, and not individually, as follows:

As of the date hereof, after giving effect to the consummation of the Transactions, including the making of the Loans under the Credit Agreement on or prior to the date hereof, and after giving effect to the application of the proceeds of such Loans:

a.              The fair value of the assets of the Parent and its Subsidiaries, on a consolidated basis, exceeds, on a consolidated basis, their debts and liabilities, subordinated, contingent or otherwise;

b.              The present fair saleable value of the property of the Parent and its Subsidiaries, on a consolidated basis, is greater than the amount that will be required to pay the probable liability, on a consolidated basis, of their debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured;

c.               The Parent and its Subsidiaries, on a consolidated basis, are able to pay their debts and liabilities, subordinated, contingent or otherwise, as such liabilities become absolute and matured; and

d.              The Parent and its Subsidiaries, on a consolidated basis, are not engaged in, and are not about to engage in, business for which they have unreasonably small capital.

For purposes of this Certificate, the amount of any contingent liability at any time shall be computed as the amount that would reasonably be expected to become an actual and matured liability. Capitalized terms used but not otherwise defined herein shall have the meanings assigned to them in the Credit Agreement.

The undersigned is familiar with the business and financial position of the Parent and its Subsidiaries. In reaching the conclusions set forth in this Certificate, the undersigned has made such other investigations and inquiries as the undersigned has deemed appropriate, having taken into account the nature of the particular business anticipated to be conducted by the Parent and its Subsidiaries after consummation of the Transactions.

[Signature Page Follows]

C-1

IN WITNESS WHEREOF, the undersigned has executed this Certificate in such undersigned’s capacity as [chief financial officer][specify other officer with equivalent duties] of the Parent, on behalf of the Parent, and not individually, as of the date first stated above.

[PARENT]

By:
Name:
Title:

[Signature Page to Form of Solvency Certificate]

EXHIBIT D-1

FORM OF BORROWING REQUEST

Date:(1)                 ,

To:                             JPMorgan Chase Bank, N.A., as administrative agent (in such capacity, the “Administrative Agent”) and Collateral Agent under that certain Credit Agreement dated as of [         ], 2016 (as the same may be amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Adient Global Holdings Ltd, a public company organized under the Companies (Jersey) Law 1991, the other Borrowers from time to time party thereto, the lenders party thereto from time to time (the “Lenders”), the Issuing Banks party thereto from time to time, and the Administrative Agent.

Ladies and Gentlemen:

Reference is made to the above-described Credit Agreement. Terms defined in the Credit Agreement, wherever used herein, unless otherwise defined herein, shall have the same meanings herein as are prescribed by the Credit Agreement. The undersigned hereby notifies you, pursuant to Section 2.03 of the Credit Agreement, of the Borrowing specified below:

1.              The Borrowing will be a Borrowing of           Loans.(2)

2.              The aggregate amount of the proposed Borrowing is: [$][€][£]         .(3)

3.              The currency of the proposed Borrowing is:          .(4)

4.              The Business Day of the proposed Borrowing is:              .

5.              The Borrowing is a[n] [ABR Borrowing][Eurocurrency Borrowing].

6.              [The duration of the initial Interest Period for the [Eurocurrency Borrowing] included in the Borrowing shall be              month(s).](5)

(1)  The Borrower Representative must notify the Administrative Agent (a) in the case of a Eurocurrency Borrowing denominated in Dollars, not later than 12:00 noon, Local Time, three (3) Business Days before the date of the proposed Borrowing, (b) in the case of Eurocurrency Borrowing denominated in an Alternative Currency, not later than 11:00 a.m., Local Time, four (4) Business Days before the date of the proposed Borrowing (or five (5) Business Days in the case of a Special Notice Currency or (b) in the case of an ABR Borrowing, by telephone, not later than 10:00 a.m., Local Time, on the Business Day of the proposed Borrowing. Any notice of an ABR Revolving Facility Borrowing to finance the reimbursement of an L/C Disbursement as contemplated by Section 2.05(e) of the Credit Agreement may be given no later than 12:00 noon, Local Time, on the date of the proposed Borrowing.  Each Borrowing Request will be irrevocable and (in the case of telephonic requests) must be confirmed promptly by hand delivery or electronic means of this form, signed by the Borrower Representative, to the Administrative Agent.

(2)  Specify whether the Borrowing is of Initial Term A Loans, Other Term Loans, Revolving Facility Loans or Other Revolving Loans of a particular Class.

(3)  Alternative currencies available for Eurocurrency Revolving Facility Borrowings.

(4)  Insert for Eurocurrency Borrowings.

D-1-1

7.              The Borrower to which the Loan requested hereby is to be made is [the Initital Borrower][the Subsidiary Borrower.].(6)

8.              The location and number of the applicable Borrower’s account to which the proceeds of such Borrowing are to be disbursed is                  .

[The Borrower Representative hereby represents and warrants to the Administrative Agent and the Lenders that, on and as of the date of the Borrowing contemplated by this Borrowing Request, the conditions to lending specified in Sections 4.03(b) and, to the extent applicable, 4.03(c) of the Credit Agreement shall have been satisfied.](7)

[Remainder of Page Intentionally Left Blank]

(5)  Insert in the case of a Borrowing of Eurocurrency Loans 1, 2, 3 or 6 months (or 12 months or periods shorter than 1 month, if agreed to by all relevant Lenders).

(6)  Insert for Revolving Facility Borrowings.

(7)  Include for borrowing requests made after the Closing Date.

D-1-2

This Borrowing Request is issued pursuant to and is subject to the Credit Agreement, executed as of the date first written above.

[ ], as Borrower Representative

By:
Name:
Title:

[Signature Page to Borrowing Request]

EXHIBIT D-2

[Reserved]

D-2-1

EXHIBIT D-3

FORM OF LETTER OF CREDIT REQUEST

Date:(1)                 ,

To:                             JPMorgan Chase Bank, N.A., as administrative agent (in such capacity, the “Administrative Agent”) and Collateral Agent under that certain Credit Agreement dated as of [       ], 2016 (as the same may be amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Adient Global Holdings Ltd, a public company organized under the Companies (Jersey) Law 1991, the other Borrowers from time to time party thereto, the lenders party thereto from time to time (the “Lenders”), the Issuing Banks party thereto from time to time, and the Administrative Agent.

270 Park Avenue

New York, New York 10017

Attention: [               ]

[[    (2)     ], as Issuing Bank
under the Credit Agreement

                           ]

Attention: [               ]

Ladies and Gentlemen:

[Pursuant to Section 2.05(b) of the Credit Agreement, we hereby request that the Issuing Bank referred to above issue a [Trade] [Standby] Letter of Credit for the account of the [  ](3) on [      (4)     ] (the “Date of Issuance”) in the aggregate amount of [      (5)      ].](6) [[           ] is

(1)                   The Borrower Representative must hand deliver or telecopy (or transmit by electronic transmission, if arrangements for doing so have been approved by the applicable Issuing Bank) to the applicable Issuing Bank and the Administrative Agent at least 3 Business Days in advance of the requested date of issuance, amendment or extension (or such shorter period as the Administrative Agent and the Issuing Bank in their sole discretion may agree).

(2)                   Insert name and address of Issuing Bank.

(3)                   Insert Borrower or Subsidiary for which Letter of Credit is to be issued.

(4)                   Insert date of requested issuance/amendment/extensions which shall be (x) a Business Day and (y) at least 3 Business Days after the date hereof (or such earlier date as the Administrative Agent and the applicable Issuing Bank in their sole discretion may agree).

(5)                   Insert aggregate initial amount of the Letter of Credit.

(6)                   Insert for requests for issuance of a Letter of Credit.

D-3-1

responsible for making payments with respect to such Letter of Credit under the Credit Agreement.](7)

[Pursuant to Section 2.05(b) of the Credit Agreement, we hereby request that the Issuing Bank referred to above [amend][extend] that certain [Trade] [Standby] Letter of Credit issued on [   (8)    ] for the account of [  ] on [      (3)     ] (the “Date of [Amendment][Extension]”) in the aggregate amount of [     (4)      ].](9)

For purposes of this Letter of Credit Request, unless otherwise defined herein, each capitalized term used herein which is defined in the Credit Agreement shall have the respective meaning provided therein.

The beneficiary of the requested Letter of Credit will be [      (10)      ], and will have a stated expiration date of [      (11)      ].

The Borrower Representative hereby represents and warrants to the Administrative Agent and the Lenders that, on and as of the date of the Credit Event contemplated by this Letter of Credit Request, the conditions to lending specified in Sections 4.03(b) and 4.03(c) of the Credit Agreement shall have been satisfied.

[Remainder of Page Intentionally Left Blank]

(7)                   Insert applicable Borrower if issued for the benefit of Parent or a Subsidiary that is not a Borrower.

(8)                   Insert initial issuance date of Letter of Credit being requested to be amended/extended.

(9)                   Insert for requests for amendments/extensions to a Letter of Credit.

(10)            Insert name and address of beneficiary.

(11)            Insert the last date upon which drafts may be presented which may not be later than the earlier of (x) one year after the date of issuance/extension/renewal and (y) the 3rd Business Day preceding the applicable Revolving Facility Maturity Date.

D-3-2

This Letter of Credit Request is issued pursuant to and is subject to the Credit Agreement, executed as of the date first written above.

[ ], as Borrower Representative

By:
Name:
Title:

[Signature Page to Letter of Credit Request]

EXHIBIT E

FORM OF INTEREST ELECTION REQUEST

Date:(1)                 ,

To:                             JPMorgan Chase Bank, N.A., as administrative agent (in such capacity, the “Administrative Agent”) and Collateral Agent under that certain Credit Agreement dated as of [       ], 2016 (as the same may be amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Adient Global Holdings Ltd, a public company organized under the Companies (Jersey) Law 1991, the other Borrowers from time to time party thereto, the lenders party thereto from time to time (the “Lenders”), the Issuing Banks party thereto from time to time, and the Administrative Agent.

Ladies and Gentlemen:

Reference is made to the above-described Credit Agreement. Terms defined in the Credit Agreement, wherever used herein, unless otherwise defined herein, shall have the same meanings herein as are prescribed by the Credit Agreement. This notice constitutes an Interest Election Request and the undersigned Borrower hereby makes an election with respect to Loans under the Credit Agreement, and in that connection the Borrower Representative specifies the following information with respect to such election:

1.              Borrowing to which this request applies (including Facility, Class, principal amount and Type of Loans subject to election):                  .(2)

2.              Effective date of election (which shall be a Business Day):              .

3.              The Borrowing is to be [converted into] [continued as] [an ABR Borrowing]
[a Eurocurrency Borrowing].

4.              The duration of the Interest Period for the Eurocurrency Borrowing, if any, included in the election shall be                months.(3)

[Remainder of Page Intentionally Left Blank]

(1)                   The Borrower Representative must notify the Administrative Agent of such election (by telephone or irrevocable written notice) by the time that a Borrowing Request would be required under Section 2.03 if the Borrower Representative were requesting a Borrowing of the Type and Class resulting from such election to be made on the effective date of such election. Each telephonic Interest Election Request will be irrevocable and must be confirmed promptly by hand delivery or electronic means of this form, signed by the Borrower Representative, to the Administrative Agent.

(2)                   If different options are being elected with respect to different portions of the Borrowing, the portions thereof must be allocated to each resulting Borrowing (in which case the information to be specified pursuant to Paragraphs 3 and 4 shall be specified for each resulting Borrowing).

(3)                   1, 2, 3 or 6 months (or 12 months or periods shorter than 1 month, if agreed to by all relevant Lenders).

E-1

This Interest Election Request is issued pursuant to and is subject to the Credit Agreement, executed as of the date first written above.

[ ], as Borrower Representative

By:
Name:
Title:

[Signature Page to Interest Election Request]

EXHIBIT F

[Reserved]

F-1

EXHIBIT G

[Reserved]

G-1-1

EXHIBIT H

[Form of] [TERM][REVOLVING] NOTE

$[              ]

New York, New York

[Date]

FOR VALUE RECEIVED, [BORROWER] hereby promises to pay to [LENDER] or its registered assigns (the “Lender”), in lawful money of the United States of America in immediately available funds, to the Administrative Agent’s payment office initially located at 500 Stanton Christiana Road, Newark, Delaware, 19173, Attention: Dan Lougheed on the [Term][Revolving] Facility Maturity Date (as defined in the Agreement) the principal sum of [         ] DOLLARS ($[       ]) or, if less, the unpaid principal amount of all [Term][Revolving Facility] Loans (as defined in the Agreement) made by the Lender pursuant to the Agreement, payable at such times and in such amounts as are specified in the Agreement.

The undersigned Borrower also promises to pay interest on the unpaid principal amount of each [Term] [Revolving Facility] Loan made by the Lender in like money at said office from the date hereof until paid at the rates and at the times provided in Section 2.13 of the Agreement.

This Note is one of the Notes referred to in Section 2.09(e) of the Credit Agreement, dated as of [           ], 2016, among Adient Global Holdings Ltd, a public company organized under the Companies (Jersey) Law 1991, the other Borrowers from time to time party thereto, the lenders from time to time party thereto (including the Lender), the Issuing Banks from time to time party thereto, and JPMorgan Chase Bank, N.A., as Administrative Agent and Collateral Agent (as amended, restated, modified and/or supplemented from time to time, the “Agreement”) and is entitled to the benefits thereof and of the other Loan Documents (as defined in the Agreement). This Note is secured in accordance with the Security Documents (as defined in the Agreement) and is entitled to the benefits of the Guarantees (as defined in the Agreement) provided by the Guarantors pursuant to the Loan Documents (as each such term is defined in the Agreement). As provided in the Agreement, this Note is subject to voluntary prepayment and mandatory repayment prior to the [Term] [Revolving] Facility Maturity Date, in whole or in part, and [Term] [Revolving Facility] Loans may be converted from one Type (as defined in the Agreement) into another Type to the extent provided in the Agreement.

In case an Event of Default (as defined in the Agreement) shall occur and be continuing, the principal of and accrued interest on this Note may be declared to be due and payable in the manner and with the effect provided in the Agreement.

The undersigned Borrower hereby waives presentment, demand, protest or notice of any kind in connection with this Note.

THIS NOTE MAY NOT BE TRANSFERRED EXCEPT IN COMPLIANCE WITH THE TERMS OF THE AGREEMENT.

H-1

THIS NOTE AND ANY CLAIMS, CONTROVERSY, DISPUTE OR CAUSES OF ACTION (WHETHER IN CONTRACT OR TORT OR OTHERWISE) BASED UPON, ARISING OUT OF OR RELATING TO THIS NOTE SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK.

H-2

EXHIBIT I

FORM OF PERFECTION CERTIFICATE

[See attached]

[FORM OF]

PERFECTION CERTIFICATE

[     ], 2016

Reference is hereby made to (i) that certain U.S. Collateral Agreement dated as of [  ], 2016 (the “U.S. Collateral Agreement”), among Adient Global Holdings Ltd., a public company organized under the Companies (Jersey) Law 1991, Adient US LLC, a Michigan limited liability company, the Guarantors party thereto and J.P. Morgan Chase Bank, N.A., as Collateral Agent (in such capacity, the “Collateral  Agent”) and (ii) that certain Credit Agreement dated as of [  ], 2016 (the “Credit Agreement”) among Adient Global Holdings Ltd., a public company organized under the Companies (Jersey) Law 1991, the other Borrowers from time to time party thereto, certain other parties thereto and J.P. Morgan Chase Bank, N.A., as Administrative Agent and Collateral Agent.  Capitalized terms used but not defined herein have the meanings assigned in the Credit Agreement.

As used herein, the term “Companies” means Adient plc, a public limited company incorporated under the laws of Ireland (the “Parent”), the Borrowers and the other Guarantors.

The undersigned hereby certify to the Collateral Agent as follows:

1.1.1.                  Names.

1.1.1.1.        The exact legal name of each Company, as such name appears in its respective certificate of incorporation or any other organizational or constitutional document, is set forth in Schedule 1(a). Each Company is (i) the type of entity disclosed next to its name in Schedule 1(a) and (ii) a registered organization or company except to the extent disclosed in Schedule 1(a). Also set forth in Schedule 1(a) is the organizational identification or company number, if any, of each Company that is a registered organization or company, the Federal Taxpayer Identification Number of each Company and the jurisdiction of formation or incorporation of each Company.

1.1.1.2.        Set forth in Schedule 1(b) hereto is a list of any other corporate, organizational or registered names each Company has had in the past five years, together with the date of the relevant change.

1.1.1.3.        Set forth in Schedule 1(c) is a list of all other names (if any) used by each Company, or any other business or organization to which each Company became the successor by merger, consolidation, acquisition, change in form, nature or jurisdiction of organization or otherwise, on any filings with the Internal Revenue Service at any time within the five years preceding the date hereof. Except as set forth in Schedule 1(c), no Company has changed its jurisdiction of organization or incorporation at any time during the past four months.

1.1.2.                  Current Locations.  The chief executive office of each Company (or registered office of each Company incorporated in Jersey, England and Wales or Ireland) is located at the address set forth in Schedule 2 hereto.

1.1.3.                  Extraordinary Transactions.  Except for those purchases, acquisitions and other transactions described in Schedule 3 attached hereto, all of the Collateral has been originated or acquired by each Company in the ordinary course of business or consists of goods which have been acquired by such Company in the ordinary course of business from a person in the business of selling goods of that kind.

1.1.4.                  File Search Reports.  Attached hereto as Schedule 4(a) is a true and accurate summary of file search reports from the Uniform Commercial Code (or other similar legislation including, without limitation, a search of the Jersey Security Interest Register in respect of Companies incorporated in Jersey) filing offices (i) in each jurisdiction identified in Section 1(a) or Section 2 with respect to each legal name set forth in Section 1 and (ii) in each jurisdiction described in Schedule 1(c) or Schedule 3 relating to any of the transactions described in Schedule (1)(c) or Schedule 3 with respect to each legal name of the person or entity from which each Company purchased or otherwise acquired any of the Collateral. A true copy of each financing statement, including judgment and tax liens, bankruptcy and pending lawsuits or other filing identified in Uniform Commercial Code file search reports has been delivered to the Collateral Agent.(27) Attached hereto as Schedule 4(b) is a true and accurate summary of the register of charges from the UK Companies House in respect of each company whose shares are the subject of the English Law Debenture.

1.1.5.                  UCC Filings.  The financing statements (duly authorized by each Company constituting the debtor therein), including the indications of the collateral, attached as Schedule 5 relating to the U.S. Collateral Agreement or the applicable Mortgage located in the United States, are in the appropriate forms for filing in the filing offices in the jurisdictions identified in Schedule 6 hereof.(28)

1.1.6.                  Schedule of Filings.  Attached hereto as Schedule 6 is a schedule of (i) the appropriate filing offices for the financing statements attached hereto as Schedule 5, (ii) the appropriate filing offices for the filings described in Schedule 11(d), (iii) the appropriate filing offices for the Mortgages and fixture filings relating to the Mortgaged Property set forth in Schedule 7(a)  and (iv) any other actions required to create, preserve, protect and perfect the security interests in the Collateral granted to the Collateral Agent pursuant to the Security Documents. No other filings or actions are required to create, preserve, protect and perfect the security interests in the Collateral granted to the Collateral Agent pursuant to the Security Documents.

1.1.7.                  Real Property.  Attached hereto as Schedule 7(a) is a list of all (i) real property to be encumbered by a Mortgage and fixture filing, which real property includes all real property

(27)                          To include DC searches for foreign entities.

(28)                          To include DC UCC’s for foreign entities.

located in the United States or England and Wales owned by each Company as of the Spinoff Date having a value in excess of $10,000,000 (or the Alternative Currency Equivalent thereof) (such real property, the “Mortgaged Property”), (ii) common names, addresses and uses of each Mortgaged Property and (iii) other information relating thereto required by such Schedule. Except as described in Schedule 7(b) attached hereto: (i) no Company has entered into any leases, subleases, tenancies, franchise agreements, licenses or other occupancy arrangements as owner, lessor, sublessor, licensor, franchisor or grantor with respect to any of the real property described in Schedule 7(a) and (ii) no Company has any leases which require the consent of the landlord, tenant or other party thereto in order to grant a mortgage on any of the real property described in Schedule 7(a).  Attached hereto as Schedule 7(c) is a UK Land Registry priority search of whole in the name of the Collateral Agent of each Mortgaged Property located in England or Wales, showing in respect of registered property a priority period of not less than 20 Business Days from the Spinoff Date.

1.1.8.                  [Reserved]

1.1.9.                  Stock Ownership and Other Equity Interests.  Attached hereto as Schedule 9(a) is a true and correct list of each of the issued and outstanding, stock, shares, partnership interests, limited liability company membership interests or other equity interest of each Company and its Subsidiaries and the record and beneficial owners of such stock, shares, partnership interests, membership interests or other equity interests setting forth the percentage of such equity interests pledged under the Security Documents.  Also set forth in Schedule 9(b) is each equity investment of each Company that represents 50% or less of the equity of the entity in which such investment was made setting forth the percentage of such equity interests pledged under the Security Agreement.

1.1.10.           Instruments and Tangible Chattel Paper.  Attached hereto as Schedule 10 is a true and correct list of all promissory notes, instruments (other than checks to be deposited in the ordinary course of business), tangible chattel paper, electronic chattel paper and other evidence of indebtedness held by each Company as of the date hereof, including all intercompany notes between or among any two or more Companies or any of their Subsidiaries, stating if such instruments, chattel paper or other evidence of indebtedness is pledged under the Security Agreement.

1.1.11.           Intellectual Property.

1.1.11.1. Attached hereto as Schedule 11(a) is a schedule setting forth all of the Companies’ Patents, Trademarks (each as defined in the U.S. Collateral Agreement) and Designs (as defined in the English Law Debenture) applied for or registered with the United States Patent and Trademark Office, European Union Intellectual Property Office, European Patent Office, United Kingdom Intellectual Property Office and all other Patents, Trademarks (each as defined in the U.S. Collateral Agreement) and Designs (as defined in the English Law Debenture), including, where applicable, the name of the registered owner or applicant and the registration, application, or publication number, as applicable, of each Patent, Trademark or Design owned by each Company.

1.1.11.2. Attached hereto as Schedule 11(b) is a schedule setting forth all of each Company’s United States Copyrights (as defined in the U.S. Collateral Agreement), and all other registered Copyrights, including, where applicable, the name of the registered owner and the registration number of each Copyright owned by each Company.

1.1.11.3. Attached hereto as Schedule 11(c) is a schedule setting forth all Patent Licenses, Trademark Licenses, Copyright Licenses and Design Licenses, whether or not recorded with the USPTO, USCO, the European Union Intellectual Property Office, the United Kingdom Intellectual Property Office, as applicable, including, but not limited to, the relevant signatory parties to each license along with the date of execution thereof and, if applicable, a recordation number or other such evidence of recordation.

1.1.11.4. Attached hereto as Schedule 11(d) in proper form for filing with the United States Patent and Trademark Office (the “USPTO”) and United States Copyright Office (the “USCO”) are the filings necessary to preserve, protect and perfect the security interests in the United States Trademarks, Trademark Licenses, Patents, Patent Licenses, Copyrights and Copyright Licenses set forth in Schedule 11(a), Schedule 11(b), and Schedule 11(c), including duly signed copies of each of the Patent Security Agreement, Trademark Security Agreement and the Copyright Security Agreement, as applicable.

1.1.12.           Commercial Tort Claims.  Attached hereto as Schedule 12 is a true and correct list of all Commercial Tort Claims (as defined in the U.S. Collateral Agreement) in excess of $10,000,000 held by each Company, including a brief description thereof and stating if such commercial tort claims are required to be pledged under the Collateral Agreement.

1.1.13.           Insurance.  Attached hereto as Schedule 13 is a true and correct list of all insurance policies of the Companies.

[The remainder of this page has been intentionally left blank]

IN WITNESS WHEREOF, we have hereunto signed this Perfection Certificate as of the date first written above.

ADIENT PLC

By:
Name:
Title:

ADIENT GLOBAL HOLDINGS LTD.

By:
Name:
Title:

[ ]

By:
Name:
Title:

[Each of the Guarantors]

By:
Name:
Title:

Schedule 1(a)

Legal Names, etc.

Legal Name	Type of Entity	Registered Organization/Company (Yes/No)	Organizational or Company Number	Federal Taxpayer Identification Number	Jurisdiction of Formation or Incorporation

Schedule 1(b)

Prior Corporate, Organizational or Registered Names

Company/Subsidiary	Prior Name	Date of Change

Schedule 1(c)

Changes in Corporate Identity; Other Names

3. Company/Subsidiary	4. Corporate Name of Entity	5. Action	6. Date of Action	7. Jurisdiction of Formation or Incorporation	8. List of All Other Names Used on Any Filings with the Internal Revenue Service During Past Five Years

Schedule 2

Chief Executive Offices/ Registered Offices

Company/Subsidiary	Address	County(29)	State(30)	Country

(29)  As applicable.

(30)  As applicable.

Schedule 3

Transactions Other Than in the Ordinary Course of Business

Company/Subsidiary	Description of Transaction Including Parties Thereto	Date of Transaction

Schedule 4(a)

File Search Reports from UCC Filing Offices

Company/Subsidiary	Search Report dated	Prepared by	Jurisdiction

See attached.

Schedule 4(b)

Register of Charges from UK Companies House

See attached.

Schedule 5

Copy of Financing Statements To Be Filed

See attached.

Schedule 6

Filings/Filing Offices

Type of Filing(31)	Entity	Applicable Collateral Document [Mortgage, Security Agreement or Other]	Jurisdictions

(31)                          UCC-1 financing statement, fixture filing, mortgage, intellectual property filing or other necessary filing.

Schedule 7(a)

Real Property

I.  Owned Real Property

Entity of Record	Common Name, Address and Tax Parcel ID No(s)	Title Number (if applicable)	Purpose/Use	Approximate Square Footage	Legal Description (if Encumbered by Mortgage and/or Fixture Filing)	To be Encumbered by Mortgage and Fixture Filing	Option to Purchase/ Right of First Refusal
[ ]	[ ] [COUNTY, STATE, ZIP CODE] [Tax Parcel ID No(s)]		[ ]	[ ]	[See Schedule A to Mortgage and/or fixture filing encumbering this property.]	[YES/NO]	[YES/NO]

Schedule 7(b)

Required Consents; Company Held Landlord’s/ Grantor’s Interests

I. Landlord’s / Grantor’s Consent Required

1. [LIST EACH LEASE OR OTHER INSTRUMENT WHERE LANDLORD’S / GRANTOR’S CONSENT IS REQUIRED].

II. Leases, Subleases, Tenancies, Franchise Agreements, Licenses or Other Occupancy Agreements Pursuant to which any Company holds Landlord’s / Grantor’s Interest

1.                                      [LIST EACH LEASE OR OTHER INSTRUMENT WHERE COMPANY HOLDS LANDLORD’S / GRANTOR’S INTEREST]

Schedule 9

(a) Equity Interests of Companies and Subsidiaries

Current Legal Entities Owned	Record Owner	Certificate No.	No. Shares/Interest	Percent Pledged

(b) Other Equity Interests

9.

Current Legal Entities Owned	Record Owner	Certificate No.	No. Shares/Interest	Percent Pledged

10.

Schedule 10

Instruments and Tangible Chattel Paper

1.                                      Promissory Notes:

Payee	Payor	Principal Amount	Date of Issuance	Interest Rate	Maturity Date	Pledged [Yes/No]

2.                                      Chattel Paper:

Description	Pledged [Yes/No]

Schedule 11(a)

Patents and Trademarks

UNITED STATES PATENTS:

Registrations:

OWNER	REGISTRATION NUMBER	DESCRIPTION

Applications:

OWNER	APPLICATION NUMBER	DESCRIPTION

OTHER PATENTS:

Registrations:

OWNER	REGISTRATION NUMBER	COUNTRY/STATE	DESCRIPTION

Applications:

OWNER	APPLICATION NUMBER	COUNTRY/STATE	DESCRIPTION

UNITED STATES TRADEMARKS:

Registrations:

OWNER	REGISTRATION NUMBER	TRADEMARK

Applications:

OWNER	APPLICATION NUMBER	TRADEMARK

OTHER TRADEMARKS:

Registrations:

OWNER	REGISTRATION NUMBER	COUNTRY/STATE	TRADEMARK

Applications:

OWNER	APPLICATION NUMBER	COUNTRY/STATE	TRADEMARK

Schedule 11(b)

Copyrights

UNITED STATES COPYRIGHTS

Registrations:

OWNER	TITLE	REGISTRATION NUMBER

Applications:

OWNER	APPLICATION NUMBER

OTHER COPYRIGHTS

Registrations:

OWNER	COUNTRY/STATE	TITLE	REGISTRATION NUMBER

Applications:

OWNER	COUNTRY/STATE	APPLICATION NUMBER

Schedule 11(c)

Intellectual Property Licenses

Patent Licenses:

LICENSEE	LICENSOR	COUNTRY/STATE	REGISTRATION/ APPLICATION NUMBER	DESCRIPTION

Trademark Licenses

LICENSEE	LICENSOR	COUNTRY/STATE	REGISTRATION/ APPLICATION NUMBER	TRADEMARK

Copyright Licenses:

LICENSEE	LICENSOR	COUNTRY/STATE	REGISTRATION/ APPLICATION NUMBER	DESCRIPTION

Schedule 11(d)

Intellectual Property Filings

[See attached]

Schedule 12

Commercial Tort Claims

Description	Pledged [Yes/No]

Schedule 13

Insurance

J-1-1

EXHIBIT J-1

UNITED STATES TAX COMPLIANCE CERTIFICATE
(For Foreign Lenders That Are Not Treated As Partnerships For
U.S. Federal Income Tax Purposes)

Reference is made to the Credit Agreement, dated as of [                              ], 2016 (as the same may be amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Adient Global Holdings Ltd, a public company organized under the Companies (Jersey) Law 1991, the other Borrowers from time to time party thereto, the lenders party thereto from time to time (the “Lenders”), the Issuing Banks party thereto from time to time, and JPMorgan Chase Bank, N.A., as administrative agent for the Lenders (in such capacity, the “Administrative Agent”) and Collateral Agent.  Capitalized terms used but not otherwise defined herein shall have the meanings assigned to them in the Credit Agreement.

Pursuant to the provisions of Section 2.17(f)(ii)(A) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) it is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of any of the Borrowers within the meaning of Section 871(h)(3)(B) of the Code, (iv) it is not a “controlled foreign corporation” related to any of the Borrowers as described in Section 881(c)(3)(C) of the Code, and (v) no payments in connection with any Loan Document are effectively connected with the undersigned’s conduct of a U.S. trade or business.

The undersigned has furnished the Administrative Agent and the Borrower Representative with a certificate of its non-U.S. person status on IRS Form W-8BEN or W-8BEN-E, as applicable.  By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower Representative and the Administrative Agent in writing and (2) the undersigned shall furnish the Borrower Representative and the Administrative Agent a properly completed and currently effective certificate in either the calendar year in which payment is to be made by the Borrower Representative or the Administrative Agent to the undersigned, or in either of the two calendar years preceding each such payment.

[Signature Page Follows]

J-1-1

[Foreign Lender]

By:
Name:
Title:

[Address]

Dated:                                 , 20[  ]

J-1-2

EXHIBIT J-2

UNITED STATES TAX COMPLIANCE CERTIFICATE
(For Foreign Lenders That Are Treated As Partnerships For
U.S. Federal Income Tax Purposes)

Reference is made to the Credit Agreement, dated as of [           ], 2016 (as the same may be amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Adient Global Holdings Ltd, a public company organized under the Companies (Jersey) Law 1991, the other Borrowers from time to time party thereto, the lenders party thereto from time to time (the “Lenders”), the Issuing Banks party thereto from time to time, and JPMorgan Chase Bank, N.A., as administrative agent for the Lenders (in such capacity, the “Administrative Agent”) and Collateral Agent. Capitalized terms used but not otherwise defined herein shall have the meanings assigned to them in the Credit Agreement.

Pursuant to the provisions of Section 2.17(f)(ii)(A) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such Loan(s) (as well as any Note(s) evidencing such Loan(s)), (iii) with respect to the extension of credit pursuant to the Credit Agreement or any other Loan Document, neither the undersigned nor any of its direct or indirect partners/members is a “bank” extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of any of the Borrowers within the meaning of Section 871(h)(3)(B) of the Code, (v) none of its direct or indirect partners/members is a “controlled foreign corporation” related to any of the Borrowers as described in Section 881(c)(3)(C) of the Code, and (vi) no payments in connection with any Loan Document are effectively connected with the undersigned’s or its direct or indirect partners/members’ conduct of a U.S. trade or business.

The undersigned has furnished the Administrative Agent and the Borrower Representative with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or W-8BEN-E, as applicable, or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN or W-8BEN-E, as applicable, from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption.  By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower Representative and the Administrative Agent in writing and (2) the undersigned shall have at all times furnished the Borrower Representative and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding each such payment.

[Signature Page Follows]

J-2-1

[Foreign Lender]

By:
Name:
Title:

[Address]

Dated:                                 , 20[  ]

J-2-2

EXHIBIT J-3

UNITED STATES TAX COMPLIANCE CERTIFICATE
(For Foreign Participants That Are Not Treated As Partnerships For
U.S. Federal Income Tax Purposes)

Reference is made to the Credit Agreement, dated as of [             ], 2016 (as the same may be amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Adient Global Holdings Ltd, a public company organized under the Companies (Jersey) Law 1991, the other Borrowers from time to time party thereto, the lenders party thereto from time to time (the “Lenders”), the Issuing Banks party thereto from time to time, and JPMorgan Chase Bank, N.A., as administrative agent for the Lenders (in such capacity, the “Administrative Agent”) and Collateral Agent. Capitalized terms used but not otherwise defined herein shall have the meanings assigned to them in the Credit Agreement.

Pursuant to the provisions of Section 2.17(f)(ii)(A) and Section 9.04(c) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the participation in respect of which it is providing this certificate, (ii) it is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of any of the Borrowers within the meaning of Section 871(h)(3)(B) of the Code, (iv) it is not a “controlled foreign corporation” related to any of the Borrowers as described in Section 881(c)(3)(C) of the Code, and (v) no payments in connection with any Loan Document are effectively connected with the undersigned’s conduct of a U.S. trade or business.

The undersigned has furnished its participating Lender with a certificate of its non-U.S. person status on IRS Form W-8BEN or W-8BEN-E, as applicable.  By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender in writing and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding each such payment.

[Signature Page Follows]

J-3-1

[Foreign Participant]

By:
Name:
Title:

[Address]

Dated:                                 , 20[  ]

J-3-2

EXHIBIT J-4

UNITED STATES TAX COMPLIANCE CERTIFICATE
(For Foreign Participants That Are Treated As Partnerships For
U.S. Federal Income Tax Purposes)

Reference is made to the Credit Agreement, dated as of [               ], 2016 (as the same may be amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Adient Global Holdings Ltd, a public company organized under the Companies (Jersey) Law 1991, the other Borrowers from time to time party thereto, the lenders party thereto from time to time (the “Lenders”), the Issuing Banks party thereto from time to time, and JPMorgan Chase Bank, N.A., as administrative agent for the Lenders (in such capacity, the “Administrative Agent”) and Collateral Agent. Capitalized terms used but not otherwise defined herein shall have the meanings assigned to them in the Credit Agreement.

Pursuant to the provisions of Section 2.17(f)(ii)(A) and 9.04(c) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the participation in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such participation, (iii) with respect to the extension of credit pursuant to the Credit Agreement or any other Loan Document, neither the undersigned nor any of its direct or indirect partners/members is a “bank” extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of any of the Borrowers within the meaning of Section 871(h)(3)(B) of the Code, (v) none of its direct or indirect partners/members is a “controlled foreign corporation” related to any of the Borrowers as described in Section 881(c)(3)(C) of the Code, and (vi) no payments in connection with the Loan Document are effectively connected with the undersigned’s or its direct or indirect partners/members’ conduct of a U.S. trade or business.

The undersigned has furnished its participating Lender with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or W-8BEN-E, as applicable, or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN or W-8BEN-E, as applicable, from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption.  By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender in writing and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding each such payment.

[Signature Page Follows]

J-4-1

[Foreign Participant]

By:
Name:
Title:

[Address]

Dated:                                 , 20[  ]

J-1-2

EXHIBIT K

[Reserved]

K-1

EXHIBIT L

FORM OF

U.S. COLLATERAL AGREEMENT

[See attached]

EXHIBIT L

[FORM OF]

U.S. COLLATERAL AGREEMENT

dated and effective as of

[  ], 2016

among

ADIENT GLOBAL HOLDINGS LTD.,
as the Initial Borrower,

ADIENT US LLC,

as the Subsidiary Borrower,

each other Loan Party
party hereto

and

JPMORGAN CHASE BANK, N.A.,
as Collateral Agent

TABLE OF CONTENTS

		Page

ARTICLE I

Definitions

SECTION 1.1.	Credit Agreement	1
SECTION 1.2.	Other Defined Terms	1

ARTICLE II

Pledge of Securities

SECTION 2.1.	Pledge	5
SECTION 2.2.	Delivery of the Pledged Collateral	7
SECTION 2.3.	Representations, Warranties and Covenants	8
SECTION 2.4.	Certification of Limited Liability Company and Limited Partnership Interests	9
SECTION 2.5.	Registration in Nominee Name; Denominations	10
SECTION 2.6.	Voting Rights; Dividends and Interest, Etc.	10

ARTICLE III

Security Interests in Other Personal Property

SECTION 3.1.	Security Interest	12
SECTION 3.2.	Representations and Warranties	13
SECTION 3.3.	Covenants	16
SECTION 3.4.	Other Actions	18
SECTION 3.5.	Covenants Regarding Patent, Trademark and Copyright Collateral	19

ARTICLE IV

Remedies

SECTION 4.1.	Remedies Upon Default	20
SECTION 4.2.	Application of Proceeds	22
SECTION 4.3.	Securities Act, Etc.	23
SECTION 4.4.	Collection of Receivables Assets	23
SECTION 4.5.	Special Collateral Account	24
SECTION 4.6.	Pledgors’ Obligations Upon Event of Default	24

i

ii

Schedules

Schedule I	Loan Parties
Schedule II	Pledged Stock; Pledged Debt
Schedule III	Intellectual Property
Schedule IV	Commercial Tort Claims

Exhibits

Exhibit I	Form of Supplement to the U.S. Collateral Agreement
Exhibit II	Form of Notice of Grant of Security Interest in Intellectual Property

iii

U.S. COLLATERAL AGREEMENT dated and effective as of [  ], 2016, (this “Agreement”), is among ADIENT GLOBAL HOLDINGS LTD., a public company organized under the Companies (Jersey) Law 1991 (the “Initial Borrower”), ADIENT US LLC, a Michigan limited liability company (the “Subsidiary Borrower” and together with the Initial Borrower, the “Borrowers”), each other Pledgor (as defined below) from time to time party hereto and JPMorgan Chase Bank, N.A., as collateral agent for the Secured Parties referred to herein (together with its successors and assigns in such capacity, the “Collateral Agent”).

PRELIMINARY STATEMENT

Reference is made to the Credit Agreement, dated as of July [  ], 2016 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among the Initial Borrower, the Lenders party thereto from time to time, the Issuing Banks party thereto from time to time, JPMorgan Chase Bank, N.A., as Administrative Agent and Collateral Agent, and the other parties party thereto.

The Lenders and the Issuing Banks have agreed to extend credit to the Borrowers subject to the terms and conditions set forth in the Credit Agreement. The obligations of the Lenders and the Issuing Banks to extend such credit from time to time are conditioned upon, among other things, the execution and delivery of this Agreement on or prior to the Spinoff Date.  The Borrowers and the Loan Parties, as affiliates of the Borrowers, will derive substantial benefits from the extension of credit to the Borrowers pursuant to the Credit Agreement.  The Borrowers and the Loan Parties are willing to execute and deliver this Agreement in order to induce the Lenders and the Issuing Banks to extend such credit under the Credit Agreement.

Therefore, to induce the Lenders and the Issuing Banks to make their respective extensions of credit under the Credit Agreement from time to time, the parties hereto agree as follows:

1.

Definitions

2.                                   Credit Agreement.

3.             Capitalized terms used in this Agreement and not otherwise defined herein have the respective meanings assigned thereto in the Credit Agreement.  All terms defined in the Uniform Commercial Code (as defined herein) and not defined in this Agreement or the Credit Agreement have the meanings specified therein.  The term “instrument” shall have the meaning specified in the Uniform Commercial Code.

4.             The rules of construction specified in Section 1.02 of the Credit Agreement also apply to this Agreement.

5.                                   Other Defined Terms.  As used in this Agreement, the following terms have the meanings specified below:

“Account Debtor” means any person who is or who may become obligated to any U.S. Pledgor under, with respect to or on account of an Account, Chattel Paper or General Intangibles.

“Agreement” has the meaning assigned to such term in the introductory paragraph of this agreement, as amended, restated, supplemented or otherwise modified from time to time.

“Article 9 Collateral” has the meaning assigned to such term in Section 3.1.

“Collateral” means Article 9 Collateral, Pledged Collateral and U.S. Pledged Collateral.  For the avoidance of doubt, the term Collateral does not include any Excluded Property or Excluded Securities.

“Collateral Agent” has the meaning assigned to such term in the introductory paragraph of this Agreement.

“Copyright License” means any written agreement, now or hereafter in effect, granting any right to any U.S. Pledgor under any Copyright now or hereafter owned by any third party, and all rights of any U.S. Pledgor under any such agreement (including any such rights that such U.S. Pledgor has the right to license).

“Copyrights” means all of the following now directly owned or hereafter directly acquired by any U.S. Pledgor: (a) all copyright rights in any work subject to the copyright laws of the United States or any other country, whether as author, assignee, transferee or otherwise; (b) all registrations and applications for registration of any such Copyright in the United States or any other country, including registrations, supplemental registrations and pending applications for registration in the United States Copyright Office and the right to obtain all renewals thereof, including those listed on Schedule III; (c) all claims for, and rights to sue for, past or future infringements of any of the foregoing; and (d) all income, royalties, damages and payments now or hereafter due and payable with respect to any of the foregoing, including damages and payments for past or future infringement thereof.

“Credit Agreement” has the meaning assigned to such term in the preliminary statement of this Agreement.

“Equity Interests” of any person means any and all shares, interests, rights to purchase or otherwise acquire, warrants, options, participations or other equivalents of or interests in (however designated) equity or ownership of such person, including any preferred stock, any limited or general partnership interest and any limited liability company membership interest, and any securities or other rights or interests convertible into or exchangeable for any of the foregoing.

“Federal Securities Laws” has the meaning assigned to such term in Section 4.3.

“Foreign Pledgor” means each Pledgor that is incorporated or organized under the laws of any jurisdiction other than the United States of America, any state thereof or the District of Columbia.

2

“General Intangibles” means all “general intangibles” as defined in the Uniform Commercial Code, including all choses in action and causes of action and all other intangible personal property of any U.S. Pledgor of every kind and nature (other than Accounts) now owned or hereafter acquired by any U.S. Pledgor, including corporate or other business records, indemnification claims, contract rights (including rights under leases, whether entered into as lessor or lessee, swap agreements and other agreements), Intellectual Property, goodwill, registrations, franchises, tax refund claims and any guarantee, claim, security interest or other security held by or granted to any U.S. Pledgor to secure payment by an Account Debtor of any of the Accounts.

“Governmental Authority” means any federal, state, local or foreign court or governmental agency, authority, instrumentality or regulatory or legislative body.

“Intellectual Property” means all intellectual property of every kind and nature of any U.S. Pledgor, whether now owned or hereafter acquired by any U.S. Pledgor, including, inventions, designs, Patents, Copyrights, Trademarks, Patent Licenses, Copyright Licenses, Trademark Licenses, trade secrets, domain names, confidential or proprietary technical and business information, know-how, show-how or other data or information and all related documentation.

“Intellectual Property Collateral” has the meaning assigned to such term in Section 3.2.

“IP Agreements” means all material Copyright Licenses, Patent Licenses and Trademark Licenses, including, without limitation, the agreements set forth on Schedule III hereto.

“Notices of Grant of Security Interest in Intellectual Property” means the notices of grant of security interest substantially in the form attached hereto as Exhibit II or such other form as shall be reasonably acceptable to the Collateral Agent.

“Patent License” means any written agreement, now or hereafter in effect, granting to any U.S. Pledgor any right to make, use or sell any invention covered by a Patent, now or hereafter owned by any third party (including any such rights that such U.S. Pledgor has the right to license).

“Patents” means all of the following now directly owned or hereafter directly acquired by any U.S. Pledgor: (a) all letters patent of the United States or the equivalent thereof in any other country or jurisdiction, including those listed on Schedule III, and all applications for letters patent of the United States or the equivalent thereof in any other country or jurisdiction, including those listed on Schedule III; (b) all provisionals, reissues, extensions, continuations, divisions, continuations-in-part, reexaminations or revisions thereof, and the inventions disclosed or claimed therein, including the right to make, use, import and/or sell the inventions disclosed or claimed therein; (c) all claims for, and rights to sue for, past or future infringements of any of the foregoing and (d) all income, royalties, damages and payments now or hereafter due and payable with respect to any of the foregoing, including damages and payments for past or future infringement thereof.

3

“Permitted Liens” means Liens that are permitted pursuant to Section 6.02 of the Credit Agreement.

“Pledged Collateral” has the meaning assigned to such term in Section 2.1.

“Pledged Debt” has the meaning assigned to such term in Section 2.1

“Pledged Securities” means any promissory notes, stock certificates or other certificated securities now or hereafter included in the Pledged Collateral, including all certificates, instruments or other documents representing or evidencing any Pledged Collateral.

“Pledged Stock” has the meaning assigned to such term in Section 2.1.

“Pledgor” means each Loan Party set forth on Schedule I and any other Loan Party that becomes a party hereto pursuant to Section 5.16.  Notwithstanding anything to the contrary set forth herein, any entity that ceases to be a Loan Party in accordance with the terms of Section 9.18 of the Credit Agreement shall automatically cease to be a Pledgor.

“Proceeds” means all “Proceeds” as defined in the Uniform Commercial Code, including all proceeds of, and all other profits, products, rents or receipts, in whatever form, arising from the collection, sale, lease, exchange, assignment, licensing or other disposition of, or other realization upon, any Collateral, including all claims of the relevant Pledgor against third parties for loss of, damage to or destruction of, or for proceeds payable under, or unearned premiums with respect to, policies of insurance in respect of, any Collateral, and any condemnation or requisition payments with respect to any Collateral.

“Security Interest” has the meaning assigned to such term in Section 3.1.

“Trademark License” means any written agreement, now or hereafter in effect, granting to any U.S. Pledgor any right to use any Trademark now or hereafter owned by any third party (including any such rights that such U.S. Pledgor has the right to license).

“Trademarks” means all of the following now directly owned or hereafter directly acquired by any U.S. Pledgor: (a) all trademarks, service marks, corporate names, company names, business names, fictitious business names, trade styles, trade dress, logos, other source or business identifiers, designs and general intangibles of like nature, now existing or hereafter adopted or acquired, all registrations thereof (if any), and all registration and recording applications filed in connection therewith, including registrations and registration applications in the United States Patent and Trademark Office or any similar offices in any State of the United States or any other country or any political subdivision thereof, and all renewals thereof, including those listed on Schedule III; (b) all goodwill associated with or symbolized by the foregoing; (c) all claims for, and rights to sue for, past or future infringements, dilutions or other violations of any of the foregoing and (d) all income, royalties, damages and payments now or hereafter due and payable with respect to any of the foregoing, including damages and payments for past or future infringement, dilutions or other violations thereof.”U.S. Equity Interests” has the meaning assigned to such term in Section 2.1.

“U.S. Pledged Collateral” has the meaning assigned to such term in Section 2.1.

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“U.S. Pledged Securities” means any stock certificates or other certificated securities now or hereafter included in the U.S. Pledged Collateral, including all certificates, instruments or other documents representing or evidencing any U.S. Pledged Collateral.

“U.S. Pledged Stock” has the meaning assigned to such term in Section 2.1.

“U.S. Pledgor” means each Pledgor other than a Foreign Pledgor.

6.

Pledge of Securities

7.                                   Pledge.  As security for the payment or performance when due (whether at the stated maturity, by acceleration or otherwise), as the case may be, in full of the Obligations, each U.S. Pledgor hereby assigns and pledges to the Collateral Agent, its successors and permitted assigns, for the benefit of the Secured Parties, and hereby grants to the Collateral Agent, its successors and permitted assigns, for the benefit of the Secured Parties, a security interest in all of such U.S. Pledgor’s right, title and interest in, to and under (whether now owned or hereafter acquired):

8.             all Equity Interests directly owned by it (including those listed on Schedule II) and any other Equity Interests obtained in the future by such U.S. Pledgor and any certificates representing all such Equity Interests (any such Equity Interests, the “Pledged Stock”); provided that the Pledged Stock shall not include any Excluded Securities or Excluded Property;

9.             (i) the debt obligations owed to such U.S. Pledgor listed opposite the name of such U.S. Pledgor on Schedule II, (ii) all other debt obligations existing on the Spinoff Date or in the future issued to such Pledgor, and (iii) the certificates, promissory notes and any other instruments, if any, evidencing such debt obligations (the property described in clauses (b)(i), (ii) and (iii) above, the “Pledged Debt”); provided that the Pledged Debt shall not include any Excluded Securities or Excluded Property;

10.          subject to Section 2.6, all payments of principal or interest, dividends, cash, instruments and other property from time to time received, receivable or otherwise distributed in respect of, in exchange for or upon the conversion of, and all other Proceeds received in respect of the Pledged Stock and the Pledged Debt;

11.          subject to Section 2.6, all rights and privileges of such U.S. Pledgor with respect to the Pledged Stock, Pledged Debt and other property referred to in clause (c) above; and

12.          all Proceeds of any of the foregoing (the Pledged Stock, Pledged Debt and other property referred to in this clause (e) and in clauses (c) through (d) above being collectively referred to as the “Pledged Collateral”); provided that the Pledged Collateral shall not include any Excluded Securities or Excluded Property;

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TO HAVE AND TO HOLD, the Pledged Collateral together with all right, title, interest, powers, privileges and preferences pertaining or incidental thereto, unto the Collateral Agent, its successors and permitted assigns, for the benefit of the Secured Parties, forever; subject, however, to the terms, covenants and conditions hereinafter set forth.

As security for the payment or performance when due (whether at the stated maturity, by acceleration or otherwise), as the case may be, in full of the Obligations, each Foreign Pledgor hereby assigns and pledges to the Collateral Agent, its successors and permitted assigns, for the benefit of the Secured Parties, and hereby grants to the Collateral Agent, its successors and permitted assigns, for the benefit of the Secured Parties, a security interest in all of such Foreign Pledgor’s right, title and interest in, to and under (whether now owned or hereafter acquired):

(a)           all Equity Interests directly owned by it (including those listed on Schedule II) of any Person organized under the laws of the United States, any state thereof or the District of Columbia (Equity Interests in any such Person, the “U.S. Equity Interests”) and any other U.S. Equity Interests obtained in the future by such Foreign Pledgor and any certificates representing all such U.S. Equity Interests (any such U.S. Equity Interests, the “U.S. Pledged Stock”); provided that the U.S. Pledged Stock shall not include any Excluded Securities or Excluded Property; and

(b)           subject to Section 2.6, all payments of dividends, cash, instruments and other property from time to time received, receivable or otherwise distributed in respect of, in exchange for or upon the conversion of, and all other Proceeds received in respect of the U.S. Pledged Stock, except to the extent the foregoing is subject to a valid, perfected (or equivalent under applicable foreign law) and enforceable security interest in favor of the Collateral Agent for the benefit of the Secured Parties to secure the Obligations pursuant to a Security Document governed by the laws of the jurisdiction of incorporation of the applicable Foreign Pledgor, which Security Document shall govern in the event of a conflict with respect to such U.S. Pledged Collateral of such Foreign Pledgor described in this clause (b);

(c)           subject to Section 2.6, all rights and privileges of such Foreign Pledgor with respect to the U.S. Pledged Stock and other property referred to in clause (b) above;

13.         all Proceeds of any of the foregoing, except to the extent such Proceeds are subject to a valid, perfected (or equivalent under applicable foreign law) and enforceable security interest in favor of the Collateral Agent for the benefit of the Secured Parties to secure the Obligations pursuant to a Security Document governed by the laws of the jurisdiction of incorporation of the applicable Foreign Pledgor, which Security Document shall govern in the event of a conflict with respect to such Proceeds with respect to such Foreign Pledgors described in this clause (d) (the U.S. Pledged Stock, and other property referred to in this clause (d) and in clauses (b) and (c) above being collectively referred to as the “U.S. Pledged Collateral”); provided that the U.S. Pledged Collateral shall not include any Excluded Securities or Excluded Property;

TO HAVE AND TO HOLD, the U.S. Pledged Collateral together with all right, title, interest, powers, privileges and preferences pertaining or incidental thereto, unto the

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Collateral Agent, its successors and permitted assigns, for the benefit of the Secured Parties, forever; subject, however, to the terms, covenants and conditions hereinafter set forth.

14.                                 Delivery of the Pledged Collateral.

15.          Each U.S. Pledgor agrees promptly to deliver or cause to be delivered to the Collateral Agent, for the benefit of the Secured Parties, any and all certificates or other instruments (if any) representing any Pledged Securities, to the extent such Pledged Securities are either (i) Pledged Stock or (ii) in the case of promissory notes or other instruments evidencing Pledged Debt, are required to be delivered pursuant to paragraph (b) of this Section 2.2.  Each Foreign Pledgor agrees promptly to deliver or cause to be delivered to the Collateral Agent, for the benefit of the Secured Parties, any and all certificates or other instruments (if any) representing any U.S. Pledged Securities, to the extent such U.S. Pledged Securities are U.S. Pledged Stock.

16.          To the extent any Indebtedness for borrowed money constituting Pledged Collateral owed to any U.S. Pledgor (other than intercompany Indebtedness owed to such U.S. Pledgor by another U.S. Pledgor or other Loan Party that has pledged substantially all of its assets to the Collateral Agent for the benefit of the Secured Parties pursuant to a Security Document governed by the Specified Foreign Laws) is evidenced by a duly executed promissory note in an individual principal amount in excess of $5,000,000, such U.S. Pledgor shall promptly cause such promissory note to be pledged and delivered to the Collateral Agent, for the benefit of the Secured Parties, pursuant to the terms hereof (except to the extent that delivery of such promissory note would violate applicable law). To the extent any such promissory note is a demand note, each U.S. Pledgor party thereto agrees, if requested by the Collateral Agent, to immediately demand payment thereunder upon the occurrence and during the continuance of an Event of Default specified under Section 7.01(b), (c), (h) or (i) of the Credit Agreement, unless such demand would not be commercially reasonable or would otherwise expose U.S. Pledgor to liability to the maker of such promissory note.

17.          Upon delivery to the Collateral Agent, (i) any Pledged Securities or U.S. Pledged Securities, as applicable, required to be delivered pursuant to the foregoing paragraphs (a) and (b) of this Section 2.2 shall be accompanied by stock powers or allonges, as applicable, duly executed in blank or other instruments of transfer reasonably satisfactory to the Collateral Agent, and by such other instruments and documents as the Collateral Agent may reasonably request and (ii) all other property comprising part of the Pledged Collateral or U.S. Pledged Collateral, as applicable, delivered pursuant to the terms of this Agreement shall be accompanied to the extent necessary to perfect the security interest in or allow realization on the Pledged Collateral or U.S. Pledged Collateral, as applicable, by proper instruments of assignment duly executed by the applicable Pledgor and such other instruments or documents (including issuer acknowledgments in respect of uncertificated securities that are created pursuant to Section 2.4(b)) as the Collateral Agent may reasonably request.  Each delivery of Pledged Securities or U.S. Pledged Securities, as applicable, shall be accompanied by a schedule describing the securities, which schedule shall be deemed to be attached hereto as Schedule II (or a supplement to Schedule II, as applicable) and made a part hereof; provided that failure to attach any such schedule hereto shall not affect the validity of such pledge of such Pledged Securities or U.S.

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Pledged Securities, as applicable.  Each schedule so delivered shall supplement any prior schedules so delivered.

18.                                 Representations, Warranties and Covenants.  Each Pledgor, as applicable represents, warrants and covenants to and with the Collateral Agent, for the benefit of the Secured Parties, that:

19.    Schedule II correctly sets forth (or, with respect to any Pledged Stock or U.S. Pledged Stock, as applicable, issued by an issuer that is not a subsidiary of Parent, correctly sets forth, to the knowledge of the relevant Pledgor), as of the Spinoff Date, the percentage of the issued and outstanding units of each class of the Equity Interests of the issuer thereof represented by the Pledged Stock or U.S. Pledged Stock, as applicable, and includes (i) all Equity Interests pledged hereunder and (ii) Pledged Debt pledged hereunder and in an individual principal amount in excess of $5,000,000;

20.    the Pledged Stock, U.S. Pledged Stock and Pledged Debt (with respect to any Pledged Stock, U.S. Pledged Stock or Pledged Debt issued by an issuer that is not a subsidiary of Parent, to the knowledge of the relevant Pledgor), as of the Spinoff Date, (x) have been duly and validly authorized and issued by the issuers thereof and (y) (i) in the case of Pledged Stock and U.S. Pledged Stock, are fully paid and, with respect to Equity Interests constituting capital stock of a corporation, nonassessable and (ii) in the case of Pledged Debt, are legal, valid and binding obligations of the issuers thereof, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, general equitable principles (whether considered in a proceeding at law or in equity) and any implied covenant of good faith and fair dealing;

21.    except for the security interests granted hereunder (and other security interests not prohibited by the Loan Documents), each Pledgor (i) is and, subject to any transfers not in violation of the Credit Agreement, will continue to be the direct owner, beneficially and of record, of the Pledged Securities and U.S. Pledged Securities, as applicable, indicated on Schedule II (as may be supplemented from time to time pursuant to Section 2.2(c)) as owned by such Pledgor, (ii) holds the same free and clear of all Liens, other than Permitted Liens, (iii) will make no assignment, pledge, hypothecation or transfer of, or create or permit to exist any security interest in or other Lien on, the Pledged Collateral or U.S. Pledged Collateral, as applicable, other than pursuant to a transaction not prohibited by the Credit Agreement and other than Permitted Liens and (iv) subject to the rights of such Pledgor under the Loan Documents to Dispose of Pledged Collateral or U.S. Pledged Collateral, as applicable, will use commercially reasonable efforts to defend its title or interest thereto or therein against any and all Liens (other than Permitted Liens), however arising, of all persons;

22.    other than as set forth in the Credit Agreement, and except for restrictions and limitations imposed by the Loan Documents or securities laws generally or otherwise not prohibited by the Credit Agreement, the Pledged Stock and U.S. Pledged Stock (other than partnership interests), is and will continue to be freely transferable and assignable, and none of the Pledged Stock or U.S. Pledged Stock, is or will be subject to any option,

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right of first refusal, shareholders agreement, charter, by-law, memorandum of association or articles of association provisions or contractual restriction of any nature that might prohibit, impair, delay or otherwise affect the pledge of such Pledged Stock or U.S. Pledged Stock hereunder, the Disposition thereof pursuant hereto or the exercise by the Collateral Agent of rights and remedies hereunder other than under applicable Requirements of Law;

23.    each Pledgor has the power and authority to pledge the Pledged Collateral and U.S. Pledged Collateral, pledged by it hereunder in the manner hereby done or contemplated;

24.    other than as set forth in the Credit Agreement, as of the Spinoff Date, no consent or approval of any Governmental Authority, any securities exchange or any other person was or is necessary to the validity of the pledge effected hereby other than such as have been obtained and are in full force and effect;

25.    by virtue of the execution and delivery by the respective Pledgors of this Agreement or any supplement hereto, when any Pledged Securities or U.S. Pledged Securities, as applicable, are delivered to the Collateral Agent, for the benefit of the Secured Parties, in accordance with this Agreement (to the extent required hereunder) and financing statements naming the Collateral Agent as the secured party described in Section 3.2 are filed in the appropriate filing office, the Collateral Agent will obtain, for the benefit of the Secured Parties, a legal, valid and perfected lien upon and security interest in the Pledged Collateral or U.S. Pledged Collateral, as applicable, under the Uniform Commercial Code or its equivalent in any applicable jurisdiction, subject only to Permitted Liens; and

26.    each Pledgor that is an issuer of the Pledged Collateral or U.S. Pledged Collateral, as applicable, confirms that it has received notice of the security interest granted hereunder and consents to such security interest and, subject to the terms of any applicable Intercreditor Agreement, agrees to transfer record ownership of the securities issued by it in connection with any request by the Collateral Agent if an Event of Default has occurred and is continuing.

27.                                 Certification of Limited Liability Company and Limited Partnership Interests.

28.          As of the Spinoff Date, except as set forth on Schedule II, the Equity Interests in limited liability companies and limited partnerships that are pledged by the Pledgors hereunder and do not have a certificate described on Schedule II do not constitute a security under Section 8-103 of the Uniform Commercial Code or the corresponding code or statute of any other applicable jurisdiction.

29.          The Pledgors shall at no time elect to treat any interest in any limited liability company or limited partnership Controlled by a Pledgor and pledged hereunder as a “security” within the meaning of Article 8 of the Uniform Commercial Code or its equivalent in any jurisdiction or issue any certificate representing such interest, unless promptly thereafter

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(and in any event within 30 days or such longer period as the Collateral Agent may permit in its sole discretion) the applicable Pledgor provides notification to the Collateral Agent of such election and delivers, as applicable, any such certificate to the Collateral Agent pursuant to the terms hereof.

30.                                 Registration in Nominee Name; Denominations.  Subject to any applicable Intercreditor Agreement, the Collateral Agent, on behalf of the Secured Parties, shall have the right (in its sole and absolute discretion) to hold the Pledged Securities and U.S. Pledged Securities in the name of the applicable Pledgor, endorsed or assigned in blank or in favor of the Collateral Agent or, if an Event of Default shall have occurred and be continuing, in its own name as pledgee or the name of its nominee (as pledgee or as sub-agent).  If an Event of Default shall have occurred and be continuing, each Pledgor will promptly give to the Collateral Agent copies of any notices or other communications received by it with respect to Pledged Securities or U.S. Pledged Securities, as applicable, registered in the name of such Pledgor.  If an Event of Default shall have occurred and be continuing, the Collateral Agent shall have the right to exchange the certificates representing Pledged Securities or U.S. Pledged Securities, as applicable held by it for certificates of smaller or larger denominations for any purpose consistent with this Agreement, subject to any applicable Intercreditor Agreement.  Subject to any applicable Intercreditor Agreement, each Pledgor shall cause any Subsidiary that is not a party to this Agreement to comply with a request by the Collateral Agent, pursuant to this Section 2.5, to exchange certificates representing Pledged Securities or U.S. Pledged Securities, as applicable, of such Subsidiary for certificates of smaller or larger denominations.

31.                                 Voting Rights; Dividends and Interest, Etc.

32.          Unless and until an Event of Default shall have occurred and be continuing and the Collateral Agent shall have given written notice to the relevant Pledgors of the Collateral Agent’s intention to exercise its rights hereunder:

33.    Each Pledgor shall be entitled to exercise any and all voting and/or other consensual rights and powers inuring to an owner of Pledged Collateral or U.S. Pledged Collateral, as applicable, or any part thereof for any purpose not prohibited by the terms of this Agreement or the Loan Documents; provided that, except as not prohibited by the Credit Agreement, such rights and powers shall not be exercised in any manner that would materially and adversely affect the rights and remedies of any of the Collateral Agent or any other Secured Parties under this Agreement or any Loan Document or the ability of the Secured Parties to exercise the same.

34.    The Collateral Agent shall promptly execute and deliver to each Pledgor, or cause to be executed and delivered to such Pledgor, all such proxies, powers of attorney and other instruments as such Pledgor may reasonably request for the purpose of enabling such Pledgor to exercise the voting and/or consensual rights and powers it is entitled to exercise pursuant to subparagraph (i) above.

35.    Subject to Section 2.2 and paragraph (b) below, each Pledgor shall be entitled to receive and retain any and all dividends, interest, principal and other

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distributions paid on or distributed in respect of the Pledged Collateral or U.S. Pledged Collateral, as applicable.

(d)           Notwithstanding anything to the contrary in any other Loan Document, upon the occurrence and during the continuance of an Event of Default and after written notice by the Collateral Agent to the relevant Pledgor or Pledgors of the Collateral Agent’s intention to exercise its rights hereunder, all rights of any Pledgor to receive dividends, interest, principal or other distributions that such Pledgor is authorized to receive pursuant to paragraph (a)(iii) of this Section 2.6 shall cease, and all such rights shall thereupon become vested, for the benefit of the Secured Parties, in the Collateral Agent which shall have the sole and exclusive right and authority to receive and retain such dividends, interest, principal or other distributions.  All dividends, interest, principal or other distributions received by any Pledgor contrary to the provisions of this Section 2.6 shall not be commingled by such Pledgor with any of its other funds or property but shall be held separate and apart therefrom, shall be held in trust for the benefit of the Collateral Agent, for the benefit of the Secured Parties, and shall be forthwith delivered to the Collateral Agent, for the benefit of the Secured Parties, in the same form as so received (endorsed in a manner reasonably satisfactory to the Collateral Agent).  Any and all money and other property paid over to or received by the Collateral Agent pursuant to the provisions of this paragraph (b) shall be retained by the Collateral Agent in an account to be established by the Collateral Agent upon receipt of such money or other property and shall be applied in accordance with the provisions of Section 4.2.  After all Events of Default have been cured or waived and the Borrower Representative has delivered to the Collateral Agent a certificate of a Responsible Officer to that effect, the Collateral Agent shall promptly repay to each Pledgor (without interest) all dividends, interest, principal or other distributions that such Pledgor would otherwise be permitted to retain pursuant to the terms of paragraph (a)(iii) of this Section 2.6 and that remain in such account.

Upon the occurrence and during the continuance of an Event of Default and after written notice by the Collateral Agent to the Borrower Representative of the Collateral Agent’s intention to exercise its rights hereunder, all rights of any Pledgor to exercise the voting and/or consensual rights and powers it is entitled to exercise pursuant to paragraph (a)(i) of this Section 2.6, and the obligations of the Collateral Agent under paragraph (a)(ii) of this Section 2.6, shall cease, and all such rights shall thereupon become vested in the Collateral Agent, for the benefit of the Secured Parties, which shall have the sole and exclusive right and authority to exercise such voting and consensual rights and powers; provided that the Collateral Agent shall have the right from time to time following and during the continuance of an Event of Default to permit the Pledgors to exercise such rights.  After all Events of Default have been cured or waived and the Borrower Representative has delivered to the Collateral Agent a certificate of a Responsible Officer to that effect, each Pledgor shall have the right to exercise the voting and/or consensual rights and powers that such Pledgor would otherwise be entitled to exercise pursuant to the terms of paragraph (a)(i) above and the obligations of the Collateral Agent under paragraph (a)(ii) shall be in effect.

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36.

Security Interests in Other Personal Property

37.                                 Security Interest.

38.          As security for the payment or performance when due (whether at the stated maturity, by acceleration or otherwise), as the case may be, in full of the Obligations, each U.S. Pledgor hereby assigns and pledges to the Collateral Agent, its successors and permitted assigns, for the benefit of the Secured Parties, and hereby grants to the Collateral Agent, its successors and permitted assigns, for the benefit of the Secured Parties, a security interest (the “Security Interest”) in all right, title and interest in, to and under any and all of the following assets and properties now owned or at any time hereafter acquired by such U.S. Pledgor or in which such U.S. Pledgor now has or at any time in the future may acquire any right, title or interest (collectively, the “Article 9 Collateral”):

39.    all Accounts;

40.    all Chattel Paper;

41.    all cash and Deposit Accounts;

42.    all Documents;

43.    all Equipment;

44.    all Fixtures;

45.    all General Intangibles (including, without limitation, all Intellectual Property);

46.    all Instruments (other than Pledged Debt which is governed by Article II);

47.    all Inventory and all other Goods not otherwise described above;

48.    all Investment Property (other than the Pledged Collateral, which is governed by Article II);

49.    all Letters of Credit and Letter of Credit Rights;

50.    all Commercial Tort Claims, as described on Schedule IV (as may be supplemented from time to time pursuant to Section 3.4 or the Supplement hereto substantially in the form of Exhibit I);

51.    all books and records, customer lists, credit files, programs, printouts and other computer materials and records pertaining to the Article 9 Collateral; and

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52.    to the extent not otherwise included, all Proceeds, Supporting Obligations and products of any and all of the foregoing and all collateral security and guarantees given by any person with respect to any of the foregoing.

Notwithstanding anything to the contrary in this Agreement or the other Loan Documents, this Agreement shall not constitute a grant of a security interest in (and the Article 9 Collateral shall not include), and the other provisions of the Loan Documents with respect to Collateral need not be satisfied with respect to, the Excluded Property or the Excluded Securities.

53.          Each Pledgor hereby irrevocably authorizes the Collateral Agent at any time and from time to time to file in any relevant United States jurisdiction any initial financing statements (including fixture filings) with respect to the Article 9 Collateral, the Pledged Collateral, the U.S. Pledged Collateral or any part thereof, and amendments thereto and continuations thereof that contain the information required by Article 9 of the Uniform Commercial Code or its equivalent in each applicable jurisdiction for the filing of any financing statement or amendment, including (i) whether such Pledgor is an organization, the type of organization and any organizational identification number issued to such Pledgor, (ii) in the case of a financing statement filed as a fixture filing, a sufficient description of the real property to which such Article 9 Collateral relates and (iii) a description of collateral that describes such property in any other manner as the Collateral Agent may reasonably determine is necessary or advisable to ensure the perfection of the security interest in the Collateral granted under this Agreement, including describing such property as “all assets” or “all personal property” or words of similar effect.  Each Pledgor agrees to provide such information to the Collateral Agent promptly upon request.

The Collateral Agent is further authorized to file with the United States Patent and Trademark Office or United States Copyright Office (or any successor office) such documents as may be reasonably necessary or advisable for the purpose of perfecting, confirming, continuing, enforcing or protecting the Security Interest granted by each U.S. Pledgor in such U.S. Pledgor’s Patents, Trademarks and Copyrights, without the signature of such U.S. Pledgor, and naming such U.S. Pledgor or the U.S. Pledgors as debtors and the Collateral Agent as secured party.

54.          The security interest granted hereunder is security only and shall not subject the Collateral Agent or any other Secured Party to, or in any way alter or modify, any obligation or liability of any Pledgor with respect to or arising out of the Collateral.

55.          Notwithstanding anything to the contrary in this Agreement, in no event shall (A) any control agreements or control, lockbox or similar agreements or arrangements be required with respect to any Deposit Accounts, Securities Accounts, Commodities Accounts (B) any landlord, mortgagee and bailee waivers or subordination agreements be required (other than subordination agreements expressly required by Section 6.01(a), (e) or (m) of the Credit Agreement) or (C) notices be required to be sent to account debtors or other contractual third parties unless an Event of Default has occurred and is continuing.

56.                                 Representations and Warranties.  Each of the Pledgors, as applicable, represents and warrants to the Collateral Agent, for the benefit of the Secured Parties, that:

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57.          Each Pledgor has good and valid rights in and title to the Collateral with respect to which it has purported to grant a security interest hereunder, except where the failure to have such rights and title would not reasonably be expected to have individually or in the aggregate, a Material Adverse Effect.  Each of (i) the U.S. Pledgors has full power and authority to grant to the Collateral Agent the Security Interest in such Article 9 Collateral pursuant hereto, and (ii) the Pledgors has full power and authority to execute, deliver and perform its obligations in accordance with the terms of this Agreement (or any supplement hereto, as applicable), in each case, without the consent or approval of any other person as of the Spinoff Date other than any consent or approval that has been obtained and is in full force and effect or has otherwise been disclosed herein or in the Credit Agreement.

58.          Each U.S. Pledgor represents that the Perfection Certificate has been duly prepared, completed and executed with respect thereto and the information set forth therein, including the exact legal name of such Pledgor, is correct and complete, in all material respects, as of the Spinoff Date.  Each Foreign Pledgor represents that, as it relates to such Foreign Pledgor and the U.S. Pledged Collateral, the Perfection Certificate has been duly prepared, completed and executed with respect thereto and the information set forth therein, including the exact legal name of such Pledgor, is correct and complete, in all material respects, as of the Spinoff Date.  Except as provided in Section 5.10 of the Credit Agreement or in the definition of “Collateral and Guarantee Requirement” contained in the Credit Agreement, the Uniform Commercial Code financing statements or other appropriate filings, recordings or registrations containing a description of the Collateral that have been prepared for filing in each governmental, municipal or other office specified in the Perfection Certificate constitute all the filings, recordings and registrations (other than filings required to be made in the United States Patent and Trademark Office and the United States Copyright Office in order to perfect the Security Interest in Article 9 Collateral consisting of United States Patents, United States registered Trademarks and United States registered Copyrights) that are necessary as of the Spinoff Date to publish notice of and protect the validity of and to establish a legal, valid and perfected security interest in favor of the Collateral Agent (for the benefit of the Secured Parties) in respect of all Collateral in which a security interest may be perfected by filing, recording or registration in the United States (or any political subdivision thereof), and no further or subsequent filing, refiling, recording, rerecording, registration or reregistration is necessary in any such jurisdiction, except as provided under applicable law with respect to the filing of continuation statements or amendments.  Except as provided in Section 5.10 of the Credit Agreement, each U.S. Pledgor represents and warrants that the Notices of Grant of Security Interest in Intellectual Property executed by the applicable U.S. Pledgors containing descriptions of all Article 9 Collateral that consists of United States federally issued Patents (and Patents for which United States federal registration applications are pending), United States federally registered Trademarks (and Trademarks for which United States federal registration applications are pending) and United States federally registered Copyrights (and Copyrights for which United States federal registration applications are pending) have been delivered to the Collateral Agent for recording with the United States Patent and Trademark Office and the United States Copyright Office pursuant to 35 U.S.C. § 261, 15 U.S.C. § 1060 or 17 U.S.C. § 205 and the regulations thereunder, as applicable, and reasonably requested by the Collateral Agent, to protect the validity of and to establish a legal, valid and perfected security interest (or, in the case of Patents and Trademarks, notice thereof) in favor of the Collateral Agent, for the benefit of the Secured Parties, in respect of all Article 9 Collateral consisting of such Intellectual Property

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described in such Notices of Grant of Security Interest in Intellectual Property as of the Spinoff Date in which a security interest may be perfected by recording with the United States Patent and Trademark Office and the United States Copyright Office, and no further or subsequent filing, refiling, recording, rerecording, registration or reregistration is necessary (other than such actions as are necessary to perfect the Security Interest with respect to any Article 9 Collateral consisting of United States federally issued, registered or pending Patents, Trademarks and Copyrights acquired or developed after the Spinoff Date).

59.          The Security Interest constitutes (i) a legal and valid security interest in all the Article 9 Collateral securing the payment and performance of the Obligations, as applicable, (ii) subject to the filings described in Section 3.2(b), as of the Spinoff Date a perfected security interest in all Article 9 Collateral in which a security interest may be perfected by filing, recording or registering a financing statement or analogous document in the United States (or any political subdivision thereof) pursuant to the Uniform Commercial Code or other applicable law in such jurisdictions and (iii) a security interest that shall be perfected in all Article 9 Collateral in which a security interest may be perfected upon the receipt and recording of the Notices of Grant of Security Interest in Intellectual Property with the United States Patent and Trademark Office and the United States Copyright Office, as applicable, upon the making of such filings with such offices.  The Security Interest is and shall be prior to any other Lien on any of the Article 9 Collateral other than Permitted Liens.

60.          The Collateral is owned by the Pledgors free and clear of any Lien, other than Permitted Liens.  None of the Pledgors has filed or consented to the filing of (i) any financing statement or analogous document under the Uniform Commercial Code or any other applicable laws covering any Collateral, (ii) any assignment in which any U.S. Pledgor assigns any Article 9 Collateral or any security agreement or similar instrument covering any Article 9 Collateral with the United States Patent and Trademark Office or the United States Copyright Office for the benefit of a third party or (iii) any assignment in which any U.S. Pledgor assigns any Article 9 Collateral or any security agreement or similar instrument covering any Article 9 Collateral with any foreign governmental, municipal or other office, which financing statement or analogous document, assignment, security agreement or similar instrument is still in effect, except, in each case, for Permitted Liens.

61.          No Pledgor holds any Commercial Tort Claim individually reasonably estimated to exceed $10,000,000 as of the Spinoff Date except as indicated on Schedule IV.

62.          As to itself and its Article 9 Collateral consisting of Intellectual Property (the “Intellectual Property Collateral”), to each U.S. Pledgor’s knowledge:

63.    The Intellectual Property Collateral set forth on Schedule III includes a true and complete list of all of the issued and applied for United States federal Patents, registered and applied for United States federal Trademarks and material United States federal registered Copyrights owned by such U.S. Pledgor as of the date hereof (other than Excluded Property).

64.    The Intellectual Property Collateral is subsisting and has not been adjudged invalid or unenforceable in whole or in part and, to the best of such U.S.

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Pledgor’s knowledge, is valid and enforceable, except as would not reasonably be expected to have a Material Adverse Effect.  Such U.S. Pledgor is not aware of any current uses of any item of Intellectual Property Collateral that would be expected to lead to such item becoming invalid or unenforceable, except as would not reasonably be expected to have a Material Adverse Effect.

65.    Except as would not reasonably be expected to have a Material Adverse Effect, (A) such U.S. Pledgor has made or performed all commercially reasonable acts, including without limitation filings, recordings and payment of all required fees and taxes, required to maintain and protect its interest in each and every item of Intellectual Property Collateral in full force and effect in the United States, and (B) such U.S. Pledgor has used proper statutory notice in connection with its use of each Patent, Trademark and Copyright in the Intellectual Property Collateral.

66.    With respect to each IP Agreement, the absence, termination or violation of which would reasonably be expected to have a Material Adverse Effect: (A) such U.S. Pledgor has not received any notice of termination or cancellation under such IP Agreement; (B) such U.S. Pledgor has not received a notice of a breach or default under such IP Agreement, which breach or default has not been cured or waived; and (C) such U.S. Pledgor is not in breach or default thereof in any material respect, and no event has occurred that, with notice or lapse of time or both, would constitute such a breach or default or permit termination, modification or acceleration under such IP Agreement.

67.    Except as would not reasonably be expected to have a Material Adverse Effect, no Intellectual Property Collateral is subject to any outstanding consent, settlement, decree, order, injunction, judgment or ruling restricting the use of any Intellectual Property Collateral or that would impair the validity or enforceability of such Intellectual Property Collateral.

68.                                 Covenants.

69.        [reserved]

70.          Subject to any rights of such Pledgor to Dispose of Collateral provided for in the Loan Documents, each Pledgor shall, at its own expense, use commercially reasonable efforts to defend title to the Collateral against all persons and to defend the security interest of the Collateral Agent granted hereunder, for the benefit of the Secured Parties, in the Collateral and the priority thereof against any Lien that is not a Permitted Lien.

71.          Each Pledgor agrees, at its own expense, to execute, acknowledge, deliver and cause to be duly filed all such further instruments and documents and take all such actions as the Collateral Agent may from time to time reasonably request to better assure, preserve, protect, defend and perfect the security interest granted hereunder and the rights and remedies created hereby, including the payment of any fees and taxes together with any interest and penalties, if any, required in connection with the execution and delivery of this Agreement and the granting of the security interest granted hereunder and the filing of any financing statements (including fixture filings) or other documents in connection herewith or therewith, all in accordance with

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the terms hereof and the terms of the Credit Agreement.  Without limiting the generality of the foregoing, each U.S. Pledgor hereby authorizes the Collateral Agent, with prompt notice thereof to the U.S. Pledgors, to supplement this Agreement by supplementing Schedule III or adding additional schedules hereto to identify specifically any asset or item that may constitute a material issued or applied for United States federal Patent, material registered or applied for United States Trademark or material registered United States federal Copyright; provided that any U.S. Pledgor shall have the right, exercisable within 90 days after the Borrower Representative has been notified by the Collateral Agent of the specific identification of such Article 9 Collateral (or such later date as the Collateral Agent may agree in its sole discretion), to advise the Collateral Agent in writing of any inaccuracy of the representations and warranties made by such U.S. Pledgor hereunder with respect to such Article 9 Collateral.  Each U.S. Pledgor agrees that it will use its commercially reasonable efforts to take such action as shall be necessary in order that all representations and warranties hereunder shall be true and correct with respect to such Article 9 Collateral within 45 days after the date it has been notified by the Collateral Agent of the specific identification of such Article 9 Collateral (or such later date as the Collateral Agent may agree in its sole discretion).

72.          After the occurrence and during the continuance of an Event of Default, each Pledgor will permit any representatives designated by the Collateral Agent or any Secured Party (pursuant to a request made through the Collateral Agent), at reasonable times upon reasonable prior notice, (i) to inspect the Collateral (including to verify under reasonable procedures the validity, amount, quality, quantity, value, condition and status of, or any other matter relating to, the Collateral), and including, in the case of Accounts or Article 9 Collateral in the possession of any third person, by contacting Account Debtors or the third person possessing such Article 9 Collateral for the purpose of making such a verification, (ii) to examine and make copies of the records of such Pledgor relating to the Collateral and (iii) to discuss the Collateral and related records of such Pledgor with, and to be advised as to the same by, such Pledgor’s officers and employees.  The Collateral Agent shall have the right to share any information it gains from such inspection or verification with any Secured Party, subject to Section 9.16 of the Credit Agreement.

73.          The Collateral Agent may discharge past due taxes, assessments, charges, fees, Liens, security interests or other encumbrances at any time levied or placed on the Collateral and not a Permitted Lien, and may pay for the maintenance and preservation of the Collateral to the extent any Pledgor fails to do so as required by the Credit Agreement or this Agreement, and each Pledgor jointly and severally agrees to reimburse the Collateral Agent on demand for any reasonable and documented payment made or any reasonable and documented out-of-pocket expense incurred by the Collateral Agent pursuant to the foregoing authorization; provided, however, that nothing in this Section 3.3(e) shall be interpreted as excusing any Pledgor from the performance of, or imposing any obligation on the Collateral Agent or any Secured Party to cure or perform, any covenants or other promises of any Pledgor with respect to taxes, assessments, charges, fees, Liens, security interests or other encumbrances and maintenance as set forth herein or in the other Loan Documents.

74.          Each Pledgor (rather than the Collateral Agent or any Secured Party) shall remain liable for the observance and performance of all the conditions and obligations to be observed and performed by it under each contract, agreement or instrument relating to the

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Collateral and each Pledgor jointly and severally agrees to indemnify and hold harmless the Collateral Agent and the Secured Parties from and against any and all liability for such performance.

75.          None of the U.S. Pledgors shall make or permit to be made an assignment, pledge or hypothecation of the Article 9 Collateral owned by it or in which it has an interest, and no Pledgor shall grant any other Lien in respect of the Collateral owned by it or in which it has an interest, in each case, except as not prohibited by the Credit Agreement.  None of the Pledgors shall make or permit to be made any transfer of the Collateral owned by it or in which it has an interest, except as not prohibited by the Credit Agreement or any Intercreditor Agreement.

76.          Each Pledgor irrevocably makes, constitutes and appoints the Collateral Agent (and all officers, employees or agents designated by the Collateral Agent) as such Pledgor’s true and lawful agent (and attorney-in-fact) for the purpose, during the continuance of an Event of Default of making, settling and adjusting claims in respect of the Collateral under policies of insurance, endorsing the name of such Pledgor on any check, draft, instrument or other item of payment for the proceeds of such policies of insurance and for making all determinations and decisions with respect thereto.  In the event that any Pledgor at any time or times shall fail to obtain or maintain any of the policies of insurance required by the Loan Documents or to pay any premium in whole or part relating thereto, the Collateral Agent may, without waiving or releasing any obligation or liability of the Pledgors hereunder or any Event of Default, in its sole discretion, obtain and maintain such policies of insurance and pay such premium and take any other actions with respect thereto as the Collateral Agent reasonably deems advisable.  All sums disbursed by the Collateral Agent in connection with this Section 3.3(h), including reasonable and documented attorneys’ fees, court costs, expenses and other charges relating thereto, shall be payable, upon demand, by the Pledgors to the Collateral Agent and shall be additional Obligations secured hereby.

77.          Each Pledgor shall keep and maintain, in all material respects, complete, accurate and proper books and records with respect to the Collateral owned by such Pledgor, and, after the occurrence and during the continuance of an Event of Default, furnish to the Collateral Agent, such reports relating to the Collateral as the Collateral Agent shall from time to time reasonably request.

78.                                 Other Actions.  In order to further ensure the attachment, and perfection of, and the ability of the Collateral Agent to enforce, for the benefit of the Secured Parties, the Security Interest in the Article 9 Collateral, each U.S. Pledgor agrees, in each case at such U.S. Pledgor’s own expense, to take the following actions with respect to the following Article 9 Collateral:

79.          Instruments and Tangible Chattel Paper.  If any U.S. Pledgor shall at any time own or acquire any Instruments or Tangible Chattel Paper (other than debt obligations which constitute Pledged Debt which is governed by Article II and checks received and processed in the ordinary course of business), in each case evidencing an individual amount in excess of $10,000,000, such U.S. Pledgor shall promptly (and in any event within 50 days of its acquisition or such longer period as the Collateral Agent may permit in its sole discretion) endorse, assign and deliver the same to the Collateral Agent, accompanied by such instruments

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of transfer or assignment duly executed in blank as the Collateral Agent may from time to time reasonably request.

80.          Commercial Tort Claims.  If any U.S. Pledgor shall at any time hold or acquire a Commercial Tort Claim in an amount reasonably estimated to exceed $10,000,000, such U.S. Pledgor shall promptly notify the Collateral Agent thereof in a writing signed by such U.S. Pledgor, including a summary description of such claim, and deliver to the Collateral Agent in writing a supplement to Schedule IV including such description.

81.                                 Covenants Regarding Patent, Trademark and Copyright Collateral.  Except as not prohibited by the Credit Agreement:

82.          Each U.S. Pledgor agrees that it will not knowingly do any act or omit to do any act (and will exercise commercially reasonable efforts to prevent its licensees from doing any act or omitting to do any act) whereby any Patent that is material to the normal conduct of such U.S. Pledgor’s business may become prematurely invalidated, abandoned, lapsed or dedicated to the public.

83.          Each U.S. Pledgor will, and will use its commercially reasonable efforts to cause its licensees or its sublicensees to, for each material Trademark necessary to the normal conduct of such U.S. Pledgor’s business, (i) maintain such Trademark in full force free from any adjudication of abandonment or invalidity for non-use and (ii) maintain the quality of products and services offered under such Trademark in a manner consistent with the operation of such Pledgor’s business.

84.          Each U.S. Pledgor shall notify the Collateral Agent promptly if it knows that any United States federally issued or applied for Patent, United States federally registered or applied for Trademark or United States federally registered Copyright material to the normal conduct of such U.S. Pledgor’s business may imminently become abandoned, lapsed or dedicated to the public, or of any materially adverse determination or development, excluding office actions and similar determinations or developments in the United States Patent and Trademark Office, United States Copyright Office, any court or any similar office of any country, regarding such U.S. Pledgor’s ownership of any such material Patent, Trademark or Copyright or its right to register or to maintain the same.

85.          Each U.S. Pledgor, either by itself or through any agent, employee, licensee or designee, shall (i) inform the Collateral Agent on an annual basis (with any such notification to be included in an updated Perfection Certificate required pursuant to Section 5.04(f) of the Credit Agreement) of each application for, or registration or issuance of, any Patent or Trademark with the United States Patent and Trademark Office and each registration of any Copyright with the United States Copyright Office filed by or on behalf of, or issued to, or acquired by, any U.S. Pledgor during the preceding 12-month period and (ii) upon the reasonable request of the Collateral Agent, execute, deliver and file with the United States Patent and Trademark Office and/or United States Copyright Office, as applicable, any and all agreements, instruments, documents and papers necessary, or as reasonably requested by the Collateral Agent, to evidence the Collateral Agent’s Security Interest in such Patent, Trademark or Copyright and the perfection thereof, provided that any such Patent, Trademark or Copyright

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created or acquired after the Spinoff Date shall automatically become subject to the Security Interest and constitute Collateral to the extent such would have constituted Collateral if owned at Spinoff Date without further action by any party.

86.          Each U.S. Pledgor shall exercise its reasonable business judgment consistent with its past practice in any proceeding before the United States Patent and Trademark Office or the United States Copyright Office with respect to maintaining and pursuing each application relating to any Patent, Trademark and/or Copyright (and obtaining the relevant grant or registration) material to the normal conduct of such U.S. Pledgor’s business and to maintain (i) each United States federally issued Patent that is material to the normal conduct of such U.S. Pledgor’s business and (ii) the registrations of each United States federally registered Trademark and each United States federally registered Copyright, in each case that is material to the normal conduct of such U.S. Pledgor’s business, including, when applicable and necessary in such U.S. Pledgor’s reasonable business judgment, timely filings of applications for renewal, affidavits of use, affidavits of incontestability and payment of maintenance fees, and, if any U.S. Pledgor believes necessary in its reasonable business judgment, to initiate opposition, interference and cancellation proceedings against third parties.

87.          In the event that any U.S. Pledgor knows or has reason to know that any Article 9 Collateral consisting of a Patent, Trademark or Copyright material to the normal conduct of its business has been materially infringed, misappropriated or diluted by a third party, such U.S. Pledgor shall promptly notify the Collateral Agent and shall, if such U.S. Pledgor deems it necessary in its reasonable business judgment, promptly sue and recover any and all damages, and take such other actions as are reasonably appropriate under the circumstances.

88.          Upon and during the continuance of an Event of Default, at the request of the Collateral Agent, each U.S. Pledgor shall use commercially reasonable efforts to obtain all requisite consents or approvals from each licensor under each Copyright License, Patent License or Trademark License to effect the assignment or sub-license of all such U.S. Pledgor’s right, title and interest thereunder to (in the Collateral Agent’s sole discretion) the designee of the Collateral Agent or the Collateral Agent; provided, however, that nothing contained in this Section 3.5(g) should be construed as an obligation of any U.S. Pledgor to incur any costs or expenses in connection with obtaining such approval.

89.

Remedies

90.                                 Remedies Upon Default.  In accordance with, and to the extent consistent with, the terms of any applicable Intercreditor Agreement, the Collateral Agent may take any action specified in this Section 4.1.  Upon the occurrence and during the continuance of an Event of Default, each Pledgor agrees to deliver each item of Collateral to the Collateral Agent on demand.  It is agreed that the Collateral Agent shall have the right to take any of or all the following actions at the same or different times upon the occurrence and during the continuance of an Event of Default: (a) exercise those rights and remedies provided in this Agreement, the Credit Agreement or any other Loan Document, (b) with respect to any Article 9 Collateral consisting of Intellectual Property, on demand, to cause the Security Interest to

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become an assignment, transfer and conveyance of any of or all such Article 9 Collateral by the applicable U.S. Pledgors to the Collateral Agent or to license or sublicense (subject to any such licensee’s obligation to maintain the quality of the goods and/or services provided under any Trademark consistent with the quality of such goods and/or services provided by the Pledgors immediately prior to the Event of Default), whether general, special or otherwise, and whether on an exclusive or a nonexclusive basis, and on a royalty-fee basis, any such Article 9 Collateral throughout the world on such terms and conditions and in such manner as the Collateral Agent shall determine (other than in violation of any then-existing licensing or trademark co-existence arrangements to the extent that waivers thereunder cannot be obtained with the use of commercially reasonable efforts, which each Pledgor hereby agrees to use) and (c) with or without legal process and with or without prior notice or demand for performance, to take possession of the Article 9 Collateral and without liability for trespass to the applicable Pledgor to enter any premises where the Article 9 Collateral or any records relating to the Article 9 Collateral may be located for the purpose of taking possession of or removing the Article 9 Collateral and, generally, to exercise any and all rights afforded to a secured party under the Uniform Commercial Code or other applicable law (including, without limitation, any law governing the exercise of a bank’s right of setoff or bankers’ lien) or in equity.  The Collateral Agent agrees and covenants not to exercise any of the rights or remedies set forth in the preceding sentence unless and until the occurrence and during the continuance of an Event of Default.  Without limiting the generality of the foregoing, each Pledgor agrees that the Collateral Agent shall have the right, subject to the mandatory requirements of applicable law, to sell or otherwise Dispose of all or any part of the Collateral at a public or private sale or at any broker’s board or on any securities exchange, for cash, upon credit or for future delivery, as the Collateral Agent shall deem appropriate.  The Collateral Agent shall be authorized in connection with any sale of a security (if it deems it advisable to do so) pursuant to the foregoing to restrict the prospective bidders or purchasers to persons who represent and agree that they are purchasing such security for their own account, for investment, and not with a view to the distribution or sale thereof.  Upon consummation of any such Disposition of Collateral pursuant to this Section 4.1 the Collateral Agent shall have the right to assign, transfer and deliver to the purchaser or purchasers thereof the Collateral so sold (other than in violation of any then-existing licensing or trademark co-existence arrangements to the extent that waivers thereunder cannot be obtained with the use of commercially reasonable efforts, which each Pledgor hereby agrees to use).  Each such purchaser at any such Disposition shall hold the property sold absolutely, free from any claim or right on the part of any Pledgor, and each Pledgor hereby waives and releases (to the extent permitted by law) all rights of redemption, stay, valuation and appraisal that such Pledgor now has or may at any time in the future have under any rule of law or statute now existing or hereafter enacted.

The Collateral Agent shall give the applicable Pledgors 10 Business Days’ written notice (which each Pledgor agrees is reasonable notice within the meaning of Section 9-611 of the Uniform Commercial Code or its equivalent in other jurisdictions) of the Collateral Agent’s intention to make any sale of Collateral.  Such notice, in the case of a public sale, shall state the time and place for such sale and, in the case of a sale at a broker’s board or on a securities exchange, shall state the board or exchange at which such sale is to be made and the day on which the Collateral, or portion thereof, will first be offered for sale at such board or exchange.  Any such public sale shall be held at such time or times within ordinary business hours and at such place or places as the Collateral Agent may fix and state in the notice (if any) of such sale,

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and each Pledgor agrees that the internet shall constitute a “place” for purposes of Section 9-610(b) of the Uniform Commercial Code or its equivalent in any applicable jurisdiction.  At any such sale, the Collateral, or the portion thereof, to be sold may be sold in one lot as an entirety or in separate parcels, as the Collateral Agent may (in its sole and absolute discretion) determine.  The Collateral Agent shall not be obligated to make any sale of any Collateral if it shall determine not to do so, regardless of the fact that notice of sale of such Collateral shall have been given.  The Collateral Agent may, without notice or publication, adjourn any public or private sale or cause the same to be adjourned from time to time by announcement at the time and place fixed for sale, and such sale may, without further notice, be made at the time and place to which the same was so adjourned.  In the case of any sale of all or any part of the Collateral made on credit or for future delivery, the Collateral so sold may be retained by the Collateral Agent until the sale price is paid by the purchaser or purchasers thereof, but the Collateral Agent shall not incur any liability in the event that any such purchaser or purchasers shall fail to take up and pay for the Collateral so sold and, in the case of any such failure, such Collateral may be sold again upon notice given in accordance with provisions above.  At any public (or, to the extent permitted by law, private) sale made pursuant to this Section 4.1, any Secured Party may bid for or purchase for cash, free (to the extent permitted by law) from any right of redemption, stay, valuation or appraisal on the part of any Pledgor (all such rights being also hereby waived and released to the extent permitted by law), the Collateral or any part thereof offered for sale and such Secured Party may, upon compliance with the terms of sale, hold, retain and Dispose of such property in accordance with Section 4.2 without further accountability to any Pledgor therefor.  For purposes hereof, a written agreement to purchase the Collateral or any portion thereof shall be treated as a sale thereof; the Collateral Agent shall be free to carry out such sale pursuant to such agreement and no Pledgor shall be entitled to the return of the Collateral or any portion thereof subject thereto, notwithstanding the fact that after the Collateral Agent shall have entered into such an agreement all Events of Default shall have been remedied and the Obligations paid in full.  As an alternative to exercising the power of sale herein conferred upon it, the Collateral Agent may proceed by a suit or suits at law or in equity to foreclose this Agreement and to sell the Collateral or any portion thereof pursuant to a judgment or decree of a court or courts having competent jurisdiction or pursuant to a proceeding by a court-appointed receiver.  Any sale pursuant to the provisions of this Section 4.1 shall be deemed to conform to the commercially reasonable standards as provided in Section 9-610(b) of the Uniform Commercial Code or its equivalent in other jurisdictions.

91.                                                                                                  Application of Proceeds.  The Collateral Agent shall, subject to any applicable Intercreditor Agreement, promptly apply the proceeds, moneys or balances of any collection or sale of Collateral realized through the exercise by the Collateral Agent of its remedies hereunder, as well as any Collateral consisting of cash at any time when remedies are being exercised hereunder, on the terms set forth in Section 2.18(b) of the Credit Agreement.

The Collateral Agent shall have absolute discretion as to the time of application of any such proceeds, moneys or balances in accordance with this Agreement.  Upon the request of the Collateral Agent prior to any distribution under this Section 4.2, the Administrative Agent shall provide to the Collateral Agent certificates, in form and substance reasonably satisfactory to the Collateral Agent, setting forth the respective amounts referred to in this Section 4.2 that each applicable Secured Party or its authorized representative believes it is entitled to receive, and the Collateral Agent shall be fully entitled to rely on such certificates.  Upon any sale of Collateral

22

by the Collateral Agent (including pursuant to a power of sale granted by statute or under a judicial proceeding), the receipt of the purchase money by the Collateral Agent or of the officer making the sale shall be a sufficient discharge to the purchaser or purchasers of the Collateral so sold and such purchaser or purchasers shall not be obligated to see to the application of any part of the purchase money paid over to the Collateral Agent or such officer or be answerable in any way for the misapplication thereof.

92.                                                                                                  Securities Act, Etc.  In view of the position of the Pledgors in relation to the Pledged Collateral or U.S. Pledged Collateral, as applicable, or because of other current or future circumstances, a question may arise under the Securities Act of 1933, as amended, or any similar federal statute hereafter enacted analogous in purpose or effect (such Act and any such similar statute as from time to time in effect being called the “Federal Securities Laws”) with respect to any Disposition of the Pledged Collateral or U.S. Pledged Collateral, as applicable, permitted hereunder.  Each Pledgor understands that compliance with the Federal Securities Laws might very strictly limit the course of conduct of the Collateral Agent if the Collateral Agent were to attempt to Dispose of all or any part of the Pledged Collateral, and might also limit the extent to which or the manner in which any subsequent transferee of any Pledged Collateral or U.S. Pledged Collateral, as applicable, could Dispose of the same.  Similarly, there may be other legal restrictions or limitations affecting the Collateral Agent in any attempt to Dispose of all or part of the Pledged Collateral or U.S. Pledged Collateral, as applicable, under applicable Blue Sky or other state securities laws or similar laws analogous in purpose or effect.  Each Pledgor acknowledges and agrees that in light of such restrictions and limitations, the Collateral Agent, subject to the terms of any applicable Intercreditor Agreement, in its sole and absolute discretion, (a) may proceed to make such a sale whether or not a registration statement for the purpose of registering such Pledged Collateral or U.S. Pledged Collateral, as applicable, or, in each case, part thereof shall have been filed under the Federal Securities Laws or, to the extent applicable, Blue Sky or other state securities laws and (b) may approach and negotiate with a single potential purchaser to effect such sale.  Each Pledgor acknowledges and agrees that any such sale might result in prices and other terms less favorable to the seller than if such sale were a public sale without such restrictions.  In the event of any such sale, the Collateral Agent shall incur no responsibility or liability for selling all or any part of the Pledged Collateral or U.S. Pledged Collateral, as applicable, at a price that the Collateral Agent, subject to the terms of any applicable Intercreditor Agreement, in its sole and absolute discretion, may in good faith deem reasonable under the circumstances, notwithstanding the possibility that a substantially higher price might have been realized if the sale were deferred until after registration as aforesaid or if more than a single purchaser were approached.  The provisions of this Section 4.3 will apply notwithstanding the existence of a public or private market upon which the quotations or sales prices may exceed substantially the price at which the Collateral Agent sells.

93.                                                                                                  Collection of Receivables Assets.  Subject to any Intercreditor Agreement, the Collateral Agent may at any time after the occurrence and during the continuance of an Event of Default, by giving each U.S. Pledgor written notice, elect to require that any Accounts of any U.S. Pledgor be paid directly to the Collateral Agent for the benefit of the Secured Parties.  In such event, each such U.S. Pledgor shall, and shall permit the Collateral Agent to, promptly notify the account debtors or obligors under the Accounts owned by such U.S. Pledgor of the Collateral Agent’s interest therein and direct such account debtors or obligors

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to make payment of all amounts then or thereafter due under such Accounts directly to the Collateral Agent.  Upon receipt of any such notice from the Collateral Agent, each U.S. Pledgor shall, so long as an Event of Default is continuing, thereafter hold in trust for the Collateral Agent, on behalf of the Secured Parties, all amounts and proceeds received by it with respect to the Accounts and other Collateral and promptly deliver to the Collateral Agent all such amounts and proceeds in the same form as so received, whether by cash, check, draft or otherwise, with any necessary endorsements.  The Collateral Agent shall hold and apply funds so received as provided by the terms of Sections 4.2 and 4.5 hereof.

94.                                                                                                  Special Collateral Account.  Subject to any Intercreditor Agreement, the Collateral Agent may, at any time after the occurrence and during the continuation of an Event of Default, require all cash proceeds of the Collateral to be deposited in a special non-interest bearing cash collateral account with the Collateral Agent promptly after receipt thereof by a Pledgor and held in such cash collateral account as security for its Obligations.  No Pledgor shall have any control whatsoever over such cash collateral account; provided that the Collateral Agent shall at the request of the Borrower Representative, release all funds in such cash collateral account (less any amounts that have been applied in accordance with the immediately following sentence) to the applicable Pledgor promptly upon the cure or waiver of all Events of Default.  Subject to any Intercreditor Agreement, the Collateral Agent may (and shall, at the direction of the Required Lenders), from time to time, apply the collected balances in said cash collateral account to the payment of the Obligations then due in accordance with the terms of Section 4.2 hereof and the terms of any applicable Intercreditor Agreement.

95.                                                                                                  Pledgors’ Obligations Upon Event of Default.  Upon the request of the Collateral Agent after the occurrence and during the continuance of an Event of Default, each Pledgor will:

96.                               assemble and make available to the Collateral Agent the Collateral at a place or places specified by the Collateral Agent that is reasonably convenient to the Collateral Agent and such Pledgor.

97.                               permit the Collateral Agent, by the Collateral Agent’s representatives and agents, to enter, occupy and use any premises owned or, to the extent lawful and permitted, leased by any of the Pledgors where all or any part of the Collateral is located, to take possession of all or any part of the Collateral, to remove all or any part of the Collateral, and to conduct sales of the Collateral, without any obligation to pay the Pledgor for such use and occupancy; provided that the Collateral Agent shall provide the applicable Pledgor with notice thereof prior to such occupancy or use.

98.

Miscellaneous

99.                                                                                                  Notices.  All communications and notices hereunder shall (except as otherwise expressly permitted herein) be in writing and given as provided in Section 9.01 of the Credit Agreement.  All communications and notices hereunder to any Pledgor

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shall be given to it in care of the Borrower Representative, with such notice to be given as provided in Section 9.01 of the Credit Agreement.

100.                                                                                           Security Interest Absolute.  To the extent permitted by law, all rights of the Collateral Agent hereunder, the Security Interest in the Article 9 Collateral, the security interest in the Pledged Collateral and U.S. Pledged Collateral and all obligations of each Pledgor hereunder shall be absolute and unconditional irrespective of (a) any lack of validity or enforceability of any Loan Document, any other agreement with respect to any of the Obligations or any other agreement or instrument relating to any of the foregoing, (b) any change in the time, manner or place of payment of, or in any other term of, all or any of the Obligations, or any other amendment or waiver of or any consent to any departure from any Loan Document, any Intercreditor Agreement or any other agreement or instrument, (c) any exchange, release or non-perfection of any Lien on other collateral, or any release or amendment or waiver of or consent under or departure from any guarantee, securing or guaranteeing all or any of the Obligations or (d) any other circumstance that might otherwise constitute a defense available to, or a discharge of, any Pledgor in respect of the Obligations or this Agreement (other than a defense of payment or performance of such Obligations (other than contingent indemnification and reimbursement obligations for which no claim has been made)).

101.                                                                                           Limitation By Law.  All rights, remedies and powers provided in this Agreement may be exercised only to the extent that the exercise thereof does not violate any applicable provision of law, and all the provisions of this Agreement are intended to be subject to all applicable mandatory provisions of law that may be controlling and to be limited to the extent necessary so that they shall not render this Agreement invalid, unenforceable, in whole or in part, or not entitled to be recorded, registered or filed under the provisions of any applicable law.

102.                                                                                           Binding Effect; Several Agreements.  This Agreement shall become effective as to any party to this Agreement when a counterpart hereof executed on behalf of such party shall have been delivered to the Collateral Agent and a counterpart hereof shall have been executed on behalf of the Collateral Agent, and thereafter shall be binding upon such party and the Collateral Agent and their respective permitted successors and assigns, and shall inure to the benefit of such party, the Collateral Agent and the other Secured Parties and their respective permitted successors and assigns, except that no party shall have the right to assign or transfer its rights or obligations hereunder or any interest herein or in the Collateral (and any such assignment or transfer shall be void) except as permitted under this Agreement or the Credit Agreement.  This Agreement shall be construed as a separate agreement with respect to each party and may be amended, modified, supplemented, waived or released in accordance with Section 5.9 or 5.15, as applicable.

103.                                                                                           Successors and Assigns.  Whenever in this Agreement any of the parties hereto is referred to, such reference shall be deemed to include the permitted successors and assigns of such party and all covenants, promises and agreements by or on behalf of any Pledgor or the Collateral Agent that are contained in this Agreement shall bind and inure to the benefit of their respective permitted successors and assigns, provided that no Pledgor may assign, transfer or delegate any of its rights or obligations under this Agreement except as permitted by Section 5.4.

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104.                                                                                           Collateral Agent’s Fees and Expenses; Indemnification.

105.                        The parties hereto agree that the Collateral Agent shall be entitled to reimbursement of its expenses incurred hereunder by the Pledgors, and the Collateral Agent and other Indemnified Persons shall be indemnified by the Pledgors, in each case of this clause (a), mutatis mutandis, as provided in Section 9.05 of the Credit Agreement.

106.                        Any such amounts payable as provided hereunder shall be additional Obligations secured hereby and by the other Security Documents.  The provisions of this Section 5.6 shall remain operative and in full force and effect regardless of the resignation of the Collateral Agent, the termination of this Agreement or any other Loan Document or the consummation of the transactions contemplated hereby, the repayment of any of the Obligations, the invalidity or unenforceability of any term or provision of this Agreement or any other Loan Document, or any investigation made by or on behalf of the Collateral Agent or any other Secured Party.

107.                                                                                           Collateral Agent Appointed Attorney-in-Fact.  Subject to the Intercreditor Agreements, each Pledgor hereby appoints the Collateral Agent as the attorney-in-fact of such Pledgor for the purpose of carrying out the provisions of this Agreement and taking any action and executing any instrument that the Collateral Agent may deem necessary or advisable to accomplish the purposes hereof, in each case upon the occurrence and during the continuance of an Event of Default, which appointment is irrevocable and coupled with an interest.  Without limiting the generality of the foregoing, subject to applicable Requirements of Law and any Intercreditor Agreements, the Collateral Agent shall have the right, upon the occurrence and during the continuance of an Event of Default and reasonable notice by the Collateral Agent to the Borrower Representative of its intent to exercise such rights, with full power of substitution either in the Collateral Agent’s name or in the name of such Pledgor, (a) to receive, endorse, assign or deliver any and all notes, acceptances, checks, drafts, money orders or other evidences of payment relating to the Collateral or any part thereof; (b) to demand, collect, receive payment of, give receipt for and give discharges and releases of all or any of the Collateral; (c) to ask for, demand, sue for, collect, receive and give acquittance for any and all moneys due or to become due under and by virtue of any Collateral; (d) to sign the name of any Pledgor on any invoice or bill of lading relating to any of the Collateral; (e) to send verifications of Accounts to any Account Debtor; (f) to commence and prosecute any and all suits, actions or proceedings at law or in equity in any court of competent jurisdiction to collect or otherwise, realize on all or any of the Collateral or to enforce any rights in respect of any Collateral; (g) to settle, compromise, compound, adjust or defend any actions, suits or proceedings relating to all or any of the Collateral; (h) to notify, or to require any U.S. Pledgor to notify, Account Debtors to make payment directly to the Collateral Agent as contemplated by Section 4.4; and (i) to use, sell, assign, transfer, pledge, make any agreement with respect to or otherwise deal with all or any of the Collateral, and to do all other acts and things necessary to carry out the purposes of this Agreement, as fully and completely as though the Collateral Agent were the absolute owner of the Collateral for all purposes; provided that nothing herein contained shall be construed as requiring or obligating the Collateral Agent to make any commitment or to make any inquiry as to the nature or sufficiency of any payment received by the Collateral Agent, or to present or file any claim or notice, or to take any action with respect to the Collateral or any part thereof or the moneys due or to become due in respect thereof or any property covered thereby.

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Notwithstanding anything in this Section 5.7 to the contrary, the Collateral Agent agrees that it will not exercise any rights under the power of attorney provided for in this Section 5.7 unless an Event of Default shall have occurred and be continuing.  The Collateral Agent and the other Secured Parties shall be accountable only for amounts actually received as a result of the exercise of the powers granted to them herein, and neither they nor their officers, directors, employees or agents shall be responsible to any Pledgor for any act or failure to act hereunder, except for their own or their Related Parties’ gross negligence or willful misconduct, as determined by a court of competent jurisdiction in a final and non-appealable judgment.  For the avoidance of doubt, Section 8.03 of the Credit Agreement shall apply to the Collateral Agent as agent for the Secured Parties hereunder.

108.                                                                                           Governing Law.  THIS AGREEMENT AND ANY CLAIMS, CONTROVERSY, DISPUTE OR CAUSES OF ACTION (WHETHER IN CONTRACT OR TORT OR OTHERWISE) BASED UPON, ARISING OUT OF OR RELATING TO THIS AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK.

109.                                                                                           Waivers; Amendment.

110.                        No failure or delay by the Collateral Agent or any other Secured Party in exercising any right, power or remedy hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or remedy, or any abandonment or discontinuance of steps to enforce such a right, power or remedy, preclude any other or further exercise thereof or the exercise of any other right, power or remedy.  The rights, powers and remedies of the Collateral Agent and the other Secured Parties hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights, powers or remedies that they would otherwise have.  No waiver of any provision of this Agreement or consent to any departure by any Pledgor therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section 5.9, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given.  Without limiting the generality of the foregoing, the making of a Loan or the issuance of a Letter of Credit shall not be construed as a waiver of any Default or Event of Default, regardless of whether the Collateral Agent or any other Secured Party may have had notice or knowledge of such Default or Event of Default at the time.  No notice or demand on any Pledgor in any case shall entitle any Pledgor to any other or further notice or demand in similar or other circumstances.

111.                        Neither this Agreement nor any provision hereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Collateral Agent and the Pledgor or Pledgors with respect to which such waiver, amendment or modification is to apply, subject to any consent required in accordance with Section 9.08 of the Credit Agreement, and except as otherwise provided in any applicable Intercreditor Agreement.  For the avoidance of doubt, the Collateral Agent is authorized to amend, supplement or other modify this Agreement without further consent of any Lender in the circumstances expressly contemplated by the definitions of “Junior Liens” or “Other First Liens” in the Credit Agreement.  The Collateral Agent may conclusively rely on a certificate of an officer of the

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Borrower Representative as to whether any amendment contemplated by this Section 5.9(b) is permitted.

112.                        Notwithstanding anything to the contrary contained herein, the Collateral Agent may (in its sole discretion) grant extensions of time or waivers of the requirement for the creation or perfection of security interests in or the obtaining of insurance (including title insurance) or surveys with respect to particular assets (including extensions beyond the Spinoff Date for the perfection of security interests in the assets of the Pledgors on such date) where it reasonably determines, in consultation with the Borrower Representative, that perfection or obtaining of such items cannot be accomplished without undue effort or expense by the time or times at which it would otherwise be required by this Agreement or the other Loan Documents.

113.                                                                                           WAIVER OF JURY TRIAL.  EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY).  EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 5.10.

114.                                                                                           Severability.  In the event any one or more of the provisions contained in this Agreement or any other Loan Document should be held invalid, illegal or unenforceable in any respect in any jurisdiction, the validity, legality and enforceability of the remaining provisions contained herein and therein shall not in any way be affected or impaired thereby as to such jurisdiction, and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.  The parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

115.                                                                                           Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall constitute an original but all of which, when taken together, shall constitute but one contract, and shall become effective as provided in Section 5.4.  Delivery of an executed counterpart of a signature page of this Agreement by telecopy, emailed pdf. or any other electronic means that reproduces an image of the actual executed signature page shall be effective as delivery of a manually executed counterpart of this Agreement.  The words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to any document to be signed in connection with this Agreement and the transactions contemplated hereby shall be deemed to include Electronic Signatures, deliveries or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the

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Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act; provided that nothing herein shall require the Administrative Agent to accept electronic signatures in any form or format without its prior written consent.

116.                                                                                           Headings.  Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and are not to affect the construction of, or to be taken into consideration in interpreting, this Agreement.

117.                                                                                           Jurisdiction; Consent to Service of Process.

118.                        Each Pledgor hereby irrevocably and unconditionally agrees that it will not commence any action, litigation or proceeding of any kind or description, whether in law or equity, whether in contract or in tort or otherwise, against any other party to this Agreement or any Affiliate thereof, in any way relating to this Agreement, any other Loan Document or the transactions relating hereto or thereto, in any forum other than the courts of the State of New York sitting in New York County, Borough of Manhattan, and of the United States District Court of the Southern District of New York, sitting in New York County, Borough of Manhattan, and any appellate court from any thereof, and each of the parties hereto irrevocably and unconditionally submits to the jurisdiction of such courts and agrees that all claims in respect of any such action, litigation or proceeding may be heard and determined in such New York State court or, to the fullest extent permitted by applicable law, in such federal court.  Each of the parties hereto agrees that a final judgment in any such action, litigation or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.  Nothing in this Agreement or in any other Loan Document shall affect any right that the Collateral Agent or any other Secured Party may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against any Pledgor or its properties in the courts of any jurisdiction.

119.                        Each party to this Agreement hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in paragraph (a) of this Section 5.14.  Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 5.1.  Nothing in this Agreement will affect the right of any party to this Agreement or any other Loan Document to serve process in any other manner permitted by law.

120.        Termination or Release.

  In each case subject to the terms of the Intercreditor Agreements:

121.                        This Agreement and the pledges made by the Pledgors herein and all other security interests granted by the Pledgors hereby shall automatically terminate and be released upon the occurrence of the Termination Date.

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122.                        (i) A Pledgor shall automatically be released from its obligations hereunder if such Pledgor is released from its obligations under the Guarantee Agreement in accordance with Section 9.18(a)(1)(v) of the Credit Agreement and/or (ii) the security interest granted hereunder in any portion of the Collateral shall be automatically released upon the occurrence of any of the circumstances set forth in Section 9.18(a) of the Credit Agreement (other than Section 9.18(a)(1)(v) thereof) with respect to such portion of the Collateral, in the case of each of preceding clauses (i) and (ii), in accordance with the requirements of such Section (or clause thereof, as applicable), and all rights to the applicable Collateral shall revert to any applicable Pledgor.

123.                        The security interest granted hereunder in any portion of the Collateral shall be automatically released upon such portion of the Collateral becoming Excluded Property or Excluded Securities (and the Collateral Agent may rely conclusively on a certificate to that effect provided to it by any Pledgor upon its reasonable request without any further inquiry).

124.                        In connection with any termination or release pursuant to this Section 5.15, the Collateral Agent shall execute and deliver to any Pledgor all documents that such Pledgor shall reasonably request to evidence such termination or release (including Uniform Commercial Code termination statements), and will duly assign and transfer to such Pledgor, any of such released Collateral that is in the possession of the Collateral Agent and has not theretofore been sold or otherwise applied or released pursuant to this Agreement; provided that the Collateral Agent shall not be required to execute any such document on terms which, in the Collateral Agent’s reasonable opinion, would expose the Collateral Agent to liability or create any obligation or entail any consequence other than such termination or release without representation or warranty.  Any execution and delivery of documents pursuant to this Section 5.15 shall be made without recourse to or warranty by the Collateral Agent.  In connection with any release pursuant to this Section 5.15, the applicable Pledgor shall be permitted to take any action in connection therewith consistent with such release including, without limitation, the filing of Uniform Commercial Code partial release amendments or termination statements, as applicable, in each case, as may be reasonably acceptable to the Collateral Agent with respect to the released portion of the Collateral.  Upon the receipt of any necessary or proper instruments of termination, satisfaction or release prepared by the Borrower Representative, the Collateral Agent shall execute, deliver or acknowledge such instruments or releases to evidence the release of any Collateral permitted to be released pursuant to this Agreement; provided that the Collateral Agent shall not be required to execute, deliver or acknowledge any such document on terms which, in the Collateral Agent’s reasonable opinion, would expose the Collateral Agent to liability or create any obligation or entail any consequence other than such termination or release without representation or warranty.  The Pledgors agree to pay all reasonable and documented out-of-pocket expenses incurred by the Collateral Agent (and its representatives and counsel) in connection with the execution and delivery of such release documents or instruments.

125.                                                                                           Additional Subsidiaries.  Upon execution and delivery by any Subsidiary that is required or permitted to become a party hereto by Section 5.10 of the Credit Agreement or the Collateral and Guarantee Requirement of the Credit Agreement of a Supplement hereto substantially in the form of Exhibit I hereto (or another instrument reasonably satisfactory to the Collateral Agent and the Borrower Representative), such subsidiary shall become a U.S. Pledgor or Foreign Pledgor, as applicable, hereunder with the same force and

30

effect as if originally named as a Pledgor herein.  The execution and delivery of any such instrument shall not require the consent of any other party to this Agreement.  The rights and obligations of each party to this Agreement shall remain in full force and effect notwithstanding the addition of any new party to this Agreement.

126.                                                                                           General Authority of the Collateral Agent.

127.                        By acceptance of the benefits of this Agreement and any other Security Documents, each Secured Party (whether or not a signatory hereto) shall be deemed irrevocably (i) to consent to the appointment of the Collateral Agent as its agent hereunder and under such other Security Documents, (ii) to confirm that the Collateral Agent shall have the authority to act as the exclusive agent of such Secured Party for the enforcement of any provision of this Agreement and such other Security Documents against any Pledgor, the exercise of remedies hereunder or thereunder and the giving or withholding of any consent or approval hereunder thereunder relating to any Collateral or any Pledgor’s obligations with respect thereto, (iii) to agree that it shall not take any action to enforce any provisions of this Agreement or any other Security Document against any Pledgor, to exercise any remedy hereunder or thereunder or to give any consents or approvals hereunder or thereunder except as expressly provided in this Agreement or any other Security Document and (iv) to agree to be bound by the terms of this Agreement and any other Security Documents and any applicable Intercreditor Agreement then in effect.

128.                        Each Pledgor acknowledges that the rights and responsibilities of the Collateral Agent under this Agreement with respect to any action taken by the Collateral Agent or the exercise or non-exercise by the Collateral Agent of any option, voting right, request, judgment or other right or remedy provided for herein or resulting or arising out of this Agreement shall, as between the Collateral Agent and the Secured Parties, be governed by Article VIII of the Credit Agreement, any Permitted First Lien Intercreditor Agreement and such other agreements with respect thereto as may exist from time to time among them, but, as between the Collateral Agent and the Pledgors, the Collateral Agent shall be conclusively presumed to be acting as agent for the applicable Secured Parties with full and valid authority so to act or refrain from acting, and no Pledgor shall be under any obligation, or entitlement, to make any inquiry respecting such authority.

129.                        It is expressly understood and agreed that the obligations of the Collateral Agent as holder of the Collateral and interests therein and with respect to the disposition thereof, and otherwise under this Agreement, are only those expressly set forth in this Agreement and Article VIII of the Credit Agreement.  The Collateral Agent shall act hereunder on the terms and conditions set forth herein and in Article VIII of the Credit Agreement.

130.                                                                                           Subject to Intercreditor Agreements; Conflicts.  Notwithstanding anything herein to the contrary, (i) the Liens and security interests granted to the Collateral Agent for the benefit of the Secured Parties pursuant to this Agreement and (ii) the exercise of any right or remedy by the Collateral Agent hereunder or the application of proceeds (including insurance and condemnation proceeds) of any Collateral, in each case, are subject to the limitations and provisions of any applicable Intercreditor Agreement to the extent provided therein.  In the event of any conflict between the terms of such applicable Intercreditor

31

Agreement and the terms of this Agreement, the terms of such applicable Intercreditor Agreement shall govern.  In the event of any conflict between the terms of the Credit Agreement and the terms of this Agreement, the terms of the Credit Agreement shall govern.

131.                                                                                           [Reserved].

132.                                                                                           Person Serving as Collateral Agent.  On the Spinoff Date, the Collateral Agent hereunder is also the Administrative Agent.  Written notice of resignation by the Administrative Agent under (and as defined in) the Credit Agreement pursuant to the Credit Agreement shall also constitute notice of resignation as the Collateral Agent under this Agreement.  Upon the acceptance of any appointment as the Administrative Agent under (and as defined in) the Credit Agreement by a successor, that successor shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Collateral Agent pursuant hereto.  The Collateral Agent immediately prior to any change in Collateral Agent pursuant to this Section 5.20 (the “Prior Collateral Agent”) shall be deemed to have assigned all of its rights, powers and duties hereunder to the successor Collateral Agent determined in accordance with this Section 5.20 (the “Successor Collateral Agent”) and the Successor Collateral Agent shall be deemed to have accepted, assumed and succeeded to such rights, powers and duties.  The Prior Collateral Agent shall cooperate with the Pledgors and such Successor Collateral Agent to ensure that all actions are taken that are necessary or reasonably requested by the Successor Collateral Agent to vest in such Successor Collateral Agent the rights granted to the Prior Collateral Agent hereunder with respect to the Collateral, including (a) the filing of amended financing statements in the appropriate filing offices, (b) to the extent that the Prior Collateral Agent holds, or a third party holds on its behalf, physical possession of or “control” (as defined in the New York UCC or the Uniform Commercial Code or its equivalent in any other applicable jurisdiction) (or any similar concept under foreign law) over Collateral pursuant to this Agreement or any other Security Document, the delivery to the Successor Collateral Agent of the Collateral in its possession or control together with any necessary endorsements to the extent required by this Agreement, and (c) the execution and delivery of any further documents, financing statements or agreements and the taking of all such further action that may be required under any applicable law, or that the Successor Collateral Agent may reasonably request, all without recourse to, or representation or warranty by, the Collateral Agent, and at the sole cost and expense of the Pledgors.

133.                                                                                           Survival of Agreement.  All covenants, agreements, representations and warranties made by the Pledgors in the Loan Documents and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the Secured Parties and shall survive the execution and delivery of the Loan Documents and the making of any Loans and issuance of any Letters of Credit under the Loan Documents, regardless of any investigation made by or on behalf of any Secured Party or any other person and notwithstanding that any Secured Party or any other person may have had notice or knowledge of any Default or incorrect representation or warranty at the time any Loan Document is executed and delivered or any credit is extended under the Credit Agreement, and shall continue in full force and effect until the Termination Date.

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134.                                                                                           Secured Cash Management Agreements, Secured Hedge Agreements and Supply Chain Financings.  No Secured Party that obtains the benefit of this Agreement shall have any right to notice of any action or to consent to, direct or object to, any action hereunder or otherwise in respect of the Collateral (including, without limitation, the release or impairment of any Collateral) other than in its capacity as a Lender, a Issuing Bank or the Administrative Agent or Collateral Agent, and, in any such case, only to the extent expressly provided in the Loan Documents, including without limitation Article VIII of the Credit Agreement.  Each Secured Party not a party to the Credit Agreement that obtains the benefit of this Agreement shall be deemed to have acknowledged and accepted the appointment of the Collateral Agent pursuant to the terms of the Credit Agreement, including, without limitation, under Article VIII of the Credit Agreement and the appointment.

[Signature Pages Follow]

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IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the day and year first above written

ADIENT GLOBAL HOLDINGS LTD.

By:
Name:
Title:

ADIENT US LLC

By:
Name:
Title:

[Signature Page to U.S. Collateral Agreement]

[GUARANTORS]

By:
Name:
Title:

[Signature Page to U.S. Collateral Agreement]

JPMORGAN CHASE BANK, N.A., as Collateral Agent

By:
Name:
Title:

[Signature Page to U.S. Collateral Agreement]

Schedule I to the

U.S. Collateral Agreement

Loan Parties

Schedule II to the

U.S. Collateral Agreement

Pledged Stock; Pledged Debt

Schedule III to the

U.S. Collateral Agreement

Intellectual Property

Schedule IV to the

U.S. Collateral Agreement

Commercial Tort Claims

Exhibit I to the
U.S. Collateral Agreement

Form of Supplement to the U.S. Collateral Agreement

SUPPLEMENT NO. [•] (this “Supplement”), dated as of [•], 20[•] to the U.S. Collateral Agreement dated as of [  ], 2016 (as amended, restated, supplemented or otherwise modified from time to time, the “Collateral Agreement”), among ADIENT GLOBAL HOLDINGS LTD. (the “Initial Borrower”), ADIENT US LLC, a Michigan limited liability company (the “Subsidiary Borrower”), each other Pledgor and JPMORGAN CHASE BANK, N.A., as collateral agent (together with its successors and assigns in such capacity, the “Collateral Agent”) for the Secured Parties (as defined therein).

A.            Reference is made to the Credit Agreement, dated as of [          ], 2016 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among the Initial Borrower, the Lenders party thereto from time to time, the Issuing Banks party thereto from time to time, JPMorgan Chase Bank, N.A., as administrative agent, and the other parties party thereto.

B.            Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Collateral Agreement.

C.            The Pledgors have entered into the Collateral Agreement pursuant to the requirements set forth in Section 5.10 of the Credit Agreement.  Section 5.16 of the Collateral Agreement provides that additional Loan Parties may become Pledgors under the Collateral Agreement by execution and delivery of an instrument in the form of this Supplement.  The undersigned (the “New Pledgor”) is executing this Supplement in accordance with the requirements of the Credit Agreement to become a Pledgor under the Collateral Agreement.

Accordingly, the New Pledgor agrees as follows:

SECTION 1.  In accordance with Section 5.16 of the Collateral Agreement, the New Pledgor by its signature below becomes a [U.S.][Foreign]Pledgor under the Collateral Agreement with the same force and effect as if originally named therein as a Pledgor and the New Pledgor hereby (a) agrees to all the terms and provisions of the Collateral Agreement applicable to it as a [U.S.][Foreign]Pledgor thereunder and (b) represents and warrants that the representations and warranties made by it as a [U.S.][Foreign]Pledgor thereunder are true and correct in all material respects on and as of the date hereof.  In furtherance of the foregoing, the New Pledgor, as security for the payment and performance in full of its Obligations, does hereby create and grant to the Collateral Agent, its successors and assigns, for the benefit of the Secured Parties, their successors and assigns, a security interest in and lien on all of the New Pledgor’s right, title and interest in and [to the Collateral (as defined in the Collateral Agreement) of the New Pledgor][to the U.S. Pledged Collateral (as defined in the Collateral Agreement of the New Pledgor)]; provided that, for the avoidance of doubt, the [Collateral][U.S. Pledged Collateral] shall not include any Excluded Property or Excluded Securities.  Each reference to a “Pledgor” and “[U.S.][Foreign] Pledgor” in the Collateral Agreement shall be deemed to include the New

Pledgor (except as otherwise provided in clause (ii) of the definition of Pledgor to the extent applicable).  The Collateral Agreement is hereby incorporated herein by reference.

SECTION 2.  The New Pledgor represents and warrants to the Collateral Agent and the other Secured Parties that this Supplement has been duly authorized, executed and delivered by it and constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms, subject to (i) the effects of bankruptcy, insolvency, fraudulent conveyance or other similar laws affecting creditors’ rights generally, (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law) and (iii) implied covenants of good faith and fair dealing.

SECTION 3.  This Supplement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract.  This Supplement shall become effective when the Collateral Agent shall have received a counterpart of this Supplement that bears the signature of the New Pledgor.  Delivery of an executed signature page to this Supplement by facsimile or other electronic transmission shall be as effective as delivery of a manually signed counterpart of this Supplement.

SECTION 4.  The New Pledgor hereby represents and warrants that, as of the date hereof, [(a) set forth on Schedule I attached hereto is a true and correct schedule of any and all of (and, with respect to any U.S. Pledged Stock issued by an issuer that is not a subsidiary of Parent, correctly sets forth, to the knowledge of the New Pledgor) the percentage of the issued and outstanding units of each class of the U.S. Equity Interests of the issuer thereof represented by the U.S. Pledged Stock and includes all Equity Interests pledged hereunder and (b) set forth under its signature hereto is the true and correct legal name of the New Pledgor, its jurisdiction of organization and the location of its chief executive office](32)[(a) set forth on Schedule I attached hereto is a true and correct schedule of any and all of (and, with respect to any Pledged Stock issued by an issuer that is not a subsidiary of Parent, correctly sets forth, to the knowledge of the New Pledgor) the percentage of the issued and outstanding units of each class of the Equity Interests of the issuer thereof represented by the Pledged Stock and includes (i) all Equity Interests pledged hereunder and (ii) all Pledged Debt pledged hereunder in an individual principal amount in excess of $5,000,000 now owned by the New Pledgor required to be pledged in order to satisfy the Collateral and Guarantee Requirement or delivered pursuant to Section 2.2(a) and 2.2(b) of the Collateral Agreement, (b) set forth on Schedule II attached hereto is a list of any and all Intellectual Property now owned by the New Pledgor consisting of material Patents and Trademarks applied for or registered with the United States Patent and Trademark Office and material Copyrights registered with the United States Copyright Office, (c) set forth on Schedule III attached hereto is a list of any and all Commercial Tort Claims individually in excess of $10,000,000 and (d) set forth under its signature hereto is the true and correct legal name of the New Pledgor, its jurisdiction of organization and the location of its chief executive office.  Schedule III hereto shall supplement Schedule IV to the Collateral Agreement](33).

(32) To be included if New Pledgor is joining the Collateral Agreement as a Foreign Pledgor.

(33) To be included if New Pledgor is joining the Collateral Agreement as a U.S. Pledgor.

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SECTION 5.  Except as expressly supplemented hereby, the Collateral Agreement shall remain in full force and effect.

SECTION 6.  THIS SUPPLEMENT AND ANY CLAIMS, CONTROVERSY, DISPUTE OR CAUSES OF ACTION (WHETHER IN CONTRACT OR TORT OR OTHERWISE) BASED UPON, ARISING OUT OF OR RELATING TO THIS SUPPLEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK.

SECTION 7.  In case any one or more of the provisions contained in this Supplement should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and in the Collateral Agreement shall not in any way be affected or impaired thereby (it being understood that the invalidity of a particular provision in a particular jurisdiction shall not in and of itself affect the validity of such provision in any other jurisdiction).  The parties hereto shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

SECTION 8.  All communications and notices hereunder shall (except as otherwise expressly permitted by the Collateral Agreement) be in writing and given as provided in Section 5.1 of the Collateral Agreement.

SECTION 9.  The New Pledgor agrees to reimburse the Collateral Agent for its reasonable and documented out-of-pocket expenses in connection with this Supplement, including the reasonable and documented fees, other charges and disbursements of counsel for the Collateral Agent.

IN WITNESS WHEREOF, the New Pledgor has duly executed this Supplement to the Collateral Agreement as of the day and year first above written.

[Signature Page Follows]

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[NAME OF NEW PLEDGOR]

By:
Name:
Title:

Address:
Legal Name:
Jurisdiction of Formation:

[Signature Page to Supplement to U.S. Collateral Agreement]

Schedule I to
Supplement No.    to the
U.S. Collateral Agreement

Pledged Stock[; Pledged Debt](34)

A.            Pledged Stock

Issuer	Record Owner	Certificate No.	Number and Class	Percentage of Equity Interest Owned	Percent Pledged

B.            Pledged Debt

Payee	Payor	Principal	Date of Issuance	Maturity Date

(34) Exclude for New Pledgor that is a Foreign Pledgor.

Schedule II to
Supplement No.    to the
U.S. Collateral Agreement

Intellectual Property(35)

A.            U.S. Federally Issued or Applied for Patents Owned by [New Pledgor]

U.S. Patent Registrations

Title	Patent No.	Issue Date

U.S. Patent Applications

Title	Application No.	Filing Date

(35) Exclude for New Pledgor that is a Foreign Pledgor.

B.            U.S. Federally Registered Copyrights Owned by [New Pledgor]

U.S. Copyright Registrations

Title	Registration No.	Registration Date

C.            U.S. Federally Registered or Applied for Trademarks Owned by [New Pledgor]

U.S. Trademark Registrations

Mark	Registration No.	Registration Date

U.S. Trademark Applications

Mark	Application No.	Filing Date

Schedule I to
Supplement No.    to the
U.S. Collateral Agreement

Commercial Tort Claims(36)

(36) Exclude for New Pledgor that is a Foreign Pledgor.

Exhibit II to the
U.S. Collateral Agreement

Form of Notice of Grant of Security Interest in Intellectual Property

[FORM OF] NOTICE OF GRANT OF SECURITY INTEREST IN [COPYRIGHTS] [PATENTS] [TRADEMARKS], dated as of [DATE] (this “Agreement”), made by [•], a [•] [•] (the “Granting Pledgor”), in favor of JPMORGAN CHASE BANK, N.A., as Collateral Agent (as defined below).

Reference is made to the U.S. Collateral Agreement dated as of [         ], 2016 (as amended, restated, supplemented or otherwise modified from time to time, the “Collateral Agreement”), among ADIENT GLOBAL HOLDINGS LTD. (the “Initial Borrower”), ADIENT US LLC, a Michigan limited liability company (the “Subsidiary Borrower”), each other Pledgor and JPMORGAN CHASE BANK, N.A., as collateral agent (together with its successors and assigns in such capacity, the “Collateral Agent”) for the Secured Parties (as defined therein).  The parties hereto agree as follows:

SECTION 1.         Terms.  Capitalized terms used in this Agreement and not otherwise defined herein have the meanings specified in the Collateral Agreement.  The rules of construction specified in Section 1.1(b) of the Collateral Agreement also apply to this Agreement.

SECTION 2.         Grant of Security Interest.  As security for the payment and performance, as applicable, in full of its Obligations, the Granting Pledgor[s] pursuant to the Collateral Agreement did, and hereby [does][do], assign and pledge to the Collateral Agent, its successors and permitted assigns, for the benefit of the Secured Parties, a continuing security interest in all of such Granting Pledgor[‘]s[‘] right, title and interest in, to and under any and all of the following assets now owned or at any time hereafter acquired by such Granting Pledgor[s] or in which such Granting Pledgor[s] now [has][have] or at any time in the future may acquire any right, title or interest (collectively, but excluding any Excluded Property, the “IP Collateral”):

[all Patents of the United States of America, including those listed on Schedule I;]

[all Copyrights of the United States of America, including those listed on Schedule I;]

[all Trademarks of the United States of America, including those listed on Schedule I;]

[provided, however, that the foregoing pledge, assignment and grant of security interest will not cover any Excluded Property, including, without limitation, any “intent-to-use” trademark applications, to the extent that the grant of a security interest therein would impair the validity or enforceability of, or render void or voidable or result in the cancellation of the applicable grantor’s right, title or interest therein or in any trademark issued as a result of such application under applicable federal law.]

SECTION 3.         Collateral Agreement.  The security interests granted to the Collateral Agent herein are granted in furtherance, and not in limitation of, the security interests granted to the Collateral Agent pursuant to the Collateral Agreement.  [Each][The] Granting Pledgor hereby acknowledges and affirms that the rights and remedies of the Collateral Agent with respect to the IP Collateral are more fully set forth in the Collateral Agreement, the terms and provisions of which are hereby incorporated herein by reference as if fully set forth herein.  In the event of any conflict between the terms of this Agreement and the Collateral Agreement, the terms of the Collateral Agreement shall govern.

SECTION 4.         Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall constitute an original but all of which when taken together shall constitute but one contract.  Delivery of an executed counterpart to this Agreement by facsimile or other electronic transmission shall be as effective as delivery of a manually signed original.

SECTION 5.         Governing Law.  THIS AGREEMENT AND ANY CLAIMS, CONTROVERSY, DISPUTE OR CAUSES OF ACTION (WHETHER IN CONTRACT OR TORT OR OTHERWISE) BASED UPON, ARISING OUT OF OR RELATING TO THIS AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK.

[Signature Pages Follow]

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IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

[NAME OF PLEDGOR[S]]

By:
Name:
Title:

[Signature Page to Notice of Grant of Security Interest in [Patents][Trademarks][Copyrights]]

JPMORGAN CHASE BANK, N.A.,
as Collateral Agent,

By:
Name:
Title:

[Signature Page to Notice of Grant of Security Interest in [Patents][Trademarks][Copyrights]]

Schedule I
to Notice of Grant of Security Interest in Patents

Patents Owned by [Name of Pledgor]

U.S. Patent Registrations

Title	Patent No.	Issue Date

U.S. Patent Applications

Title	Application No.	Filing Date

Schedule I
to Notice of Grant of Security Interest in Copyrights

Copyrights Owned by [Name of Pledgor]

U.S. Copyright Registrations

Title	Registration No.	Registration Date

Schedule I
to Notice of Grant of Security Interest in Trademarks

Trademarks Owned by [Name of Pledgor]

U.S. Trademark Registrations

Mark	Registration No.	Registration Date

U.S. Trademark Applications

Mark	Application No.	Filing Date

EXHIBIT M

FORM OF
GUARANTEE AGREEMENT

[See attached]

M-1

GUARANTEE AGREEMENT

dated and effective as of

[     ], 2016,

among

The Guarantors named herein

and

JPMORGAN CHASE BANK, N.A., as Collateral Agent

This GUARANTEE AGREEMENT, dated as of [•], 2016 (as amended, restated, supplemented or otherwise modified from time to time, this “Guaranty”), by and among JOHNSON CONTROLS, INC., a Wisconsin corporation (“JCI”) and each other person that becomes a party hereto after the date hereof (together with JCI, the “Guarantors”) and JPMORGAN CHASE BANK, N.A., as collateral agent (in such capacity, together with any successor thereto, the “Collateral Agent”) for the Secured Parties.

WITNESSETH:

WHEREAS, Adient Global Holdings Ltd., a public company under the Companies (Jersey) Law 1991 (the “Initial Borrower”), the lenders party thereto from time to time (the “Lenders”) and JPMorgan Chase Bank, N.A., as Administrative Agent and Collateral Agent, have entered into that certain Credit Agreement, dated as of [   ], 2016 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), providing for the extension of credit to (i) the Initial Borrower and (ii) following the Spinoff Date, the Subsidiary Borrower and the Initial Borrower;

WHEREAS, it is a condition to the Signing Date under the Credit Agreement that JCI shall have executed and delivered this Guaranty to guarantee the Obligations; and

WHEREAS, it is a condition to the Successor JCI Credit Agreement Effectiveness Date that New JCI shall have executed and delivered a Guaranty Supplement (as defined below).

WHEREAS, it is a condition to the Spinoff Date that Parent, the Initial Borrower, the Subsidiary Borrower and the other Guarantors (as defined in the Credit Agreement) shall have executed and delivered a Guaranty Supplement.

WHEREAS, each Guarantor will obtain benefits from the extension of credit to each Borrower, as the case may be, and accordingly desires to execute this Guaranty in order to satisfy the conditions described in the preceding paragraph and to induce the Lenders to extend credit to any Borrower.

Accordingly, the parties hereto agree as follows:

1.                                      DEFINITIONS

Capitalized terms used herein shall have the meanings assigned to them in the Credit Agreement unless otherwise defined herein.  References to this “Guaranty” shall mean this Guaranty, including all amendments, modifications and supplements and any annexes, exhibits and schedules to any of the foregoing, and shall refer to this Guaranty as the same may be in effect at the time such reference becomes operative.

2.                                      REPRESENTATIONS AND WARRANTIES

JCI represents and warrants as of the Signing Date, and each Guarantor that becomes a party to this Guaranty pursuant to the execution of a supplement hereto in the form of Exhibit A hereto (with such modifications as shall be reasonably acceptable to the Administrative Agent, each, a “Guaranty Supplement”) represents and warrants as of the date of execution of such Guaranty Supplement, in each case, which representations and warranties shall be deemed to have been renewed at the time of the making of any Loan or issuance of any Letter of Credit, to the Collateral Agent and the Secured Parties as follows:

(a)                                 Such Guarantor (i) is a partnership, public limited company, public company, limited liability company, corporation or other entity duly organized/incorporated, validly existing and, where applicable, in good standing under the laws of the jurisdiction of its organization or incorporation, as the case may be, (ii) has all requisite power and authority to own its property and assets and to carry on its business as now conducted, (iii) is qualified to do business in each jurisdiction where such qualification is required, except in each case where the failure to do so, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect, and (iv) has the power and authority to execute, deliver and perform its obligations under this Guaranty (or any Guaranty Supplement hereto, as applicable) and each other agreement or instrument contemplated hereby to which it is or will be a party.

(b)                                 The execution, delivery and performance by such Guarantor of this Guaranty (or any Guaranty Supplement hereto, as applicable) (i) have been duly authorized by all corporate, stockholder, partnership, limited liability company or other organizational action required to be obtained by such Guarantor and (ii) will not (A) violate (1) any provision of law, statute, rule or regulation applicable to such Guarantor, (2) the certificate or articles of incorporation or other constitutional documents (including any partnership, limited liability company or operating agreements), by-laws or articles of association of such Guarantor, (3) any applicable order of any court or any law, rule, regulation or order of any Governmental Authority applicable to such Guarantor or (4) any provision of any indenture, certificate of designation for preferred stock, agreement or other instrument to which such Guarantor is a party or by which it or any of its property is or may be bound, (B) result in a breach of or constitute (alone or with due notice or lapse of time or both) a default under, give rise to a right of or result in any cancellation or acceleration of any right or obligation (including any payment) under any such indenture, certificate of designation for preferred stock, agreement or other instrument, where any such conflict, violation, breach or default referred to in clause (ii)(A) or (ii)(B) of this Section 2(b), would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, or (C) result in the creation or imposition of any Lien upon or with respect to any property or assets now owned or hereafter acquired by such Guarantor, other than the Liens created by the Loan Documents and Permitted Liens.

(c)                                  This Guaranty (or any Guaranty Supplement hereto, as applicable) has been duly executed and delivered by such Guarantor and constitutes a legal, valid and binding obligation of such Guarantor enforceable against such Guarantor in accordance with its terms, subject to (i) the effects of bankruptcy, insolvency, moratorium, reorganization, fraudulent conveyance or other similar laws affecting creditors’ rights generally, (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law), (iii) implied covenants of good faith and fair dealing, and (iv) the need for filings and registrations necessary to perfect the Liens on the Collateral granted by the Loan Parties in favor of the Collateral Agent.

(d)                                 In the case of any Guarantor incorporated under the laws of Ireland, the entry by such Guarantor into this Guaranty (or any Guaranty Supplement hereto, as applicable), exercise of its rights and / or performance of or compliance with its obligations hereunder (or any

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Guaranty Supplement hereto, as applicable) does not violate, or exceed any guaranteeing, borrowing or other power or restriction granted or imposed by, (i) any law to which it is subject (including, without prejudice to the generality of the foregoing, sections 82 or 239 of the Companies Act 2014 of Ireland) or (ii) its constitution.

3.                                      THE GUARANTY

(a)                                 Guaranty of Guaranteed Obligations.  Each Guarantor unconditionally guarantees to the Collateral Agent for the benefit of the Secured Parties, jointly and severally with the other Guarantors, as a primary obligor and not merely as a surety, the due and punctual payment and performance when due of the Obligations (the “Guaranteed Obligations”); provided, that the Guaranteed Obligations of each Guarantor shall exclude (i) any Obligations of such Guarantor as a counterparty or direct obligor under any Secured Cash Management Agreement, Secured Supply Chain Financing or Secured Hedge Agreement and (ii) if such Guarantor is a Borrower, the Loan Obligations of such Guarantor. Each Guarantor further agrees that the Guaranteed Obligations may be extended, renewed or increased, in whole or in part, without notice to or further assent from it, and that it will remain bound upon its guarantee notwithstanding any extension, renewal or increase of any Guaranteed Obligation. Each Guarantor waives presentment to, demand of payment from and protest to any Borrower or any other Loan Party of any of the Guaranteed Obligations, and also waives notice of acceptance of its guarantee and notice of protest for nonpayment.

(b)                                 Guaranty of Payment.  Each Guarantor further agrees that its guarantee hereunder constitutes an unconditional guarantee of payment when due (whether at stated maturity, by acceleration or otherwise) and not of collection, and waives any right to require that any resort be had by the Collateral Agent or any other Secured Party to any security held for the payment of the Guaranteed Obligations or to any balance of any deposit account or credit on the books of the Collateral Agent or any other Secured Party in favor of any Borrower or any other person.

(c)                                  No Limitations.  Except for termination or release of a Guarantor’s obligations hereunder as expressly provided for in Section 6(g) and subject to the provisions of Section 3(g), the obligations of each Guarantor hereunder shall not be subject to any reduction, limitation, impairment or termination for any reason, including any claim of waiver, release, surrender, alteration or compromise, and shall not be subject to any defense or set-off, counterclaim, recoupment or termination whatsoever by reason of the invalidity, illegality or unenforceability of the Guaranteed Obligations or otherwise (other than defense of payment or performance).  Without limiting the generality of the foregoing, the obligations of each Guarantor hereunder, to the fullest extent permitted by applicable law, shall not be discharged or impaired or otherwise affected by: (i) the failure of the Collateral Agent or any other Secured Party to assert any claim or demand or to exercise or enforce any right or remedy under the provisions of any Loan Document or otherwise; (ii) the failure of any other Guarantor to sign or become party to this Guaranty or any rescission, waiver, amendment or modification of, or any release from any of the terms or provisions of, any Loan Document or any other agreement, including with respect to any other Guarantor under this Guaranty; (iii) the failure to perfect any security interest in, or the exchange, substitution, release or any impairment of, any security held by the Collateral Agent or any other Secured Party for the Guaranteed Obligations; (iv) any default, failure or delay, willful

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or otherwise, in the performance of the Guaranteed Obligations; (v) any other act or omission that may or might in any manner or to any extent vary the risk of any Guarantor or otherwise operate as a discharge of any Guarantor as a matter of law or equity (other than the occurrence of the Termination Date); (vi) any illegality, irregularity, invalidity or unenforceability of any Guaranteed Obligation or any part thereof or the genuineness, enforceability or validity of any agreement relating thereto or with respect to any collateral securing the Guaranteed Obligations or any part thereof, or any other invalidity or unenforceability relating to or against any Borrower or any other guarantor of any of the Guaranteed Obligations, for any reason related to the Credit Agreement, any other Loan Document, any Secured Cash Management Agreement, any Secured Supply Chain Financing, any Secured Hedge Agreement or any provision of applicable law, decree, order or regulation of any jurisdiction purporting to prohibit the payment by any Borrower or any other guarantor of the Guaranteed Obligations, of any of the Guaranteed Obligations or otherwise affecting any term of any of the Guaranteed Obligations; (vii) any change in the corporate existence, structure or ownership of any Borrower or any other guarantor of any of the Guaranteed Obligations, or any insolvency, bankruptcy, reorganization or other similar proceeding affecting any Borrower or any other guarantor of the Guaranteed Obligations, or any of their respective assets or any resulting release or discharge of any Guaranteed Obligation (other than the occurrence of the Termination Date); (viii) the existence of any claim, set-off or other rights that such Guarantor may have at any time against any Borrower, any other guarantor of any of the Guaranteed Obligations, the Collateral Agent, or any other corporation or person, whether in connection herewith or any unrelated transactions; provided that nothing herein will prevent the assertion of any such claim by separate suit or compulsory counterclaim; (ix) any extension, renewal, settlement, indulgence, compromise, waiver or release of or with respect to the Guaranteed Obligations or any part thereof or any agreement relating thereto, or with respect to any obligation of any other guarantor of any of the Guaranteed Obligations, whether (in any such case) by operation of law or otherwise, or any failure or omission to enforce any right, power or remedy with respect to the Guaranteed Obligations or any part thereof or any agreement relating thereto, or with respect to any obligation of any other guarantor of any of the Guaranteed Obligations; (x) any modification or amendment of or supplement to the Credit Agreement or any other Loan Document, any Secured Cash Management Agreement, any Secured Supply Chain Financing or any Secured Hedge Agreement, including, without limitation, any such amendment which may increase the amount of, or the interest rates applicable to, any of the Guaranteed Obligations; (xi) any release, surrender, compromise, settlement, waiver, subordination or modification, with or without consideration, of any collateral securing the Guaranteed Obligations or any part thereof, any other guaranties with respect to the Guaranteed Obligations or any part thereof, or any other obligation of any person or entity with respect to the Guaranteed Obligations or any part thereof, or any nonperfection or invalidity of any direct or indirect security for the Guaranteed Obligations; (xii) the election by, or on behalf of, any one or more of the Secured Parties, in any proceeding instituted under the Bankruptcy Code, of the application of Section 1111(b)(2) of the Bankruptcy Code (or any equivalent or similar provisions under any Debtor Relief Law); (xiii) any borrowing or grant of a security interest by Parent, any Borrower or any of their respective Subsidiaries, as debtor-in-possession, under Section 364 of the Bankruptcy Code (or any equivalent or similar provisions under any Debtor Relief Law) or in any other bankruptcy or insolvency proceeding; and (xiv) any other circumstance (including, without limitation, any statute of limitations) or any existence of or reliance on any representation by the Collateral Agent that might otherwise

4

constitute a defense to, or a legal or equitable discharge of, any Borrower or any other Loan Party or any other guarantor or surety (other than defense of payment or performance).

Except as otherwise set forth herein or in the Credit Agreement, each Guarantor party to any of the Security Documents expressly authorizes the Secured Parties (or the Collateral Agent on behalf of the Secured Parties) to take and hold security for the payment and performance of the Guaranteed Obligations, to exchange, waive or release any or all such security (with or without consideration), to enforce or apply such security and direct the order and manner of any sale thereof in their sole discretion or to release or substitute any one or more other guarantors or obligors upon or in respect of the Guaranteed Obligations, all without affecting the obligations of any Guarantor hereunder.  To the fullest extent permitted by applicable law, each Guarantor waives any defense based on or arising out of any defense of any other Guarantor or the unenforceability of the Guaranteed Obligations or any part thereof from any cause, or the cessation from any cause of the liability of any other Guarantor, other than the occurrence of the Termination Date or the release of such Guarantor from this Guaranty pursuant to Section 6(g). The Collateral Agent and the other Secured Parties may, at their election, foreclose on any security held by one or more of them by one or more judicial or nonjudicial sales, accept an assignment of any such security in lieu of foreclosure, compromise or adjust any part of the Guaranteed Obligations, make any other accommodation with any Borrower or any other Loan Party or exercise any other right or remedy available to them against any Borrower or any other Loan Party, without affecting or impairing in any way the liability of any Guarantor hereunder except to the extent the Termination Date shall have occurred.  To the fullest extent permitted by applicable law, each Guarantor waives any defense arising out of any such election even though such election operates, pursuant to applicable law, to impair or to extinguish any right of reimbursement or subrogation or other right or remedy of such Guarantor against any other Guarantor, as the case may be, or any security.

(d)                                 Reinstatement.  Notwithstanding the provisions of Section 6(g)(i), each Guarantor agrees that its guarantee hereunder shall continue to be effective or be reinstated, as the case may be, if at any time payment, or any part thereof, of any Guaranteed Obligation is rescinded or must otherwise be restored or returned by the Collateral Agent or any other Secured Party upon the insolvency, bankruptcy, administration, dissolution, liquidation, examinership or reorganization of any Borrower or any other Loan Party, or upon or as a result of the appointment of a receiver, administrator, intervenor or conservator of, examiner or trustee or similar officer for, any Borrower or any other Loan Party or any substantial part of its property, or otherwise, all as though such payment had not been made.

(e)                                  Agreement To Pay; Subrogation.  In furtherance of the foregoing and not in limitation of any other right that the Collateral Agent or any other Secured Party has at law or in equity against any Guarantor by virtue hereof, upon the failure of any Borrower or any other Loan Party to pay any Guaranteed Obligation when and as the same shall become due, whether at maturity, by acceleration, after notice of prepayment or otherwise, each Guarantor hereby promises to and will forthwith pay, or cause to be paid, to the Collateral Agent for distribution to the applicable Secured Party in cash in immediately available funds the amount of such unpaid Guaranteed Obligation.  Upon payment by any Guarantor of any sums to the Collateral Agent as provided above, all rights of such Guarantor against any Borrower or any other Loan Party

5

arising as a result thereof by way of right of subrogation, contribution, reimbursement, indemnity or otherwise shall in all respects be subject to Section 7.

(f)                                   Information.  Each Guarantor assumes all responsibility for being and keeping itself informed of the financial condition and assets of each Borrower, as the case may be, each other Loan Party and their respective subsidiaries and any and all endorsers and/or other Guarantors of all or any part of the Guaranteed Obligations, and of all other circumstances bearing upon the risk of nonpayment of the Guaranteed Obligations, or any part thereof, and the nature, scope and extent of the risks that such Guarantor assumes and incurs hereunder, and agrees that neither the Collateral Agent nor any other Secured Party will have any duty to advise such Guarantor of information known to it or any of them regarding such circumstances or risks. In the event any Secured Party (including the Collateral Agent), in its sole discretion, undertakes at any time or from time to time to provide any such information to a Guarantor, such Secured Party (including the Collateral Agent) shall be under no obligation (i) to undertake any investigation, (ii) to disclose any information which such Secured Party (including the Collateral Agent), pursuant to accepted or reasonable commercial finance or banking practices, wishes to maintain confidential or (iii) to make any other or future disclosures of such information or any other information to such Guarantor.

(g)                                  Maximum Liability.  Each Guarantor, and by its acceptance of this Guaranty, the Collateral Agent and each Secured Party hereby confirms that it is the intention of all such persons that this Guaranty and the Guaranteed Obligations of each Guarantor hereunder not constitute a fraudulent transfer or conveyance for purposes of the Bankruptcy Code, the Companies Act 2014 of Ireland or any other federal, state or foreign bankruptcy, insolvency, receivership or similar law, the Uniform Fraudulent Conveyance Act, the Uniform Fraudulent Transfer Act or any similar foreign, federal or state law to the extent applicable to this Guaranty and the Guaranteed Obligations of each Guarantor hereunder.  To effectuate the foregoing intention, the Collateral Agent, the Secured Parties and the Guarantors hereby irrevocably agree that the Guaranteed Obligations of each Guarantor under this Guaranty at any time shall be limited to the maximum amount as will result in the Guaranteed Obligations of such Guarantor under this Guaranty not constituting a fraudulent transfer or conveyance.

4.                                      FURTHER ASSURANCES

Each Guarantor agrees, upon the written request of the Collateral Agent, to execute and deliver to the Collateral Agent, from time to time, any additional instruments or documents reasonably considered necessary by the Collateral Agent to cause this Guaranty to be, become or remain valid and effective in accordance with its terms.

5.                                      PAYMENTS FREE AND CLEAR OF TAXES

Each Guarantor agrees that (a) it will perform or observe all of the terms, covenants and agreements that Section 2.17 of the Credit Agreement requires such Guarantor to perform or observe, subject to the qualifications set forth therein and (b) any payment required to be made by it hereunder shall be subject to Section 2.17 of the Credit Agreement, subject to the conditions and qualifications set forth therein.

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6.                                      OTHER TERMS

(a)                                 Entire Agreement.  This Guaranty, together with the other Loan Documents, constitutes the entire agreement between the parties with respect to the subject matter hereof and thereof and supersedes all prior agreements relating to a guaranty of the Loans and other extensions of credit under the Loan Documents.

(b)                                 Headings.  The headings in this Guaranty are for convenience of reference only and are not part of the substance of this Guaranty.

(c)                                  Severability.  Whenever possible, each provision of this Guaranty shall be interpreted in such a manner to be effective and valid under applicable law, but if any provision of this Guaranty shall be prohibited by or invalid under applicable law in any jurisdiction, such provision shall, as to such jurisdiction, be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Guaranty and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

(d)                                 Notices.  All communications and notices hereunder shall (except as otherwise expressly permitted herein) be given as provided in Section 9.01 of the Credit Agreement.

(e)                                  Successors and Assigns.  This Guaranty is for the benefit of the Collateral Agent and the other Secured Parties and their respective successors and permitted assigns. Whenever in this Guaranty any Guarantor is referred to, such reference shall be deemed to include the permitted successors and assigns of such party and all covenants, promises and agreements by any Guarantor that are contained in this Guaranty shall bind and inure to the benefit of its respective permitted successors and assigns; provided, that no Guarantor shall have any right to assign its rights or obligations hereunder unless expressly permitted by the Credit Agreement or with such consents required by Section 9.08 of the Credit Agreement.

(f)                                   No Waiver; Cumulative Remedies; Amendments.  No failure or delay by the Collateral Agent or any other Secured Party in exercising any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy.  The rights, powers and remedies of the Collateral Agent and each other Secured Party provided in this Guaranty, the Credit Agreement, each other Loan Document, any Secured Cash Management Agreement, any Secured Supply Chain Financing, any Secured Hedge Agreement are cumulative and are not exclusive of any rights, powers or remedies that it would otherwise have.  No waiver of any provision of this Guaranty or consent to any departure by any Guarantor therefrom shall in any event be effective unless the same shall be permitted by this Section 6(f), and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given.  Without limiting the generality of the foregoing, the making of any Loan or the issuance, amendment, extension or renewal of any Letter of Credit shall not be construed as a waiver of any Default or Event of Default, regardless of whether the Collateral Agent or any other Secured Party may have had notice or knowledge of such Default or Event of Default at the time.  No notice or demand on any Guarantor in any case shall entitle any Guarantor to any other or further notice or demand in similar or other circumstances.  When

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making any demand hereunder against any of the Guarantors, the Collateral Agent or any other Secured Party may, but shall be under no obligation to, make a similar demand on any Borrower or any other Guarantor or guarantor, and any failure by the Collateral Agent or any other Secured Party to make any such demand or to collect any payments from any Borrower or any other Guarantor or guarantor or any release of any Borrower or any other Guarantor or guarantor shall not relieve any of the Guarantors in respect of which a demand or collection is not made or any of the Guarantors not so released of their several obligations or liabilities hereunder, and shall not impair or affect the rights and remedies, express or implied, or as a matter of law, of the Collateral Agent or any other Secured Party against any of the Guarantors.  For the purposes hereof “demand” shall include the commencement and continuance of any legal proceedings.  Neither this Guaranty nor any provision hereof may be waived, amended or modified (other than termination or release of this Guaranty pursuant to Section 6(g)) except pursuant to an agreement or agreements in writing entered into by the Collateral Agent and the Guarantor or Guarantors with respect to which such waiver, amendment or modification is to apply, subject to any consent required in accordance with Section 9.08 of the Credit Agreement.

(g)                                  Termination and Release.

(i)                                     This Guaranty shall automatically terminate on the Termination Date.

(ii)                                  A Guarantor shall automatically be released from its obligations hereunder in accordance with Section 9.18 of the Credit Agreement.

(iii)                               In connection with any termination or release pursuant to this Section 6(g), the Collateral Agent shall execute and deliver to the Borrower Representative all documents that the Borrower Representative shall reasonably request to evidence such termination or release; provided, that (i) the Administrative Agent shall have received a certificate of a Responsible Officer of the Borrower Representative containing such certifications as the Administrative Agent shall reasonably request, (ii) the Administrative Agent or the Collateral Agent shall not be required to execute any such document on terms which, in the applicable Agent’s reasonable opinion, would expose such Agent to liability or create any obligation or entail any consequence other than the applicable termination or release without recourse or warranty and (iii) in the case of a release under Section 6(g)(ii), such release shall not in any manner discharge, affect or impair the Guaranteed Obligations or the obligations of any other Guarantor hereunder. Any execution and delivery of documents pursuant to this Section 6(g) shall be made without recourse to or warranty by the Collateral Agent. The Borrower Representative agrees to pay all reasonable and documented out-of-pocket expenses incurred by the Collateral Agent in connection with the execution and delivery of such documents.

(h)                                 Counterparts.  This Guaranty may be executed in two or more counterparts, each of which shall constitute an original but all of which, when taken together, shall constitute but one contract. Delivery of an executed counterpart to this Guaranty by facsimile or other electronic transmission shall be as effective as delivery of a manually signed original.

(i)                                     No Strict Construction.  The parties hereto have participated jointly in the negotiation and drafting of this Guaranty. In the event an ambiguity or question of intent or interpretation arises, this Guaranty shall be construed as if drafted jointly by the parties hereto

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and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Guaranty.

(j)                                    Credit Agreement.  Each Guarantor hereby expressly agrees to observe and perform and be bound by all of the terms, covenants, representations, warranties and agreements contained in the Credit Agreement and each other Loan Document which are binding upon, and to be observed or performed by, such Guarantor (including in its role as JCI, New JCI or Parent, as applicable) or any “Loan Party” thereunder.

7.                                      INDEMNITY; SUBROGATION AND SUBORDINATION

(a)                                 Indemnity and Subrogation.  In addition to all such rights of indemnity and subrogation as the Guarantors may have under applicable law (but subject to Section 7(c)), each Borrower agrees that (i) in the event a payment shall be made by any Guarantor under this Guaranty in respect of any Guaranteed Obligation of such Borrower, such Borrower shall indemnify such Guarantor for the full amount of such payment and such Guarantor shall be subrogated to the rights of the person to whom such payment shall have been made to the extent of such payment and (ii) in the event any assets of any Guarantor shall be sold pursuant to any Security Document to satisfy in whole or in part a Guaranteed Obligation of any Borrower, such Borrower shall indemnify such Guarantor in an amount equal to the greater of the book value or the fair market value of the assets so sold.

(b)                                 Contribution and Subrogation.  Each Guarantor (a “Contributing Guarantor”) agrees (subject to Section 7(c)) that, in the event a payment shall be made by any other Guarantor hereunder in respect of any Guaranteed Obligation or assets of any other Guarantor shall be sold pursuant to any Security Document to satisfy any Guaranteed Obligation owed to any Secured Party and such other Guarantor (the “Claiming Guarantor”) shall not have been fully indemnified by the applicable Borrower as provided in Section 7(a) hereof, the Contributing Guarantor shall indemnify the Claiming Guarantor in an amount equal to the amount of such payment or the greater of the book value or the fair market value of such assets, as applicable, in each case multiplied by a fraction of which the numerator shall be the net worth of such Contributing Guarantor on the date hereof and the denominator shall be the aggregate net worth of all the Guarantors on the date hereof (or, in the case of any Guarantor becoming a party hereto pursuant to Section 5.10 of the Credit Agreement, the date of the supplement hereto executed and delivered by such Guarantor). Any Contributing Guarantor making any payment to a Claiming Guarantor pursuant to this Section 7(b) shall be subrogated to the rights of such Claiming Guarantor under Section 7(a) hereof to the extent of such payment.  The provisions of this Section 7(b) shall in no respect limit the obligations and liabilities of any Guarantor to the Collateral Agent and the other Secured Parties, and each Guarantor shall remain liable to the Collateral Agent and the other Secured Parties for the full amount guaranteed by such Guarantor hereunder.

(c)                                  Subordination, etc.  Notwithstanding any provision of this Guaranty to the contrary, all rights of the Guarantors under Sections 7(a) and 7(b) and all other rights of indemnity, contribution or subrogation of any Guarantor under applicable law or otherwise shall be fully subordinated to the Guaranteed Obligations until the occurrence of the Termination

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Date.  Notwithstanding any payment or payments made by any of the Guarantors hereunder or any set-off or appropriation or application of funds of any of the Guarantors by any Secured Party, no Guarantor shall be entitled to be subrogated to any of the rights of the Collateral Agent or any other Secured Party against any Borrower or any other Guarantor or any collateral security or guarantee or right of set-off held by any Secured Party for the payment of the Guaranteed Obligations until the Termination Date shall have occurred, nor shall any Guarantor seek or be entitled to seek any contribution or reimbursement from any Borrower or any other Guarantor in respect of payments made by such Guarantor hereunder until the Termination Date shall have occurred.  If any amount shall be paid to any Guarantor on account of such subrogation rights at any time prior to the Termination Date of the Guaranteed Obligations, such amount shall be held by such Guarantor in trust for the Collateral Agent and the other Secured Parties, segregated from other funds of such Guarantor, and shall, forthwith upon receipt by such Guarantor, be paid to the Collateral Agent to be credited and applied against the Guaranteed Obligations, whether matured or unmatured, in accordance with the terms of the Credit Agreement.  No failure on the part of any Borrower or any Guarantor to make the payments required by Sections 7(a) and 7(b) (or any other payments required under applicable law or otherwise) shall in any respect limit the obligations and liabilities of such Borrower with respect to the Obligations or any Guarantor with respect to its obligations hereunder, and each Borrower shall remain liable for the full amount of the Obligations and each Guarantor shall remain liable for the full amount of the obligations of such Guarantor hereunder. The parties hereto acknowledge that the rights of contribution and indemnification hereunder shall constitute assets of the Guarantor or Guarantors to which such contribution and indemnification is owing.

Notwithstanding anything to the contrary contained above, upon the sale of all of the Equity Interests of any Guarantor and the release of such Guarantor from the provisions hereof (whether by the Collateral Agent in connection with an exercise of its remedies or in accordance with the relevant provisions of the Credit Agreement), then any indemnification and contribution obligations otherwise provided above in this Section 7 with respect to the Guarantor which was so released shall terminate and be of no further force and effect, and if any other Guarantors have theretofore made payments hereunder with respect to the Guaranteed Obligations which have not yet been reimbursed in full, then any amount which would have otherwise been payable under this Section 7 by the Guarantor which has been released herefrom shall be reallocated to the remaining Guarantors based on their respective net worths as re-determined on such date.

8.                                      GOVERNING LAW

THIS GUARANTY AND ANY CLAIMS, CONTROVERSY, DISPUTE OR CAUSES OF ACTION (WHETHER IN CONTRACT OR TORT OR OTHERWISE) BASED UPON, OR ARISING OUT OF OR RELATING TO THIS GUARANTY. SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK.

9.                                      JURISDICTION; CONSENT TO SERVICE OF PROCESS

(a)                                 Each Guarantor irrevocably and unconditionally agrees that it will not commence any action, litigation or proceeding of any kind or description, whether in law or equity, whether

10

in contract or in tort or otherwise, against the Collateral Agent, any other Secured Party, or any Affiliate of the foregoing, in any way relating to this Guaranty or the transactions relating hereto, in any forum other than the courts of the State of New York sitting in New York County, Borough of Manhattan, and of the United States District Court of the Southern District of New York, sitting in New York County, Borough of Manhattan, and any appellate court from any thereof, and each of the parties hereto irrevocably and unconditionally submits to the jurisdiction of such courts and agrees that all claims in respect of any such action, litigation or proceeding may be heard and determined in such New York State court or, to the fullest extent permitted by applicable law, in such federal court. Each of the parties hereto agrees that a final judgment in any such action, litigation or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Guaranty shall affect any right that the Collateral Agent or any other Secured Party may otherwise have to bring any action or proceeding relating to this Guaranty against any Guarantor or its properties in the courts of any jurisdiction.

(b)                                 Each of the parties hereto hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Guaranty in any court referred to in paragraph (a) of this Section 9.  Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(c)                                  Each party to this Guaranty irrevocably consents to service of process in the manner provided for in Section 9.15 of the Credit Agreement.  Nothing in this Guaranty will affect the right of any party to this Guaranty to serve process in any other manner permitted by law.

10.                               WAIVER OF JURY TRIAL

EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS GUARANTY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY).  EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS GUARANTY BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.

11.                               RIGHT OF SET-OFF

If an Event of Default shall have occurred and be continuing, each Lender, each Issuing Bank and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable law, to set off and apply any and all deposits (general or special, time or demand, provisional or final and in whatever currency denominated)

11

at any time held and other obligations at any time owing by such Lender or such Issuing Bank to or for the credit or the account of any Guarantor against any of and all the obligations of such Guarantor now or hereafter existing under this Guaranty held by such Lender or such Issuing Bank, irrespective of whether or not such Lender or such Issuing Bank shall have made any demand under this Guaranty and although such obligations may be unmatured; provided, that (x) any recovery by any Lender, any Issuing Bank or any Affiliate pursuant to its set-off rights under this Section 11 is subject to the provisions of Section 2.18(c) of the Credit Agreement and (y) any Defaulting Lender’s set-off right hereunder shall be subject to Section 9.06 of the Credit Agreement. Each Lender and each Issuing Bank agrees promptly to notify the Borrower Representative and the Collateral Agent, in each case, after any such set-off and application made by such Lender or such Issuing Bank, as applicable; provided that the failure to give such notice shall not affect the validity of such set-off and application.  The rights of each Lender and each Issuing Bank under this Section 11 are in addition to other rights and remedies (including other rights of set-off) that such Lender or such Issuing Bank may have.

12.                               ADDITIONAL GUARANTORS

Upon execution and delivery by New JCI, Parent, the Initial Borrower, the Subsidiary Borrower and any direct or indirect Subsidiary of Parent that is required to become a party hereto by Section 5.10 of the Credit Agreement or in the definition of “Collateral and Guarantee Requirement” in the Credit Agreement, of a Guaranty Supplement, such person shall become a Guarantor hereunder with the same force and effect as if originally named as a Guarantor herein.  The execution and delivery of any such instrument shall not require the consent of any other party to this Guaranty.  The rights and obligations of each party to this Guaranty shall remain in full force and effect notwithstanding the addition of any new party to this Guaranty. Each reference to “Guarantor” in this Guaranty shall be deemed to include such person. Notwithstanding anything to the contrary herein, in no circumstance shall an Excluded Subsidiary be required to become a Guarantor.

13.                               AGENCY

Each of the Guarantors hereby appoints the Borrower Representative as its agent for all purposes relevant to this Guaranty and the other Loan Documents, including the giving and receipt of notices and the execution and delivery of all documents, instruments and certificates contemplated herein and therein and all modifications hereto and thereto.

14.                               COMMODITY EXCHANGE ACT ACKNOWLEDGEMENT

Each Qualified ECP Guarantor intends that this Guaranty constitute, and this Guaranty shall be deemed to constitute, a “keepwell, support, or other agreement” for the benefit of each other Guarantor for all purposes of Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

In this Guaranty, “Qualified ECP Guarantor” shall mean, in respect of any Swap Obligation, each Guarantor that has total assets exceeding $10,000,000 at the time its guarantee hereunder becomes effective with respect to such Swap Obligation or such other person as constitutes an “eligible contract participant” as defined in the Commodity Exchange Act and the

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regulations thereunder (an “ECP”) and can cause another person to qualify as an ECP at such time by entering into a keepwell, support or other agreement under Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

15.                               JERSEY LAW WAIVERS

Without prejudice to the generality of any waiver granted in any Loan Document, each Guarantor irrevocably and unconditionally abandons and waives any right which it may have at any time under the laws of Jersey:

(a)                                 whether by virtue of the droit de discussion or otherwise to require that recourse be had to the assets of any other Guarantor or any other person before any claim is enforced against it in respect of the obligations or liabilities assumed by it under this Guaranty or any other Loan Document; and

(b)                                 whether by virtue of the droit de division or otherwise to require that any obligation or liability under this Guaranty or any other Loan Document be divided or apportioned with any other Guarantor or any other person or reduced in any manner whatsoever.

16.                               INCORPORATION OF EU BAIL-IN PROVISIONS

The parties hereto hereby agree that the provisions set forth in Section 9.22 of the Credit Agreement (Acknowledgement and Consent to Bail-In of EEA Financial Institutions) are incorporated by reference herein, mutatis mutandis.

[remainder of page intentionally left blank; signature pages follow]

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IN WITNESS WHEREOF, the undersigned has caused this Guaranty to be executed and delivered as of the date first above written.

JOHNSON CONTROLS, INC.

By:
Name:
Title:

[Signature Page to Guaranty]

Accepted and Agreed to:

JPMORGAN CHASE BANK, N.A.,
as Collateral Agent

By:
Name:
Title:

[Signature Page to Guaranty]

Exhibit A

to the Guarantee Agreement

SUPPLEMENT NO.

TO GUARANTEE AGREEMENT

SUPPLEMENT NO.   , dated as of          ,      (as amended, restated, supplemented or otherwise modified from time to time, this “Supplement”), to the Guarantee Agreement, dated as of [•], 2016 (as amended, restated, supplemented or otherwise modified from time to time, the “Guaranty”), by and among JOHNSON CONTROLS, INC., a Wisconsin corporation and each other Guarantor (as defined in the Guaranty) that became a party thereto after the date thereof (together, the “Existing Guarantors”) and JPMORGAN CHASE BANK, N.A., as collateral agent (in such capacity, together with any successor thereto, the “Collateral Agent”) for the Secured Parties.

A.                                    Reference is made to the Credit Agreement dated as of [   ], 2016 (as amended, supplemented, waived or otherwise modified from time to time, the “Credit Agreement”), among Adient Global Holdings Ltd., a public company under the Companies (Jersey) Law 1991 (the “Initial Borrower”), the lenders party thereto from time to time (the “Lenders”), JPMorgan Chase Bank, N.A., as Administrative Agent and Collateral Agent and the other parties thereto.

B.                                    Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Credit Agreement.

C.                                    Each Existing Guarantor has entered into the Guaranty in order to induce the Lenders to make Loans and each Issuing Bank to issue Letters of Credit.  Section 12 of the Guaranty provides that additional parties may become Guarantors under the Guaranty by execution and delivery of an instrument in the form of this Supplement.  The undersigned person[s] (each a “New Guarantor Party”) is executing this Supplement in accordance with the requirements of the Credit Agreement to become a Guarantor under the Guaranty in order to induce the Lenders to maintain and/or make additional Loans and each Issuing Bank to maintain and/or issue additional Letters of Credit, and as consideration for Loans previously made and Letters of Credit previously issued.

Accordingly, each New Guarantor Party agrees as follows:

SECTION 1.  In accordance with Section 12 of the Guaranty, such New Guarantor Party by its signature below becomes a Guarantor under the Guaranty with the same force and effect as if originally named therein as a Guarantor and such New Guarantor Party hereby agrees to all the terms and provisions of the Guaranty applicable to it as a Guarantor thereunder. In furtherance of the foregoing, such New Guarantor Party does hereby guarantee to the Collateral Agent the due and punctual payment of the Guaranteed Obligations (as defined in the Guaranty) as set forth in the Guaranty.  Each reference to a “Guarantor” in the Guaranty and in this Supplement shall be deemed to include such New Guarantor Party.  The Guaranty is hereby incorporated herein by reference.

A-1

SECTION 2.  Such New Guarantor Party represents and warrants (as to itself) to the Collateral Agent and the other Secured Parties that each of the representations and warranties set forth in Section 2 of the Guaranty are true and correct in all respects as of the date hereof.

SECTION 3.  This Supplement may be executed in two or more counterparts, each of which shall constitute an original but all of which, when taken together, shall constitute but one contract.  This Supplement shall become effective when the Collateral Agent shall have received a counterpart of this Supplement that bears the signature of such New Guarantor Party.  Delivery of an executed counterpart to this Supplement by facsimile or other electronic transmission shall be as effective as delivery of a manually signed original.

SECTION 4.  Except as expressly supplemented hereby, the Guaranty shall remain in full force and effect.

SECTION 5.  THIS SUPPLEMENT AND ANY CLAIMS, CONTROVERSY, DISPUTE OR CAUSES OF ACTION (WHETHER IN CONTRACT OR TORT OR OTHERWISE) BASED UPON, OR ARISING OUT OF OR RELATING TO THIS SUPPLEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK.

SECTION 6.  In the event any one or more of the provisions contained in this Supplement should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and in the Guaranty shall not in any way be affected or impaired thereby.  The parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

SECTION 7.  All communications and notices hereunder shall be in writing and given as provided in Section 6(d) of the Guaranty.

SECTION 8.  Such New Guarantor Party agrees to reimburse the Collateral Agent for its reasonable and documented out-of-pocket expenses in connection with this Supplement, including the reasonable and documented fees, disbursements and other charges of counsel to the Collateral Agent.

[remainder of page intentionally left blank; signature page follows]

A-2

IN WITNESS WHEREOF, each New Guarantor Party has duly executed this Supplement to the Guaranty as of the day and year first above written.

[It is intended that this Supplement to the Guaranty takes effect as a deed.](37)

[Name of New Guarantor Party]

By:
Name:
Title:

[Name of New Guarantor Party]

By:
Name:
Title:

(37)  Any New Guarantor Party which is an entity incorporated under the laws of Ireland, shall execute this Supplement to Guarantee Agreement as a Deed (under seal).

EXHIBIT N

FORM OF
JOINDER AGREEMENT

[See attached]

[

N-1

[Form of]
JOINDER AGREEMENT

Reference is made to the Credit Agreement, dated as of July 27, 2016 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”) among Adient Global Holdings Ltd., a public company organized under the Companies (Jersey) Law 1991 (“Initial Borrower”), the other Borrowers from time to time party thereto, the lenders from time to time party thereto and JPMorgan Chase Bank, N.A., as Administrative Agent.  Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

W I T N E S S E T H:

WHEREAS, the Initial Borrower has entered into the Credit Agreement in order to induce the Lenders to make the Loans to or for the benefit of the Borrowers;

WHEREAS, as a condition to the Spinoff Date, the Subsidiary Borrower is required to execute a joinder agreement to the Credit Agreement.  The Subsidiary Borrower is executing this joinder agreement (“Joinder Agreement”) to the Credit Agreement in order to induce the Lenders to make additional Loans and the Issuing Banks to issue Letters of Credit and as consideration for the Loans previously made.

NOW, THEREFORE, the Administrative Agent, Collateral Agent and the Subsidiary Borrower hereby agree as follows:

1.                                      Credit Agreement.  In accordance with the Credit Agreement, the Subsidiary Borrower by its signature below becomes a Borrower under the Credit Agreement with the same force and effect as if originally named therein as a Borrower. The Subsidiary Borrower hereby (i) expressly agrees to observe and perform and be bound by all of the terms, covenants, representations, warranties and agreements contained in the Credit Agreement and each other Loan Document to which it is a party which are binding upon, and to be observed or performed by, the Subsidiary Borrower or a “Borrower” thereunder and (ii) ratifies and confirm the validity of, and all of its obligations and liabilities (including, without limitation, the applicable Loan Obligations) under, the Credit Agreement and such other Loan Documents to which it is a party.

2.                                      Representations and Warranties.  The Subsidiary Borrower hereby (i) agrees to all the terms and provisions of the Credit Agreement applicable to it as Borrower thereunder and (ii) represents and warrants that after giving effect to this Agreement, each of the representations and warranties contained in Article III of the Credit Agreement and made by it as a Borrower is true and correct in all material respects on and as of the date hereof.  Each reference to “Borrowers” or “Subsidiary Borrower” in the Credit Agreement shall be deemed to include the Subsidiary Borrower.

3.                                      Severability.  Any provision of this Joinder Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

4.                                      Counterparts.  This Joinder Agreement may be executed in two or more counterparts, each of which shall constitute an original but all of which, when taken together, shall constitute but one contract. Delivery of an executed counterpart of a signature page of this Agreement by telecopy, emailed .pdf or any other electronic means that reproduces an image of the actual executed signature page shall be effective as delivery of a manually executed counterpart of this Agreement. The words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to any document to be signed in connection with this Agreement and the transactions contemplated hereby shall be deemed to include electronic signatures, deliveries or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act; provided that nothing herein shall require the Administrative Agent to accept electronic signatures in any form or format without its prior written consent.

5.                                      No Waiver.  Except as expressly supplemented hereby, the Credit Agreement shall remain in full force and effect.

6.                                      Notices.  All notices, requests and demands to or upon the Subsidiary Borrower shall be governed by the terms of Section 9.01 of the Credit Agreement.

7.                                      Governing Law, Waiver of Jury Trial, etc.  The provisions of the Credit Agreement regarding applicable law, waiver of jury trial, jurisdiction and consent to service of process set forth in Sections 9.07, 9.11 and 9.15 are incorporated herein mutatis mutandis.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned has caused this Joinder Agreement to be duly executed and delivered by their duly authorized officers as of the day and year first above written.

ADIENT US LLC,
as Subsidiary Borrower

By:
Name:
Title:

JPMORGAN CHASE BANK, N.A., as
Administrative Agent and Collateral Agent

By:
Name:
Title:

EXHIBIT O

FORM OF
BORROWER ASSUMPTION AGREEMENT

[See attached]

O-1

BORROWER ASSUMPTION AGREEMENT

BORROWER ASSUMPTION AGREEMENT, dated as of [    ], 201[  ] (this “Agreement”), made by Adient Global Holdings Ltd. a public company organized under the Companies (Jersey) Law 1991 (the “Initial Borrower”), [    ], a [    ] incorporated under the laws of England and Wales (the “Assumed Borrower”) and acknowledged by, JPMorgan Chase Bank, N.A., as administrative agent (in such capacity, the “Administrative Agent”) and collateral agent (in such capacity, the “Collateral Agent”) for the banks and other financial institutions (the “Lenders”) from time to time parties to the Credit Agreement (as hereinafter defined).

W I T N E S S E T H:

WHEREAS, the Initial Borrower, the other Borrowers from time to time party thereto, the Lenders and the Administrative Agent have entered into that certain Credit Agreement dated as of July 27, 2016 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”); and

WHEREAS, pursuant to Section 2.25 of the Credit Agreement, the Initial Borrower desires to assign to the Assumed Borrower, and the Assumed Borrower desires to accept and assume, all of the rights, obligations and liabilities of the Initial Borrower under the Credit Agreement.

NOW, THEREFORE, the parties hereto hereby agree as follows:

1.                                      Defined Terms.  Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

•                                          Credit Agreement.  Upon the Borrower Transfer Date, without further act or deed, (a) the Initial Borrower hereby assigns to the Assumed Borrower, and the Assumed Borrower hereby assumes, all obligations and liabilities (including the Obligations) and all rights of the Initial Borrower as “Borrower” under the Credit Agreement and under the other Loan Documents, (b) the Assumed Borrower shall hereby become a party to the Credit Agreement as a “Borrower,” the “Initial Borrower” and the “Borrower Representative” with the same force and effect as if originally named therein as a Borrower, the Initial Borrower and Borrower Representative and, without limiting the generality of the foregoing, hereby expressly assumes all obligations and liabilities (including the Obligations) and rights of the Initial Borrower in such capacities, (c) the Assumed Borrower shall hereby be bound by the covenants, representations, warranties and agreements contained in the Credit Agreement and each other Loan Document to which it is a party and which are binding upon, and to be observed or performed by, the Initial Borrower, a “Borrower” or the “Borrower Representative” under the Credit Agreement and the other Loan Documents to which it is a party , (d) the Assumed Borrower hereby ratifies and confirms the validity of, and all of its obligations and liabilities (including, without limitation, the applicable Obligations) under, the Credit Agreement and such other Loan Documents to which it is a party, (e) each reference to the “Borrower Representative,” “Borrower” and “Initial Borrower” in the Credit Agreement and in any other Loan Document shall hereby be deemed to refer to the Assumed Borrower and (f) the Initial Borrower shall hereby be released from any obligations and liabilities (including the Loan Obligations) under the Credit Agreement or any other Loan Document (in each case, solely in its capacity as the Initial Borrower, a Borrower or as the Borrower Representative, and not in any other capacity (including as a Guarantor), unless on such date Adient Global Holdings Ltd. is liquidated, dissolved or transfers all its assets to Loan Parties or is otherwise wound up in a transaction otherwise permitted by the Credit Agreement, in which case it shall also be released from any other obligations thereof under the Loan Documents in accordance with Section 9.18 of the Credit Agreement) (clauses (a) through (f), the “Assumption”).  The Assumed Borrower hereby represents and warrants that after giving effect to this Agreement, each of the representations and warranties contained in Article III of the Credit Agreement is true and correct in all material respects on and as of the date hereof.

•                                          Effectiveness. This Agreement shall become effective on the date that:

•                                          counterparts of this Agreement signed on behalf of the Initial Borrower and the Assumed Borrower; and

•                                          the requirements set forth in clauses (ii)-(iv) of Section 2.25 of the Credit Agreement have been satisfied.

•                                          Amendment to Credit Agreement and Loan Documents.  The Credit Agreement and each of the other Loan Documents is hereby deemed to be amended to the extent, but only to the extent, necessary to effect the Assumption.  Except as expressly amended, modified and supplemented hereby, the provisions of the Credit Agreement and the other Loan Documents are and shall remain in full force and effect. This Agreement shall be deemed to be a Loan Document for all purposes of the Credit Agreement.

•                                          Governing Law, Waiver of Jury Trial, etc.  The provisions of the Credit Agreement regarding applicable law, waiver of jury trial, jurisdiction and consent to service of process set forth in Sections 9.07, 9.11 and 9.15 are incorporated herein mutatis mutandis.

•                                          Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall constitute an original but all of which, when taken together, shall constitute but one contract. Delivery of an executed counterpart of a signature page of this Agreement by telecopy, emailed .pdf or any other electronic means that reproduces an image of the actual executed signature page shall be effective as delivery of a manually executed counterpart of this Agreement. The words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to any document to be signed in connection with this Agreement and the transactions contemplated hereby shall be deemed to include electronic signatures, deliveries or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act; provided that nothing herein shall require the Administrative Agent to accept electronic signatures in any form or format without its prior written consent.

•                                          Severability.  Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

IN WITNESS WHEREOF the undersigned has caused this Agreement to be duly executed and delivered by its proper and duly authorized officer as of the day and year first above written.

ADIENT GLOBAL HOLDINGS LTD, as the Initial Borrower

By:
Name:
Title:

[ ], as the Assumed Borrower

By:
Name:
Title:

Acknowledged by:

JPMORGAN CHASE BANK, N.A.

as Administrative Agent and Collateral Agent

By:
Name:
Title:

EXHIBIT P

Form of QPP Certificate

To:                             [             ] the Borrower

From:               [Name of Lender]

Dated:

Adient Global Holdings Ltd — Credit Agreement

dated [                   ] (the “Agreement”)

We refer to the Agreement.  This is a QPP Certificate.  Terms defined in the Agreement have the same meaning in this QPP Certificate unless given a different meaning in this QPP Certificate.

We confirm that:

(a)                                      we are beneficially entitled to all interest payable to us as a Lender under the Loan;

(b)                                      we are a resident of a qualifying territory; and

(c)                                       we are beneficially entitled to the interest which is payable to us on the Loan for genuine commercial reasons, and not as part of a tax advantage scheme.

These confirmations together form a creditor certificate.

In this QPP Certificate the terms “resident”, “qualifying territory”, “scheme”, “tax advantage scheme” and “creditor certificate” have the meaning given to them in the Qualifying Private Placement Regulations 2015 (2015 No. 2002).

[Name of Lender]

By:

[This QPP Certificate is required where a lender is a person eligible for the UK withholding tax exemption for qualifying private placements; a separate QPP Certificate should be provided by each such lender.]

1

PRICING SCHEDULE

The Applicable Margins and the Applicable Commitment Fee shall be based on the Total Net Leverage Ratio pursuant to the following grid:

Level	Total Net Leverage Ratio	Applicable Margin for Eurocurrency Loans	Applicable Margin for ABR Loans	Applicable Commitment Fee
I	Less than 1.00 to 1.00	1.25%	0.25%	0.15%
II	Greater than or equal to 1.00 to 1.00 but less than 1.50 to 1.00	1.50%	0.50%	0.20%
III	Greater than or equal to 1.50 to 1.00 but less than 2.50 to 1.00	1.75%	0.75%	0.25%
IV	Greater than or equal to 2.50 to 1.00 but less than 3.25 to 1.00	2.00%	1.00%	0.30%
V	Greater than or equal to 3.25 to 1.00	2.25%	1.25%	0.35%

For purposes of determining the Applicable Margin and the Applicable Commitment Fee:

(a)           The Applicable Margin and the Applicable Commitment Fee shall be set at Level III until the date the certificate for the first full fiscal quarter after the Spinoff Date is due to be delivered under Section 5.04(c).

(b)           The Applicable Margin and the Applicable Commitment Fee shall be recomputed as of the end of each fiscal quarter ending after the Spinoff Date based on the Total Net Leverage Ratio as of such quarter end.  Any increase or decrease in the Applicable Margin or the Applicable Commitment Fee computed as of a quarter end shall be effective on the date on which the certificate evidencing such computation is due to be delivered under Section 5.04(c).  If a certificate is not delivered when due in accordance with such Section 5.04(c), then the rates in Level V shall apply as of the first Business Day after the date on which such certificate was required to have been delivered and shall remain in effect until the date on which such certificate is delivered.

(c)           If, as a result of any restatement of or other adjustment to the financial statements of Parent or for any other reason, the Borrower Representative or the Lenders determine that (i) the Total Net Leverage Ratio as calculated by the Borrower Representative as of any applicable date was inaccurate and (ii) a proper calculation of the Total Net Leverage Ratio would have resulted in higher pricing for such period, the Borrowers shall immediately and retroactively be obligated to pay to the Administrative Agent for the account of the applicable Lenders, promptly on demand by the Administrative Agent, an amount equal to the excess of the amount of interest and fees that should have been paid for such period over the amount of interest and fees actually paid for such period.  The Borrowers’ obligations under this paragraph shall survive the termination of the Commitments and the repayment of all other Obligations hereunder.

PREDECESSOR JCI PRICING SCHEDULE

The “Applicable Margin” means, for any day, the rate set forth below, in basis points per annum, in the row opposite such term and in the column corresponding to the Pricing Level that applies for such day:

	LEVEL I	LEVEL II	LEVEL III	LEVEL IV	LEVEL V	LEVEL VI
Applicable Margin for Eurocurrency Loans	69.0	79.5	90.0	100.5	110.0	127.5
Applicable Margin for ABR Loans	0.0	0.0	0.0	0.5	10.0	27.5

For purposes of this Schedule, the following terms have the following meanings, subject to the concluding paragraph of this Schedule:

“Fitch” means Fitch, Inc.

“Level I” status exists at any date if, at such date, the Credit Rating is A+ or higher by S&P or A1 or higher by Moody’s or A+ or higher by Fitch.

“Level II” status exists at any date if, at such date, (i) Level I status does not exist and (ii) the Credit Rating is A or higher by S&P or A2 or higher by Moody’s or A or higher by Fitch.

“Level III” status exists at any date if, at such date, (i) neither Level I status nor Level II status exists and (ii) the Credit Rating is A- or higher by S&P or A3 or higher by Moody’s or A- or higher by Fitch.

“Level IV” status exists at any date if, at such date, (i) none of Level I status, Level II status or Level III status exists and (ii) the Credit Rating is BBB+ or higher by S&P or Baa1 or higher by Moody’s or BBB+ or higher by Fitch.

“Level V” status exists at any date if, at such date, (i) none of Level I status, Level II status, Level III status or Level IV status exists and (ii) the Credit Rating is BBB or higher by S&P or Baa2 or higher by Moody’s or BBB or higher by Fitch.

“Level VI” status exists at any date if, at such date, no other Pricing Level status exists.

“Moody’s” means Moody’s Investors Service, Inc.

“Pricing Level” refers to the determination of which of Level I, Level II, Level III, Level IV, Level V or Level VI status exists at any date.

“S&P” means Standard & Poor’s Ratings Services, a division of McGraw-Hill Financial, Inc.

“Credit Rating” means the rating assigned to JCI’s senior unsecured long-term debt.

The rating in effect at any date is that in effect at the close of business on such date. If JCI is split-rated and the ratings differential between the highest rating and the next highest rating is one notch, the highest of the ratings will apply. If JCI is split-rated and the ratings differential between the highest rating and the next highest rating is more than one notch, a rating that is one notch lower than the highest of the ratings shall be used. In the event that the JCI does not have a Credit Rating by any two of S&P, Moody’s or Fitch, then Level VI shall apply.

SUCCESSOR JCI PRICING SCHEDULE

The “Applicable Margin” means, for any day, the rate set forth below, in basis points per annum, in the row opposite such term and in the column corresponding to the Pricing Level that applies for such day:

	LEVEL I	LEVEL II	LEVEL III	LEVEL IV	LEVEL V	LEVEL VI
Applicable Margin for Eurocurrency Loans	69.0	79.5	90.0	100.5	110.0	127.5
Applicable Margin for ABR Loans	0.0	0.0	0.0	0.5	10.0	27.5

For purposes of this Schedule, the following terms have the following meanings, subject to the concluding paragraph of this Schedule:

“Fitch” means Fitch, Inc.

“Level I” status exists at any date if, at such date, the Credit Rating is A+ or higher by S&P or A1 or higher by Moody’s or A+ or higher by Fitch.

“Level II” status exists at any date if, at such date, (i) Level I status does not exist and (ii) the Credit Rating is A or higher by S&P or A2 or higher by Moody’s or A or higher by Fitch.

“Level III” status exists at any date if, at such date, (i) neither Level I status nor Level II status exists and (ii) the Credit Rating is A- or higher by S&P or A3 or higher by Moody’s or A- or higher by Fitch.

“Level IV” status exists at any date if, at such date, (i) none of Level I status, Level II status or Level III status exists and (ii) the Credit Rating is BBB+ or higher by S&P or Baa1 or higher by Moody’s or BBB+ or higher by Fitch.

“Level V” status exists at any date if, at such date, (i) none of Level I status, Level II status, Level III status or Level IV status exists and (ii) the Credit Rating is BBB or higher by S&P or Baa2 or higher by Moody’s or BBB or higher by Fitch.

“Level VI” status exists at any date if, at such date, no other Pricing Level status exists.

“Moody’s” means Moody’s Investors Service, Inc.

“Pricing Level” refers to the determination of which of Level I, Level II, Level III, Level IV, Level V or Level VI status exists at any date.

“S&P” means Standard & Poor’s Ratings Services, a division of McGraw-Hill Financial, Inc.

“Credit Rating” means the rating assigned to the Principal Borrower’s (as defined in the Successor JCI Credit Agreement) senior unsecured long-term debt.

The rating in effect at any date is that in effect at the close of business on such date. If the Principal Borrower is split-rated and the ratings differential between the highest rating and the next highest rating is one notch, the highest of the ratings will apply. If the Principal Borrower is split-rated and the ratings differential between the highest rating and the next highest rating is more than one notch, a rating that is one notch lower than the highest of the ratings shall be used. In the event that the Principal Borrower does not have a Credit Rating by any two of S&P, Moody’s or Fitch, then Level VI shall apply.

Adient

Senior Secured Credit Facilities — Schedules

Schedule 1.01(B)

Mortgaged Property

	Entity of Record	Common Name and Address	Purpose/Use	Approx. Square Footage	Legal Description
1.	Adient US LLC	Plymouth CTU, MI 49200 Halyard Drive Plymouth, MI 48170	Headquarters	356,000

10A1A 1B1A 1B2A 2A1A 20C1A PT OF LOT 1 AMD 2 HILL ESTATES SU B T15 R8E L67 P22 WCR ALSO PT OF SW ¼ SEC 20 DESC AS BEG N 89 DEG 49M 07S E 60FT FROM W ¼ COR SEC 20 TH N 89DEG 49 M 07S E 1095FT TH S 00DEG 21M 50S W 597.55FT TH ON A CURVE TO LEFT RAD 543FT ARC 157.82FT CH S 55DEG 49M 50S W 157.26FT TH S 47DEG 30M 15S W 255.49FT TH ON A CURVE TO RIGHT RAD 45 7FT ARC 197.37FT CH S 59DEG 52M 37S W 195.84FT TH S 72DEG 14M 59SW 439.03FT TH ON A CURVE TO RIGHT RAD 457 FT ARC 144.84 FT CH S 81DEG 18M 245 W 50FT TH N 00D 21M 50S E 1105.57 FT TO POB, K23.33

	Entity of Record	Common Name and Address	Purpose/Use	Approx. Square Footage	Legal Description
2.	Adient US LLC	Holland Tech Center 701 Waverly Road Holland, MI 49424	Office/Engineering	765,066

PART OF SW ¼ COM S ¼ COR, TH S 89D 39M 5 1S W 2148.28 FT, N 0D 24M 37S W 811 FT, TH S 89D 39M 51S W 150 FT, S 0D 24M 37S E 191 FT, TH S 89D 39M 51S W 363 FT TO W LI OF SW 1/4 , TH N 0D 24M 37S W 1017.42 FT ALG SD LI, TH N 89D 40M 02S E 1331.97 FT ALG S LI OF N 339.48 FT OF S ½ OF NW ¼ OF SW ¼ TH N 0D 21M 50S W 339.48 FT, TH N 89D 40M 02S E 998.24 FT, N 0D 19M 03S W 658.92 FT, TH N 89D 40M 05S E 90 FT ALG N LI OF SW ¼, TH S 0D 19M 03S E 658.92 FT, N 89D 40M 02S E 244 FT, TH S 0D 19M 03S E 1976.76 FT ALG E LI OF SW ¼ TO BEG. SEC 34 TSN R15W FROM 16-34-300-010,-009,-13,-021,-022,-023 4/95

3.	Johnson Controls Automotive (UK) Limited	Sunderland, UK Cherry Blossom Way Sunderland United Kingdom SR5 3TW	Manufacturing	247,570	The land and buildings at Cherry Blossom Way, Sunderland, Tyne & Wear, SR5 3TW registered at HM Land Registry under title number TY201735

Schedule 2.01

Commitments

Lender	U.K. Revenue and Customs Double Taxation Treaty Passport Scheme Reference Number and Jurisdiction of Tax Residence	Revolver	Term Loan A	Total	Letter of Credit Commitment
J.P. Morgan Chase Bank, N.A.	013/M/0268710/DTTP USA	$125,000,000.00	$95,000,000.00	$220,000,000.00	$40,000,000.00
Bank of America, N.A.	13/B/7418/DTTP USA	$125,000,000.00	$95,000,000.00	$220,000,000.00	$40,000,000.00
Barclays Bank PLC	N/A	$125,000,000.00	$95,000,000.00	$220,000,000.00	$40,000,000.00
Citibank, N.A.	N/A	$125,000,000.00	$95,000,000.00	$220,000,000.00	$40,000,000.00
Credit Agricole Corporate and Investment Bank	5/C/222082/DTTP France	$125,000,000.00	$95,000,000.00	$220,000,000.00	$40,000,000.00
Commerz Bank AG, New York Branch	7/C/25382/DTTP Germany	$75,000,000.00	$64,000,000.00	$139,000,000.00	—
Goldman Sachs Bank USA	13/G/0351779/DTTP USA	$75,000,000.00	$64,000,000.00	$139,000,000.00	—
ING Bank N.V., Dublin Branch	N/A	$75,000,000.00	$64,000,000.00	$139,000,000.00	—
Intesa Sanpaolo S.p.A. — New York Branch	N/A	$75,000,000.00	$64,000,000.00	$139,000,000.00	—

The Bank of Tokyo-Mitsubishi UFJ, Ltd.	43/B/322072/DTTP Japan	$75,000,000.00	$64,000,000.00	$139,000,000.00	—
The Toronto-Dominion Bank, New York Branch	3/T/80000/DTTP Canada	$75,000,000.00	$64,000,000.00	$139,000,000.00	—
U.S. Bank National Association	13/U/62184/DTTP USA	$75,000,000.00	$64,000,000.00	$139,000,000.00	—
Unicredit Bank AG, New York Branch	7/U/237605/DTTP Germany	$75,000,000.00	$64,000,000.00	$139,000,000.00	—
Wells Fargo Bank, National Association	13/W/61173/DTTP USA	$75,000,000.00	$64,000,000.00	$139,000,000.00	—
Industrial and Commercial Bank of China Limited, New York Branch	23/I/358686/DTTP China	$50,000,000.00	$64,000,000.00	$114,000,000.00	—
BMO Harris Bank, N.A.	13/B/359708/DTTP USA	—	$95,000,000.00	$95,000,000.00	—
Bank of China, Chicago Branch	23/B/368424/DTTP China	—	$60,000,000.00	$60,000,000.00	—
Standard Chartered Bank	N/A U.K.	$50,000,000.00	—	$50,000,000.00	—

Banco Bilbao Vizcaya Argentaria, S.A. New York Branch	9/B/75354/DTTP Spain	$50,000,000.00	—	$50,000,000.00	—
UBS AG, Stamford Branch	6/U/00582/DTTP Switzerland	$50,000,000.00	—	$50,000,000.00	—
DBS Bank Ltd.	67/D/363894 Singapore	—	$50,000,000.00	$50,000,000.00	—
PNC Bank, National Association	13/P/63904/DTTP USA	—	$50,000,000.00	$50,000,000.00	—
State Bank of India, New York	N/A USA	—	$50,000,000.00	$50,000,000.00	—
The Huntington National Bank	13/H/216377/DTTP USA	—	$40,000,000.00	$40,000,000.00	—
Associated Bank, N.A.	N/A	—	$30,000,000.00	$30,000,000.00	—
Chang Hwa Commercial Bank, New York Branch	126/C/358942/DTTP Taiwan	—	$10,000,000.00	$10,000,000.00	—
Total:		$1,500,000,000.00	$1,500,000,000.00	$3,000,000,000.00	$200,000,000.00

Schedule 2.05(a)

Existing Letters of Credit

None.

Schedule 3.04

Governmental Approvals

None.

Schedule 3.05

Financial Statements

None.

Schedule 3.08(a)

Subsidiaries

Name of Subsidiary	Jurisdiction of Organization of Subsidiary	Parent	% owned
Johnson Controls Automotive Systems SRL	Argentina	Adient Global Holdings Ltd — 95% Adient Luxembourg Asia Holding S.à.r.l. — 5%	100%
Michel Thierry de Argentina S.A.	Argentina	Johnson Controls Automotive Systems SRL — 86.72% JC Queretaro SRL — 7.77% Adient Global Holdings Ltd — 5.51%	100%
Adient Automotive GmbH & Co OG	Austria	Adient Automotive Holding GmbH — 99.9361788% Adient Financial Luxembourg S.a.r.l. — 0.06382118%	100%
Adient Automotive Holding GmbH	Austria	Adient Global Holdings Ltd	100%
Johnson Controls Automotive BVBA	Belgium	Adient Global Holdings Ltd	100%
Johnson Controls do Brasil Automotive Ltda.	Brazil	Adient Inc. — 99.9999999% Adient Holdign Brazil LLC — 0.0000001%	100%
Michel Thierry do Brasil Indústria Têxtil Ltda.	Brazil	Adient Luxembourg Asia Holding S.a.r.l	100%
Michel Thierry Unit Components do Brasil Ltda.	Brazil	Michel Thierry do Brasil Indústria Têxtil Ltda. — 79.98% Adient Luxembourg Asia Holding S.a.r.l — 21.02%	100%
2220664 Ontario Limited	Canada	JCIM Canada ULC	100%
2389505 Ontario Inc.	Canada	Adient Canada ULC	100%
2389508 Ontario Inc.	Canada	Adient Canada ULC	100%
Johnson Controls Automotive Canada LP	Canada	Adient Global Holdings Ltd — 99.005% Adient Canada ULC — 0.995%	100%
Adient Canada ULC	Canada	Adient Global Holdings Ltd	100%
JCIM Canada Holdings ULC	Canada	Adient Global Holdings Ltd	100%
JCIM Canada ULC	Canada	JCIM Canada Holdings ULC — 16.81% Adient Global Holdings Ltd — 83.19%	100%
Adient Management (China) Co., Ltd.	China	Adient Hong Kong Limited	100%
Guangzhou GACC - Johnson Controls Automotive Interiors Systems Co. Ltd.	China	Johnson Controls Asia Holdings Co. Limited	52.00000%
Changsha GACC-Johnson Controls Automotive Interiors Systems Co., Ltd.	China	Johnson Controls Asia Holdings Co. Limited	52.00000%
Johnson Controls (Shanghai) Automotive Co., Ltd	China	Johnson Controls Asia Holdings Co. Limited	100%
Johnson Controls Interiors Asia	China	Hoover — 90%	100%

		Adient Luxembourg Asia Holding S.a.r.l.
Johnson Controls Automotive Interior Investment Co., Limited	China-Hong Kong	Johnson Controls Asia Holdings Co. Limited	80.00000%
Adient Hong Kong Limited	China-Hong Kong	Johnson Controls Asia Holdings Co. Limited	100%
Johnson Controls Asia Holdings Co., Limited	China-Hong Kong	Adient Global Holdings Ltd	100%
Johnson Controls Interior Hong Kong Limited	China-Hong Kong	Johnson Controls Interiors Holding Luxembourg SCS	100%
JOHNSON CONTROLS AUTOMOBILOVÉ SOUČÁSTKY, k.s.	Czech Republic	Adient Financial Luxembourg S.a.r.l. — 0.03% Johnson Controls Automotive Holding Czech Republic s.r.o. — 99.97%	100%
JOHNSON CONTROLS FABRICS STRAKONICE s.r.o.	Czech Republic	Johnson Controls Automotive Holding Czech Republic s.r.o.	100%
Johnson Controls Automotive Bor s.r.o.	Czech Republic	Johnson Controls Automotive Holding Czech Republic s.r.o.	100%
Johnson Controls Automotive Holding Czech Republic s.r.o.	Czech Republic	Adient Global Holdings Ltd	100%
Adient s.r.o.	ERP	Adient Global Holdings Ltd — 99.99% Adient European Holdings LLC — 0.01%	100%
Johnson Controls Automotive SAS	France	Johnson Controls Automotive Holding France SAS	100%
Johnson Controls Automotive Holding France SAS	France	Adient Global Holdings Ltd	100%
Johnson Controls Roth SAS	France	Johnson Controls Automotive Holding France SAS	100%
Société Industrielle Johnson Controls Roth SARL	France	Johnson Controls Automotive Holding France SAS	100%
Johnson Controls Interiors France SAS	France	Johnson Controls Automotive Holding France SAS	100%
Johnson Controls Fabrics SAS	France	Johnson Controls Automotive Holding France SAS	100%
Johnson Controls Olympus SAS	France	Johnson Controls Automotive Holding France SAS	100%
Adient Ltd. & Co. KG	Germany	Adient Holding Ltd. — 1% Adient Holding Germany Ltd. & Co. KG — 99%	100%
Johnson Controls Schwalbach GmbH	Germany	Johnson Controls GmbH & Co.KG — 94% Adient Holding Ltd. — 6%	100%
Adient Germany Ltd. & Co. KG	Germany	Adient Europe Holding Ltd. — 99% Adient Holding Germany Ltd. — 1%	100%
Adient Zwickau GmbH	Germany	Adient Germany Ltd. & Co. KG	100%
Adient Saarlouis Ltd. & Co. KG	Germany	Adient Germany Ltd. & Co. KG	100%
Adient Automotive Components GmbH	Germany	Adient Germany Ltd. & Co. KG	100%
Adient Interiors Ltd. & Co. KG	Germany	Adient Germany Ltd. & Co. KG	100%
Adient Metals & Mechanisms GmbH	Germany	Adient Germany Ltd. & Co. KG	100%
Johnson Controls Automotive Verwaltungs GmbH	Germany	Adient Germany Ltd. & Co. KG	100%

Johnson Controls Metals and Mechanisms Beteiligungs GmbH	Germany	Adient Real Estate Holding Germany GmbH	100%
Adient Metal Forming Technologies GmbH	Germany	Adient Germany Ltd. & Co. KG	100%
Adient Components Ltd. & Co. KG	Germany	Adient Germany Ltd. & Co. KG	100%
Recaro Automotive Seating GmbH	Germany	Adient Germany Ltd. & Co. KG	100%
Adient Real Estate Holding Germany GmbH	Germany	Adient Germany Ltd. & Co. KG — 94% Adient Global Holdings Ltd — 6%	100%
Johnson Controls Objekt Bochum GmbH & Co. KG	Germany	Adient Holding Ltd — 1% Adient Germany Ltd. & Co. KG — 99%	100%
JC Interiors Engineering GmbH	Germany	Adient Germany Ltd. & Co. KG	100%
Johnson Controls GmbH & Co.KG	Germany	Adient Germany Ltd. & Co. KG	100%
Johnson Controls European Interiors Engineering GmbH	Germany	Johnson Controls Engineering GmbH	100%
Johnson Controls Engineering GmbH	Germany	Adient Germany Ltd. & Co. KG	100%
Johnson Controls Peine GmbH	Germany	Adient Germany Ltd. & Co. KG	100%
Johnson Controls Interiors Management GmbH	Germany	Adient Germany Ltd. & Co. KG	100%
Johnson Controls Fibrit GmbH & Co. KG	Germany	Adient Germany Ltd. & Co. KG	100%
Johnson Controls Mezőlak Fémalkatrész Gyártó Korlátolt Felelősségű Társaság	Hungary	Adient Global Holdings Ltd	100%
Adient Hungary Kft.	Hungary	Adient Global Holdings Ltd	100%
Johnson Controls Automotive Private Limited	India	Adient Automotive Holding India Private Limited	100%
Adient Holding India Private Limited	India	Adient Financial III Luxembourg S.à r.l.	100.00000%
PT Armada Johnson Controls	Indonesia	Adient Global Holdings Ltd	75.00000%
Adient IP Holding Germany GmbH	IP	Adient Germany Ltd. & Co. KG	100%
Adient Automotive Ireland Limited	Ireland	Adient Global Holdings Ltd	100%
Johnson Controls Interiors S.r.l.	Italy	Adient Global Holdings Ltd	100%
Kinryo Kogyo Co. Ltd.	Japan	Johnson Controls Automotive Japan GK	75.00000%
Recaro Japan Co. Ltd.	Japan	Johnson Controls Automotive Holding Japan GK	100%
Johnson Controls Automotive Japan GK	Japan	Adient Global Holdings Ltd	100%
Johnson Controls Automotive Holding Japan GK	Japan	Adient Global Holdings Ltd	100%
Adient Holding GK	Japan	Adient Global Holdings Ltd	100%
Adient Global Holdings Ltd	Jersey	Adient plc	100%
Johnson Controls Automotive Interiors Korea, Inc.	Korea	Johnson Controls Interiors Hong Kong Limited	100%
Johnson Controls Automotive Korea, Inc.	Korea	Johnson Controls Asia Holdings Co. Limited	100%
Johnson Controls Dongsung Automotive Seating Co. Ltd	Korea	Johnson Controls Automotive Korea, Inc. - 99.88% + Johnson Controls Automotive Interiors Korea, Inc. - 0.12%	60.00000%

Branch of Johnson Controls Automotive South Africa Proprietary Limited	Lesotho	Johnson Controls Automotive South Africa Proprietary Limited	100%
Johnson Controls Interiors Holding EU S.à r.l.	Luxembourg	Adient Global Holdings Ltd — 90% Adient Luxembourg Asia Holding S.à.r.l. — 10%	100%
Adient Luxembourg Asia Holding S.à.r.l.	Luxembourg	Adient Global Holdings Ltd	100%
Adient Financial Luxembourg S.à r.l.	Luxembourg	Adient Global Holdings Ltd	100%
Adient Luxembourg Poland Holding S.à r.l.	Luxembourg	Adient Global Holdings Ltd	100%
Adient Luxembourg Global Finance S.à r.l.	Luxembourg	Adient Global Holdings Ltd	100%
Adient Luxembourg Holding S.à r.l.	Luxembourg	Adient Global Holdings Ltd	100%
Adient Financial III Luxembourg S.à r.l.	Luxembourg	Adient Global Holdings Ltd	100%
Johnson Controls Interiors Holding Luxembourg SCS	Luxembourg	Adient Global Holdings Ltd	100%
Johnson Controls Stip Dooel Stip	Macedonia	Adient Global Holdings Ltd	100%
JOHNSON CONTROLS AUTOMOTIVE STRUMICA DOOEL Strumica	Macedonia	Adient Global Holdings Ltd	100%
Johnson Controls Automotive Holding (M) Sdn. Bhd.	Malaysia	Adient Holding GK	81.00000%
Johnson Controls Automotive Seating (M) Sdn. Bhd.	Malaysia	Johnson Controls Automotive Holding (M) Sdn. Bhd.	100%
Johnson Controls Automotive Components (M) Sdn. Bhd.	Malaysia	Johnson Controls Automotive Holding (M) Sdn. Bhd. — 58% Tarumas Padu Sdn. Bhd. — 42%	100%
Tarumas Padu Sdn. Bhd.	Malaysia	Johnson Controls Asia Holsings Co. Limited — 0.002% Adient Holding GK	100%
Johnson Controls Industries Mexico, S. de R.L. de C.V.	Mexico	JCIM Mexico Properties & de RL de CV — 99.97% Adient Global Holdings Ltd — 0.03%	100%
Johnson Controls Services Industries, S. de R.L. de C.V.	Mexico	JCIM Mexico Properties & de RL de CV — 99.97% Adient Global Holdings Ltd — 0.03%	100%
Adient Shared Services Mexico S. de R.L. de C.V.	Mexico	Adient Global Holdings Ltd	100%
Ensamble de Interiores Automotrices, S. de R.L. de C.V.	Mexico	Adient Global Holdings Ltd	100%
Adient Mexico S. de R.L. de C.V.	Mexico	Adient Global Holdings Ltd — 99.97% Adient Holding Mexico, LLC — 0.03%	100%
TechnoTrim de México, S. de R.L. de C.V.	Mexico	TechnoTrim, Inc.	100%
Johnson Controls Servicios, S. de R.L. de C.V.	Mexico	Adient Global Holdings Ltd	100%
JCIM Mexico Properties, S. de R.L. de C.V.	Mexico	Adient Global Holdings Ltd	100%
Recaro Automotive México, S. de R.L. de C.V.	Mexico	Adient Global Holdings Ltd	100%
Johnson Controls Leasing Mexico, S. de R.L. de C.V	Mexico	Adient Global Holdings Ltd	100%

Johnson Controls Queretaro, S. de R.L. de C.V.	Mexico	Adient Global Holdings Ltd	100%
Johnson Controls Subholding Leasing, S. de R.L. de C.V.	Mexico	Adient Global Holdings Ltd	100%
Johnson Controls Siemianowice sp. z o.o.	Poland	Adient Luxembourg Poland Holding S.a.r.l.	100%
Johnson Controls Foam sp. z o.o.	Poland	Adient Luxembourg Poland Holding S.a.r.l.	100%
Johnson Controls Polska sp. z o.o.	Poland	Adient Luxembourg Poland Holding S.a.r.l.	100%
Johnson Controls Portugal - Serviços e Equipamentos, Lda.	Portugal	Adient Global Holdings Ltd	100%
Adient Automotive Romania SRL	Romania	Adient Financial Luxembourg S.a.r.l.	100%
Adient SRL	Romania	Adient Global Holdings Ltd — 99.993% Adient Financial Luxembourg S.a.r.l.	100%
Johnson Controls International ZAO	Russia	Adient Global Holdings Ltd	100%
Johnson Controls Automotive Limited Liability Company	Russia	Adient Global Holdings Ltd — 99.9% Adient Financial Luxembourg S.a.r.l. — 0.1%	100%
Johnson Controls Automotive d.o.o.	Serbia	Adient Global Holdings Ltd	100%
TRIM LEADER, a.s.	Slovakia	Adient Global Holdings Ltd	51.00000%
JP foam manufacturing s.r.o.	Slovakia	Adient Global Holdings Ltd	100%
JOHNSON CONTROLS SLOVAKIA, s.r.o.	Slovakia	Adient Global Holdings Ltd	100%
Johnson Controls Innotec Technologies, s.r.o.	Slovakia	Adient Global Holdings Ltd	100%
Adient Slovakia s.r.o.	Slovakia	Adient Global Holdings Ltd — 99.99% Adient Holding Slovakia LLC	100%
Johnson Controls Slovenj Gradec tovarna za izdelavo izdelkov za avtomobilsko in pohištveno industrijo d.o.o.	Slovenia	Adient Global Holdings Ltd	100%
Johnson Controls Novo Mesto, podjete za proizvodnjo in trženje notranje opreme za avtomobile, d.o.o.	Slovenia	Adient Global Holdings Ltd	100%
Johnson Controls Automotive South Africa Proprietary Limited	South Africa	Adient Holding South Africa, LLC	100%
CRH Africa Automotive (Proprietary) Limited	South Africa	CRH Ltd	69.14000%
Johnson Controls AE Spain, S.L.	Spain	Adient Global Holdings Ltd	100%
Johnson Controls AE International, S.L.	Spain	Adient Global Holdings Ltd	100%
Johnson Controls Holding Spain, S.L.	Spain	Adient Global Holdings Ltd	100%
Adient Real Estate Holding Spain, S.L.	Spain	Adient Global Holdings Ltd	100%
Johnson Controls Iberica, S.A.	Spain	Adient Global Holdings Ltd	100%
Michel Thierry Unit Components, S.L.	Spain	Adient Global Holdings Ltd	100%
Michel Thierry Unit Components Iberica, S.L.	Spain	Adient Global Holdings Ltd	100%
Johnson Controls Integrated Facility Management Nordic Aktiebolag	Sweden	Adient Global Holdings Ltd	100%

Johnson Controls & Summit Interiors Ltd.	Thailand	Adient Global Holdings Ltd	57.00000%
Johnson Controls Automotive (Thailand) Company, Limited	Thailand	Adient Luxembourg Finance II S.a.r.l.	100%
Adient Interiors Ltd. & Co. KG Merkezi Almanya Gebze Merkez Şubesi	Turkey	Adient Interiors Ltd. & Co KG	100%
Johnson Controls Gebze Otomotiv Sanayi ve Ticaret Limited Şirketi	Turkey	Adient Holding Turkey LLC	100%
Johnson Controls Automotive (UK) Ltd.	UK	Johnson Controls (UK) Ltd.	100%
Michel Thierry UK Limited	UK	Johnson Controls Fabrics SAS	100%
CR Hammerstein Limited	UK	Adient Global Holdings Ltd	100%
Johnson Controls Properties UK Limited	UK	Adient Global Holdings Ltd	100%
Adient Holding Germany Ltd	UK	Adient Global Holdings Ltd	100%
Adient Europe Holding Ltd	UK	Adient Holding Germany Ltd	100%
Adient Holding Ltd	UK	Adient Germany Ltd. & Co. KG	100%
Johnson Controls (UK) Ltd.	UK	Johnson Controls Properties UK Limited	100%
Johnson Controls UK Pension Scheme Trustee Ltd	UK	Johnson Controls Automotive (UK) Ltd.	100%
Adient Holdings LLC	US	Adient Global Holdings Ltd	100%
Adient European Holding LLC	US	Adient Global Holdings Ltd	100%
Adient US LLC	US	Adient Global Holdings Ltd	100%
Becker Group Alabama, L.L.C.	US	Adient US LLC	100%
MegaHoldings	US	Adient US LLC — 99% Becker Group Alabama, L.L.C. — 1%	100%
Recaro North America, Inc.	US	Adient US LLC	100%
Johnson Controls Eldon, Inc.	US	Adient US LLC	100%
Adient Holding Mexico LLC	US	Adient Global Holdings Ltd	100%
Adient Holding Brazil LLC	US	Adient Inc.	100%
Adient Holding Slovakia LLC	US	Adient Global Holdings Ltd	100%
Adient Holding Turkey LLC	US	Adient Global Holdings Ltd	100%
Adient Holding South Africa LLC	US	Adient Global Holdings Ltd	100%
Johnson Controls Clanton, Inc.	US	Adient US LLC	100%
Johnson Controls Setex Holding LLC	US	Adient US LLC	100%
Adient Inc.	US	Adient US LLC	100%
Adient Properties LLC	US	Adient US LLC	100%
TechnoTrim, Inc.	US	Adient US LLC	51.00000%
Johnson Controls Systems Engineering, LLC	US	Johnson Controls Automotive Private Limited	100%
Bridgewater Interiors, LLC	US	Adient US LLC	49%
Avanzar Interior Technologies, Ltd.	US	Adient US LLC	48.51%
Johnson Controls Services Vietnam Limited Company	Vietnam	Adient Global Holdings Ltd	100%

Schedule 3.08(b)

Subscriptions

None.

Schedule 3.16

Environmental Matters

None.

Schedule 3.20

Insurance

Note: Adient’s standalone insurance programs will incept on October 1, 2016. The below summary represents the expected outcome of the negotiations currently underway between Adient, its brokers and insurance carriers.

Coverage	Deductible/Retention	Territory of Coverage	General Description of What is Covered	Limits	Primary Insurer	Policy Inception
Automobile Liability	$Nil	US/Canada	BI, PD from ownership and operation of autos	$2,000,000 (US/CAD)	Chubb #	10/01/2016
General Liability	$5,000,000 $10,000,000	US, Canada, Territories, Possessions	BI, PD, PI, AI from premises, operations, Products, completed operations exposures	$5,000,000 per occurrence $10,000,000 aggregate	Old Republic	10/01/2016
Workers Compensation & Employers Liability	$2,500,000	US	Work related Injury and death to employees	Statutory and $1,000,000 EL	Old Republic	10/01/2016
International Casualty	$1,000 + Various	International (non-US and Canada	BI, PD, PI, AI from premises, operations, products, completed operations exposures, auto liability, and employers liability	$3,000,000 per occurrence $6,000,000 aggregate	XL Group	10/01/2016
Excess Liability	Underlying Retentions on Domestic & International Casualty Programs	Worldwide	BI, PD, PI, AI from premises, operations, products, completed operations, auto, EL, IAA exposures	$250,000,000	Allianz lead, various excess	10/01/2016
Hull & Aviation Liability	$0	Worldwide	BI and PD caused by aircraft incident, incl. hull damage	$250,000,000	Global Aerospace	10/01/2016
UK Auto	0-1000 €	UK	BI, PD from ownership and operation of autos	Statutory	Zurich	10/01/2016
Ocean Marine	$25,000	Worldwide	Loss of Adient assets while in transit	$25,000,000	AIG	10/01/2016
Property	$5,000,000 per $10,000,000 annual aggregate	Worldwide	Property and resulting business income loss	$2,000,000,000	FM Global	10/01/2016
Crime	$1,500,000	Worldwide	Employee and client coverage	$50,000,000	Zurich # lead, various excess	10/01/2016
D&O	$1,000,000 per indemnifiable claim $0 Side A	Worldwide	Side A, Side B and Side C coverage’s	$125,000,000 Side A/B/C $75,000,000 Side A	Zurich lead, various excess	10/01/2016
Fiduciary	$500,000 each claim $2,500,000 securities	Worldwide	Plan misconstruction or misrepresentation	$50,000,000	AIG # lead, various excess	10/01/2016

# Indicates carrier options still being evaluated as of 07/27/16.

Schedule 3.21

Intellectual Property

None.

Schedule 5.12

Post-Closing Items

Schedule 6.01

Indebtedness

None.

Schedule 6.02(a)

Liens

None.

Schedule 6.04

Investments

Minority Equity Interests

Investment	Record Owner	% Ownership
Zhejiang Johnson Controls Wanfang Textile Technology Co., Ltd.	Johnson Controls Asia Holdings Co. Limited	25.0000%
Anhui New Nangang Johnson Controls Automotive Trim Co., Ltd.	Johnson Controls Asia Holdings Co. Limited	30.0000%
Shanghai Yanfeng Johnson Controls Seating Co. Ltd.	Johnson Controls Asia Holdings Co. Limited	49.9900%
Changchun Xuyang Faway Johnson Controls Automotive Seat Frame Co., Ltd.	Chengdu FAWAY-Johnson Controls Automotive Systems Co. Ltd.	20.0000%
Beijing Johnson Controls Automotive Components Co., Ltd.	Johnson Controls Automotive Interior Investment Co., Limited	40.8000%
Wuhan Tachi-S Johnson Controls Automotive Seat Co., Ltd.	Shanghai Yanfeng Johnson Controls Seating Co. Ltd. - 20% + Johnson Controls Asia Holdings Co. Limited - 10%	9.9980%
Changchun Delta - Faway - Johnson Controls High - Technology Co., Ltd.	Changchun FAWAY - Johnson Controls Automotive Systems Co. Ltd.	20.0000%
Tianjin Kahou Automobile Decoration Co., Ltd	Changchun FAWAY - Johnson Controls Automotive Systems Co. Ltd.	24.0000%
GAZ Technik GmbH - Gründer- und Anwendungszentrum Espelkamp	Johnson Controls GmbH & Co.KG	6.9000%
Technologiezentrum Wuppertal W-tec	Adient Interiors Ltd. & Co. KG	2.3000%
Setex Automotive Mexico, S.A. de C.V.	Adient Global Holdings Ltd	5.0000%
Prevent Lamitex Kaširanje tekstilij d.o.o. — v stečaju	Johnson Controls Fabrics SAS	34.0000%
Uni-Auto Parts Manufacture Co., Ltd.	Adient Global Holdings Ltd	10.0000%
Diniz Johnson Controls Oto Donanım Sanayi ve Ticaret A.Ş.	Adient Global Holdings Ltd	49.9400%
Avanzar Interior Technologies GP, LLC	Adient US LLC	49.0000%
Trim Masters Inc.	Adient US LLC	49.0000%
Setex, Inc.	Adient US LLC	49.0000%
Intertec Systems	Johnson Controls Automotive Canada LP	50.00000%
Shenyang Jinbei Johnson Controls Automotive Interior Co., Ltd.	Johnson Controls Asia Holdings Co. Limited	50.00000%
Changchun FAWAY - Johnson Controls Automotive Systems Co. Ltd.	Johnson Controls Asia Holdings Co. Limited	50.00000%
Changchun FAW FAWAY - Johnson Controls Automotive Metal	Johnson Controls Asia Holdings Co. Limited	50.00000%

Components Co., Ltd.
Shanghai Johnson Controls Yanfeng Seating Mechanism Co., Ltd.	Johnson Controls Asia Holdings Co. Limited	50.00000%
Steel Automotive Engineering Beteiligungsgesellschaft GmbH	Adient Germany Ltd. & Co. KG	50.00000%
Steel Automotive Engineering Besitzgesellschaft GmbH & Co. KG	Adient Germany Ltd. & Co. KG	50.00000%
ISRI TJC Automotive Seating Limited	Johnson Controls Automotive Private Limited	50.00000%
Italthierry Auto Leather S.p.A.	Johnson Controls Fabrics SAS	50.00000%
Vanpro - Assentos, Lda	Johnson Controls Portugal - Serviços e Equipamentos, Lda.	50.00000%
Glencove Corporation LXXVIII - Consultadoria E Serviços, Lda.	Johnson Controls Fabrics SAS	50.00000%
JCMM Automotive d.o.o. Kragujevac	Johnson Controls Slovenj Gradec tovarna za izdelavo izdelkov za avtomobilsko in pohištveno industrijo d.o.o.	50.00000%
Thierry Diniz Otomotiv Sanayi ve Ticaret Anonim Şirketi	Johnson Controls Fabrics SAS	50.00000%
Intertec Systems, L.L.C.	Adient US LLC	50.00000%
DAS-Johnson Controls, LLC	Johnson Controls Clanton, Inc.	50.00000%

Schedule 6.07

Transactions with Affiliates

None.

Schedule 9.01

Notice Information

Administrative Agent

JPMorgan Chase Bank, N.A.

500 Stanton Christiana Road

Ops Building 2, 3rd Floor

Newark, DE 19713-2107

Attn: Dan Lougheed

Fax: 302-634-1417

Phone: 302-634-1956

Email: dan.p.lougheed@jpmorgan.com

Telecopy: 302-634-4250

Loan Parties

To:

Steve Mielke

VP & Treasurer

833 E Michigan Street

Suite 1100

Milwaukee, WI 53202

Phone (414) 220-8992

Email: steven.t.mielke@jci.com

With a copy to:

Chris Schmidt

Treasurer, Americas

833 E Michigan Street

Suite 1100

Milwaukee, WI 53202

Phone (414) 220-8998

Email: chris.e.schmidt@jci.com

Issuing Banks

JPMorgan Chase Bank, N.A.

10420 Highland Manor Drive, 4th floor

Tampa, FL 33610-9120

Attn: Global Trade Services

Telecopy: 813-432-5161

With a copy to:

JPMorgan Chase Bank, N.A.

500 Stanton Christiana Road

Ops Building 2, 3rd Floor

Newark, DE 19713-2107

Attn: Dan Lougheed

Telecopy: 302-634-4250

Bank of America

Attn: Durgam Lingaiah, Credit Service Rep

Phone: 415-436-3685 Ext 64675

Fax: 214-290-8379

E-mail: durgam.lingaiah@bankofamerica.com

Citibank, N.A.

Attn: Mary Abisha Beslin Augustin Pro, Securities Processing Analyst

Attn: Gavaskar Selvaraj, Team Lead

1615 Brett Road, Building III

New Castle, DE 19720

Phone: 201 472-4414

Fax: 646-274-5000

E-mail address: GLOriginationOps@citi.com

Credit Agricole Corporate and Investment Bank

1301 Avenue of the Americas

New York, N.Y. 10019-6022

Attn: Kaye EA

Phone: 212-261-3533

Barclays Bank PLC

Attn: US Loan Operations

700 Prides Crossing

Newark, DE 19713

Phone: 201-499-0040

Fax: 972-535-5728

Email: 19725355728@tls.ldsprod.com